Exhibit T3.E2

ANNEX A

INFORMATION ABOUT THE COMPANY

INFORMATION ABOUT THE COMPANY

AVAILABLE INFORMATION

We are not subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). To permit compliance with Rule 144A in connection with resales of New Notes, we will be required under the indenture under which the New Notes are issued (the “New Notes Indenture”), upon the request of a holder of Rule 144A notes or Regulation S notes (during the restricted period, as defined in the legend included under “Transfer Restrictions”), to furnish to such holder and any prospective purchaser designated by such holder the information required to be delivered under Rule 144A(d)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless we either furnish information to the U.S. Securities and Exchange Commission (the “SEC”) in accordance with Rule 12g3-2(b) under the Exchange Act or furnish information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Any such request may be made to us in writing at our main office located at Carrera 7 #76-35, 7th Floor, Bogotá, Colombia.

The New Notes Indenture will further require that we furnish to the trustee (as defined herein) all notices of meetings of the holders of New Notes and other reports and communications that are generally made available to holders of the New Notes. At our request, the trustee will be required under the New Notes Indenture to mail these notices, reports and communications received by it from us to all record holders of the notes promptly upon receipt. See “Description of the New Notes.”

We intend to apply to have the New Notes listed and quoted on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). We will be required to comply with any undertakings given by us from time to time to the SGX-ST in connection with the New Notes, and to furnish to them all such information as the rules of the SGX-ST may require in connection with the listing of the New Notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Statement contains a number of estimates and forward-looking statements. Words such as “may,” “might,” “will,” “would,” “shall,” “should,” “can,” “could,” “believe,” “anticipate,” “continue,” “expect,” “estimate,” “plan,” “intend,” “foresee,” “seeks,” “predict,” “project,” “potential,” or the negative of these terms, and other similar terms are used in this Statement to identify such forward-looking statements. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. We make no representation or warranty as to the accuracy or completeness of such estimates or forward-looking statements. Our estimates and forward-looking statements may be influenced by a number of following factors, including, but not limited to:

●	changes in Colombian, regional and international business and economic, political or other conditions;

●	developments affecting Colombian and international capital and financial markets;

●	changes to accounting principles, laws, regulations, taxation and governmental policies related to our activities, including, but not limited to, interest rate regulations and consumer protection laws;

●	movements in exchange rates;

●	increases in inflation rates;

●	competition in the Colombian markets for consumer loans, credit card services, and related industries;

●	our ability to freely determine the interest rates we charge to our clients;

●	our ability to implement our operating strategy and business plan;

●	our level of capitalization and reserves;

●	increases in defaults by our clients, as well as any increase in our allowance for loan losses;

●	our clients’ ability to pay their loans and the stability of their sources of income;

●	availability of funds and related funding costs;

●	offer and demand for our products and services;

●	adverse legal or regulatory disputes or proceedings;

●	increases in provisions for contingent liabilities;

●	natural disasters and internal security issues affecting countries where we operate;

●	loss of any key member of our senior management; and

●	other potential risk factors presented under “Risk Factors” in this Statement.

Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this Statement might not occur and our future results and our performance may differ materially from those expressed in these forward- looking statements due to the factors mentioned above, among others. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements. The estimates and/or forward-looking statements shall be deemed to be modified in their entirety by any written or oral that we may make in the future

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

All references herein to “Colombian pesos,” “pesos” or “Ps.” refer to the lawful currency of Colombia. All references to “U.S. dollars,” “dollars” or “US$ ” are to United States dollars. See “Exchange Rates and Foreign Exchange Controls” for information regarding exchange rates for the Colombian currency. Our functional currency is the Colombian peso.

This Statement translates certain Colombian peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The conversion of amounts expressed in Colombian pesos as of a specified date at the then prevailing exchange rate may result in the presentation of U.S. dollar amounts that differ from U.S. dollar amounts that would have been obtained by converting Colombian pesos as of another specified date. Unless otherwise noted in this Statement, all such Colombian peso amounts have been translated into U.S. dollars at the rate of Ps. 4,053.76 to US$ 1.00, which was the representative market rate calculated on September 30, 2023. The representative market rate is computed and certified by the SFC on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions. Such conversion should not be construed as a representation that the Colombian peso amounts presented herein correspond to, or have been or could be converted into, U.S. dollars at that rate or any other rate.

Financial Statements

This Statement includes:

●	our interim unaudited condensed financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, together with the notes thereto (the “Interim Financial Statements”); and

●	our annual audited financial statements as of and for the years ended December 31, 2022 and 2021 and annual audited financial statements as of and for the years ended December 31, 2021, 2020, in each case together with the notes thereto (together, the “Annual Financial Statements,” and, together with our Interim Financial Statements, the “Financial Statements”).

Our Annual Financial Statements have been audited by PwC Contadores y Auditores S.A.S., independent auditors, as stated in their audit report appearing therein. Our historical results are not necessarily indicative of results to be expected for future periods.

Accounting Principles

The financial statements of Credivalores-Crediservicios S.A. have been prepared under the accounting and financial reporting standards accepted in Colombia, based on International Financial Reporting Standards (IFRS), together with their interpretations, conceptual framework, the conclusion rationale, and the application guides authorized and issued by the International Accounting Standards Board (IASB), which until 2018 were published in Spanish excluding IFRS 17 on Insurance Contracts; and other legal provisions defined by government surveillance entities that may differ in some aspects from those established by other State control bodies, established in Law 1314 of 2009, regulated by Single Regulatory Decree 2420 of 2015 modified by Decree 2496 of 2015. They have been prepared based on historical cost.

Law 1314 of July 13, 2009, regulated the financial reporting, accounting, and data security standards and principles accepted in Colombia and identified competent authorities, established the procedure for issuing the standards, and determined the entities responsible for monitoring compliance. This law was regulated through the following decrees:

a)	2784 of December 28, 2012

b)	1851 of August 29, 2013

c)	3023 of December 27, 2013

d)	2267 of November 11, 2014.

Decree 2615 dated December 17, 2014, came into effect on January 1, 2016. Decree 2615 contains the international accounting and financial reporting standards in force as of December 31, 2013, and their corresponding amendments issued by the International Accounting Standards Board IASB in force today. With this, the regulatory technical framework contained in the annex to Decree 2784 dated December 28, 2012, and Decree 3023 dated December 27, 2013, was revoked.

Credivalores reports comparative information from the immediately previous period for all values included in the current period’s financial statements and includes comparative explanations, when necessary.

The Interim Financial Statements have been prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting. These Interim Financial Statements do not include all information required for a complete set of FRAS-IFRS financial statements and should be read in conjunction with the Company’s last annual consolidated financial statements as of and for the year ended December 31, 2022.

Non-IFRS Financial Measures

We include certain ratios in this Statement which we believe provide investors with important information regarding our operations, such as return on equity (“ROE”), return on assets (“ROA”), net interest margin, and operational efficiency and asset quality indicators, among others. These measures should not be construed as an alternative to IFRS measures and should also not be compared to similarly titled measures reported by other companies, which may evaluate such measures differently from how we do. Some of these ratios are also used in this Statement to compare us to our principal competitors.

Certain Portfolio and Other Operating Data

We have included in this Statement certain financial and operating data relating to the breakdown of our loan portfolio, our non-performing loan portfolio, our products and our clients which are not derived from our financial statements. None of such financial and operating data contained in this Statement have been audited or reviewed by PwC Contadores y Auditores S.A.S. The updating of the variables of the impairment calculation of IFRS 9 are updated annually and the last update was on December 31, 2022.

Market Share and Other Information

We obtained the market and competitive position data, including market forecasts, presented throughout this Statement from market research, publicly available information and industry publications. We have presented this data on the basis of information from third-party sources that we believe are reliable, including, among others, the International Monetary Fund (“IMF”), the SFC, the Colombian Stock Exchange, the Colombian National Bureau of Statistics (Departamento Administrativo Nacional de Estadística, or “DANE”), and the World Bank. Industry and government publications, including those referenced herein, generally state that the information presented has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Unless otherwise indicated, gross domestic product (“GDP”) figures with respect to Colombia in this Statement are based on the 2015 base year data series published by DANE. Although we have no reason to believe that any of this information or these reports is inaccurate in any material respect, we have not independently verified the competitive position, market share, market size, market growth or other data provided by third parties or by industry or other publications. Neither we nor the Dealer Manager make any representation or warranty as to the accuracy of such information.

We are a company that participates mainly in the consumer loans market. Our payroll loan market share is determined by comparing us and similar entities to the payroll loans segment of banks that report their results to the SFC. In the payroll loans business, we consider our principal competitors in Colombia to be certain banks and, to a lesser extent, non- bank financial institutions.

Other Conventions

Certain figures included in this Statement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic summation of the figures that precede them. References to “billion” in this Statement are to 1,000,000,000 and to “trillion” are to 1,000,000,000,000.

RECENT DEVELOPMENTS

Preliminary Results for the Three Months and Year Ended December 31, 2023

As of the date of this Statement we have not finalized our results for the three-month period and year ended December 31, 2023 and financial position as of December 31, 2023. The following unaudited preliminary financial information estimates, and is not intended to be a comprehensive statement of, our financial or operational results for the three-month period or year ended December 31, 2023 and our financial position as of December 31, 2023.

The preliminary financial results for the year and for the three months ended December 31, 2023 and financial position as of December 31, 2023 presented below have not been audited or reviewed by our independent auditors, nor have any procedures been performed by our independent auditors with respect thereto. Such information has been derived from management accounts rather than our consolidated financial statements, is preliminary and is subject to our financial closing procedures, which have not yet been completed. We expect to complete our financial closing procedures and release our figures by March 2024. Our expectations with respect to our preliminary results discussed below are based upon management estimates and are the responsibility of management. While we believe this preliminary financial information reasonably estimates our financial or operational results and financial position, our actual results and financial position could vary from these estimates and such differences could be material. As such, you should not place undue reliance on the preliminary financial information set forth below and these preliminary financial results may not be indicative of our performance in any future period or financial positions as of any future date. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a more complete discussion of certain of the factors that could affect our future performance, results of operation and financial position.

Interest Income

We estimate interest income for the three months ended December 31, 2023, was between Ps. 50,000 million (US$ 12.3 million) and Ps.60,000 million (US$ 14.8 million), an increase of 28% at the midpoint of the range as compared to Ps.43,105 million (US$ 10.6 million) for the three months ended December 31, 2022.

We estimate interest income for the year ended December 31, 2023, was between Ps.260,000 million (US$ 64.1 million) and Ps.270,000 million (US$ 66.6 million), a 2% increase at the midpoint of the range compared to Ps. 260,323 million (US$ 64.2 million) for the year ended December 31, 2022.

Financial Margin

We estimate financial margin for the three months ended December 31, 2023 was between Ps.70,000 million (U.S.$17.3 million) and Ps. 72,500 million (U.S.$18.5 million), an increase of 128% at the midpoint of the range as compared to Ps.(257,441) million (US$ (63.5) million) for the three months ended December 31, 2022.

We estimate financial margin for the year ended December 31, 2023, was between Ps.230,000 million (US$56.7 million) and Ps.240,000 million (US$ 59.2 million), a 210% increase at the midpoint of the range compared to Ps. (257,441) million (US$ (63.5) million) for the year ended December 31, 2022.

Allowance for Loan Losses

We estimate allowance for loan losses for the three months ended December 31, 2023 was between Ps.40,000 million (US$9.9 million) and Ps.45,000 million (US$ 11.1 million), an increase of 45.6% at the midpoint of the range as compared to Ps.29,189 million (US$ 7.2 million) for the three months ended December 31, 2022.

We estimate allowance for loan losses for the year ended December 31, 2023 was between Ps.120,000 million (US$ 29.6 million) and Ps.125,000 million (US$30.8 million), an increase of 46.3% at the midpoint of the range compared to Ps. 83,738 million (U.S.$20.7 million) for the year ended December 31, 2022.

Selling, General and Administrative Expenses (SG&A)

We estimate Selling, General and Administrative Expenses (SG&A) for the three months ended December 31, 2023, was between Ps. 20,000 million (US $4.9 million) and Ps.30,000 million (US$ 7.4 million), a 33% contraction at the midpoint of the range as compared to Ps. (37,447) million (US$ (9.2) million) for the three months ended December 31, 2022.

We estimate Selling, General and Administrative Expenses (SG&A) for the year ended December 31, 2023 was between Ps.100,000 million (US$ 24.7 million) and Ps.105,000 million (US$ 25.9 million), an 8.1% contraction at the midpoint of the range compared to Ps. 111,516 million (US$ 27.5 million) for the year ended December 31, 2022.

Net income

We estimate net income for the three months ended December 31, 2023 was between Ps.1,000 million (US$ 247.7 thousand) and Ps.1,500 million (US$ 370 thousand), comparing favorably with the Ps. (235,682) million loss (US$ (58.1) million) for the three months ended December 31, 2022.

We estimate net income for the year ended December 31, 2023 was between Ps.6,000 million (US$ 1.5 million) and Ps.7,000 million (US$ 1.7 million), a 100% increase at the midpoint of the range compared to Ps. (302,459) million (US$ (74.6) million) for the year ended December 31, 2022.

Total Loan Portfolio

As of December 31, 2023, we estimate our total loan portfolio reached between Ps.1,800,000 million (US$444 million) and Ps.1,900,000 million (US$ 469 million), a decrease of 8% at the midpoint of the range as compared to Ps. 2,005,440 million (U.S.$495 million) as of December 31, 2022.

Cash & Cash Equivalents

As of December 31, 2023, we estimate our cash and cash equivalents was between Ps.58,000 million (US$ 14 million) and Ps.60,000 million (US$ 15 million), a decrease of 78% at the midpoint of the range as compared to Ps. 273,052 million (US$ 67 million) as of December 31, 2022.

RISK FACTORS

Investing in the New Notes involves risk. You should consider carefully the following factors, among others, as well as all other information in this Statement, before making a decision whether to participate in the Exchange Offer and the Consent Solicitation. The risk factors below describe certain potential risks and uncertainties related to our business and an investment in the New Notes. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us that we currently deem to be immaterial may also materially adversely affect us, which could also result in the loss of all or part of your investment in the New Notes. Realization of these risks could materially adversely affect our business, financial condition and results of operations.

This Statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Statement. See the “Risk Factors” section in the first part of this Statement for a discussion of other risks related to the New Notes.

Risks Relating to Our Business and Industry

Changes in economic conditions could materially and adversely affect consumer demand and thus demand for loan products.

Our primary business is the origination and servicing of consumer loans. Demand for our products depends on economic conditions in Colombia, including gross domestic product (“GDP”), growth rates, inflation, value-added tax (“VAT”), unemployment, the cost of energy and other utilities, the availability of consumer credit, interest rates, consumer confidence, debt levels, retail trends and foreign currency exchange rates. These economic conditions are beyond our control. If there is a downturn in economic conditions, demand for consumer goods will likely decline. A decline in demand for consumer goods would likely reduce demand for payroll loans. Our ability to receive payments on our loans in full and on time is also dependent on the financial condition of our clients, which is in turn heavily dependent on economic conditions of the country. The occurrence of any of these events may materially and adversely affect our revenues, and we may not be able to generate sufficient demand to originate payroll deduction loans in an amount sufficient to satisfy any amounts payable under the New Notes.

Colombian insolvency laws may limit our ability to collect on monetary obligations and enforce rights against collateral or under guarantees.

Colombian insolvency laws provide that creditors of an insolvent debtor are prohibited from initiating collection proceedings outside the bankruptcy, reorganization or liquidation process of such debtor. In addition, all collection proceedings outstanding at the beginning of the bankruptcy or reorganization process must be suspended and any creditors are prevented from enforcing their rights against the assets of the insolvent debtor, unless the respective collection proceeding is initiated for the enforcement of a security interest created over any particular asset, and such security interest was perfected and registered in accordance with Law 1676 of 2013 (Ley de Garantías Mobiliarias).

Once a non-merchant individual has ceased paying his or her debts, according to the GCP, that individual can initiate a voluntary insolvency proceeding before a notary public or mediator to reach an out-of-court agreement with creditors. The terms of any agreement reached with a group (two or more) of creditors that represent more than 50% of the total amount of the claims will be mandatorily applicable to all relevant creditors. The Colombian insolvency law also provides for increased debtor protections, including an automatic stay for a maximum of 90 days. A perception that loans to individuals may be difficult to recover could cause us to enhance credit requirements and result in decreased lending to individuals by making access to credit more expensive or more onerous. Furthermore, increased difficulties in enforcing debt and other monetary obligations due to Colombian insolvency laws could have an adverse effect on our results of operations and financial condition.

Our revenues depend significantly on our existing collaboration agreements with employers and the agreements we have with low-amount collection agencies and non-bank correspondents.

If we are not capable of maintaining our existing collaboration agreements with employers and of leveraging our sales force to enhance the penetration rate among the employees of the companies and government agencies for granting payroll loans and having optimal operational efficiencies with them, our ability to originate new payroll loans may be diminished and our timely performance of our payment obligations under the New Notes could be materially adversely affected. However, according to the Colombian Payroll Loan Law (Ley 1527 de 2012, or the “Colombian Payroll Loan Law”) each employee has the right to select the entity providing a payroll loan and its employer is required to enter into an agreement with such entity in order to disburse and collect the loan.

If we are unable to maintain the agreements with low-amount collection agencies and non-bank correspondents, which operations allow us collect payroll loans nationwide, our ability to originate and collect loans may be diminished and our timely performance of our payment obligations under the New Notes could be materially adversely affected.

We and our sales force may be subject to penalties or sanctions due to our advertising or lending practices.

As an entity engaged in consumer lending and financial marketing, we have been and may be subject to sanctions by the Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio) for consumer lending practices, unfair competition or non-compliance with data protection regulation. Pursuant to applicable law, we may be subject to penalties imposed by the Superintendency of Industry and Commerce if we offer information that is incorrect, false, incomplete or susceptible to confusion with regard to our products, or if we engage in advertising that offers our products or services to customers that have expressly requested not to receive such advertising. The advertising carried out by our sales force in order to originate loans could be deemed unclear under applicable law, including with respect to our role as the ultimate creditor, specific interest rates and the terms of loans. We may also be sanctioned for the breach of any of our obligations under the Law 1328 of 2009, the Law 1581 of 2012 and Decree 1377 of 2013, which regulate and govern privacy and data protection in Colombia. Any of the above could affect our public perception, result in penalties or sanctions or have an adverse effect on our business, financial condition and results of operations.

We may be subject to penalties or sanctions by the Colombian Superintendency of Companies

In accordance with Colombian corporate laws (Article 2.2.2.1.1.1 of Decree 1074 of 2015), we are an entity supervised by the Colombian Superintendency of Companies (Superintendencia de Sociedades) due to the amount of revenues that we generated in previous years. As such, the Colombian Superintendency of Companies currently supervises our business activity, and may impose sanctions and penalties to us. Any such sanction or penalty may have a material adverse effect on our business, financial condition and results of operations.

In the ordinary course of our business, we may be subject to litigation from time to time.

In the ordinary course of our business, we may be subject to litigation and administrative proceedings, including proceedings initiated by the Colombian customer protection authority (Superintendencia de Industria y Comercio). Any such litigation or proceedings may continue without resolution for long periods of time and may consume substantial amounts of our senior management’s time and attention, and that time and the devotion of these resources to litigation may, at times, be disproportionate to the amounts at stake in the litigation. The commencement of any such litigation or proceedings, or an adverse result in any litigation or proceedings that may be pending, could have a material adverse effect on our business, results of operations and financial condition.

Past performance may not be indicative of our future results.

We have included information in this Statement relating to our past financial performance. In considering this information, you should bear in mind that past performance is not necessarily indicative of future results, and that there can be no assurance that we will achieve comparable results. Future conditions may require actions that differ from those contemplated at this time. See “Business.” There may be differences between investors’ expectations and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. In addition, general economic conditions, which are not predictable, can also have a material adverse impact on the reliability of management’s projections.

We may not be able to timely collect payroll loans from borrowers upon a borrower’s termination of employment.

Our ability to timely collect payroll loans depends heavily upon irrevocable payment instructions given by individual borrowers to their employers prior to disbursement. The termination of the borrower’s employment for any reason (including the borrower’s retirement), may result in salaries not being paid to a borrower and, thus, the inability of such borrower to repay a loan. After the occurrence of a borrower’s termination of employment, we can still collect payments directly from the borrower or through its new employer, because payroll loans are personal obligations of the borrower.

Colombia has a stable regulatory framework applicable to payroll loans. According to the Colombian Payroll Loan Law, the deduction of borrower’s salary “follows” or “attaches” to the borrower even in the case of a change of employer. In the event a borrower changes employers, the new employer is required to continue deducting the amounts due to the lender, otherwise the employer becomes jointly liable.

However, if a borrower terminates its employment, we may be unable to obtain timely repayment of the applicable payroll loan which may have a material adverse effect on our business, results of operations, prospects and financial condition. Our inability to timely collect from borrowers may affect our ability to timely satisfy our obligations and, if such defaults were to become frequent, as a result of economic or social conditions or otherwise, it could have a material adverse impact on our financial condition and results of operations, including our ability to timely meet our obligations under the New Notes.

Our business is subject to operational risks.

Our business depends on our ability to process large numbers of transactions efficiently and accurately. While we review the truthfulness and accuracy of the information provided by credit applicants as part of our origination process, operational risks and losses could result from fraud, employee error, failure to properly document transactions or to obtain proper internal authorization, breaches of conduct of business policies, equipment failures, natural disasters or the failure of external systems, among others, and could lead to the loss of the principal amount disbursed, in whole or in part. Although we have implemented operational risk processes and systems based on the best practices and standards of the financial industry, those may be ineffective, which could have a material adverse impact on our financial condition and results of operations, including our ability to meet our obligations under the New Notes.

Our revenues depend heavily on our human resources, infrastructure, technology and data collection, processing and storage systems, the failure of any of which could materially and adversely affect our risk management and internal control system.

Our business is highly dependent on our ability to timely collect and process a large amount of information related to our existing customer base, including transaction processes that may increase in complexity with increasing volume of business. The proper functioning of financial controls, accounting or other data collection and processing systems is critical to our business and to our ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect our decision-making process, our risk management and internal control systems, as well as our ability to respond on a timely basis to changing market conditions.

Although we continuously invest in our IT systems, we may experience difficulties in upgrading, developing and expanding our IT systems on a timely and cost-effective basis to accommodate our growing customer base. If we cannot maintain an effective data collection and management system, or if we cannot upgrade that system as necessary to meet the changing circumstances of our business, then our business, financial condition and results of operations could be materially adversely affected, which may have a material adverse effect on our ability to meet our obligations under the New Notes.

Interruption or failure in our IT systems may adversely affect our operations.

Our success is heavily dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, computer viruses, physical or electronic break-ins, cyber-security breaches or other similar events or disruptions. Any of these events could cause system interruptions, delays and losses of critical data and could prevent us from operating at optimal levels or at all. Furthermore, our disaster recovery planning may not be sufficient for all eventualities, and we may have inadequate insurance coverage or insurance limitations that could prevent us from being fully compensated for losses from a major interruption or other damage to our systems. If any of these events were to occur, we could incur substantial expenses and our operations, as well as our business, results of operations, prospects and financial condition could be materially adversely affected.

Our inability to maintain, improve or upgrade our information technology infrastructure and credit risk management systems in a timely manner could adversely affect our competitiveness, financial position and results of operations.

Our ability to operate and remain competitive depends on, among other factors, our ability to maintain and upgrade our information technology infrastructure in a timely and cost-effective manner. We must continually make investments and improvements to our information technology infrastructure in order to remain competitive. The information available to our management through our existing information systems may not be timely or sufficient to manage risks or to plan for, and respond to, future changes in market conditions and other developments in our operations. We may experience difficulties in upgrading, developing and expanding such systems quickly enough to accommodate our growing customer base and range of products and services. Any failure to maintain, improve or upgrade our information technology infrastructure and management information systems in a timely manner, or the inappropriate manipulation of the data in our systems, could materially and adversely affect our competitiveness, financial position and results of operations. We have not conducted a recent and independent analysis of our systems confirming that there is no risk that the data stored in these systems cannot be manipulated inappropriately.

If we do not control our financial risks, we may be unable to profitably manage our business.

Our success in providing financial services depends on our ability to manage and control our financial risks, which include liquidity, market and credit risk. If we fail to manage and adequately control these risks, we may incur losses that could have a material adverse effect on our results of operations and financial condition and, ultimately, our ability to meet our obligations under the New Notes.

We have market risk exposure as a result of changes in interest rates, foreign currency rates, asset prices or other financial instruments. Our financial margin and the market value of certain of our assets and liabilities are subject to variations due to interest rate volatility. Changes in interest rates affect our interest income, the volume of loans we generate and our interest expense. For example, when interest rates rise, we must pay higher interest on our borrowings while interest earned on our loans does not rise as quickly, causing our financial margin, which comprises the majority of our revenue, to temporarily decrease. Fluctuations in interest rates and prevailing market prices may have a material adverse effect on our business, results of operations, prospects and financial condition.

We are subject to fluctuations in interest rates. Imbalances in the interest rates and maturity between our loan portfolio and our sources of funds could adversely affect us and our capacity to expand our business.

We are exposed to interest rate and maturity mismatches between our loans and sources of funding. Out of our total loan portfolio, 28.4% consists mainly of loans bearing floating interest rates under payroll loans and the remaining 71.6% are loans at fixed interest rates. Our net interest income from our loans depends mainly on the spread between our cost of funding and the interest rates we charge to our customers. An increase in interest rates, or general uncertainty about changes in interest rates, could affect demand for credit, and thus affect demand for our loan products.

Any mismatch between the maturity of our loan portfolio and our sources of funds could magnify the effect of any imbalance in interest rates and could present a liquidity risk if we fail to obtain funding on an ongoing basis. An increase in our total cost of funds could result in an increase in the interest rates on our loans, which could, as a result, affect our ability to attract new customers and could limit the expansion of our business. A decrease in the growth of our loan portfolio could materially and adversely affect our ability to pay our liabilities, which in turn could have a material adverse effect on our business, financial condition and results of operations.

The board of directors of the Colombian Central Bank has authority to raise or lower interest rates, in order to intervene in the Colombian economy. Although interest rates in Colombia have remained stable recently, we cannot assure you that interest rates will remain stable. Any change in the interest rates could negatively affect our business and financial condition.

We are subject to credit risk, and if we are unable to effectively control the level of non-performing loans in the future, our business, results of operations, prospects and financial condition may be adversely affected.

Although we have rigorous and standardized credit processes in place and collection channels that mitigate risk of nonpayment, some of our payroll loans and credit card receivables could be partially or totally impaired as a result of the borrowers’ default on their obligations. We use an internally designed credit risk management system that estimates the probability of default for every loan based on a borrower profile based on demographic and economic variables. However, this process involves subjective and complex judgments, including projections of economic conditions and assumptions on the ability of our borrowers to repay their loans. This process is also subject to human error as our employees may not always be able to assign an accurate credit rating to a client, which may result in exposure to higher credit risk than indicated by our risk rating system. We may not be able to timely detect these risks before they occur, or due to limited resources or available infrastructure, our employees may not be able to effectively implement our credit risk management system, which may increase our exposure to credit risk.

Non-performing loans can negatively impact our results of operations and financial condition. We cannot assure you that we will be able to effectively control the level of these loans in our loan portfolio. Although the amount of our non- performing loans is lower than that of the Colombian financial industry, we cannot assure you that this amount will not increase in the future. If the quality of our total loan portfolio deteriorates, we may be required to increase our impairments, which could materially adversely affect our business, results of operations, prospects and financial condition.

Our current business model relies heavily on our ability to originate new loans.

Currently our income is materially dependent on our ability to originate new loans on terms attractive to us. If we are unable to originate new loans on favorable terms, our results of operations and financial position may be adversely affected, since we do not engage in full banking activities that could compensate for a decrease of the income derived from our loan origination business.

We could fail to fully or timely detect money laundering, terrorism financing and other illegal or inappropriate activities that could result in incurring additional liability and could harm our business and reputation.

We are subject to and must comply with all applicable laws against money laundering, terrorism financing and other regulations in Colombia. These laws and regulations require, among other things, that we adopt and implement policies and procedures which involve “know-your-client” requirements and reporting suspicious and material transactions to the applicable regulatory authorities. While we have adopted policies and procedures intended to detect and prevent the use of our network for money laundering activities and by terrorists, and the size of the loans granted by us are relatively small for money laundering activities, these policies and procedures may fail to fully eliminate the risk that we have been or are currently being used by other parties, without our knowledge, to engage in activities related to money laundering or other illegal or inappropriate activities. To the extent we have not detected or do not detect such illegal activities, the relevant Colombian governmental agencies to which we report, such as the Financial Information and Analysis Unit (Unidad de Información y Análisis Financiero, or UIAF) of the Colombian Ministry of Finance (Ministerio de Hacienda y Crédito Público), have the power and authority to impose fines and other penalties and sanctions on us. In addition, our business and reputation could be materially adversely affected if our clients use us for money laundering activities or illegal or inappropriate purposes.

We cannot ensure that our “best practices” and ethics policy for hiring and operations, and the internal control and practices derived from such policy will always be effective in preventing corrupt business practices by our employees and/or distributors in relation to their activities carried out during their dealings with public or private agencies. This could adversely affect our reputation, business, financial condition and results of operations.

Loans to low-income individuals pose unique risks not generally associated with other forms of lending.

Our customers are typically low and low-middle income individuals who have limited access to traditional sources of credit. Loans to these borrowers may pose risks not generally associated with other forms of lending in Colombia. Our low-income customers typically have limited credit history or none at all, posing a higher degree of risk than borrowers with established credit history. We use strong collection channels and other relevant information (i.e., from utilities companies) to determine the clients risk profile and mitigate the lack of credit history. In the future we may experience higher levels of non- performing loans and may be required to record higher impairments, which may materially and adversely affect our results of operations and financial position. There can be no assurance that the levels of non-performing loans and subsequent charge- offs will not be materially higher in the future, which could have a material adverse effect on our business, financial condition and results of operations.

A contraction in the credit markets could affect our capacity to fund our operations.

A contraction in the credit markets could affect our capacity to fund our operations and adversely affect our business, financial condition and results of operations. Although 87.3% of our managed loan portfolio is placed among pensioners and public sector employees that have a stable job history and a secure source of income, increased unemployment caused by a contraction of credit markets could negatively impact the financial situation of our current clients which could, in turn, cause an increase in delinquent loans, reducing the profitability of our loan portfolios and the solvency of our clients, adversely affect our loan approval rate and, in turn, may have a material adverse effect on our results of operations and financial condition and, ultimately, on our ability to meet our obligations under the New Notes.

Reductions in our credit ratings could increase our cost of borrowing funds and impair our ability to raise new funds and renew maturing debt.

Our credit ratings are an important component of our liquidity profile. Among other factors, our credit ratings are based on the financial strength, credit quality and low concentrations of our investment portfolio, the level and volatility of our earnings, our capitalization, the quality of our management, the liquidity of our balance sheet and our ability to access a broad array of funding sources. Our lenders may be sensitive to the risk of a downgrade in our credit ratings. We cannot assure you that our ratings will remain for any given period of time or that such ratings will not be lowered or withdrawn. The assigned ratings may be raised or lowered depending, among other factors, on the rating agencies’ respective assessment of our financial strength, as well as their assessment of Colombian sovereign risk generally.

Adverse changes in our credit ratings could increase the cost of refinancing existing obligations, raising funds in the capital markets and borrowing funds from private lenders, which may result in a material adverse effect on our business, results of operations and financial condition, and, ultimately, may impair our ability to meet our obligations under the New Notes.

Servicing our indebtedness, including the New Notes, will require a significant amount of cash.

Our ability to make payments on our indebtedness, including the New Notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness at or before maturity, and may not be able to complete such refinancing on commercially reasonable terms or at all. We may not have sufficient resources to repay our indebtedness as it becomes due or sufficient time to finance the repayment thereof. We are required to use a portion of our cash flow from operations to pay interest on our current and future indebtedness, which may require us to reduce funds available for other purposes, including new loan origination. If we are unable to generate cash to service, repay or refinance our indebtedness, our business, financial condition or results of operations may be materially and adversely affected.

Competition from financial institutions and Fintechs may adversely affect our profitability and position.

We face competition from existing and new lenders that target our existing and prospective payroll loan customers. Existing competitor financial institutions include banks and cooperatives as well as commercial entities and informal loan providers. New competitors include Fintechs dedicated mainly to payroll loan and credit card origination within our target market. We expect competition to continue to increase as we continue expanding our operations in Colombia. Some of our existing competitors may have more resources and name recognition than us and have access to lower-cost sources of funding. The lower cost of funding of such competitors may allow them to offer payroll loans with lower interest rates or to engage in predatory practices such as lending below costs. Pricing (as reflected primarily in the applicable interest rate and to a lesser extent in related transaction fees) is an important competitive feature in the lending business. New lenders such as Fintechs, may develop more flexible and user friendly underwriting processes to originate payroll loans and credit cards among our target market with lower origination costs. Stronger price competition in the future could cause the rate of voluntary prepayments in our portfolio to increase and to exceed the rate at which payroll loans have been prepaid in the past, if the difference in interest rates exceeds the costs of refinancing with other lenders. Competition in our market may result in a material adverse effect on our business, financial condition and results of operations and in turn ultimately have a material adverse effect on our ability to meet our obligations under the New Notes.

We depend on our principal officers and key employees.

The loss of any of our experienced principal officers, key employees and senior managers could negatively affect our ability to execute our business strategy. In addition, in line with our planned expansion, our future success also depends on our continuing ability to identify, hire, train and retain other qualified sales, marketing, collections and managerial personnel. Competition for such qualified personnel is intense and we may be unable to attract, integrate or retain qualified personnel at levels of experience or compensation that are necessary to maintain our quality and reputation or to sustain or expand our operations. For example, we have experienced and continue to experience high rates of turnover among our sales force, which may in turn impact our productivity. Our business, results of operations, prospects and financial condition could therefore be adversely affected if we cannot continue to attract and retain these necessary personnel.

We are not currently subject to significant regulation as a bank or other financial institution in Colombia. Changes to Colombian governmental regulations, could adversely affect our business, results of operations, prospects and financial condition.

There may be significant future changes in the regulatory system or in the enforcement of the laws and regulations that could adversely affect us. Financial services and banking laws regulations are subject to ongoing review and revision, including changes in response to global regulatory trends. As a result, governments have been actively considering new banking laws and regulations, and reviewing and revising existing laws and regulations, particularly in relation to the regulation of non-bank financial institutions, interest rate regulations, capital adequacy and accounting standards. The adoption of new laws or regulations or changes in the interpretations or enforcement of existing laws or regulations may have an adverse effect on our business, results of operations and financial condition.

Any legislative or regulatory actions (including any amendment to the Colombian Payroll Loan Law) and any required changes to our business operations resulting from such legislation and regulations could result in significant loss of revenue, limit our ability to pursue certain business opportunities, increase the level of reserves we are required to maintain or capital adequacy requirements, affect the value of assets that we hold, require us to increase our prices and, therefore, reduce demand for our products, impose additional costs on us or otherwise adversely affect our businesses. Accordingly, there can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us. Changes in regulations may also cause us to face increased compliance costs and limitations on our ability to pursue certain business opportunities and provide certain products and services.

If we are not able to access sources of funding, our business, financial condition and results of operations may be adversely affected.

We rely significantly on several sources of funding. Therefore, we are constantly looking for alternative sources of funding to finance our operations, including bank credit lines, publicly or privately issued debt or equity securities, among others. Adverse financial conditions, including the existence of a liquidity crisis, could limit our access to new or sustained funding. Any decrease in the availability of one or more of our funding sources, could have an adverse effect on our business, financial condition and results of operations.

We may also require additional capital in the future in order to grow our loan portfolio, remain competitive or enter into new businesses. In addition, we may need to raise additional capital to increase our equity base in the event that we experience large, unexpected losses in our loan portfolio. Our ability to obtain additional capital in the future is subject to a variety of uncertainties, including:

●	our future financial condition, results of operations and cash flows;

●	general market conditions for capital-raising activities by financial institutions; and

●	economic, political and other conditions in Colombia and elsewhere.

We may not be able to obtain additional capital in a timely manner, on acceptable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

Future acquisitions or significant investments may not be successfully implemented or could disrupt our operations.

As we plan to continue growing our businesses, we may consider other strategic acquisitions or investments (including investments in regulated businesses) from time to time in Colombia and abroad. We face a variety of uncertainties and challenges relating to acquisitions and investments, including achieving expected synergies, retaining key employees, integrating operational and financial systems, maintaining levels of revenue and profitability, securing governmental approvals and minimizing exposure to potential liabilities. These risks, and the possibility that integration of any acquired business could require a significant amount of the time and resources of our management and employees, could disrupt our ongoing business and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to bring an enforcement action on the collateral securing our financial contracts or if the value of collateral under certain of our financing contracts is inadequate, our results of operations and financial condition could be adversely affected.

If we are unable to bring an enforcement action on collateral on a timely basis or at all, or if proceedings related thereto are delayed or insufficient, our results of operations and financial condition may be adversely affected. Additionally, the value of such collateral may be adversely affected by a number of conditions such as damage, loss, deterioration, devaluation, oversupply or reduced demand for such asset. There can be no assurance that the value of such collateral will not decline. There can also be no assurance that the assumptions relied on by appraisers assessing the value of such collateral are accurate measures of the market and thus the value of such collateral may be evaluated inaccurately. Consequently, the price at which we are able to sell any collateral in the event of an attachment or foreclosure, or any other enforcement mechanism available under applicable laws, may be lower than the valuation of such collateral and this may have a material adverse effect on our financial condition and results of operations.

Any failure to protect our registered trademarks and intellectual property may materially adversely affect us.

We believe that our commercial advertisements, trademarks and other intellectual property are fundamental to our name recognition and the continued success of our business. Any infringement of our intellectual or industrial property rights or any failure to register or maintain these rights in the jurisdictions in which we operate may result in: (i) litigation, requiring that we dedicate substantial time and resources to defend our intellectual and industrial property; and/or (ii) the potential loss of our ability to use our trademarks. The success of our business depends in part upon our continued ability to use our trademarks to increase brand awareness and further develop our brand in our markets. We cannot assure you that all of the steps that we have taken to protect our trademarks in Colombia and other countries will be adequate to prevent the infringement of our trademarks by others. The unauthorized reproduction of our trademarks could diminish the value of our brand and our market recognition, our competitive advantages or our goodwill, which could adversely affect our business, results of operations, prospects and financial condition.

Risks not contemplated in our insurance policies may affect our business.

Although we take actions to ensure that our insurance policies cover most of the risks related to our business, it is possible that the terms and conditions of the insurance policies we have will not cover a specific event or incident. If any uninsured events occur with respect to a significant portion of our assets or business, such lack of coverage could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Colombia

Adverse economic and political conditions in Colombia may have an adverse effect on our results of operations and financial condition.

We are a Colombian company and most of our operations, properties and clients are located in Colombia. As a consequence, our results of operations and financial condition are materially affected by economic and political conditions in Colombia. The quality of our assets, financial condition and results of operations significantly depend on macroeconomic and political conditions prevailing in Colombia.

Colombia is subject to economic, political and other uncertainties, including changes in monetary, exchange control and trade policies that could affect the overall business environment in Colombia, which would, in turn, affect our results of operations and financial condition. For example, changes in monetary, exchange, and trade policies could affect the overall business environment in Colombia, which could impact our financial condition and results of operations and, ultimately, our ability to meet our obligations under the New Notes.

Decreases in the growth rate of the Colombian economy, periods of negative growth, material increases in inflation or interest rates or significant fluctuations in the exchange rate could result in lower demand for, or affect the pricing of, our services and products. Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, in which case our profitability could be affected.

An outbreak of disease or similar public health threat could have a material adverse impact on us.

An outbreak of disease or similar public health threat, such as a pandemic and its detrimental impact on the worldwide economy, could have a material adverse impact on our business, results of operations and financial condition. Future events regarding any pandemic, which are unpredictable and beyond our control, may impact our business and results of operations, our clients’ ability to continue to pay us in a timely manner or at all, our workforce and our performance under our contracts. Additionally, we cannot assure you that Colombian government authorities will not force our branches or other sales locations to close in the future due to any pandemic. To the extent any of these risks and uncertainties adversely impact us, they may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

In addition, we cannot assure you of the impact, if any, further regulations issued by the Colombian government for purposes of mitigating the impacts of any contagious disease outbreak will have on our business and results of operations.

The Colombian economy remains vulnerable to external shocks, including any global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects.

A significant decline in economic growth of any of Colombia’s major trading partners—in particular, the United States, China and Ecuador—could have a material adverse effect on each country’s balance of trade and economic growth. Lower economic growth than expected may result in asset quality deterioration and could negatively affect our business.

The United States is Colombia’s largest export market. A decline in the United States’ demand for imports could negatively affect Colombian exports and Colombia’s economic growth, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes have demonstrated a “contagion” effect with respect to other emerging market countries, in which an entire region or class of investment is disfavored by international investors, Colombia could be affected by negative economic or financial developments in other emerging market countries.

There can be no assurance that any global financial crisis or similar events in emerging market countries will not adversely affect investor confidence in emerging markets or the economies of the principal countries of Latin America, including Colombia. There can be no assurance that these events will not adversely affect Colombia’s economy and in turn have a material adverse effect on our business, results of operations and financial condition.

Colombia’s long-term public external indebtedness is currently rated BB+ by S&P, BB+ by Fitch and Baa2 by Moody’s.

The investment and security climate in Colombia continues to be tied to the results and performance of the government’s economic, security and social policies and the perception of such policies by foreign investors. In 2019, Colombia’s annual GDP increased by 3.2%. For 2020, prior to the COVID-19 outbreak, Departamento Administrativo Nacional de Estadística - DANE estimated GDP growth at 3.62%. During 2020, Colombia’s economic growth went down to -7.04%, a significant deterioration compared to annual GDP growth of 3.2% in 2019 and 2.6% in 2018. The economic slowdown in 2020 was primarily due to the disruptions in the economic activity due to the restrictions imposed by the COVID-19 pandemic which affected mainly the construction, mining and oil production sectors and commercial activities. In 2021, Colombia’s annual GDP increased by 10.7%, mainly driven by a recovery in the retail sector and wholesale commercial activity, the manufacturing sector and government investment. During 2022, Colombia’s GDP increased 7.5% compared to 2021, mainly driven by changes in the retail sector and wholesale commercial activity, repair of motor vehicles and motorcycles, transportation and storage, and accommodation and food services activities. As September 2023, Colombia´s GDP decreased 0.3% compared to the same period in 2022 mainly driven by the decrease in manufacturing industry which decreased 6.2% and contributes with (0.8) percentage points to the annual variation of the added value. In spite of this economic recovery, the political and economic climate in Latin America, including countries facing political unrest such as Venezuela, Bolivia, Chile, Ecuador and Argentina, may negatively affect international investor perception of the region. A reversal of the rate of growth of the Colombian economy, a slowdown in the growth in customer demand, an increase in market competition, or changes in governmental regulations, could adversely affect the rate of growth of our loan portfolio and our risk index and, accordingly, increase our required allowances for loan losses. All of these conditions could lead to a general decrease in demand for borrowings.

In addition, the effect on consumer confidence of any actual or perceived deterioration of household incomes in the Colombian economy may have a material adverse effect on our results of operations and financial condition.

Colombia has experienced and continues to experience internal security issues that have had or could have a negative effect on the Colombian economy.

Colombia has experienced and continues to experience, in a lesser degree, internal security issues, primarily due to the activities of guerrilla groups such as the dissident groups of the former Revolutionary Armed Forces of Colombia (Fuerzas Armadas Revolucionarias de Colombia) (“FARC”) and the National Liberation Army (Ejército de Liberación Nacional) (“ELN”), paramilitary groups and drug cartels. In remote regions of the country with minimal governmental presence, these groups have exerted influence over the local population and funded their activities by protecting, and rendering services to drug traffickers. The Colombian government commenced peace talks with the FARC in August 2012, and peace negotiations with ELN began in November 2016. The Colombian Government has suspended the negotiations with ELN after a series of rebel attacks. The Colombian government and the FARC signed a peace agreement on September 26, 2016, which was amended by the Colombian Congress on November 30, 2016 and is in the process of being implemented after four years of negotiation. Pursuant to the peace agreements, the FARC now occupies five seats in the Colombian Senate and four seats in the Colombian House of Representatives. Most recently, Law 418 of 2022 was enacted for the Colombian Government to conduct peace talks with illegal armed groups in Colombia. Such law sets forth the delimitation of geographical areas in the country for such peace talks to be conducted (regiones de paz). The Colombian government and armed forces will continue making presence in such geographical areas while peace talks take place. Moreover, despite the enactment of a cease fire decree with some paramilitary groups (i.e., Decree 016 of 2024), the remote regions affected in Colombia by such paramilitary groups and drug cartels remain subject to some security concerns.

We cannot predict what policies will be adopted by the Colombian government and whether these policies would have a negative impact on the Colombian economy or our business, financial condition and results of operations. During the transition process, Colombia may experience internal security issues, and drug-related crime and guerilla and paramilitary activities, which may have a negative impact on the Colombian economy. Our business or financial condition could be adversely affected by rapidly changing economic or social conditions, including the Colombian government’s response to the post conflict if any, which may result in legislation that increases the tax burden of Colombian companies.

Government policies and actions as well as judicial decisions in Colombia could significantly affect the local economy and, as a result, our results of operations and financial condition.

Our results of operations and financial condition may be adversely affected by changes in Colombian governmental policies and actions, and judicial decisions, involving a broad range of matters, including interest rates, exchange rates, exchange controls, inflation rates, taxation, banking and pension fund regulations and other political or economic developments affecting Colombia. The Colombian government has historically exercised substantial influence over the economy, and its policies are likely to continue to have a significant effect on Colombian companies, including us. The president of Colombia has considerable power to determine governmental policies and actions relating to the economy, and may adopt policies that could negatively affect us. Future governmental policies and actions, or judicial decisions, could adversely affect our results of operations or financial condition. The current government has been very active in the preparation of bills aimed at introducing changes in the pension, education, labor, health, and tax regimes. Although such reforms have been subject to high scrutiny before the Colombian Congress, and they have not yet been approved, they could adversely affect our results of operations or financial condition.

New or higher taxes resulting from changes in tax regulations or the interpretation thereof in Colombia could adversely affect our results of operations and financial condition.

New tax laws and regulations, and uncertainties with respect to future tax policies, could adversely affect our results of operations and financial condition. In recent years, the Colombian Congress has approved the inclusion of additional taxes in a variety of areas, such as taxes on financial transactions and taxes to fund Colombia’s fight against terrorism, the peace negotiations with guerilla forces and, recently, to address the Covid-19 outbreak. Changes in tax-related laws and regulations, and interpretations thereof, can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions, and eliminating tax-based incentives and non-taxed income. In addition, tax authorities or courts may interpret tax regulations differently than we do, which could result in tax litigation and associated costs and penalties. Any change in tax regulations or the interpretation thereof could have a material adverse effect on our results of operations and financial condition.

On April 15, 2021, the Colombian government presented to Congress a new tax reform bill intended to restore government revenues and cover the spending associated with the COVID-19 pandemic. This bill was withdrawn by the government on May 2, 2021 due to the discontent of the citizens that resulted in a series of protests nationwide. On July 20, 2021, the Colombian government presented a new tax reform bill which was partially approved by the Congress in December 2021.

On December 13, 2022, the Colombian Congress passed Law No. 2277 of 2022, the new tax reform filed by the government of Gustavo Petro. Such reform amended current rules or introduced new rules on, among others, the corporate income tax taxable base assessment and income tax rates on dividends paid to residents (both individuals and entities) and to foreign non-resident persons, as explained below. Rules on income tax withholding rates and the general regime on payments from Colombia to foreign non-resident entities were not amended.

Under this tax reform, the corporate income tax rate remained at 35%. Surtaxes are applicable to financial entities and oil & gas taxpayers. Per the new regulations, local companies are not allowed to determine an income tax below 15% on the financial profit determined as set-forth by law. In addition, the capital gains tax rate was increased from 10% to 15%.

Dividend distributions to foreign non-residents persons (individuals and entities) are subject to tax at a rate of 20%. The dividends tax rate on distributions to resident individuals is 15%, with 1.090 Tax Units (2024: Ps. 47,065.00) of exempt income.

Income tax rate on dividends paid to local companies was increased from 7.5% to 10%, applicable on the first distribution, with a credit for the tax passed onto the ultimate shareholder (resident individual or non-resident entity or individual). The 10% withholding is not applicable when the distribution is made between registered economic group members.

Changes in tax treatment implemented by a new law could have a material adverse effect on our results of operations and financial condition.

Exchange rate fluctuations could adversely affect the Colombian economy, and therefore, our results of operations and financial condition.

The Colombian peso has been subject to significant devaluations and appreciations in the past and may be subject to similar fluctuations in the future. As of December 31, 2020, 2021 and 2022, and September 30, 2023, the exchange rate of the Colombian peso against the U.S. dollar was Ps. 3,432.5 per US$ 1.00, Ps. 3,981.16 per US$ 1.00, Ps. 4,810.2 per US$ 1.00 and 4,053.76 per US$ 1.00, respectively. Substantially all of our revenues are denominated in Colombian pesos. As of September 30, 2023, 58% of our outstanding debt was denominated in U.S. dollars, so a significant decrease in the value of the Colombian peso as compared to the U.S. dollar will increase our debt service costs. We cannot assure you that we will maintain our current hedge positions in the future or that our hedging policy will successfully mitigate the effects of fluctuations in the exchange rate of the Colombian peso against the U.S. dollar.

A devaluation of the Colombian peso relative to the U.S. dollar could create inflationary pressures in Colombia and result in the adoption by the Colombian government of measures such as increasing interest rates. Restrictive macroeconomic policies could adversely affect the stability of the Colombian economy, as well as adversely impact our results of operations and profitability. A significant devaluation or appreciation of the Colombian peso in relation to the U.S. dollar could adversely affect the Colombian economy, which could have a material adverse effect on our results of operations and financial condition.

Natural disasters, acts of war or terrorism, or other external events could disrupt our businesses and affect our results of operations and financial condition.

Colombia is exposed to natural disasters, such as earthquakes, volcanic eruptions, tornadoes, tropical storms and hurricanes. Heavy rains or abnormally low rainfall in Colombia, attributable in part to the La Niña and El Niño weather patterns, have resulted in severe flooding and mudslides, and prolonged droughts in the past and may continue to contribute to flooding, mudslides, droughts or other natural disasters on an equal or greater scale in the future. In addition to severe weather and natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business and may, among other things, impair the ability of our clients to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, cause us to incur additional expenses and/or result in loss of revenue. In the event of such circumstances, our disaster recovery plans may prove to be ineffective, which could have a material adverse effect on our ability to conduct our businesses, particularly if such an occurrence affects computer-based data processing, transmission, storage and retrieval systems or destroys customer or other data. In addition, if a significant number of our employees and senior managers were unavailable because of a natural disaster, our ability to conduct our businesses could be compromised. Natural disasters, acts of war or similar events could also result in substantial volatility in our results of operations for any fiscal quarter or year.

The Colombian Central Bank may impose requirements on the ability of Colombian residents (including us) to obtain loans in foreign currency.

Under Colombian exchange control operations, the Colombian Central Bank is allowed to require a mandatory deposit in connection with loans denominated in a foreign currency obtained by Colombian residents, including us. Although there is not currently a mandatory deposit requirement in effect, a mandatory deposit requirement was set at 40.0% in 2008 after the Colombian peso appreciated against foreign currencies. We cannot predict or control future actions by the Colombian Central Bank, which may involve the establishment of a different mandatory deposit percentage. The use of such measures by the Colombian Central Bank may be a disincentive for us and our clients to obtain loans in foreign currency. We cannot predict the effects that such policies will have on the Colombian economy. In addition, we cannot assure you that the Colombian peso will not depreciate or appreciate relative to other currencies in the future.

EXCHANGE RATES AND FOREIGN EXCHANGE CONTROLS

Exchange Rates

The Colombian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of Colombian pesos by any person or legal entity, regardless of the amount, subject to certain regulatory procedures. The SFC calculates the representative market rate based on the weighted averages of the buy/sell foreign exchange rates quoted daily by certain financial institutions, including certain of our financial subsidiaries, for the purchase and sale of U.S. dollars. On September 30, 2023 the representative market rate was Ps. 4,053.76 per US$ 1.00, and on December 31, 2022 the representative market rate was Ps. 4,810.2 per US$ 1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Colombian pesos/U.S. dollars.

The following table presents, for the periods indicated, the low, high and period-end exchange rates published by the SFC, all expressed in nominal Colombian pesos per U.S. dollar.

Month	High	Low	Period End
August 2023	4,144.79	3,898.48	4,085.33
September 2023	4,099.20	3,902.54	4,053.76
October 2023	4,386.66	4,053.76	4,060.83
November 2023	4,117.71	3,957.77	3,980.67
December 2023	4,045.22	3,822.05	3,822.05
January 2024	3,969.50	3,822.05	3,925.6
February 2024 (through February 9)	3,975.74	3,889.05	3,954.68

The following table presents the average Colombian pesos/U.S. dollar representative market rate for each of the five most recent years, calculated by using the average of the exchange rates on the last day of each month during the period, and the representative year-end market rate for each of the five most recent years, as published by the SFC, all expressed in nominal Colombian pesos per U.S. dollar.

Month	High	Low	Period End
2019	3,522.48	3,072.01	3,277.14
2020	4,153.91	3,253.89	3,432.50
2021	4,023.68	3,420.78	3,981.16
2022	5,061.21	3,706.95	4,810.20
2023	4,989.58	3,822.05	3,822.05

This Statement contains translations of certain Colombian peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The convenience translations should not be construed as a representation that the Colombian peso amounts actually represent such U.S. dollar amounts or that they could be converted into U.S. dollars at the specified rate or at all. See “Presentation of Financial and Other Information.”

Foreign Exchange Controls

In 1990, the Colombian government initiated a policy of gradual currency liberalization. Foreign currency holdings abroad were permitted and, in a series of decrees, control of the exchange rate was shifted from the Colombian Central Bank to the spot foreign exchange market conducted by certain authorized financial institutions.

The general legal principles of Colombia’s foreign exchange and international investments regulations (“Foreign Regulations”) were established by Law 9 of 1991. Pursuant to this law, the Board of Directors of the Colombian Central Bank enacted Resolution 1 of 2018 as amended or amended and restated (“Resolution 1”), which is considered the main legal framework governing Colombia’s FX Regulations.

Resolution 1 establishes two types of markets for foreign currency exchange: (i) the free market, which consists of all foreign currencies originated in sales of services, donations, remittances and all other inflows or outflows that do not have to be channeled through the FX Market (as defined in (ii) below) (the “Free Market”). The Free Market also includes assets and investments abroad, including its profits, owned by Colombian residents prior to September 1, 1990; and (ii) the controlled market (the “FX Market”), which consists of: (a) all foreign currencies originated in operations considered to be controlled operations and, therefore, which may only be transacted through foreign exchange intermediaries, or through registered compensation accounts, or (b) foreign currencies originated in operations which although not required to be transacted through the FX Market, are voluntarily channeled through such market. This market is made up of the following foreign exchange operations, which must be channeled through the FX market: (1) import and export of goods, (2) foreign investments in Colombia, (3) foreign indebtedness agreements entered into by Colombian residents, as well as the financial costs associated with such indebtedness, (4) direct investments abroad by Colombian residents, (5) derivatives transactions, (6) guaranties granted in foreign currency and (7) financial investments in foreign securities or assets abroad and their yield, unless such investments are made in foreign currency originated in operations in the Free Market.

Under Colombian FX Regulations, foreign exchange intermediaries (“FX Intermediaries”) are authorized to enter into foreign exchange transactions (“FX Transactions”) to convert Colombian pesos into foreign currencies or foreign currencies into Colombian pesos. According to Article 7 of Resolution 1 the following institutions are considered FX Intermediaries, when they have been duly approved to act as such: (i) commercial banks, (ii) mortgage banks, (iii) financial corporations, (iv) commercial finance companies, (v) Financiera de Desarrollo Nacional or FDN, (vi) Banco de Comercio Exterior de Colombia S.A. or BANCOLDEX, (vii) financial cooperatives, (viii) local stock brokerage firms, (ix) exchange intermediation and special financial services companies, (x) companies specialized in electronic deposits and payments (SEDPES), (xi) Financiera de Desarrollo Territorial or FINDETER, (xii) Fondo para el Financiamiento del Sector Agropecuario or FINAGRO, (xiii) Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior or ICETEX, and (xiv) Fondo Nacional de Ahorro or FNA. These institutions are considered authorized intermediaries and, therefore, are allowed to buy and sell foreign currency originated in foreign exchange transactions, according to the parameters and limits set forth by Article 8 of Resolution 1. Exchange intermediation companies are also considered authorized intermediaries; however, these companies have a limited regime and are not authorized to buy and sell foreign currency for controlled operations.

Compensation accounts are accounts opened abroad by Colombian residents (individuals and legal entities), which are registered with the Colombian Central Bank to channel foreign currency originated in either controlled operations on the FX Market or the Free Market. Colombian law allows the Colombian Government and the Colombian Central Bank to intervene in the foreign exchange market if the value of the Colombian peso is subject to significant volatility. The Colombian Government and the Colombian Central Bank may also limit the remittance of dividends and/or investments of foreign currency received by Colombian residents whenever the international reserves fall below an amount equal to three months of imports. See “Risk Factors—Risks Relating to Colombia— Government policies and actions as well as judicial decisions in Colombia could significantly affect the local economy and, as a result, our results of operations and financial condition.”

In addition to its past interventions in the FX Market, the Colombian Central Bank regulations establish a deposit requirement on all foreign loans granted to Colombian residents, as an instrument to control the fluctuation of the Colombian peso against the U.S. dollar. To this end, the Colombian Central Bank has on some occasions required that a certain percentage of the debt incurred (depending on the maturity of the debt) to be deposited in Colombian pesos or foreign currency with the Colombian Central Bank in a non-interest-bearing account for a fixed period of time (depósito por operaciones de endeudamiento externo). A debtor of foreign loans can early prepay or redeem the certificate given by the Colombian Central Bank evidencing the deposit, but said prepayment or early redemption will imply a discount. The discount is reduced as the term for maturity is reduced. Even though the deposit requirement is currently equal to zero of the disbursements made under the loan, which means that there is currently no deposit that has to be made with the Colombian Central Bank by the debtor of foreign loans, the same may be modified by the Colombian Central Bank at any time.

Fluctuation of Colombian Peso against U.S. dollar and Measures Adopted by the Colombian Government

The Colombian government has considerable power to determine governmental policies and actions that relate to the Colombian economy and, consequently, to affect the operations and financial performance of businesses. The Colombian government and the Colombian Central Bank may seek to implement measures aimed at controlling further fluctuation of the Colombian peso and promoting domestic price stability. A prediction cannot be made on the policies that may be adopted by the Colombian government and whether those policies may negatively affect the Colombian economy or our business or financial performance. Furthermore, we cannot assure you that the Colombian peso will not depreciate or appreciate relative to the U.S. dollar and to other currencies in the future.

CAPITALIZATION

The following table sets forth certain financial information for us as of September 30, 2023, including our cash and cash equivalents, commercial paper, short-term and long-term indebtedness, shareholders’ equity and total capitalization. The table also sets forth such information as adjusted to reflect (i) the consummation of our ECP Program exchange offer completed on December 20, 2023 (the “ECP Exchange Offer”) and (ii) the consummation of the Exchange Offer and the Consent Solicitation, assuming that all Old Notes are tendered prior to or on the Expiration Date and we do not round down the amount to be issued to any tendering holder. This table should be read together with the Interim Financial Statements and notes thereto included elsewhere in this Statement. There has been no material change in our capitalization since September 30, 2023.

	As of September 30 2023 (unaudited)
	Actual	As Adjusted(1)	Actual	As adjusted(1)
	(Ps. millions).		(US $ millions)(2)
Cash and cash equivalents	95,629	95,629	24	24
Short-term debt:	334,121	205,973	82	51
Bank loans and borrowings from other entities	205,973	205,973	51	51
ECP Program (notes in US$ )	128,148	0	32	0
Long-term debt:	1,365,990	1,312,313	337	324
ECP Program (notes in US$ )(3)		131,517		32
Bank loans and borrowings from other entities	511,457	511,457	126	126
8.875% Notes due 2025(4)	854,533	669,340	211	165
Notes issued hereby
Interest	17,855	6,479	4	2
Transaction costs	-43,143	(39,032)	(11)	(10)
Total financial obligations(5)	1,674,823	1,485,734	413	367
Total shareholders’ equity	274,582	433,343	68	107
Total capitalization(6)	1,949,405	1,919,077	481	473

(1)	As adjusted to give effect to (i) the consummation of the ECP Exchange Offer and (ii) the consummation of the Exchange Offer and Consent Solicitation, assuming that all Old Notes are tendered prior to or on the Expiration Date and we do not round down the amount to be issued to any tendering holder.
(2)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.
(3)	The as adjusted column reflects the consummation of the ECP Exchange Offer and includes capitalized interest of Ps. 131,517 million (US$32 million).
(4)	The as adjusted column assume that all Old Notes are tendered prior to or on the Expiration Date and we do not round down the amount to be issued to any tendering holder.
(5)	Net of transaction costs.
(6)	Total debt plus shareholders’ equity.

SELECTED FINANCIAL INFORMATION

The following tables present certain selected financial information as of the dates and for each of the periods indicated. The results included below and elsewhere in this Statement are not necessarily indicative of our future performance. This data is qualified in its entirety by reference to, and should be read together with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this Statement. Certain amounts and percentages included in this Statement have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different contexts may vary slightly and figures in certain other contexts may not be an exact arithmetic result of the figures shown herein.

Our balance sheet data as of September 30, 2023 and the income statement data for the nine months ended September 30, 2023 and 2022 are derived from our Interim Financial Statements included elsewhere in this Statement. Our balance sheet data as of December 31, 2022 and 2021 and the income statement data for the years ended December 31, 2022, 2021 and 2020 are derived from our Annual Financial Statements included elsewhere in this Statement.

We have prepared our Annual Financial Statements included elsewhere in this Statement in accordance with FRAS- IFRS for non-financial entities.

	For the Nine Months Ended September 30,			For the Year Ended December 31
	2023	2023	2022	2022	2022	2021	2020
	(unaudited)
	(in millions of US$ ) (1)	(in millions of Ps.)		(in millions of US$ ) (1)	(in millions of Ps.)
Income statement data:
Interest income and similar (2)	67	270,653	339,808	99	399,894	436,626	376,530
Financial costs (interest)	(86)	(348,279)	(256,907)	(121)	(491,269)	(235,607)	(186,988)
Exchange rate differences	61	245,363	(38,590)	(30)	(121,755)	844	4,093
Net interest	41	167,737	44,311	-53	-213,130	201,863	193,635
Impairment of financial assets loan portfolio	(20)	(81,703)	(54,549)	(21)	(83,739)	(81,822)	(101,444)
Expense on accounts receivable provisions	(2)	(9,788)	(8,072)	(3)	(11,298)	(13,860)	(174)
Gross financial margin	19	76,246	(18,310)	(76)	(308,167)	106,181	92,017
SG&A
Employee benefits	(2)	(9,707)	(10,835)	(4)	(14,358)	(13,409)	(13,839)
Depreciation and amortization expense	(1)	(4,685)	(4,649)	(2)	(6,222)	(6,185)	(5,915)
Depreciation of right of use assets	(1)	(2,048)	(1,543)	(1)	(2,056)	(2,156)	(1,954)
Other(3)	(15)	(59,850)	(57,042)	(22)	(88,880)	(80,004)	(68,878)
Total other expenses	(19)	(76,290)	(74,069)	(28)	(111,516)	(101,754)	(90,586)
Net operating income	(0)	(44)	(92,379)	(104)	(419,683)	4,427	1,431
Other income	0	1,302	2,260	1	2,122	940	2,678
Financial income	2	6,134	4,747	2	7,566	937	3,535
Financial income	2	7,436	7,007	2	9,688	1,877	6,213
Derivative instrument valuation	(0)	(3)	(9)	(0)	(9)	(44)	(101)
Financial expense	(0)	(3)	(9)	(0)	(9)	(44)	(101)
Net financial income (expense)	2	7,433	6,998	2	9,679	1,833	6,112
Net income before income tax	2	7,389	(85,381)	(101)	(410,004)	6,260	7,543
Income tax	-0	(1,557)	18,604	27	107,545	(324)	(2,319)
Net income for the period	1	5,832	(66,777)	(75)	(302,459)	5,936	5,224

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023, of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.
(2)	Includes interest income plus interest income from trusts plus commissions and fees from contracts with clients.
(3)	Includes commissions and fees from legal, financial, and other advisory services.

	As of September 30,		As of December 31
	2023	2023	2022	2022	2021
	(unaudited)
	(in millions of US$) (1)	(in millions of Ps.)	(in millions of US$ ) (1)	(in millions of Ps.)
Balance sheet data:
Assets:
Cash and cash equivalents	24	95,629	67	273,052	148,514
Financial assets at fair value through profit or lost
Equity instruments	1	5,205	1	5,698	6,115
Derivatives instruments	5	18,641	24	98,861	355,167
Loan portfolio	-	-	0	381	16,683
Total financial assets at fair value	6	23,846	26	104,940	377,965
Financial assets at amortized cost
Consumer loans	475	1,926,824	495	2,005,440	2,034,298
Impairment	-107	-432,092	-92	-372,608	-318,427
Total Loan portfolio, net	369	1,494,732	403	1,632,832	1,715,871
Accounts receivable, net	69	281,052	79	320,129	436,872
Total financial assets at amortized cost	438	1,775,784	482	1,952,961	2,152,743
Investments in associates and affiliates	3	12,616	4	14,945	12,369
Current tax assets	9	37,972	8	32,012	22,245
Deferred tax assets, net	32	127,795	39	157,736	43,409
Property, plant and equipment, net	0	153	0	173	229
Right of use assets	0	1,232	0	2,021	4,298
Intangible assets other than goodwill, net	9	36,828	10	39,852	44,111
Total assets	521	2,111,855	636	2,577,692	2,805,883
Liabilities and equity
Liabilities:
Financial liabilities at fair value:
Derivative instruments		-			316
Total financial liabilities at fair value		-			316
Financial liabilities at amortized cost
Financial obligations	413	1,674,823	625	2,534,228	2,417,239
Lease liabilities	0	1,468	1	2,179	4,770
Total financial liabilities at amortized cost	414	1,676,291	626	2,536,407	2,422,009
Employee benefits provisions	0	1,159	0	1,053	995
Other provisions	1	2,483	1	3,028	918
Accounts payable	30	122,636	13	51,892	79,065
Current tax liabilities	0	1,554	0	1,698	1,969
Other liabilities	8	33,150	10	40,057	42,000
Total liabilities	453	1,837,273	650	2,634,135	2,547,272
Equity:
Share capital	56	225,323	33	135,194	135,194
Treasury Shares	-3	-12,837	-3	-12,837	-12,837
Reserve Treasury Shares	3	12,837	3	12,837	12,837
Reserves	3	11,038	3	11,038	11,038
Additional paid-in capital	63	255,020	18	71,169	71,169
Other comprehensive income (OCI)	0	1,743	-12	-49,470	-36,874
Retained earnings	-50	-202,464	25	99,995	94,058
IFRS Convergence Results	-5	-21,910	-5	-21,910	-21,910
Earnings for the period	1	5,832	-75	-302,459	5,936
Total equity	68	274,582	-14	-56,443	258,611
Total liabilities and equity	521	2,111,855	636	2,577,692	2,805,883

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.74 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

The following tables show our debt maturities, excluding lease agreements, as of September 30, 2023 (unaudited):

	Secured Debt	Unsecured Debt	Bonds	ECP Program	Total
	(in millions of Ps.)
2023	28,823	90,221	-	60,806	179,850
2024	93,899	110,095	-	67,342	271,336
2025	245,385	550	854,533	-	1,100,467
2026	49,528	-	-	-	49,528
2027	98,930	-	-	-	98,930
Total	516,564	200,866	854,533	128,148	1,700,111

	Secured Debt	Unsecured Debt	Bonds	ECP Program	Total
	(in millions of US$)
2023	7	22	-	15	44
2024	23	27	-	17	67
2025	61	0	211	-	271
2026	12	-	-	-	12
2027	24	-	-	-	24
Total	127	50	211	32	419

	As of and for the Nine Months Ended September 30, 2023		As of and for the Year Ended December 31,
	(unaudited)		2022	2022	2021	2020
	(in millions of US$) (1)	(in millions of Ps.)	(in millions of US$) (1)	(in millions of Ps.)
Other financial data:
Owned loan portfolio (principal only) (2)	386	1,564,220	416	1,685,538	1,749,149	1.518.871
FGA reserve (3)	-	1,720	-	-	8,475	9,811
Impairment of financial assets	107	432,092	92	372,608	318,427	266,972
Total unencumbered assets (4)	256	1,039,262	327	1,326,908	2,360,266	2,198,539
Interest income and similar (5)	67	270,653	99	399,894	436,626	376,530
Net interest and similar	41	167,737	-53	-213,130	201,863	186,563
LTM net income	2	9.398	-75	-302,459	5,936	5,224
Commissions and fees	13	53,860	28	113,128	115,452	85,552

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.
(2)	Owned loan portfolio includes our on-balance sheet collateralized and uncollateralized loan portfolio, as reflected in our Financial Statements. Derived from our Financial Statements included elsewhere in this Statement.
(3)	Fondo de Garantias de Antioquia (FGA) is an entity owned by the Chamber of Commerce of Medellin, the Medellin Mayor’s Office, the National Fund of Guarantees and the National Federation of Merchants (Fenalco) among others, which acts as a guarantor of all payroll loans we originate and of some of our credit card clients. FGA assumes risk up to a set limit and is responsible of recording the corresponding guarantees and indemnities and paying out on claims received. We are responsible for managing the risk, processing the loans, allocating guarantees, administering the collection of loans and collateral, processing indemnities and invoicing on behalf of FGA. Once a loan enters default, we can claim a reimbursement from FGA for the outstanding balance of the loan. As a result, we receive monetary compensation and record it as revenue under the income for guarantees item in our income statement.
(4)	Total consolidated assets (excluding Intangible Assets, any net deferred tax assets and any other assets securing other Indebtedness of the Company loan portfolio held through our free-standing trusts) not securing any portion of our secured indebtedness.
(5)	Includes interest income from own portfolio, commissions and fees, revenues from portfolio sales and indemnities.

	As of and for the Nine Months Ended September 30, 2023		As of and for the Year Ended December 31,
	(unaudited)		2022	2022	2021	2020
	(in millions of US$) (1)	(in millions of Ps.)	(in millions of US$) (1)	(in millions of Ps.)
Net interest margin (NIM):
Interest income, excluding transaction costs and fair value	60	242,050	88	356,581	358,611	315,454
Financial costs (interest)	(86)	(348,279)	(121)	(491,269)	(235,607)	(186,988)
Exchange Rate Differences	61	245,363	(30)	(121,755)	844	4,093
Net interest margin (NIM)	(26)	(106,229)	(63)	(256,443)	123,848	132,559

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

	As of and for the Nine Months Ended September 30, 2023	As of and for the Year Ended December 31,
	(unaudited)	2022	2021	2020
Ratios:
Efficiency ratio (1)	55.3%	-64.6%	61.7%	58.2%
ROA (2)	0.4%	-11.7%	0.2%	0.2%
ROE (3)	2.8%	535.9%	2.3%	1.7%
Equity / assets (end of period)	13.0%	-2.2%	9.2%	12.1%
Capitalization ratio (4)	24.3%	-4.3%	18.2%	24.8%
NPLs / total managed loans (5)	10.4%	6.0%	5.2%	4.2%
Reserves / NPLs (6)	250.7%	346.2%	330.6%	378.4%

(1)	Calculated as other expenses plus employee benefits, divided by net interest and similar.
(2)	Calculated as net income for the last twelve months divided by the total assets at the end of the period.
(3)	Calculated as net income for the last twelve months divided by the shareholders’ equity at the end of the period.
(4)	Calculated as total shareholder’s equity divided by net loan portfolio (defined as owned loan portfolio less impairment of financial assets and FGA reserve) (as defined under “Description of the Notes”).
(5)	Calculated as NPLs of our managed loan portfolio over total managed loan portfolio. Our non-performing loans include principal only and include managed loans past due for over 60 days adjusted for operational nature of business. For comparative purposes, loans due for over 360 days are not considered in the calculation, given that we do not perform recurrent write-offs of loans.
(6)	Calculated as reserves (including impairments as stated in the Financial Statements and FGA reserves) over NPLs of managed loan portfolio.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion should be read in conjunction with our Financial Statements, included elsewhere in this Statement. Our Annual Financial Statements have been prepared in accordance with FRAS-IFRS for non-financial entities. The Interim Financial Statements have been prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting. See “Presentation of Financial and Other Information.”

Factors Affecting our Results of Operations

Interest Income and Similar

Our revenues are mainly comprised of:

●	Interest income: corresponds to interest income generated by our on-balance payroll loan portfolio, credit card portfolio and insurance financing, claims for reimbursement from FGA for defaulted loans whose provision was administered by FGA, interest from recovered loans and the net margin between the interest income of the payroll loan portfolios transferred and the financial cost of the funding received in a funding structure in place with a mutual fund administered by local trusts in the Colombian capital markets. We transfer payroll loan portfolios to this mutual fund and in turn we receive the funding to originate additional loans and an equity stake in the fund, which is subordinated to the rest of the investors in the fund.

●	Revenues from contracts with customers: corresponds to credit card monthly fees and commissions charged to clients with an outstanding balance in credit cards issued by us and revenues resulting from sales of insurance products (i.e., life insurance and voluntary insurance) through our network and brokerage fees received from the FGA agreement in connection with their serving as guarantor of the payroll loans we originate.

Net Interest Margin (NIM) Analysis

The calculation of interest income includes: interest income from our own portfolio and from the portfolio held through trusts and the valuation of financial instruments, net of transaction costs. Financial costs (interest) or interest expense includes our own interest expense and those from our trusts and exchange rate differences.

Loan Portfolio Performance

The performance of our loan portfolio depends on our ability to collect each expected installment payment on a timely basis, which in turn depends, in part, on the strength of our origination and credit approval processes. Since our incorporation in 2003, we have developed and improved our proprietary underwriting standards and credit review system and have built an infrastructure to support the implementation of our credit review process for each of our loan portfolios. Our proprietary credit review process has, in part, enabled us to maintain low NPL ratios in our loan portfolio. Our NPL (Non - performing loans under >60 days and <360 days) ratios for our total managed loan portfolio were 5.2% and 6.0% as of December 31, 2021 and 2022, respectively, and 10.4% as of September 30, 2023.

On September 30, 2023, 0.3% of our managed payroll loan portfolio and about 7.5% of our credit card portfolio was restructured. Restructuring is formalized with each customer by changing the amounts of credit installments, the dates for partial payments of credit and the loan repayment periods, to ensure the customer is able to make consistent payments over the course of the loan term. When we restructure loans for our customers, we analyze the customer’s current payment capacity and willingness to pay and calculate the probability of success of the new payment arrangement.

Interest Rate Fluctuations

Interest rate fluctuations in Colombia have a significant effect on our business, financial condition and results of operations. While our interest-earning assets bear fixed and floating interest rates; all of our interest-bearing liabilities currently carry fixed and floating interest rates equal to the DTF rate plus a spread, and are subject to frequent re-pricing. The DTF rate is the benchmark interbank interest rate applicable to borrowing from and lending to the Colombian Central Bank in transactions denominated in pesos and is updated weekly by the Colombian Central Bank.

The following table presents the high, low and average DTF rate during each of the periods indicated.

	DTF Rate
	High	Low	Average	End of Period
2017	7.12%	5.21%	6.03%	5.21%
2018	5.29%	4.35%	4.72%	4.51%
2019	4.64%	4.32%	4.49%	4.46%
2020	4.66%	1.94%	3.46%	1.94%
2021	3.04%	1.70%	2.02%	3.04%
2022	13.70%	3.21%	8.17%	13.70%
2023 (January-September)	11.15%	3.21%	6.83%	10.90%

Source: Colombian Central Bank

The Colombian Central Bank decreased its interest rate to 1.75% in 2020, increased it to 3% in 2021 and increased it to 12% in 2022. The overnight lending rate was 13.26% as of September 30, 2023.

Source: Colombian Central Bank

A portion of our assets are linked to the DTF rate; accordingly, changes in the DTF (which is highly correlated to Central Bank’s target rate), affect our net interest income.

The average DTF rate was 3.46% during 2020, 2.02% during 2021, 8.17% during 2022 and 6.83% during the nine months ended September 30, 2023. Economic growth expectations from the Central Bank were revised to 0.9% from 1%,. However, on November 15, 2023, the National Department of Statistics revealed that the GDP growth in the third quarter of 2023 was - 0.3%, in line with the market consensus. This decrease was driven mainly by manufacturing industries, commerce, construction, professional activities and information and communications, which decreased at rates of 0.8%, 0.7%, 0.4%, 0.1% and 0.03% year over year, respectively. With the inflation rate at 10.99% as of October 7, 2023, the Colombian Central Bank may consider reducing the intervention rate in line with the decline in inflation over the last six months.

Seasonality

On a general basis, the second half of the year exhibits higher disbursements from our three products due to an increasing demand to purchase consumer goods after pensioners and public sector employees receive additional pensions and wages benefits in June according to law and the anticipation of expenditure related to the year-end holiday season. In turn, the first quarter of the year is usually slow in disbursements and demand for new credit as the vacation season extends during the first months of the year.

Critical Accounting Estimates

Preparing financial statements in accordance with FRAS-IFRS requires our management to make certain estimates and assumptions that affect the amount of assets, liabilities, income and expenses reported during the period.

We will disclose the nature and amounts of changes in accounting estimates that are significant and that affect the current period or that are expected to any impact in future periods. Information about the effect on future periods will not be disclosed if estimating the effect is impractical.

Critical judgments and the significant accounting estimates made for the required accounting policies include (See Note 3 to our Annual Financial S):

Financial Assets Business Model

Our business model is based on granting consumer loan products in a quick and innovative manner to middle or low-income segments that are not served by the traditional financial system.

We developed a diversified platform with collection channels designed to minimize the risk of default and optimize the quality of our loan portfolio (minimize NPL), including: payroll deduction loans (discounted from payroll payments), credit card (collecting via public utilities bills), and financing for insurance policy premiums (revocable insurance where the insurer returns the portion of the premium that was not used in case of default).

The business model focuses on building alliances and agreements for origination and distribution of each one of our products, and access to data that enriches the underwriting process, thus promoting growth. We have 273 active operating agreements with employers and alliances with third parties and insurers for the origination of the Credipóliza product. During 2023, the Company decided to focus its origination on payrolls, as it is the Company’s core business since its inception and in the Company’s view, it is a product with a lower collection risk.

We apply meaningful judgments in managing financial assets and to evaluate if our financial assets comply with the conditions established in our business model so they can be classified at fair value or at amortized cost. Some of our financial assets have been classified as investments at fair value and others at amortized cost. According to our business model, the financial assets at amortized cost can be sold only in limited circumstances, such as when there are infrequent transactions, adjustments are made to the maturity structure of our assets and liabilities, when it is necessary to finance significant capital disbursements and when there are seasonal liquidity needs.

Allowance for Loan Losses

The Company has advanced its development of quantitative and qualitative criteria used to identify the significant increase in the credit risk of an instrument (the “SIRC”). Although quantitative criterion is used as the main principle to evaluate the SIRC, qualitative criteria have also been developed in case it is not possible to apply the quantitative criterion or in case such criterion cannot be used for specific financial assets.

Impairment-related requirements are applied to financial assets measured at amortized cost and fair value with changes in other comprehensive income (FVOCI) whose business model remains to collect contractual cash flows and sell such contractual cash flows.

The expected credit loss (ECL) model considers the prospective nature of loss tolerances for instruments, based on expectations of future behavior.

For the calculation of the ECL of payroll and credit card products, Credivalores uses the Granular Amortization approach, which considers the following:

●	Exposure and corresponding risk parameters are calculated individually for each period.

●	Exposure and corresponding risk parameters are intended to be constant within each period but may vary between periods.

●	The calculation of the ECL is individual by period.

●	12-month ECL and lifetime ECL are calculated by adding the individual ECLs for each respective risk horizon (one-year, whole life).

●	The frequency of payment is fixed according to its depreciation: monthly, quarterly, semi-annual, and annual, among others.

●	The granular depreciation approach captures the dynamic behaviors of risk parameters at high granularity (more detailed).

Main sources of calculation

The central concept of impairment under the new IFRS 9 impairment model is based on a dual measurement approach of a financial instrument that considers the current level of expected impairment of each loan, compared to initial recognition, and requires recognition of impairment over the difference between expected credit losses in 12 months if no significant changes in risk have occurred since initial recognition; otherwise, a credit loss amount is recognized over the expected life of the financial instrument.

This model is complemented by stress analysis and scenarios with inputs that are not controlled by the Company, such as macroeconomic factors. To this end, the Company has developed a statistical model for the projection of ECLs through neural networks in a univariate way:

1. Search for possible associations with macroeconomic variables: Using the collection of information on macroeconomic variables that were considered, we went through the Principal Components Analysis (PCA) method and the Stepwise method (STW) to find the possible associations of macroeconomic variables with each of the ECL of the products which were considered explanatory variables.

2. Univariate projections: We project the ECL and the macroeconomic variables associated in a univariate way through neural networks. In some macroeconomic variables we use traditional methods such as ARIMA models. The method used to select the appropriate model to make the projections of a specific series is the lowest value found with the root of the mean square error both in training and the validation set (test). The models that are ultimately selected are those where there is coherence in the projections. The projected ECL is considered the ECL of our BASE scenario, and this is precisely the target variable in multivariate scenarios. The fundamental reason that the ECL is projected in a univariate way is that by doing so, the Company is only using the information that the series keeps. Although we acknowledge that a series is the reflection of other variables, in principle we look for the information that only the series presents, and later observe how it is affected by macroeconomic variables.

3. Generation of scenarios: For forward-looking models, we must generate two scenarios in our projections of macroeconomic variables, one optimistic and one pessimistic. To achieve this, we rely on descriptive measures of each of the series. By doing so, the projected scenarios are given by the standard deviations that are needed to reach quartiles 25% and 75% of each of the macroeconomic series, understanding these points as critical values for both an optimistic and pessimistic scenario.

4. Multivariate adjustment: With the macroeconomic variables projected in the BASE scenario, a multivariate neural network is adjusted, understanding that the variables associated with each of the products are the explanatory variables and the response variable, that is, the ECL is our explanatory variable. The best fit that is determined by the smallest root of the mean square error is our chosen neural network model. With this model and with the optimistic and pessimistic projections of the macroeconomic variables associated, we forecast each of the scenarios, optimistic and pessimistic, in a multivariate way.

We recognize loss allowances for ECL on the following financial instruments that are not measured at Fair Value Though Profit or Loss (FVTPL):

●	Loans and lease receivables and other accounts receivable.

●	No credit impairment loss is recognized on equity investments.

Deferred Income Tax

We evaluate the time over which income tax assets will be realized. The deferred tax assets represent income taxes that are recoverable through future deductions to taxable income and are registered in the statement of financial position. The deferred tax assets are recoverable as long as it is probable that related tax revenue will be realized. Future tax revenue and the amount of tax benefits that are probable in the future are based on medium term plans prepared by the management. The business plan is based on management’s expectations, which are considered reasonable under the circumstances.

Estimates for Contingencies

We estimate and register an estimate for contingencies to cover possible losses due to labor cases, civil proceedings, fiscal claims and others according to the circumstances that, based on the opinion of external legal advisors and/or internal attorneys, are considered probable losses and can be reasonably estimated. Given the nature of the claims, cases, and/or proceedings it is not possible to make an accurate prediction or reasonably quantify an amount of loss sometimes. For this reason, the actual amount of the disbursements made due to claims, cases, and/or proceedings is generally different than the estimated amounts that were initially provisioned. Said differences are recognized in the year they are incurred. See Note 18 to our Annual Financial Statements.

New Accounting Standards Implemented

Below is a summary of the standards that have been implemented by the Company for annual periods starting on or after January 1, 2017. See Note 3 to our Annual Financial Statements.

IFRS 9 Financial Instruments and associated amendments to various other standards

IFRS 9 replaces the multiple classification and measurement models in IAS 39 Financial instruments: Recognition and measurement with a single model that has initially only two classification categories: amortized cost and fair value. IFRS 9 became effective for annual periods beginning on or after January 1, 2018.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 became effective for annual periods beginning on or after January 1, 2018.

IFRS 15 only covers revenue arising from contracts with customers. Under IFRS 15, a customer of an entity is a party that has contracted with the entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration. Unlike the se of IAS 18, the recognition and measurement of interest income and dividend income from debt and equity investments are no longer within the se of IFRS 15. Instead, they are within the set of Financial Instruments: Recognition and Measurement IFRS 9 Financial Instruments.

As mentioned above, the new revenue standard has a single model to deal with revenue from contracts with customers. Its core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For more information, see Note 3 to our Annual Financial Statements.

IFRS 16 Leases

IFRS 16 provides a comprehensive model for the identification of lease arrangements and their treatment in the financial statements of both lessees and lessors. IFRS 16 was effective for annual periods beginning on or after January 1, 2019.

IFRIC 23 Uncertainty regarding the Treatment of Income Taxes

IFRIC 23 was issued in May 2017, and clarifies how to apply the recognition and measurement requirements of IAS 12 when there is uncertainty regarding the treatment of income tax. In this circumstance, an entity recognizes and measures its asset or liability for deferred or current taxes by applying the requirements of IAS 12 based on taxable profit (tax loss), tax bases, unused fiscal losses, unused tax credits and tax rates determined by applying this Interpretation.

The Company evaluates the potential impacts of this interpretation on its financial statements but has not yet identified any situations that may require changes in the financial statements.

Results of Operations for the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

The comparative financial statements as September 30, 2023, and September 30, 2022, are unaudited.

Interest Income and Similar

For the nine months ended September 30, 2023, our revenues were comprised of interest income (80%) and revenue from contracts with customers, which includes commissions from sales of insurance products and fees from credit cards (20%).

The following chart summarizes our interest income for the periods described therein:

	For the Nine Months Ended September 30,			Percent
	2023	2023	2022	Change
		(unaudited)
	(in thousands of US$)(1)	(in millions of Ps.)
Interest income	53,479	216,793	248,599	(13)%
Commissions and fees	13,286	53,860	91,209	(41)%
Interest income and similar	66,766	270,653	339,808	(20)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

For the nine months ended September 30, 2023, interest income decreased 13% and revenue from contracts with customers, including commissions and fees, decreased 41%. Interest income decreased as a result of a decrease in disbursements due to the narrowing of funds in the capital markets and a the general perception of nonbank financial instututions (“NBFIs”) by financial markets as a result of the bankruptcy of certain NBFIs in the region in recent years and high interest rates worldwide that affect consumers’ decisions on credits. Similarly, the sale of our credit card business unit was carried out in 2023, which resulted in lower interest and commission income.

Under IFRS, results from trusts are accounted in each line item of our statement of income. Therefore, their interest income and expenses are part of the total interest income and of the financial costs (interest).

Financial Costs (Interest)

For the nine months ended September 30, 2023, financial costs (interest) increased 36%, from Ps. 256,907 million (US$ 63 million) for the nine months ended September 30, 2022 to Ps. 348,279 million (US$ 86 million) for the same period in 2023 as a result of an accelerated increase in interest rates in the second half of 2022, which is fully reflected in 2023, due to the growth of the IBR rate, which was 7.2% on average in 2022 and 13.0% on average in 2023, a repricing effect on the cost of funding of more than 480 bps.

Net Interest Margin (NIM)

We analyze our net interest margin (NIM) as follows:

	For the nine months ended September 30,			Percent
	2023	2023	2022	Change
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income, excluding transaction costs and fair value	59,710	242,050	278,057	(13)%
Financial costs (interest)	(85,915)	(348,279)	(256,907)	36%
Exchange Rate Differences	60,527	245,363	(38,590)	736%
Net interest margin, excluding transaction costs and fair value (NIM)	34,322	139,134	(17,440)	898%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net interest margin, excluding transaction costs and fair value (NIM) increased 898% during the nine months ended September 30, 2023 as compared to the same period in 2022 due to the reduction of financial obligations as a result of the proceeds from the capitalization from a new shareholder carried out in the first half of 2023 and the changes in the exchange rate during the period.

Impairment of Financial Assets Loan Portfolio

Impairment expense of financial assets loan portfolio increased 50% from Ps. 54,549 million (US$ 13 million) for the nine months ended September 30, 2022 to Ps. 81,703 million (US$ 20 million) for the same period in 2023, due to high interest rates worldwide and macroeconomic conditions in Colombia that led to the generation of a greater volume of provisions as the customers’ ability to pay was reduced mainly in the credit card business.

Gross Financial Margin

Gross financial margin increased 516%, from Ps. (18,310) million (US$ (5) million) for the nine months ended September 30, 2022 to Ps. 76,246 million (US$ 19 million) for the same period in 2023, primarily due to the positive impact in the exchange rate differences.

The following chart summarizes our gains from operating activities for the periods described therein:

	For the nine months ended September 30,			Percent
	2023	2023	2022	Change
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income and similar (2)	66,766	270,653	339,808	(20)%
Financial costs (interest)	(85,915)	(348,279)	(256,907)	36%
Exchange rate differences	60,527	245,363	(38,590)	736%
Net interest and similar	41,378	167,737	44,311	279%
Impairment of financial assets loan portfolio	(20,155)	(81,703)	(54,549)	50%
Impairment of other accounts receivable	(2,415)	(9,788)	(8,072)	21%
Gross financial margin	18,809	76,246	(18,310)	516%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.
(2)	Includes revenue from contracts with customers.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses are comprised of employee benefits, depreciation and amortization and other expenses. Other expenses are comprised mainly of commissions, technical assistance consultancy fees for the implementation of software (core and loan administration) and cost control initiatives consulting services, other expenses of the free-standing trusts (tax on financial transactions and commissions), taxes, fees, insurance, and advertising.

Employee benefits decreased by 10% for the nine months ended September 30, 2023 due to a reduction in the number of employees of the Company, due to the implementation of a digital innovation model in May 2019 and the automation in operational processes. Expenses for depreciation and amortization increased 1% in the same period and expenses for depreciation of right of use assets resulting from the amortization of intangible assets were Ps. 2,048 million (US$ 1 million)] which have historically increased annually due to the credit card business model. Furthermore, other expenses increased 5% from Ps. 57,042 million (US$ 14 million) to Ps. 59,050 million (US$ 15 million) due to the increase in expenses related to fees and taxes resulting from the capitalization in the first half of 2023 and other financing structures.

	For the nine months ended September 30,			Percent
	2023	2023	2022	Change
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)
SG&A
Employee benefits	(2,395)	(9,707)	(10,835)	(10)%
Expense for depreciation and amortization	(1,156)	(4,685)	(4,649)	1%
Depreciation for right of use assets	(505)	(2,048)	(1,543)	33%
Other	(14,764)	(59,850)	(57,042)	5%
Total Other expenses	(18,820)	(76,290)	(74,069)	3%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net Operating Income

As a result of the above, net operating income increased 99.9% from Ps. (92,379) million (US$ (23) million) for the nine months ended September 30, 2022 to Ps. (44) million (US$ 11 thousand) for the same period in 2023.

Net Financial Income or Financial Expenses

Net financial income or financial expenses include: (i) financial income from the investment of our available cash and (ii) other income which includes collection charges from payroll loans and interest from recovered loans from previous periods.

Financial income increased 6%, from Ps. 7,007 million (US$ 2 million) for the nine months ended September 30, 2022 to Ps. 7,436 million (US$ 2 million) for the same period in 2023, primarily due to the improvement in interest rates of the banking accounts to manage the company´s liquidity. Financial expenses decreased 67% from Ps. 9 million (US$ 2 thousand) for the nine months ended September 30, 2023 to Ps. 3 million (US$ 1 thousand) for the same period in 2023, mainly due to the impact of the derivatives valuation.

Consequently, the net financial result changed from a net financial income of Ps. 6,998 million (US$ 2 million) in the nine months ended September 30, 2022 to a net financial expense of Ps. 7,433 million (US$ 2 million) in the nine months ended September 30, 2023.

	For the nine months ended September 30,			Percent
	2023	2023	2022	Change
	(unaudited)
	(in thousands of US$)(1)	(in millions of Ps.)
Net Operating Income	(11)	(44)	(92,379)
Other income	321	1,302	2,260	(42)%
Financial Income	1,513	6,134	4,747	29%
Financial income	1,834	7,436	7,007	6%
Financial expenses
Derivative instruments valuation	(1)	(3)	(9)	-67%
Financial expenses	(1)	(3)	(9)	-67%
Net financial Income (expense)	1,834	7,433	6,998	6%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Taxes

Income tax increased 108.4% from Ps. (18,604) million (US$ 5 million) to Ps. 1,557 million (US$ 384 thousand) between September 2022 and September 2023, mainly due to the impact of the valuation of financial instruments in the deferred taxes balance and the exchange rate differences.

Net Income

Net income for the nine months ended September 30, 2023 was Ps. 5,832 million (US$ 1,439 thousand), an increase of 109% compared to the same period in 2022, mainly driven by the changes described above.

Results of Operations for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Interest Income and Similar

For the year ended December 31, 2022, our interest income and similar was comprised of (i) interest income (72%) and (ii) revenue from contracts with customers, which includes commissions and fees (28%).

	For the Year Ended December 31,			Percent
	2022	2022	2021	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income	70,741	286,766	321,174	(11)%
Commissions and fees	27,907	113,128	115,452	(2)%
Interest income and similar	98,648	399,894	436,626	(8)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Interest income and similar decreased 8% due to lower commissions and fees and interest income as follows:

Interest income: For the year ended December 31, 2022, our interest income decreased by 11% from Ps. 321,174 million (US$ 79 million) in 2021 to Ps. 286,766 million (US$ 71 million) in 2022 due to a the decrease in disbursements resulting from the decrease in funding sources in the capital markets as an effect of the general perception of NBFIs in the region resulting from the bankruptcy of certain NBFIs in the region in recent years, and due to the liquidity strategy carried out in 2022 for the contractual payments of the bonds due in 2022. Figures as of December 31, 2022 include transaction costs for loan origination and fair value of loan portfolio for Ps. 69,815 million (US$ 17 million).

Revenue from contracts with customers (Commissions and fees): Commissions and fees correspond mainly to fees related to the sale of mandatory insurance products through our network (debtor life insurance, voluntary insurance products, etc.), collection fees and administration fees. Administration fees are monthly fees charged in our credit card business to those clients with an active credit card with outstanding balance, therefore it is a recurring income that changes based on the number of credit cards issued. During 2022, commissions and fees decreased by 2%, to Ps. 113,128 million (US$ 28 million), mainly due to the decrease in credit card disbursements, which have a direct impact on commissions in both the handling fee and advance commissions. Similarly, the lower disbursement made in payroll generated lower FGA commissions.

Financial Costs (Interest)

Financial costs (interest) reached Ps. 491,269 million (US$ 121 million) for the year ended December 31, 2022, due to the increase in the interest rates of the Central Bank, since 36% of the financing is at a floating rate, with the IBR being the reference for these obligations. The IBR increased from 2.9% in 2021 to 11.9% in 2022, which had a direct impact on the financial costs.

Net Interest Margin (NIM)

We analyze our net interest margin (NIM) as follows:

	For the Year Ended December 31,			Percent
	2022	2022	2021	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income, excluding of transaction costs and fair value	87,963	356,581	358,611	(1)%
Financial costs (interest)	(121,188)	(491,269)	(235,607)	109%
Exchange Rate Differences	(30,035)	(121,755)	844	(14,526)%
Net interest margin, excluding transaction costs and fair value (NIM)	(63,261)	(256,443)	123,848	(307)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net interest margin (excluding transaction costs and fair value) (NIM) decreased by 307% compared to December 31, 2021. The NIM was affected by the exchange difference due to the strategy adopted by the Company in relation to liquidity. The Company prioritized the payment of obligations to obtain greater liquidity.

Impairment of Financial Assets Loan Portfolio

During 2022, impairment of financial assets loan portfolio increased 2% from Ps. 81,822 million (US$ 20 million) in 2021 to Ps. 83,739 million (US$ 21 million) due to the macroeconomic factors worldwide as well as in Colombia, where the credit card portfolio had a higher level of NPL compared to 2021.

Gross Financial Margin

Gross financial margin decreased by 390%, from Ps. 106,181 million (US$ 26 million) in 2021 to Ps. (308,167) million (US$(76) million) in 2022, primarily due to a large increase in financial cost and exchange differences, as explained above.

The following chart summarizes our gains from operating activities for the periods described therein:

	For the Year Ended December 31,			Percent
	2022	2022	2021	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income and similar (2)	98,648	399,894	436,626	(8)%
Financial costs (interest)	(121,188)	(491,269)	(235,607)	109%
Exchange rate differences	(30,035)	(121,755)	844	(14,526)%
Net interest and similar	(52,576)	(213,130)	201,863	(206)%
Impairment of financial assets loan portfolio	(20,657)	(83,739)	(81,822)	2%
Impairment of other accounts receivable	(2,787)	(11,298)	(13,860)	(18)%
Gross financial margin	(76,020)	(308,167)	106,181	(390)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.
(2)	Includes revenue from contracts with customers.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses are comprised of employee benefits, depreciation and amortization and other expenses. Other expenses are comprised mainly of commissions, technical assistance consultancy fees for the implementation of software (core and loan administration) and cost control initiatives consulting services, other expenses of the free-standing trusts (tax on financial transactions and commissions), taxes, fees, insurance, and advertising.

Employee benefits increased 7% due to the 10% increase in the minimum wage presented in 2022.

Total other expenses increased from Ps. 80,004 million (US$ 20 million) in 2021 to Ps. 88,880 million (US$ 22 million) in 2022, mainly due to an increase in fees and leases.

	For the Year Ended December 31,			Percent
	2022	2022	2021	Change
	(in thousands of US$) (1)	(in millions of Ps.)
SG&A
Employee benefits	(3,542)	(14,358)	(13,409)	7%
Expense for depreciation and amortization	(1,535)	(6,222)	(6,185)	1%
Expense for depreciation of right of use assets	(507)	(2,056)	(2,156)	(5)%
Other	(21,925)	(88,880)	(80,004)	11%
Total Other expenses	(27,509)	(111,516)	(101,754)	10%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net Operating Income

Net operating income decreased 9,580% from Ps. 4,427 million (US$ 1 million) in 2021 to Ps. (419,683) million (US$ (104) million) in 2022, as a result of the factors described above.

Net Financial Income or Financial Expenses

Net financial income or financial expenses include: (i) financial income from the investment of our available cash and (ii) other income which includes collection charges from payroll loans and interest from recovered loans from previous periods.

Net Financial income increased 428%, from an income of Ps. 1,833 million (US$ 452 thousand) in 2021 to an income of Ps. 9,679 million (US$ 2 million) in 2022, mainly as a result of excess liquidity that was optimized with banks with higher returns.

	For the Year Ended December 31,			Percent
	2022	2022	2021	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Financial income:
Other Income	523	2,122	940	126%
Financial income	1,866	7,566	937	707%
Total financial income	2,390	9,688	1,877	416%
Financial expenses
Derivative instruments valuation	(2)	(9)	(44)	(80)%
Total financial expenses	(2)	(9)	(44)	-80%
	-
Net financial income (expense)	2,388	9,679	1,833	428%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Taxes

Income tax decreased from Ps. 324 million (US$ 80 thousand) in 2021 to Ps. (107,545) million (US$ (75) million) in 2022 mainly due to.the deferred tax in favor originated in the loss presented in the given period that allowed the company to offset the losses.

Net Income

Net income decreased by 5,195% from Ps. 5,936 million (US$ 1 million) in 2021 to Ps. (302,459) million (US$ (75) million) in 2022. The decrease was driven primarily by the changes described above.

Results of Operations for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The annual audited financial statements as of and for the years ended December 31, 2021 and 2020 include certain reclassifications between the financial cost and derivative instrument valuation line items that were made to conform the information presented in 2020 and 2019.

Interest Income and Similar

For the year ended December 31, 2021, our interest income and similar was comprised of (i) interest income (74%) and (ii) commissions and fees (26%).

	For the Year Ended December 31,			Percent
	2021	2021	2020	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income	79,229	321,174	290,980	10%
Commissions and fees	28,480	115,452	85,550	35%
Interest income and similar	107,709	436,626	376,530	16%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Interest income and similar increased 16% due to higher commissions and fees and interest income as follows:

Interest income: For the year ended December 31, 2021, our interest increased by 10% from Ps. 290,980 million (US$ 72 million) to Ps. 321,174 million (US$ 79 million) as the result of an increasing pricing power among our niche market in different regions amidst a low interest rate environment. As a result, the yield of our loan portfolio increased to 24% in 2021. Figures as of December 31, 2021 include transaction costs for loan origination and fair value of loan portfolio of Ps. 24,472 million (US$ 6 million).

Revenue from contracts with customers (Commissions and fees): Commissions and fees correspond mainly to fees related to the sale of mandatory insurance products through our network (debtor life insurance, voluntary insurance products, etc.), collection fees and administration fees. Administration fees are monthly fees charged in our credit card business to those clients with an active credit card with outstanding balance, therefore it is fluctuating income that changes based on the number of credit cards issued. During 2021, commissions and fees increased by 35%, to Ps. 115,452 million (US$ 21 million), mostly due to reactivation of the credit card business, which resulted in a greater volume of disbursements with a growth of 61%, increasing from Ps. 391,499 million in 2020 to Ps. 631,422 in 2021, which is reflected in higher management fees, advance commissions and commissions.

Financial Costs (Interest)

Financial costs (interest) reached Ps. 235,607 million (US$ 48 million) for the year ended December 31, 2021, due to new funding sources for the on-balance sheet portfolio which had a year over year growth of 15.2%.

Net Interest Margin (NIM)

We analyze our net interest margin (NIM) as follows:

	For the Year Ended December 31,			Percent
	2021	2021	2020	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income, excluding of transaction costs and fair value	88,464	358,611	315,454	14%
Financial costs (interest)	(58,121)	(235,607)	(186,988)	26%
Exchange Rate Differences	208	844	4,0934,041	(79)%
Net interest margin, excluding transaction costs and fair value (NIM)	30,551	123,848	132,559	-7%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net interest margin (excluding transaction costs and fair value) (NIM) decreased by 7% as compared to December 31, 2020 due to a 21% increase in financial costs due to a 19% increase in the liabilities to leverage the growth of the portfolio and higher interest expense related to the Old Notes (in 2020 accrued interest on the bond was 11 months, and in 2021 was 12 months), offset by a 15.2% increase in the owned portfolio that increased income from interest.

Impairment of Financial Assets Loan Portfolio

During 2021, impairment of financial assets loan portfolio decreased 19% from Ps. 101,444 million (US$ 25 million) in 2020 to Ps. 81,822 million (US$ 20 million) due to the Company’s implementation of collection strategies through the government-sponsored relief program that could be offered to clients due to the COVID-19 pandemic, which led to payment agreements with clients that adjusted to the client’s cash flow.

Impairment of other accounts receivable was Ps. 13,860 million (US$ 3 million) for the year ended December 31, 2021.

Gross Financial Margin

Gross financial margin increased by 15%, from Ps. 92,017 million (US$ 23 million) in 2020 to Ps. 106,181 million (US$ 26 million) in 2021, primarily due to an increase in net interest and similar and the decrease in the impairment expenses for loans, as explained above.

The following chart summarizes our gains from operating activities for the periods described therein:

	For the Year Ended December 31,			Percent
	2021	2021	2020	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Interest income and similar	107,709	436,626	376,530	16%
Financial costs (interest)	(58,121)	(235,607)	(186,988)	26%
Exchange rate differences	208	844	4,093	(79)%
Net interest and similar	49,796	201,863	193,635	4%
Impairment of financial assets loan portfolio	(20,184)	(81,822)	(101,444)	(19)%
Impairment of other accounts receivable	(3,419)	(13,860)	(174)	7,866%
Gross financial margin	26,193	106,181	92,017	15%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses are comprised of employee benefits, depreciation and amortization and other expenses. Other expenses are comprised mainly of commissions, technical assistance consultancy fees for the implementation of software (core and loan administration) and cost control initiatives consulting services, other expenses of the free-standing trusts (tax on financial transactions and commissions), taxes, fees, insurance, and advertising.

Employee benefits decreased 3% and depreciation and amortization increased 5%. Depreciation and amortization expenses increased resulting from investments in digital process for payroll and credit card origination.

Total other expenses increased 16% from Ps. (68,878) million (US$ 20 million) in 2020 to Ps. (80,004) million (US$ 22 million) in 2021, mainly due to an increase in fees, technical assistance expenses and taxes.

	For the Year Ended December 31,			Percent
	2021	2021	2020	Change
	(in thousands of US$) (1)	(in millions of Ps.)
SG&A
Employee benefits	(3,308)	(13,409)	(13,839)	(3)%
Expense for depreciation and amortization	(1,526)	(6,185)	(5,915)	5%
Depreciation of right of use assets	(532)	(2,156)	(1,954)	10%
Other	(19,736)	(80,004)	(68,878)	16%
Total other expenses	(25,101)	(101,754)	(90,586)	12%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Net Operating Income

Net operating income increased 178% from Ps. (5,641) million (US$ (1) million) in 2020 to Ps. 4,427 million (US$ 1 million) in 2021, as a result of the factors described above.

Net Financial Income or Financial Expenses

Net financial income or financial expenses include: (i) the effect of valuation and exchange rate differences resulting from financial derivatives used to hedge our financial liabilities in foreign currency, (ii) financial income from the investment of our available cash and (iii) other income which includes collection charges from payroll loans and interest from recovered loans from previous periods.

Financial income decreased 70%, from Ps. 6,213 million (US$ 2 million) in 2020 to Ps. 1,877 million (US$ 436 thousand) in 2021, mainly as a result of derivates instrument valuation, and less excess cash that decreased financial returns for 2021.

Financial expenses decreased 56% from Ps. 101 million (US$ 25 thousand) in 2020 to Ps. (44) million (US$11 thousand) in 2021.

	For the Year Ended December 31			Percent
	2021	2021	2020	Change
	(in thousands of US$) (1)	(in millions of Ps.)
Financial income:
Other income	232	940	2,678	(65)%
Financial income	231	937	3,535	(73)%
Total financial income	463	1,877	6,213	(70)%
Financial expenses
Derivatives instrument valuation	(11)	(44)	(101)	56%
Total financial expenses	(11)	(44)	(101)	56%
Net financial income (expense)	452	1,833	6,112	(70)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Taxes

Income tax decreased from Ps. (2,319) million (US$ (1) million) in 2020 to Ps. (324) million (US$ (80) thousand) in 2021 mainly due to exchange rate differences that were deducible in the fiscal taxes report.

Net Income

Net income increased by 14% from Ps. 5,224 million (US$ 1 million) in 2020 to Ps. 5,936 million (US$ 1 million) in 2021. The increase was driven primarily by the changes described above.

Analysis of Cash Flows

The following table summarizes our generation and use of cash for the periods presented:

	For the Nine Months Ended September 30,		For the Year Ended December 31
	2023	2022	2022	2021	2020
	(unaudited)
	(in millions of Ps.)
Net cash provided by (used in) operating activities	389,410	171,532	430,273	288,828	(200,317)
Net cash provided by (used in) investing activities	414	211	233	10,413	(33,668)
Net cash provided by (used in) financing activities	(567,247)	(106,859)	(305,968)	(415,027)	334,432
Net cash inflow/outflow	(177,423)	64,884	124,538	(115,786)	100,448

Cash Flows for the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

Taking into account our cash flows from operations, cash flows from financing activities and cash flows from investing activities, we had a net cash outflow of Ps. 177,423 million (US$ 44 million) for the nine months ended September 30, 2023, compared to a net cash inflow of Ps. 64,884 million (US$ 16 million) for the nine months ended September 30, 2022.

Operating Activities. Our net cash provided in operating activities increased to Ps. 389,410 million (US$ 96 million) for the nine months ended September 30, 2023 from Ps. 171,532 million (US$ 42 million) for the same period in 2022. This change was primarily due to lower disbursements of loans in payrolls and credit cards, and strategies in collection to improve NPL´s and excess cash.

Investing Activities. Our net cash used in investing activities decreased for the nine months ended September 30, 2023 to Ps. 414 million (US$ 102 thousand) as a result of the decrease of investments in mutual funds.

Financing Activities. Our net cash used in financing activities increased for the nine months ended September 30, 2023 to Ps. 567,247 million (US$ 140 million) from Ps. 106,859 million (US$ 26 million) for the same period in 2022. This change was primarily due to an increase in the need for additional prepayment financing in collateral facilities, and the partial cancellation of the Old Notes (as defined herein) in 2023 with resources provided by the capitalization made by a new shareholder for Ps. 273.980 million (US$ 68 million), and payment upon maturity of derivatives.

Cash Flows for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Taking into account our cash flows from operations, cash flows from financing activities and cash flows from investing activities, we had a net cash inflow of Ps. 124,538 million (US$ 31 million) for the year ended December 31, 2022, compared to a net cash outflow of Ps. 115,786 million (US$ 29 million) for the year ended December 31, 2021.

Operating Activities. Our net cash provided by operating activities increased to Ps. 430,273 million (US$ 106 million) for the year ended December 31, 2022, from Ps. 288,828 million (US$ 71 million) for the year ended December 31, 2021. This change was primarily due to an increase in accrued interest from our portfolio and an increase in collections.

Investing Activities. Our net cash used in investing activities decreased to Ps. 10,413 million (US$ 3 million) for the year ended December 31, 2021, to an inflow from investment activities in an amount of Ps. 233 million (US$ 57 thousand) for the year ended December 31, 2022. This change was primarily due to the decrease of investments in mutual funds.

Financing Activities. Our net cash used in financing activities decreased for the year ended December 31, 2022 to Ps. 305,968 million (US$ 75 million) from Ps. 415,027 million (US$ 102 million) for the year ended December 31, 2021. This decrease was primarily due to liquidation of the derivatives related to the 2022 bond that generated cash for the Company.

Cash Flows for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Taking into account our cash flows from operations, cash flows from financing activities and cash flows from investing activities, we had a net cash outflow of Ps. 115,786 million (US$ 29 million) for the year ended December 31, 2021, compared to a net cash inflow of Ps. 100,448 million (US$ 25 million) for the year ended December 31, 2020.

Operating Activities. Our net cash provided by operating activities increased to Ps. 288,828 million (US$ 71 million) for the year ended December 31, 2021 from an outflow of Ps. 200,317 million (US$ 49 million) for the year ended December 31, 2020. This change was primarily due to an increase in accrued interest from our portfolio.

Investing Activities. Our net cash provided by investing activities increased for the year ended December 31, 2021 to Ps. 10,413 million (US$ 3 million) from an outflow of Ps. 33,668 million (US$ 8 million) for the year ended December 31, 2020. This change was primarily due to a decrease in our investments in mutual funds.

Financing Activities. Our net cash used in financing activities increased for the year ended December 31, 2021 to Ps. 415,027 million (US$ 102 million) from an inflow of Ps. 334,432 million (US$ 82 million) for the year ended December 31, 2020. This was primarily due to payment of interest of financial liabilities and the liquidation of financial derivatives.

Liquidity and Capital Resources

Since our formation, we have consistently sought to diversify our funding sources. We are constantly looking for alternative forms to raise funds to finance our operations, including bank credit lines, publicly and privately issued debt and equity securities and private equity investments, among other sources of capital. We also strategically evaluate transactions from time to time to strengthen our capital structure.

The economic situation in Colombia during the second half of 2022 and 2023, combined with the general perception of NBFIs by financial markets resulting from the bankruptcy of certain NBFIs in the region in recent years, affected the availability of funding for Credivalores from our usual sources of financing locally and internationally. However, during 2023, the Company complied with the payment of its financial obligations and had shareholder support through the capital injection from a new shareholder and loans. The table below presents our projected cash flow related to outstanding loans in our loan portfolio (Collections) as well as to the outstanding financial liabilities as of September 30, 2023, including interest and principal at maturity (Obligations), during the fourth quarter of 2023 and the first, second and third quarters of 2024, on a quarterly basis and in the aggregate over those periods. As set forth in the table, assuming no material change in the default rate of our loan portfolio, our collections are expected to exceed our financial obligations for each quarter.

	2023	2024
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Aggregate
	(in millions of Ps.)
Collections	144,634	245,029	84,544	91,302	565,511
Obligations	121,840	233,529	67,835	214,192	637,396

As of September 30, 2023, our weighted debt maturity was 1.5 years. Our weighted debt maturity was 2.33 years as of December 31, 2022, and 2.13 years as of December 31, 2021.

As of September 30, 2023, Ps. 516,564 million (US$ 127.4 million), or 30.4%, of our outstanding indebtedness (excluding accrued interest) was secured by collateral.

As of September 30, 2023, we had an aggregate principal amount of Ps. 982,681 million (US$ 242.4 million) of contractual obligations denominated in U.S. dollars.

International Funding

ECP Program

As of September 30, 2023, we had a total aggregate principal amount of US$ 31.6 million outstanding under our ECP Program. In December 2023 we issued US$ 32.4 million aggregate principal amount of 10% notes due 2028 under our ECP Program in exchange for our US$ 15 million 12.50% Notes due 2023 and our US$ 15.5 million 13.0% Notes due 2024, plus capitalized interest.

International Bonds

In February 2020, we issued an aggregate principal amount of US$ 300 million of 8.875% Senior Notes due 2025 (the “Old Notes”). The Old Notes bear interest at a fixed rate of 8.875% per annum, which is payable on February 7 and August 7 of each year. The Old Notes mature on February 7, 2025. The outstanding principal amount of the Old Notes as of September 30, 2023, was US$ 210.8 million as a result of the capitalization in kind made by a new shareholder. The Old Notes contain certain restrictive covenants which, among other things, limit our ability to (i) incur additional debt; (ii) make certain dividend payments, redeem capital stock and make certain investments; (iii) transfer and sell assets; (iv) enter into any agreements that would limit the ability of subsidiaries to pay dividends or make distributions; (v) create liens on assets; (vi) effect a consolidation, merger or sale of assets; and (vii) enter into transactions with affiliates. The indenture governing the Old Notes (the “Old Notes Indenture”) contains customary events of default. We have the right, at our option, to redeem any of the Old Notes, in whole or in part, at any time on or after February 7, 2023, at the redemption prices set forth in the Old Notes Indenture. Prior to February 7, 2023, we have the right, at our option, to redeem the Old Notes, in whole but not in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present value at such redemption date of (a) the redemption price of the Old Notes at February 7, 2023 plus (b) all required interest payments on the notes through February 7, 2023 (excluding accrued but unpaid interest to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case any accrued interest on the principal amount of the Old Notes to, but excluding, the date of redemption.

Finanza Inversiones Credit Agreement

We are a guarantor under a credit agreement entered into by Finanza Inversiones with certain of our shareholders as lenders dated as of October 25, 2022, as amended on February 3, 2023 and as further amended on March 15, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Finanza Inversiones Credit Agreement”) in the amount of US$38.2 million. As of September 30, 2023, US$38.2 million was outstanding under this facility.

The Finanza Inversiones Credit Agreement contains maintenance covenants that require us to comply with certain financial ratios The Finanza Inversiones Credit Agreement also contains certain restrictive covenants applicable to us as guarantor under the facility which, among other things, limit our ability to create liens on our assets, incur additional debt and make restrictive payments.

The Finanza Inversiones Credit Agreement matured on November 15, 2023, however the outstanding loan has not been repaid. We entered into an Amended and Restated Forbearance and Waiver Agreement dated March 7, 2024 in which the lenders under the Finanza Inversiones Credit Agreement agreed to waive certain existing defaults, including the non- payment of amounts due under the facility. In addition, the lenders agreed, subject to certain termination events (i) to waive the cross default provision that will be triggered after the expiration of the applicable grace period due to the non-payment of the February 7, 2024 interest payment on the Old Notes and waive the insolvency event of default that will be triggered by a Chapter 11 filing, in order to allow the Company to proceed with the Exchange Offer and Chapter 11 Prepackaged Plan and (ii) in the event that the Company proceeds with an exchange offer or Prepackaged Chapter 11 Plan and issues the New Notes, to waive compliance with the requirements of the lien covenant, allowing us to secure the New Notes with the Collateral.

UBS Credit Agreement

We are a guarantor under a credit agreement entered into by Patrimonio Autónomo PA Credivalores UBS Gramercy, represented by Fiduciaria Bancolombia S.A. Sociedad Fiduciaria, as Trustee with affiliates of certain of our shareholders as lenders dated as of dated as of May 13, 2022, as amended on July 8, 2022 and as further amended on October 13, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “UBS Credit Agreement”) in the amount of US$47.7 million. As of September 30, 2023, US$42.0 million was outstanding under this facility. The UBS Credit Agreement matures on May 12, 2025.

The UBS Credit Agreement contains maintenance covenants that require us to comply with certain financial ratios The UBS Credit Agreement also contains certain restrictive covenants applicable to us as guarantor under the facility which, among other things, limit our ability to create liens on our assets, incur additional debt and make restrictive payments.

We entered into an Amended and Restated Forbearance and Waiver Agreement dated March 1, 2024 in which the lenders under the Finanza Inversiones Credit Agreement agreed, subject to certain termination events (i) to waive the cross default provision that will be triggered after the expiration of the applicable grace period due to the non-payment of the February 7, 2024 interest payment on the Old Notes and waive the insolvency event of default that will be triggered by a Chapter 11 filing, in order to allow the Company to proceed with the Exchange Offer and Chapter 11 Prepackaged Plan and (ii) in the event that the Company proceeds with an exchange offer or Prepackaged Chapter 11 Plan and issues the New Notes, to waive compliance with the requirements of the lien covenant, allowing us to secure the New Notes with the Collateral.

Local Funding

In September 2015, we closed a Ps. 270,000 million (US$ 78 million) syndicated secured loan for TuCrédito with six local financial institutions. This facility was completely prepaid in September 2017 with the proceeds of the issuance of the International Bonds. However, we decided to preserve the legal and operative structure of this facility, whose availability period extended until August 2018. During the first half of 2018, we disbursed this facility to fund payroll loan portfolio origination, taking advantage of lower funding costs and extended maturities of this facility compared to other alternatives denominated in U.S. dollars. Then, in November 2018 we renewed this facility with local financial institutions for an amount of Ps. 223,000 million (US$ 64.4 million). As of September 30, 2023, the outstanding balance under this facility was Ps.190,341 million (US$ 47 million). We are currently negotiating with the bank syndicate in order to (i) amend the facility to extend the maturity date by five years, (ii) modify certain financial ratios and other covenants; and (iii) waive the cross default provision that will be triggered after the expiration of the applicable grace period due to the non-payment of the February 7, 2024 interest payment on the Old Notes, in order to allow the Company to proceed with the Exchange Offer and Chapter 11 Prepackaged Plan.

On August 26, 2021, we issued the first tranche of our inaugural domestic bond issuance of ordinary bonds with a partial guarantee from the FNG in the Colombian debt capital market. The total amount of the issuance, authorized by the Financial Superintendence of Colombia in September 2021, is Ps.160,000 million (US$ 40 million), and in August 2021 the Company issued the first tranche of bonds for an amount of Ps. 52,900 million (US$ 13 million) with a 3-year term and 9.10% coupon. Subsequently, on September 23, 2022, Credivalores issued the second tranche of the ordinary bonds with a partial guarantee of the FNG for an amount of Ps. 43,040 million (US$ 11 million) maintaining the same maturity date and coupon of the issuance of the first tranche. As of September 30, 2023, the total aggregate principal amount of ordinary bonds with a partial guarantee of the FNG outstanding was 95,940 million (US$24 million). During 2022, we also structured funding sources through secured loans with local trusts, which represents Ps. 516,564 million (US$127 million) as of September 30,2023.

Contractual Obligations

The table below sets forth information regarding our contractual obligations (excluding accrued interest and leases) as of September 30, 2023:

	Total	2023	2024	2025	2026 and Thereafter
	(in millions of Ps.)
Debt (excluding accrued interest and mark-to-market):
Short-term debt	334,121	155,972	177,598	550	-
Long-term debt	1,365,990	23,878	93,737	1,099,917	148,458
Total contractual obligations (excluding accrued interest and mark-to-market)	1,700,111	179,850	271,336	1,100,467	148,458	]

Balance Sheet

We use part of our loan portfolio to secure financing structures as shown in the chart below.

Assets

					Percentage Change September 2023 /
	As of September 30,		As of December 31,		December
	2023	2023	2022	2021	2022
	(unaudited)
	(in millions of Ps.)	(in thousands of US$ )(1)	(in millions of Ps.)
Cash and cash equivalents	95,629	23,590	273,052	148,514	-65%
Total financial assets at fair value	23,846	5,882	104,940	377,965	(77)%
Total loan portfolio, net	1,494,732	368,727	1,632,832	1,715,871	(8)%
Accounts receivable, net	281,052	69,331	320,129	436,872	(12)%
Total financial assets at amortized cost	1,775,784	438,058	1,952,961	2,152,743	(9)%
Investments in associates and affiliates	12,616	3,112	14,945	12,369	(16)%
Current tax assets	37,972	9,367	32,012	22,245	19%
Deferred tax assets, net	127,795	31,525	157,736	43,409	(19)%
Property and equipment, net	153	38	173	229	(12)%
Assets of right of use	1,232	304	2,021	4,298	(39)%
Intangible assets other than goodwill, net	36,828	9,085	39,852	44,111	(8)%
Total assets	2,111,855	520,962	2,577,692	2,805,883	(18)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Cash and Cash Equivalents

Cash and cash equivalents, valued at fair value under FRAS-IFRS include our liquidity and short-term investments of our trusts, which are held on investment funds.

As of September 30, 2023, cash and cash equivalents amounted to Ps. 95,629 million (US$ 24 million), and represent 5% of our total assets.

						Percentage Change
	As of September 30,		As of December 31,			Sep. 2023 /
	2023	2023	2022	2021		Dec. 2022
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)	(in millions of Ps.)	(in millions of Ps.)
Cash in hand	0	2	2	2		0
Banks	18,609	75,435	245,087	121,520		(69)%
Mutual funds	1,982	8,035	15,701	4,623		(49)%
Certificates of deposit	2,999	12,157	12,021	22,202		1%
Time deposits	0	0	241	167		(100)%
Total cash and equivalents	23,590	95,629	273,052	148,514	]	(65)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Total Financial Assets at Amortized Cost (Net Accounts receivable and Loan Portfolio)

Our loan portfolio (payroll loans, credit cards and insurance premium financing) and other accounts receivable are classified as total financial assets at amortized cost.

Total financial assets valued at amortized cost, decreased by 9% from Ps. 1,952,961 million (US$ 482 million) as of December 31, 2022 to Ps. 1,775,784 million (US$ 438 million) as of September 30, 2023, mainly due to a decrease in the consumer loans portfolio. As valued under FRAS-IFRS, the net loan portfolio decreased by 5%, from Ps. 1,715,871 million (US$ 423 million) for the year ended December 31, 2021, to Ps. 1,632,832 million (US$ 403 million) for the year ended December 31, 2022. The decrease was principally driven by the decline of the payroll and credit card loan portfolio.

As of September 30, 2023, total financial assets at amortized cost comprised 84% of total assets, and decreased 9% compared to December 31, 2022, which was explained by the decrease in our loan portfolio, the increase in impairment and the decrease in accounts receivable.

The table below sets forth information regarding our total financial assets at amortized cost:

					Percentage Change
	As of September 30,		As of December 31,		Sep. 2023 /
	2023	2023	2022	2021	Dec. 2022
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)	(in millions of Ps.)	(in millions of Ps.)
Assets
Financial assets at amortized cost
Loan portfolio, net
Consumer loans	475	1,926,823	2,005,440	2,034,298	(4)%
Impairment	(107)	(432,091)	(372,608)	(318,427)	16%
Total loan portfolio, net	369	1,494,732	1,632,832	1,715,871	(8)%
Accounts receivable, net	69	281,052	320,129	436,872	(12)%
Total financial assets at amortized cost	438	1,775,784	1,952,961	2,152,743	(9)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

The balance for accounts receivable, net decreased 27% from Ps. 436,872 (US$ 108 million) as of December 31, 2021 to Ps. 320,129 million (US$ 79 million) as of December 31, 2022, and decreased 12% to Ps. 281,052 million (US$ 69 million) as of September 30, 2023. The balance for accounts receivable, net includes loan collection balances (principal, interest, fees and commissions) due to the free-standing trusts and public service companies pending transfer to Credivalores, warranty claims to FGA and administrative collection fees of Ps. 136,351 million (US$ 34 million) as of September 30, 2023, Ps. 168,909 million (US$ 42 million) as of December 31, 2022 and Ps. 250,244 million (US$ 62 million) as of December 31, 2021. In addition, accounts receivable include receivables from Asficrédito, a collections company and the outsourcing company that manages our sales force for Ps. 74,593 million (US$ 18 million) as of September 30, 2023, Ps. 78,156 million (US$ 19 million) as of December 31, 2022 and Ps. 81,455 million (US$ 20 million) as of December 31, 2021.

Impairment of financial assets changed 16%, from Ps. 372,608 million (US$ 92 million) on December 31, 2022, to Ps. 432,091 million (US$ 107 million) on September 30, 2023. For the evaluation of impairment, we use statistical models that include historical trends of probability of default and probability of recovery.

Non-performing Loan Portfolio

Our loan portfolio is classified as non-performing when loans are 60 days or more past due, and is recognized as non-performing up to the amount of the capital and interest due at that date. Our non-performing loans and calculations related thereto do not take into account loans over 360 days past due (as described below) nor do they include past due interest.

Overdue balances of borrowers are recorded in the non-performing portfolio in the event of non-compliance with payment terms in which a loan installment or payment is past-due for specified periods. Loans are generally recorded as non- performing after 60 days of billing periods reporting non-compliance.

As of September 30, 2023, the NPL ratio for our total managed loan portfolio was 10.4%, an increase as compared to the 6% level of December 31, 2022. This increase was primarily due to the high interest rates worldwide that also occurred in Colombia, which led to the generation of a greater volume of NPLs mainly in the credit card product affected also by the closing of the business unit that reduces the amount available of credit to clients. As of December 31, 2022, the NPL ratio for our total managed loan portfolio was 6%, an increase as compared to 5.2% as of December 31, 2021. This increase was primarily due to an increase in NPLs under our credit card and insurance premium financing products, resulting from stronger signs of deterioration in the credit risk of our credit card business and operating difficulties at certain insurance companies which caused delays in payments under revoked policies. The NPL ratio for the credit card product increased from 7.1% as of December 31, 2021 to 8.2% in December 31, 2022 and the NPLs from the insurance premium financing product decreased from 1.5% as of December 31, 2021 to 0.8% as of December 31, 2022.

Between 2021 and 2022, the managed loan portfolio decreased 6%. The number of clients we served (including those with insurance products offered through our network and the alliance with Metlife) for the same period of time decreased 3.1%, as a result of a decrease in the number of clients from payroll loans and credit cards in spite of self-imposed measures to better control NPLs and management decisions to accumulate cash to pay obligations.

The following tables set forth an analysis of our non-performing managed loan portfolio by product as of September 30, 2023 and December 31, 2022 and 2021:

September 30, 2023:

(in millions of Ps.)
(unaudited)
Days Overdue	Payroll Loans	Credit Card	Insurance Premium	Total Managed Loan Portfolio	On Balance Sheet Portfolio
Performing	559,450	511,576	26,575	1,097,601	1,007,254
1-30	8,878	42,650	39	51,567	51,071
31-60	4,056	13,152	12	17,220	16,943
61-90	3,293	29,548	8	32,849	32,750
91-180	8,223	53,736	5	61,964	61,857
181-360	20,284	57,820	114	78,218	78,088
>360	121,221	190,072	7,624	318,917	316,256
Total	725,405	898,554	34,377	1,658,336	1,564,220

	NPLs > 60 days			491,948	488,952
	NPLs > 60 and < 360			$173,032	$172,696
	NPL Index (>60 days, excl. > 360 days) / Total Loan Portfolio (excl. > 360 days)			10.4%	11%

December 31, 2022:

(in millions of Ps.)
Days Overdue	Payroll Loans	Credit Card	Insurance Premium	Total Managed Loan Portfolio	On Balance Sheet Portfolio
Performing	659,312	629,513	26,759	1,315,585	1,206,606
1-30	11,797	45,830	20	57,646	56,690
31-60	7,505	22,421	32	29,958	29,121
61-90	4,316	16,432	11	20,759	20,732
91-180	10,046	24,682	13	34,741	34,684
181-360	15,495	36,379	251	52,124	51,802
>360	105,962	174,624	7,732	288,318	285,903
Total	814,433	949,881	34,818	1,799,132	1,685,538

	NPLs > 60 days			107,218	107,625
	NPLs > 60 and < 360			285,903	288,319
	NPL Index (>60 days, excl. > 360 days) / Total Loan Portfolio (excl. > 360 days)			6%	6.4%

December 31, 2021:

Days Overdue	Payroll Loans	Credit Card	Insurance Premium	Total Managed Loan Portfolio	On Balance Sheet Portfolio
Performing	785,767	719,444	27,762	1,532,973	1,373,758
1-30	13,742	23,864	606	38,212	36,535
31-60	6.774	27,364	473	34,611	33,053
61-90	5,320	8,591	108	14,019	12,946
91-180	10,482	25,571	78	36,131	36,023
181-360	14,670	33,696	366	48,732	48,491
>360	85,380	117,470	7,658	210,508	208,343
Total	922,135	956,000	37,051	1,915,186	1,749,149

	NPLs > 60 days			98,882	97,461
	NPLs > 60 and < 360			210,508	208,343
	NPL Index (>60 days, excl. > 360 days) / Total Loan Portfolio (excl. > 360 days)			5.2%	5.6%

Other Assets

Other assets include investments in associates and affiliates and tax assets. As of September 30, 2023, Credivalores maintained a 25% stake in Inverefectivas S.A. equivalent to Ps. 12,616 million (US$ 3 million).

Long Term Assets

Long-term assets decreased between December 31, 2022 and September 30, 2023, showing a 17% decrease from Ps. 197,761 million (US$ 49 million) as of December 31, 2022, to Ps. 164,776 million (US$ 41 million) as of September 30, 2023.

					Percentage Change
	As of September 30,		As of December 31,		Sep. 2023 /
	2023	2023	2022	2021	Dec. 2022
	(unaudited)
	(in thousands of US$) (1)	(in millions of Ps.)	(in millions of Ps.)
Long Term Assets
Deferred tax assets, net	31,525	127,795	157,735	43,409	-19%
Property and equipment, net	38	153	173	229	-12%
Intangible assets other than goodwill, net	9,085	36,828	39,852	44,111	-8%
Long term assets	40,648	164,776	197,761	87,749	-17%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Liabilities

Our sources of funding are working capital credit lines with local financial institutions, note issuances in the international capital markets including the Old Notes and notes under our ECP Program, collateralized loans incurred through our free-standing trusts (patrimonios autónomos), and portfolio sales under certain investment structures.

We continue to evaluate other financing sources to diversify our funding, such as issuance of debt securities and international credit lines.

As of September 30, 2023, liabilities were mainly comprised of financial obligations, which accounted for 91% of our total liabilities. Total liabilities decreased 30%, from Ps. 2,634,135 million (US$ 650 million) as of December 31, 2022, to Ps. 1,837,273 million (US$ 453 million) as of September 30, 2023, and increased 3% between December 31, 2021 and December 31, 2022. As of December 31, 2022, our ratio of unencumbered assets to unsecured debt was under 110% and the capitalization ratio was under 13.5%. As of September 30, 2023, our ratio of unencumbered assets to unsecured debt was under 110% but capitalization ratio was over 13.5%.

					Percentage Change
	As of September 30,		As of December 31,		Sep. 2023 /
	2023	2023	2022	2021	Dec. 2022
	(unaudited)
	(in thousands of US$)(1)	(in millions of Ps.)	(in millions of Ps.)
Liabilities
Total financial liabilities at amortized cost	413,515	1,676,291	2,536,407	2,422,009	-34%
Total financial obligations	413,153	1,674,823	2,534,228	2,417,239	-33%
Lease liabilities	362	1,468	2,179	4,770	-34%
Employee benefits	286	1,159	1,053	995	10%
Other provisions	613	2,483	3,028	918	(18)%
Accounts payable	30,252	122,636	51,892	79,065	136%
Current tax liabilities	383	1,554	1,698	1,969	(8)%
Other liabilities	8,178	33,150	40,057	42,000	(17)%
Total liabilities	453,227	1,837,273	2,634,135	2,547,272	(30)%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Financial Debt

We classify our financial indebtedness under financial obligations. Interest bearing loans and obligations are carried at amortized cost.

	As of September 30,		As of December 31,		Percentage Change
					Sep. 2023 /	Dec. 2022 /
	2023	2023	2022	2021	Dec. 2022	Dec. 2021
	(unaudited)
	(in thousands of US$)(1)	(in millions of Ps.)	(in millions of Ps.)	(in millions of Ps.)
Issuance of Bonds	210,800	854,533	1,289,134	1,720,458	(34)%	(250)%
Financial obligations in Free-Standing Trusts	127,428	516,564	901,280	252,296	(43)%	257%
ECP Program Notes	31,612	128,148	192,408	298,587	(33)%	(36)%
Local Bonds	23,667	95,940	95,940	52,900	0%	81%
Promissory Notes- Local Banks	25,884	104,926	48,919	82,721	114%	(41)%
Finance Lease Agreements	362	1,468	2,179	4,770	(33)%	(54)%
Other Financial Obligations (Interest)	4,405	17,855	60,503	72,069	(70)%	(16)%
Transactions Costs	(10,643)	(43,143)	(53,924)	(61,792)	(20)%	(13)%
Total financial obligations	413,515	1,676,291	2,536,439	2,422,009	(34)%	5%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Financial obligations including accrued interest and transaction costs increased 5%, from Ps. 2,422,009 million (US$ 597 million) for the year ended December 31, 2021, to Ps. 2,536,439 million (US$ 626 million) for the year ended December 31, 2022. For the year ended December 31, 2022, 50% of our total financial obligations was comprised of the Old Notes for Ps. 1,289,134 (US$ 318 million), 35% of financial obligations were trusts (patrimonios autónomos) equivalent to Ps. 901,280 (US$ 222 million), our ECP Program equivalent to Ps. 192,408 million (US$ 47 million), local bonds equivalent to Ps.95,940 million (US$ 24 million) and credits with local banks equivalent to Ps.48,919 million (US$ 12 million).

Between December 31, 2022 and September 30, 2023, financial obligations (excluding accrued interest and transaction costs) decreased by 33% and reached Ps. 1,700,111 million (US$ 419 million), of which 50% was comprised of the Old Notes equivalent to Ps. 854,533 million (US$ 210.8 million), 30%, financial obligations in Free-Standing Trusts equivalent to Ps. 516,564 million (US$ 127 million), 8% notes issued under the ECP Program equivalent to Ps. 128,148 million (US$ 32 million), 6% of financial obligations with local bonds equivalent to Ps. 95,940 million (US$ 24 million) and local financial obligations equivalent to Ps. 104,926 (US$26 million).

As of September 30, 2023, the debt in foreign currency was comprised of Ps. 982,681 million (US$ 243 million), Ps. 128,148 million (US$ 32 million) of notes issued under the ECP Program, and Ps. 854,533 million (US$ 211 million) of the Old Notes.

Equity

Our equity has increased due to capital injections from shareholders.

From December 31, 2021 to December 31, 2022, our total equity decreased 122%, mainly due to the net income for the period affected mainly by the results in exchange rate differences.

Total equity increased 586%, from Ps. (56,443) million (US$ (14) million) on December 31, 2022, to Ps. 274,582 million (US$ 68 million) on September 30, 2023. This was mainly explained by the capitalization from shareholders completed in May 2023 in the amount of Ps. 273,980 million (US$ 68 million).

	As of September 30,		As of December 31,		Percentage Change Sep. 2023 /
	2023	2023	2022	2021	Dec. 2022
	(unaudited)
	(in millions of US$) (1)	(in millions of Ps.)	(in millions of Ps.)
Equity
Share capital	56	225,323	135,194	135,194	67%
Treasury shares	(3)	(12,837)	(12,837)	(12,837)	0%
Reserves Treasury Shares	3	12,837	12,837	12,837	0%
Reserves	3	11,038	11,038	11,038	0%
Additional paid-in capital	63	255,020	71,169	71,169	258%
Other Comprehensive income (OCI)	0	1,743	(49,470)	(36,874)	104%
Accumulated earnings	(50)	(202,464)	99,995	94,058	(302)%
IFRS Convergence Results	(5)	(21,910)	(21,910)	(21,910)	0%
Earnings for the period	1	5,832	(302,459)	5,936	102%
Total Equity	68	274,582	(56,443)	258,611	586%

(1)	Solely for the convenience of the reader, Colombian peso amounts have been translated into U.S. dollars at the market rate as of September 30, 2023 of Ps. 4,053.76 to US$ 1.00. See “Exchange Rates and Foreign Exchange Controls” for information on recent fluctuations in exchange rates.

Shareholders’ Equity to Total Assets Ratio

The chart below shows our shareholders’ equity to total assets between 2020 and September 30, 2023. As of September 30, 2023, our shareholders’ equity was Ps. 274,582 million (US$ 68 million).

Off Balance Sheet Arrangements

As of September 30, 2023, we had Ps. 90,329 million (US$ 22 million) in loan portfolio sales to third parties, which are included under our managed loan portfolio. We continue to perform the collection and the servicing of the loans, but Ps. 3,625 million (US$ 1 million) of these portfolios have been sold without any recourse to the Company and are therefore accounted as off-balance sheet transactions. The remainder of the sold portfolio reported as part of the managed portfolio results from portfolio transfers to mutual funds that involves a collateral amount for the deterioration of the loan portfolio transferred that is gradually formed from the returns on the equity stake that the Company holds in the fund.

Capital Expenditures

As of September 30, 2023, we did not expect to have any material capital expenditures for the year ended December 31, 2023.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks associated with our assets, liabilities and operations, including risks related to interest rates, credit, inflation and exchange rates. We continually assess our exposure to market risk that arises in connection with our operations and financial activities.

Credit Risk

Our Credit Risk Management System considers the nature of each portfolio product, adjusting its methodologies, processes and policies to these characteristics to achieve the target risk set for each product.

The credit risk management model is based on four stages:

●	Identification and Measurement: for adequate risk measurement and identification, we use statistical models to identify risk factors, accurately profile our current and potential clients and determine the level of risk to which we are exposed.

●	Policies and Processes: based on the characteristics of each product and the risk profile identified for each client risk management devises distinct processes and policies that adapt to each level of risk seeking to mitigate exposure to the potential risk in a precise manner.

●	Control and Monitoring: this process aims to ensure compliance with the policies and processes established, as well as to monitor the progress of the portfolio risk indicators so as to take timely actions in response to any deviation from the expected indicators.

●	Estimation of Provisions: risk management includes determination of risk coverage to allow absorption of the losses which may arise due to non-compliance with the credit obligations. Estimations of our provisions are based on statistical models of expected losses for our main products, payroll deduction loans and credit cards. For financing insurance policies, we use transition matrices.

These processes are documented in the Credit Risk Management System Manual which also defines the target market, credit assessment criteria, collateral, collection management, organizational structure and information management.

In order to prevent excessive concentrations of credit risk at an individual, economic group, cities or economic sectors level, we maintain updated indices to limit concentration of risk to an individual level or to an economic sector. The exposure limit to an individual client or economic group depends on the risk profile of the client, the nature of the risk of the debtor.

As of September 30, 2023 the following characteristics of our managed loan portfolio allow us to mitigate the credit risks:

●	The 25 largest debtors accounted for 0.65% of the payroll loan portfolio, and the largest single client represented 0.06%.

●	About 88.2% of the total managed loan portfolio was comprised of public-sector employees and pensioners, with high job stability as these payments are included in the annual national budget.

●	The average loan size (portfolio/total clients) was Ps. 2.3 million (US$ 579 thousand).

●	Highly diversified geographical location in small and middle size cities located in different regions in Colombia. Bogota accounts for 31.2% of the total portfolio, followed by Cesar with 8.1% and Antioquia with 7.4%.

To identify the level of credit risk, we have ad hoc scoring models for each product and by region for some products. The models include information from credit bureaus, internal information on behavior and external information yielded by our partnerships. This external information includes access to databases with information on public-utility payment behavior; this privileged information enables the development of granting models that are more precise than those of the market, as well as the identification of clients without bank accounts for whom there is no financial information allowing access to a larger market than that traditionally covered by the banking industry.

The payroll loan credit approval model consists of a proprietary risk scoring model and underwriting policies that help measure and control operational and credit risk according to the risk appetite defined by the board. During 2023, the policies and scoring model were reviewed and updated when necessary. For the credit card product, we developed a proprietary scoring model in 2019 that included multiple scorecards combining bureau, demographic and utilities information. We also have a statistical model to estimate payment capacity based on levels of utility consumption, economic strata level, and risk profile. Our risk department is responsible for controlling all stages of the credit approval process, ensuring that the verification and analysis processes comply with the quality standards and policies defined by our Risk Committee. Our origination process is supported by IT tools that automate and control the entire credit flow, providing process quality, greater efficiency and online monitoring of each stage of the process. For payroll deduction loans, we use Bizagi and for credit cards we use Credisoft. In addition, the originator allows:

●	remote access for on-site client profiling;

●	online consultation of the status of each loan application;

●	management of pre-approved campaigns;

●	digitization of all applications (document manager);

●	parametrization by agreement of document requirements and business rules;

●	parametrization of process flows by profile and agreement type;

●	specialized modules for each process: location, verification, guarantees, ratification, and supervision;

●	integration with external processes: insurer, identity validation, georeference, credit bureau;

●	control of productivity and response-time alerts for each role in the process; and

●	access control and information security.

Market Risks

We have been able to meet our liquidity needs acquiring working capital and lines of credit from local, foreign and multilateral entities. Given the exposition to variable interest rates we constantly monitor the behavior of variable interest rates (financial obligations indexed to local and/or foreign variable rates such as: DTF, IBR, UVR, SOFOR, PRIME, etc.), and to exchange-rate fluctuations due to devaluation or revaluation in the local currency (US$, EUR, etc.).

Market risk arises from the open positions of our investment portfolios in debt securities, derivatives and equity instruments recorded at fair value, due to adverse changes in risk factors such as interest rates and exchange rates of foreign currencies.

For analysis purposes, market risk has been broken down into price risk and/or interest and exchange-rate risk of financial obligations in the periods over which payments on capital are amortized, the point at which the risk materialized.

As of September 30, 2023, December 31, 2022 and December 31, 2021, we had had the following financial assets and liabilities at fair price subject to trade risk:

Financial assets and liabilities at fair value exposed to trading risk held:	September 30, 2023 (unaudited) (in millions of Ps.)	December 31, 2022 (in millions of Ps.)	December 31, 2021 (in millions of Ps.)
Equity securities	5,205	5,698	6,115
Derivative instruments	4,555	98,861	355,167
Loan portfolio	14,086	381	16,683
Total	23,846	104,940	377,956
Derivative Financial Instruments	-	-	(316)
Total	23,846	104,940	(316)
Net position	23,846	104,940	377,649

Interest Rate Risk

Out of our total managed loan portfolio, 66.3% consists mainly of loans bearing floating interest rates under payroll loans and the remaining 33.7% are credit cards and insurance premium financing loans at fixed interest rates. However, the credit cards interest rate is adjusted on a monthly basis according to changes in the cap rate, thus the interest rate risk is contained in this product.

Our financial obligations are exposed to the interest rate risk when financing is acquired at variable indexed rates that may be subject to volatilities affecting our financial margin. We conducted a sensitivity analysis on our interest expenses of a 20 basis points movement in the variable indexed rates of financial obligations until maturity with the following results:

Scenarios	Interest (million Ps.)
Effect of 20 bps decrease in variable rate	1,338,946
Effect of 20 bps increase in variable rate	1,330,247
Combined Effect on Interest Expense	(8,699)

Exchange Rate Risk

In addition, our financial obligations are also exposed to exchange rate risk due to appreciation or depreciation of the peso against the currency in which the financial obligation is denominated. Our risk management policy, approved by the board of directors, mandates that we hedge all foreign currency positions (assets or liabilities) to pesos through different instruments that require a dynamic management of financial risks.

Taking into account our exposure to changes in the exchange rate, below is a sensitivity analysis of the impact on financial obligations resulting from possible changes in the exchange rate in 2023, using the following methodology:

●	Two scenarios were evaluated, adjusting the spot exchange rate by 0.6% of daily volatility, resulting in appreciation or depreciation of the currency based on the TRM applicable as of September 30, 2023.

●	The amortization of principal and interests on financial obligations were included in these scenarios, considering their payment periods and maturity.

●	The accrual of interest payments was evaluated using equivalent rates.

●	The present value of the monthly interest payment was calculated, using the twelve-month IBR rate as a reference as of September 30, 2023 (12.751%).

●	Finally, we compared the results of each scenario to the base scenario, which was based on the expected cash flow payments for interest and principal using the reference rates as of September 30, 2023.

The results are set out below:

Item	Total Debt (in millions of Ps.)
Initial scenario (Balance as of September 30, 2023)	374,818
Scenario 1 (Appreciation effect of the currency)	373,876
Scenario 2 (Appreciation effect of the currency)	375,798
Difference (Scenario 1 vs. Initial)	(982)
Difference (Scenario 2 vs. Initial)	980

BUSINESS

Overview

We are a leading non-bank financial institution in Colombia focused on providing under-banked segments of the population access to consumer credit and micro-insurance through loan products designed to minimize loan losses. We have a successful track record of over 20 years in consumer lending, serving low- and middle- income households. As of September 30, 2023, our managed loan portfolio was Ps. 1,658,336 million (US$ 409 million), with over 711,723 clients (which we calculate by product). We define our “managed loan portfolio” as our on-balance sheet collateralized and uncollateralized loans and off-balance sheet loans that we have originated and sold but remain under our servicing and management. In addition, as a result of our strong origination capacity, since our inception through September 30, 2023, we have generated an aggregate originated loan portfolio of Ps.$12.17 trillion (US$ 3 billion), which includes the managed loan portfolio and additional loan portfolio sales not serviced and managed by us.

We focus on consumer lending through a diversified platform comprised of three main products/lines of business:

●	Tucrédito: payroll loans, mainly to public service employees and pensioners, which represented 44% of our total managed loan portfolio as of September 30, 2023;

●	Crediuno: a branded credit card business which represented 54% of our total managed loan portfolio as of September 30, 2023; and

●	Credipóliza: insurance premium financing, which represented 2% of our total managed loan portfolio as of September 30, 2023.

Our products have been designed with collection channels that mitigate the risk of non-payment in order to allow us to grow while maintaining healthy portfolio quality ratios.

We originate almost 100% of our loan portfolio directly and, accordingly, our growth has been almost 100% organic. We have established strategic alliances for the origination and collection of each of our loan products that give us access to a potential client base of approximately 13 million potential clients. For Tucrédito, our payroll loan product, we have operating agreements with approximately 273 employers and pension funds, including public and private sector entities, that give us access to over 2.7 million potential clients. We are in the process of selling and closing our credit card business unit, Crediuno, as we focus our strategic efforts on payroll, which has a better risk profile.

Our strategy of digital transformation and data analytics development, has driven the redesign and digitalization of our origination processes, allowing us to achieve greater efficiency and flexibility for our clients. It has also created a differentiated underwriting process based on a more robust data base for our scoring models on some of our products and greatly enhanced our time to market. In May 2019, we first implemented a 100% digital origination process for our credit card business through our commercial channels, increasing the number of applications submitted to the loan underwriting process from our sales representatives. Currently 100% of our origination process is digital. We equipped our sales force with tablets to facilitate the profiling of our clients at retailers and points of sale. In this way, we are able to obtain instant feasibility confirmation and we are able to collect data from our clients with georeferencing and automatic validations of information.

We have extensive geographic coverage in Colombia, with an emphasis on small and mid-sized towns and cities with high growth potential and where our target market is underserved by the financial industry. We have loans disbursed in 626 of the 1,123 cities in Colombia.

History and Development

Crediservicios S.A. was formed in 2003 for the primary purpose of providing payroll deduction loans. Credivalores S.A. was also formed in 2003 and its primary business activities were factoring transactions and the financing of goods, services and insurance premiums. Both companies provided their services locally in Cali, Colombia. As a result of a merger in 2008, Credivalores S.A. was fully absorbed into Crediservicios S.A. and the resulting entity changed its name to Credivalores – Crediservicios S.A.S.

Over time, the business has grown into other geographic regions throughout Colombia, including Bogotá. In 2010, the company was capitalized by two private equity funds, ACON Colombia Consumer Finance Holdings, S.L. and HSBC Capital (now Graycliff Partners), in order to strengthen its capital structure and leverage its high growth potential. In May 2014, the company received a new capital injection from Gramercy, a U.S. investment manager, and as a result Gramercy became a new shareholder. In March 2015, Gramercy completed a new capital injection, which has strengthened our equity, promoted strong growth and improved our capitalization ratios. In October 2016, Gramercy granted us a convertible loan facility in the amount of Ps. 60,014 million (US$ 20.4 million) due in April 2017. In March 2017, we decided to exercise our option to capitalize Ps. 53,510 million (US$ 15.5 million) of this facility into equity. In September 2018, Gramercy injected an additional Ps. 3,023 million (US$ 0.9 million) of capital into the Company, and in June 2019, the three shareholders ACON, Gramercy and Crediholding, injected a total of Ps. 12,000 million (US$ 3.5 million) of capital into the Company on a pro rata basis. In December 2021, the Company received an additional capital injection from three of its shareholders (including ACON and Gramercy) totaling Ps.12,000 million (US$ 3.01 million) a pro rata basis. In 2023 a new shareholder, GDA Luma, provided a capital injection of US$ 58 million. The participation of our shareholders has strengthened our capital structure, promoted strong growth and improved our total shareholders’ equity to total assets ratio.

In June 2019, we completed a legal corporate transformation from a simplified stock corporation (sociedad por acciones simplificadas) to become a stock corporation (sociedad anónima) under Colombian law and changed our name to Credivalores – Crediservicios S.A. This transformation will grant us access to the domestic capital markets allowing the company to registry bonds and securities before the National Registry of Securities and Issuers from the SFC.

Our growth has been supported by a business model with more than 20 years of proven track record and success. This model is based on its niche market strategy and specialized financial products targeting the underserved low- and middle- income brackets of the Colombian population.

Our Target Market

We target consumers in social segments 1, 2 and 3 of the Colombian population, which corresponds to middle- and low-income socio-economic segments. Our target market includes approximately 80% of the population of Colombia.

Our typical client has limited access to financing from banks and other traditional credit providers, partly because traditional credit lenders and banks find it costly to serve clients interested in only one credit product and/or clients with small financing needs. Furthermore, in some cases, the low-income population is apprehensive of going to a bank’s branch or a bank-related financial institution due to cultural reasons, such as an unfavorable perception of the financial industry among that segment of the population, and/or cumbersome and slow approval processes for opening accounts. In contrast, we rely on our sales force to approach our clients, and we are able to offer them agile and tailor-made credit solutions, compared to banks and other financial institutions. Our key parameters for credit evaluation include socio-economic and demographic information, as well as information on credit bureaus; however, the parameters vary by product. For payroll loans, we need to determine our clients’ level of indebtedness, and the main parameters we use for the credit evaluation process also include employment history, time at the current employment, type of employer and position. The lack of widespread access to financing alternatives has created a set of common factors among our clients that includes:

●	Good repayment habits. There is a very limited number of financial alternatives for the target market, which results in timely repayment to avoid forfeiting the right to access the limited financing available.

●	Net worth versus cash flow. Our clients have stable cash flows and continue to exhibit this stability over time.

●	Rate versus installment amount. Our clients are not generally concerned about the interest rate on the loan; rather, they care about the monthly installment amount they will need to pay.

●	Urgency and need. A loan is usually needed as soon as possible, and we have the ability to process and disburse the funds in less than 24 hours of the request, which is a key success factor. Also, traditional banks want to sell the client a suite of products, whereas the client may want just one product, a straightforward loan.

●	Brand loyalty. In many cases, the loans we provide are the clients’ first formally obtained loans and their first departure from the informal financing community.

●	Renewal of current loans. Ability to renew a loan continuously, provided it has been current and had no past due balances over its entire term.

Products and Services

Our business model consists of offering to the low- and middle- income segments of the population and to individuals that require immediate liquidity a range of flexible, specialized, and tailored credit and financing alternatives, which includes payroll deduction loans (Tucrédito), and insurance premium financing (Credipóliza). We have created origination, underwriting, monitoring and collection tools and policies in line with the risk profiles of our potential borrowers. The Company decided to focus its efforts and strategy in payroll deduction loans in line with its credit risk profile, and is in the process of selling and closing its credit card business unit.

As of September 30, 2023, our client base is comprised of 711,723 active clients, of which 706,048 have credit products and 5,675 have insurance products distributed through our network. As of September 30, 2023, we had 50,660 payroll loan clients (Tucrédito), which represented Ps. $725,405 million (US$ 179 million), or 43.7% of our managed loan portfolio; 637,915 credit card clients (Crediuno), which represented Ps. 898,554 million (US$ 222 million), or 54.2% of our total loan portfolio; 5,675 insurance premium financing clients (Credipóliza), which represented Ps. $34,377 million (US$ 8 million), or 2.1% of our total loan portfolio. The table below summarizes our loan portfolio by product.

Product	Description	Managed Loan Portfolio	% of total loans
Tucrédito	Payroll deduction loans	Ps. 725,577 million	43.7%
Crediuno	Credit cards	Ps. 898,554 million	54.2%
Credipóliza	Insurance premium financing	Ps. 34,377 million	2.1%

We define our “managed loan portfolio” as our on-balance sheet collateralized and uncollateralized loans and off- balance sheet loans that we have originated and sold but remain under our servicing and management. Between 2021 and 2022, the managed loan portfolio decreased 6%. The number of clients we served (including those with insurance products offered through our network and the alliance with Metlife) for the same period of time decreased 3%, as a result of self- imposed measures to better control NPLs in the credit card business and management decisions to operate only payroll loans as part of our business strategy.

The chart below sets forth the historical growth of our managed and owned loan portfolio:

This decrease is a result of reduced access to new sources of funding in the local and international markets. All credit products have been designed with collection mechanisms that prioritize secured repayments, such as direct deduction from paychecks and collection through public utility bills. As of September 30, 2023, NPLs, defined as managed loans overdue by 60 days or more adjusted by operational nature of the business but excluding loans overdue by more than 360 days, totaled 9.5% of our total managed loan portfolio, above the industry average for consumer loans of 7.5% according to SFC. As of September 30, 2023, our NPL ratio was 10.4%. This metric is used by us to make it comparable to the financial industry.

Source: SFC and Credivalores

Payments on payroll loans are collected directly from employers before any wages are paid to clients, pursuant to clients’ irrevocable instructions. In addition, the majority of the portfolio is comprised of public sector employees and pensioners, who have low turnover rates and steady revenues, thus mitigating collection and non-payment risk.

Payments on credit cards were collected through public utility companies, as payments due are invoiced as part of the client’s public utility bill in accordance with the exclusivity agreement signed with the utility company, which creates a sense of priority for payment over any other consumer loan. However, the Company is closing the credit card business unit and collections are made through small amount collection companies.

To maintain low delinquency rates and identify growth opportunities with controlled risks, we constantly monitor our portfolio through statistical analysis and vintage analysis. Our risk department, consisting of a majority of mathematicians and statistics graduates, uses powerful data-mining techniques such as decision tree methodology to identify risk variables in our portfolio, allowing for accurate adjustments in our underwriting policies and procedures. Vintage analysis is also a tool that allows for performance comparisons between portfolio segments. Data is grouped into segments based on the origination month (a vintage) and can be formatted in a triangular fashion with vintage and age (months on books) as the two axes. In this type of analysis, a portfolio is completely deconstructed into separate vintages, which allow a clear look at all the independent parts of the macro portfolio, including the application of different credit policies and controls over time. The right-most data point for each vintage aggregate up to the current macro portfolio. This isolates the segments to show behavioral aspects and financial performance for the individual vintages.

Breaking down a portfolio into these separate vintages can help identify trends and point to reasons for shifts in macro portfolio performance such as changes in the risk profile of clients or deficiencies in the policy’s processes and controls. The vintage analysis allows for adjustments to the origination process on a timely manner without having to wait until complete maturity of the portfolio. Any change in the diagonal of the vintage analysis send signals of the deterioration of the maintaining processes of the portfolio, due to operations, collections or worsening of credit profiles of clients of certain economic sectors.

In addition, on an annual basis we recover 12.7 % of the past due payroll loans over 90 days, 10.7% of the past due loans under the credit card product and 3% of the insurance premium financing product. We are able to achieve this high ratio of recoveries due to our internal collection processes and to the collection channels of our products.

Treatment of the Loan Portfolio

We originate almost 100% of our own loan portfolio through our dedicated sales force. We define our “managed loan portfolio” as our on-balance sheet collateralized and uncollateralized loans and off-balance sheet loans that we have originated and sold but remain under our servicing and management. As of September 30, 20123, our total managed loan portfolio amounted to Ps. 1,658,336 million (US$ 409 million). Our portfolio has three different products:

●	Sold portfolio. Corresponds to loan portfolio comprised of payroll deduction loans that were originated by us and used to be sold on to financial institutions until mid-2016. This portfolio was sold based on the present value of the expected cash flows. Revenues from portfolio sales were recorded as a one-off payment from the sale of the loan. In 2018 and 2019 we started registering portfolio transfers under a funding structure we have in mutual funds administered by trusts in the Colombian capital markets. We transfer loan portfolios to these mutual funds and in turn we receive the funding to originate additional loans and an equity stake at the fund, which is subordinated to the rest of the investors in the fund. This funding structure differs from the previous portfolio sales completed before 2016 since instead of an upfront premium, we receive recurrent revenue resulting from the net margin between the interest income of the portfolio transferred and the financial cost of the funding received, and an equity return from the fund. We record the net margin and the equity return in our financial statements on a monthly basis. Portfolios transferred under these structures, involve a collateral amount for the deterioration of the loan portfolio of more than 90 days, which is gradually formed from the returns on the equity stake that the Company holds in the fund. We have included into our provisions the historical amount of loans repurchased. As of September 30, 2023, sold portfolio (which we continue to service and manage) amounted to (excluding sales without any recourse to the Company) Ps. 94,116 million (US$ 23 million), or 5.7% of our total managed loan portfolio.

●	Collateralized portfolio. Corresponds to loan portfolio that is originated by us and assigned irrevocably to a free-standing trust or fiducia (patrimonio autónomo), which is used for funding. We use these trusts to match portfolio types and portfolio maturity with the corresponding debt from funding sources. That is, for each loan product (payroll loans, credit cards or insurance financing) there is a separate trust with a separate financing in place, which generally matches the duration of the underlying portfolio used for the repayment of the debt. As of September 30, 2023, Ps. 982,556 million (US$ 242 million) of our loan portfolio was held through our free-standing trusts.

●	Uncollateralized portfolio. Corresponds to loan portfolio that is originated by us and is maintained on our balance sheet. As of September 30, 2023, our uncollateralized loan portfolio amounted to Ps. 675,780 million (US$ 167 million), or 41% of our total managed loan portfolio.

Our objective is to increase the portion of the uncollateralized portfolio that is assigned for funding.

Diversified Loan Portfolio

We believe one of our competitive strengths is the diversification of our loan portfolio. Our portfolio has limited concentration by geography, economic segment, amount, and number of clients, as follows:

●	Geography: Our growth strategy is based on small and medium sized cities, with only 31.2% of the portfolio in the capital (Bogotá).

The following chart set forth our geographic diversification though out the Colombian territory as of September 30, 2023:

●	Economic segment: Our payroll loan portfolio is focused on pensioners and government employees; nonetheless the portfolio is diversified by economic activity; of the total payroll loans: 56% are loans to pensioners, 11.8% to private companies, 9.8% to government related agencies, 10.4% to teachers, and 12% to police and military.

●	Number of clients: We have many clients with small amounts per loan. The average loan calculated as total portfolio over total number of clients is Ps. 2.3 million (US$ 579 thousand). Overall, our top 25 clients contribute to less than 0.65% of the total payroll loan portfolio.

Customer Demographics

Our target market is the low- and middle- income segments of the population including portions of “bottom of the socio-economic pyramid,” focused on tiers 1 to 3 and the segment of the population that has achieved pension requirements.

We target Colombia’s growing low middle class that requires greater financial inclusion and banking penetration – precisely the target market that also is the focus of Government policy.

Payroll Loans - Tucrédito

Overview

Our main product is payroll loans, which are consumer loans whose monthly repayments/installments are deducted directly from the client’s paycheck by its employer, who in turn transfers it directly to us. The payroll loans segment represents approximately 35% of total consumer loans in the Colombian financial system. Given this collection mechanism, payroll loans typically have lower default ratios than other consumer loans.

The payroll loans are secured by an irrevocable order or authorization from the clients to their respective employers or to the entity that pays their salary or other financial benefits arising from their employment. Given our target market, wages and pensions are typically the client’s primary source of income.

We currently have agreements to provide payroll loans with over 273 employers and pension funds including a wide range of businesses and government entities, which together comprise a substantial portion of our portfolio. As of September 30, 2023, approximately 88% of our payroll deduction loan portfolio was comprised of public sector employees and pensioners, which we believe have low turnover rates and stable income.

Approximately 56% of our Tucrédito payroll loans portfolio is comprised of loans to pensioners. In the case of the pensioners we serve, pensions are paid by Colpensiones, the state-owned pension administrator, and their loans, like the rest of our loan portfolio, have life insurance coverage. In the case of public sector employees, we focus on employees that have long tenure at their position (“carrera administrativa”), as opposed to temporary employees whose jobs may depend heavily on changes of the administration.

In terms of loan size, the portfolio is highly diversified, as the average loan size is Ps.9.3 million (US$ 2 thousand).

The historical growth of our owned and managed payroll loan portfolio is described in the charts below:

(In thousand millions of Ps.)

The historical number of our payroll clients is described in the chart below:

In thousands

Structure

The structure of the payroll loan business is explained in the diagram below:

1.	We sign an agreement with the employer to offer payroll loans to its employees.

2.	The employee applies for credit with us.

3.	If approved, the employee issues an irrevocable payment instruction to his employer for deductions to be made from his monthly paycheck/pension receipt. Deductions include the monthly premium of the life insurance that covers the loan.

4.	We disburse funds to the employee.

5.	We send a file to the employer with the amounts due under each client’s loan.

6.	Employer deducts amounts due from the client’s payroll.

7.	Employer remits the funds to us (through a separate trust used specifically for collection).

8.	We remit the portion corresponding to the insurance premium to the insurance company.

To ensure that the employer is able to accurately make payroll deductions to repay the loans on a monthly basis, we provide them electronically with a list of employees who have loans outstanding, showing the individual installment amounts to be deducted and the total amount to be paid to us. During our more than 20 years of operations, we have developed the know- how to operate with multiple employers in an efficient manner.

As of September 30, 2023, the average payroll deduction loan granted was Ps.9.5 million (US$ 2 thousand). The payroll loan portfolio has life insurance coverage, to which we are the first beneficiary.

Credit Cards - Crediuno

Overview

In June 2011, we launched Crediuno, a branded credit card that utilizes the client’s public utility bill for invoicing and collections. The product was initially launched in 2005 as a revolving personal line of credit to finance the acquisition of specific goods, such as home appliances, or to finance home improvements, and later evolved into a branded credit card. As of September 30, 2023, this product represented approximately 54.2% of our total managed loan portfolio.

Our credit card was offered to clients in major retailers and, until the third quarter of 2015, it could only be used for purchases at selected retailers in Colombia. In August 2015, we entered into an alliance with VISA, whereby our credit card could be used at any retail merchant that accepts the VISA franchise, widening the universe of retailers in which our clients can use our credit card. We are the first non-bank financial institution issuing VISA credit cards in Colombia for the low- and middle- income segments of the population.

Since their origin, credit card repayments have been collected through the client’s public utility bill. However, in May 2019, we launched client-focus digitalization initiatives to improve agility in our origination process. Since then, credit card repayments have also been collected through direct billing to the client.

As part of our business strategy, we are in the process of closing the sale of our credit card business unit (Crediuno), as we focus our strategic efforts on payroll, which has a better risk profile.

Funding

Since our formation, we have consistently sought to diversify our funding sources. In order to maintain adequate levels of availability, we have developed funding facilities with an approach to match the duration of assets and liabilities and to reduce our average cost of financing. Currently, we receive funding from multiple local and international sources, including top-class committed shareholders, local bank debt, local bonds, our euro commercial paper program (“ECP Program”) and the issuance in 2020 of 8.875% Senior Notes due 2025 in 2020 (the “Old Notes”). We have relationships with local financial institutions and have begun to develop relationships with international private equity funds.

The following chart sets forth the evolution of our funding sources:

Capitalization by Shareholders

We have a strong capital structure hinged on our shareholders’ commitment. In 2010, we received a Ps. 28,993 million (US$ 8.4 million) equity injections from ACON Colombia Consumer Finance Holdings, S.L. In 2011, our shareholders at the time injected an additional Ps. 19,480 million (US$ 5.6 million). More recently, in May 2014, we received a Ps. 42,841 million (US$ 12.4 million) capital injection from Gramercy Funds Management LLC. In connection with the 2014 capitalization, we entered into an option agreement with certain of our shareholders to receive a new capital infusion for up to Ps. 9,300 million (US$ 2.7 million). In March 2015, the option was exercised, and we received a new equity injection of Ps. 9,300 million. Furthermore, in October 2016 Gramercy granted us a convertible loan facility in the amount of Ps. 60,014 million (US$ 17.3 million) due in April 2017. In March 2017, we decided to exercise our option to capitalize Ps. 53,510 million (US$ 15.5 million) of this facility into equity. The capitalization was recorded in our financial statements as of April 30, 2017. In August 2017, this loan was fully repaid. In September 2018, Gramercy injected an additional Ps. 3,023 million (US$ 0.9 million) of capital into the Company and in June 2019 the three shareholders ACON, Gramercy and Crediholding injected a total of Ps. 12,000 million (US$ 3.5 million) of capital into the Company on a pro rata basis. . In 2023, a new shareholder, GDA Luma, made a capital injection of Ps. 273,980 million (US$ 58 million). The participation of our shareholders has strengthened our capital structure, promoted strong growth and improved our total shareholders’ equity to total assets ratio.

Following these capital injections, as of September 30, 2023, our shareholders’ equity was Ps. 274,582 million (US$ 68 million).

In the past ten years, we have not distributed dividends to our shareholders, allowing us to strengthen our balance sheet, which serves as proof of our shareholders’ commitment and belief in the business model.

The following chart sets forth the evolution of our shareholders’ equity:

Sales and Transfers of Originated Portfolio

To fund growth, we may sell a portion of our originated payroll loan portfolio. Our entire portfolio sales are made to entities supervised by the SFC and not to individuals (retail). Purchasers of loans have included: Banco GNB, Banco Agrario and Ban100, among others.

Our portfolio sales and transfers may include recourse to the Company for those loans overdue. We estimate the probability of repurchasing those loans and include a provision into the calculation of its impairment.

From an accounting perspective, this is registered in the financial statements as the derecognizing of assets due to sales or transfers of the loan portfolio. A financial asset (or, if applicable, a portion of a financial asset or group of similar financial assets) is derecognized when:

●	the contractual rights to the cash flows produced by the financial asset expire;

●	the contractual rights to the cash flows from the asset are transferred or an obligation is incurred to pay a third party all of these cash flows without significant delay, by means of a transfer agreement;

●	a substantial portion of the risks and benefits of owning the financial asset are transferred; and,

●	a substantial portion of all the risks and benefit of owning the asset is retained, but control over such has been transferred.

Based on the business and the variables established by IFRS for recording derecognized assets, upon a sale of loans from our portfolio, a substantial portion of all risks inherent to the financial asset in question is transferred to the purchaser. Therefore, loans sold are not included into the loan portfolio accounts in the financial statements.

As of December 31, 2021 and 2022, our sold but managed portfolio (principal only) was Ps. 217,000 million (US$ 54 million) and Ps. 116,000 million (US$ 29 million), respectively, and as of September 30, 2023, our sold but managed portfolio (principal only) was Ps. 94,116 million (US$ 23 million).

Collateralized Funding – Patrimonios Autónomos

As of September 30, 2023, our managed loan portfolio amounted to Ps. $1,658,336 million (US$ 409 million), of which Ps. 982,556 million (US$ 242 million) was held through our free-standing trusts (patrimonios autónomos). We use collateralized funding structures through free-standing trusts (patrimonios autónomos) to support our growth. These structures allowed us to access financing from financial institutions with tenors longer than on a stand-alone basis, while minimizing any maturity gap between the financing and the underlying asset. Today, the collateralized funding is granted via loans with local financial institutions, which given our structure track record, have decreased their collateral requirements.

Structure

The structure of our free-standing trusts is explained in the diagram below:

1.	We endorse/assign the loan portfolio promissory notes (P-Notes in the chart above) to the Borrower/Trust (“endoso en propiedad a un Patrimonio Autónomo – PA en Garantía”)

2.	The independent custodian and auditor certify the P-Notes and its amounts that will secure the loan.

3.	Upon receiving certification of conditions precedent being met, the financial institutions disburse the loan granted to the Borrower/Trust.

4.	Borrower/Trust reimburses us.

5.	We disburse the loan to the client.

6.	Employer or pension funds applies the payroll deduction, including interest, fees and commissions.

7.	Master Collection Trust collects interest, fees and commissions from the loan portfolio wired directly by the employers: isolation of the source of payment from us and additional flow of funds into the Borrower/Trust.

8.	Master Collection Trust with irrevocable instruction to transfer to the Borrower/Trust all amounts collected from P- Notes endorsed to the Borrower Trust.

9.	Borrower/ Trust pays all amounts collected from P-Notes to the lender/banks.

Financing through trusts is a very commonly used structure in Colombia across public and public/private initiatives, financial sector and private companies. We, like many of our competitors, have been raising funds through trusts since our inception. These are irrevocable trusts that are contractual in nature and are not separate legal entities from the grantor. Trusts are established by a grantor (i.e., Credivalores) and agreed to by a trustee (fiduciario) who is bound to undertake a specific purpose for the benefit of a beneficiary (i.e., financing institutions). Fiduciarias are financial services companies regulated by the local regulator, the SFC.

Under this structure, we become the grantor and constitute the trust with either cash or a loan portfolio. The promissory notes that comprise the loan portfolio are endorsed to the trust, which in turn borrows funds from financial institutions, using the portfolio as collateral. One of our objectives is that the duration of the loan matches the average duration of the loan portfolio.

We guarantee the obligations of the trusts and continue managing the loan portfolio throughout the life of the loans. Additionally, we are entitled to excess funds or assets owned by the trusts after the agreed collateral level has been met.

We use two master trusts for collection of funds, one for Tucrédito and another one for Crediuno (i.e., in the case of Tucrédito, all employers wire transfer the amounts deducted via payroll loans from clients to one specific trust (collection master trust), that in turn wire transfer the funds that corresponds to the security of the financial obligation to each trust).

Uncollateralized Funding – Credit Lines

Since inception, we have had access to unsecured funding with local banks. As of September 30, 2023, we had uncollateralized credit under our ECP Program, of which US$ 31 million were outstanding as of September 30, 2023. Moreover, we have accessed international capital markets through the issuance of the Old Notes in February 2020 for an amount of US$ 300 million, of which US$210.8 million was outstanding as of September 30, 2023. Issuances under our ECP Program have average coupons of 12.7% as of September 30, 2023.

Hedging of Debt in Foreign Currency

We are exposed to FX risk, mainly because of our ECP Program and the Old Notes denominated in U.S. dollars. The following are the main considerations of the hedging policy that was in place until 2022:

●	As long as the functional currency of the Company is the Colombian peso, the management must implement a total hedging strategy (principal and interest) for foreign currency denominated assets and liabilities in a timely manner after acquiring those rights or obligations.

●	The limitations to execute the hedging operations should be related only to market depth and availability of counterparties. The Board of Directors approves all counterparties for hedging transactions.

●	The policy considers the following instruments to mitigate FX risk: natural hedging, commercial operations, operations with financial derivatives of the same economic nature and treasury operations.

●	The company can manage the exposure to FX risk through temporary transactions (e.g. forwards) in the short-term while more complex transactions are structured for the long-term. Once the long-term solutions are executed, the temporary transactions should be liquidated.

●	All hedging transactions must be registered at execution and they should be treated preferable under hedging accounting principles following applicable accounting principles, which results in a mitigation of the impact of foreign currency volatility in our income statement, since hedge accounting allows us to offset the exchange rate differences from financial obligations denominated in foreign currency with valuation of hedging instruments in the foreign currency component within the income statement. The objective of hedge accounting is to represent, in the financial statements, the effect of risk management activities that use financial instruments to manage exposures arising from particular risks that could affect profit or loss or other comprehensive income (OCI). Hedge accounting is a technique that modifies the normal basis for recognizing gains and losses (or revenues and expenses) on associated hedging instruments and hedged items, so that both are recognized in profit or loss (or OCI) in the same accounting period. This is a matching concept that eliminates or reduces the volatility in the statement of comprehensive income that otherwise would arise if the hedged item and the hedging instrument were accounted for separately under IFRS. The valuation of hedging instruments due to interest rates is registered under the other comprehensive income account in the shareholders’ equity.

Amounts outstanding under our ECP Program and the Old Notes are currently not hedged. We intend to hedge the foreign currency exposure related to the New Notes.

Funding Cost Evolution

We carefully monitor the cost of funds from our various funding sources. We order and access each batch of funding on a least cost basis. The evolution of the cost of funding has increased due to the increase in the DTF, the weekly deposit rate. This increase has been partly offset by a lower spread charged by the local banks. The chart below sets out our effective average interest rate, including working capital and capital markets notes as of the dates shown:

Date	Effective Average Interest Rate
December 31, 2020	9.10%
December 31, 2021	9.01%
December 31, 2022	10.68%
September 30, 2023	12.77%

The evolution of the DTF is shown below:

	DTF Rate
	High	Low	Average	End of Period
2017	7.12%	5.31%	6.10%	5.21%
2018	5.29%	4.35%	4.72%	4.54%
2019	4.64%	4.32%	4.49%	4.46%
2020	4.66%	1.94%	3.46%	1.94%
2021	3.04%	1.70%	2.02%	3.04%
2022	13.70%	3.21%	8.17%	13.70%
2023 (January to September)	11.15%	3.21%	6.83%	10.90%

Distribution Network

We have business offices in 14 cities and towns in Colombia, with loan disbursements in 626 of Colombia’s 1,123 provinces (municipios). We focus on small and intermediate cities, which we believe are underserved by the financial industry and have significant growth potential. We serve our target market through:

●	Mobile units. Vehicles offering financing products, which are fully equipped and connected to our central system, with capabilities to approve credit immediately.

●	Main customer service offices. business offices in 14 cities and towns throughout Colombia managing approximately 217 operating agreements with employers.

●	External sales force. We also offer our products through an external sales force.

Information Technology

We use information technology systems used by the financial industry but tailored to the specific needs of our products and target market. Main systems include a loan originator for Credipóliza and Tucrédito, a loan originator specific for credit cards, software for loan administration, customer service software, ERP software for financial, accounting and management control, and a call center for client management and a call center for client management (inbound and outbound). These systems allow us to effectively manage and serve a large number of loan applications and track the performance of our portfolio.

The loan originator for Tucrédito was updated in 2019 to develop the 100% digital platform for the renewal process of selected payroll loans under a self-service model for mobile devices, which represent approximately 100% of the total renewals per month. We expect to decrease origination costs and retain more clients with our digital platform, as this new channel will allow us to present new offers and financing alternatives to our current clients who have additional indebtedness capacity.

In the past year we have worked on initiatives for digital innovation in our business model. We started by redesigning and digitalizing our origination processes to achieve higher efficiency and agility for our clients.

In order to strengthen the operation, the integrity of information and as a part of our strategic objectives, we finalized the implementation of ERP (Apoteosys), updated Bizagi–our software for origination of payroll–and began operations of our data warehousing project.

The following projects were undertaken during the period from 2020 through September 30, 2023:

●	Management of 59 productive changes for the different products (Bill Payment and Credit Card), plus improvements in the core and non-core transversal platforms.

●	Implementation of the latest version of Bizagi BPM (version 11.8).

●	Development of technological platforms to optimize the collection processes of the billing product, achieving a positive impact on the preparation times of information to be transmitted to the payment offices.

●	MVP implementation of Azure DevOps platform for project management and technology requirements.

●	Implementation of the transmission of support documents for acquisitions according to the DIAN (Colombian tax office) request.

●	Improvement of the experience of the digital payment placement platform, anticipating the identity validation process.

●	Implementation of documents, certificates, among others, through virtual channels, thereby achieving self- management by clients.

Our back office is located at our headquarters in Bogotá, providing support to our customer service centers. Our back office uses a technology platform that allows efficient processing based on what it believes to be highly timely and reliable information. This platform helps us to achieve prompt and effective decision-making and to successfully meet client needs. We devote significant efforts to maintaining our valuable human resources as well as providing continuous training and development programs that promote better growth dynamics and improved skills among employees.

Credit Risk

Throughout our 20 years of experience, we have developed and refined our proprietary underwriting standards and scoring methodology designed specifically by us for our target market. We believe that our access to key information about our clients, such as their payment history of utility bills, improves the precision of our risk models compared to other financial institutions and thereby allows us to manage and control risk more efficiently.

We follow the best practices of the Colombian financial industry (management of credit risk, operational risk, anti- money laundering risk and liquidity and market risk) and international guidelines (Basel III), and we have a local rating as a loan originator and servicer of “ori BB+ ” by BRC Standard and Poor’s.

Credit Risk Cycle

We implement a five-step process to address our credit risk:

1.	Product characterization. In this stage, we define the payment profile of the client, based on payment history from the utility companies or on the collection channel that will be utilized; we also analyze the client’s capacity of payment, based on the maximum discount allowed by law for payroll loans or in the maximum installment allowed by the credit card’s risk model. Finally, we analyze the need for any collateral.

Payroll loans are characterized as low risk, as collection is done at the employers’ level; also it is highly atomized, diversifying our portfolio. Credit card collection risk is mitigated by analyzing the information on the customer that the public utility companies provide.

2.	Risk identification. In terms of credit scoring for payroll loans, potential clients are ranked in terms of preferred, low, medium, high risk and rejects. This is based on credit scoring in credit bureaus, demographics and variables associated with each payroll loans agreement. For each client rank, there are specific policies, processes and associated terms and conditions.

In terms of credit scoring for credit cards, potential clients are ranked in terms of preferred, low, medium, high risk and rejects. This is based on credit scoring cross referencing two models: rating agencies against historical payments for each client’s utility bill. There are also regional skews. For each client rank the credit card limit is calculated as a function of: economic activity, socio-economic segments, level of consumption of the public utility, salary and profile.

3.	Approval process. The approval process is differentiated for each level of risk; each one has separate policies, processes and terms and conditions. The approval will determine the maximum amount available, the need for guarantee, the interest rate and tenor, among others.

Current policies are the result of our more than 20 years of experience in the Colombian market. Scoring models have been developed in-house and with specialized companies, industry leaders.

Furthermore, we have proper controls to mitigate fraud in credit applications, specifically: documentation provided by the client, including fingerprints and signatures, is verified by experts that guarantee the identity of the applicant and cross referencing of information provided is done by phone.

4.	Recovery. In accordance with the days past due and individual scoring, there is a recovery process: (i) welcome, (ii) preventive collection, (iii) commercial collection for the first 30 days, (iv) administrative collection from day 31 to day 180 and (v) recovery after 180 days. The recovery strategy has three levels: (a) strategic in line with client segmentation, (b) operational and (c) administrative.

5.	Follow up and evaluation. Between the Credit/Risk area and the Risk Committee there is constant follow up of applied policy, vintage analysis, and credit/risk analysis to identify negative patterns early and take corrective actions and adjust policies and models.

Provisions

Our Risk Department is responsible for calculating the minimum level of provisions that should be on the balance sheet based on a model of Expected Loss, similar to the process used by the financial institutions; these models are applied to all of our loan portfolio products.

Impairment Model

Under the guidelines of the accounting standard IFRS 9, Credivalores changed its model of impairment loss incurred to expected loss, which is set based on a classification of operations in three stages:

●	Stage 1- assets without significant deterioration or in normal situation.

●	Stage 2 - assets with a significant increase.

●	Stage 3 - assets with objective evidence of impairment.

The fundamental concept of the new model is based on an approach of dual measurement, depending on the stage of the financial instrument classification. Stage 1 impairment is equal to the expected credit losses (ECL) over 12 months, and for stages 2 and 3 the impairment is equal to the credit losses over the expected lifetime. The following are the criteria of the standard:

●	For the losses over the lifetime of the asset we use the same methodology that would apply for credit losses expected over a year, but instead of covering only the first year, we calculate the impairment on the expected life of the contract, including extension of the instrument options.

●	A financial asset is classified as low-credit risk if the issuer has an investment grade credit rating. The 12-month ECL are the portion of ECL that result from default events on a financial instrument within the 12-month period after the reporting date.

For the calculation of the ECL of payroll loans and credit cards, we have decided to use the granular depreciation approach, considering the following aspects:

●	The exposure and the corresponding risk parameters are calculated individually for each period.

●	The exposure and the corresponding risk parameters are consistent within each period but may vary between periods.

●	The estimate of the ECL is individual per period.

●	12-months ECL and lifetime ECL calculations, are made by adding the individual ECL for each respective risk horizon (one year, lifetime).

●	The ECL will be fixed, according to the payment frequency: monthly, quarterly, semi-annual, annual, among others.

●	The granular amortization approach captures the dynamic behavior of the risk parameters with more detail.

In addition to the provisions on the balance sheet, we disclose in the notes to our financial statements certain guarantees that we have from the FGA. FGA acts as guarantor to certain clients with higher risk profiles; amounts charged under the guarantees are held on a trust to cover any past due loans. FGA assumes risk up to a set limit and is responsible of recording the corresponding guarantees and indemnities and paying out on claims received. We are responsible for managing the risk, processing the loans, allocating guarantees, administering the collection of loans and collateral, processing indemnities and invoicing on behalf of FGA.

The amount of the provisions recognized for this trust fund is contained in a reserve that we have set up to protect our portfolio. The amounts held in FGA due to provisions were Ps. 8,475 million (US$ 2 million) as of December 31,2021. As of December 31, 2022 we didn´t hold reserves, and as of September 30, 2023, the amount of provisions held at the FGA was Ps. 1,720 million (US$ 424 thousand)].

Data Warehousing

We have a centralized information system that consolidates in a secure manner multiple sources of information, to produce reports which allows for efficient and timely decision-making process, for risk, operations, collection, marketing and management.

Our data warehousing reporting systems are connected into the CORE and BIZAGI loan origination systems, which allow us to generate origination reports available in near real time, showing the status of each product request online, approval and disbursement.

The data warehousing project has reduced timing of operational processes by using one database that prevents files to be manually manipulated and consolidating data from 2016 to date; it generates follow-up reports through information cubes, daily reports and dashboards via web or mobile applications, allowing the user to make comparisons against previous months and years, and analyzing information from different perspectives, as opposed to monthly manual and statics reports. On the other hand, the analytics team uses these data repositories and data mining tools to perform analysis for credit risk and commercial strategies.

Most importantly, strategic reports which were previously developed monthly for the management team are now produced more quickly with internet access reducing the processing time from several hours to five minutes.

Additionally, our team is working on data governance implementation, which will allow the efficient management of data and information of the company, quality and data availability policies definition, strengthen information security.

Operational Risk

We implemented our Operating Risk Management System to proactively handle this risk and minimize potential losses, in accordance with international standards (Basel II and AS/NS4360), ISO 31000, and Technical Quality Standard 5254, similar to the requirements for financial institutions supervised by the SFC.

This system enables risk to be managed in a systematic, organized and comprehensive manner, with all the elements required for properly identifying, measuring, controlling and monitoring this type of exposure, as listed below:

●	Organizational structure: policies, manuals and procedures;

●	Technology platform: documentation, operating risk event logging;

●	Governing bodies: disseminating information; and,

●	Training: Company officers.

Subsequently, in 2023 the operational risk matrices were updated in accordance with the following defined phases: identification, measurement and control of operational risk. Furthermore, we continued strengthening our operational risk culture at every level of the organization by launching a new e-learning course for operational risk and through collection and recording of all of the operational risk events.

The operational risk function has been focused on the following activities:

●	Update of all of the policies, procedures and Operational risk methodologies;

●	Determine Operational Risk phases: Phase I, CORE processes and action plans, Phase II, Commercial processes and support, identification, measurement and control, and Phase III, support processes, identification, measurement and control; and

●	Training and event register.

We have mapped out all of the inherent and residual risks, risk factors and mitigants for all of the operational risk phases identified above. Also, after finalizing each phase, the risk maps are discussed to define action plans.

AML/TF Risk

We have implemented our own self-regulating system with respect to managing our anti-money laundering risk, based on our operations, risk exposure and size, in accordance with best practices adopted by the financial industry supervised by the SFC.

During 2023, we were fully compliant with the requirement to submit AML reports to the Financial Information and Analysis Unit of the Ministry of Finance (Unidad de Información y Análisis Financiero), through the SIREL application and with the monitoring of the entire client base through the VIGIA application. As of September 2023, there were no hits in restrictive lists with regards to all our suppliers, personnel, board members, local and international shareholders or clients. Restrictive lists screenings are done on a monthly basis.

The VIGIA application we use include its own restrictive lists (i.e., Fraud List, which is administered by the Credit/Risk department, Past Due List (which is administered by the Collections department and not part of the AML/TF effort).

AML/TF training is done through e-learning applications for new employees. As of September 30, 2023, 97% of our employees have received AML/TF training.

Corporate Structure

The following chart shows our corporate structure as of September 30, 2023. We also hold 3.01% of our shares in treasury.

As of the date of this Statement, we have no subsidiaries.

We also hold investments with no significant influence in Inverefectivas (25%), a Panamanian investment company, equivalent to Ps. 12,616 million (US$ 3 million).

Property and Leases

Our executive offices in Bogotá, as well as all of our service offices and branches throughout Colombia, are located on leased premises. Our main fixed assets consist of computers and other office furniture and equipment.

Intellectual Property

In addition to other intellectual property such as copyrights and licenses, we own the following trademarks: Crediyá, Credivalores, Credipóliza, Crediservicios, Credipóliza, Su Dinero Siempre, Credi1uno, Creditrade, CV Credit, Tu Aliado Experto en Libranza, Crediseguro CV, Credicasa, Credipuntos, Crediuno Avances, Credimanía, Tutaxi CV, Tuvehículo Tu Taxi CV, Credilibranza CV, Libranza Premier, La Felicidad de Ahorrar, Tuseguro CV, all of which are registered with the Superintendency of Industry and Commerce.

Litigation

We are from time to time involved in certain legal proceedings that are incidental to the normal conduct of our business. We do not believe that the outcome of any such proceedings, if decided adversely to our interests, will have a material adverse effect on our business, financial condition, cash flows or results of operations.

MANAGEMENT

Board of Directors

Our management team is comprised of experienced professionals with deep knowledge of their areas, who we believe have been responsible for the development and growth of our business.

The combined knowledge, experience and commitment of our management team and our shareholders have been crucial in determining our strategy and building new initiatives.

Pursuant to our bylaws, our board of directors must be composed of seven principal members with their alternates. Each member of the board holds office for a term of one year and may be reelected for subsequent terms. The current members of the board of directors were appointed at shareholders’ meetings held on June 6, 2023. The following table presents the members of our board of directors as of September 30, 2023.

Name	Position	Age
Gustavo Adrián Ferraro	Principal Member	62
Luis María Blaquier	Principal Member	28
José Miguel Knoell Ferrada	Principal Member	55
Carlos Eduardo Meza Guarnizo	Principal Member	45
Juan Manuel Trujillo Sánchez	Principal Member	45
Vacancy	Principal Member
Vacancy	Principal Member

Biographical information of the principal members of our board of directors is set forth below. Ages displayed in the chart above are as of September 30, 2023.

Gustavo Ferraro. Mr. Ferraro was appointed as an alternate member of our board of directors in May 2014, and as a principal member in August 2015. He is currently the Head of Latin American Markets at Gramercy Funds Management LLC. Previously, Mr. Ferraro served as a Managing Director with Barclays Capital, where he led a Capital Markets team that covered the firm’s largest Latin American corporate and sovereign clients focusing on debt capital markets and liability management. He played a key role in Argentina’s 2010 reverse inquiry debt restructuring, as well as the country’s previous debt restructuring in 2005. From 2000 through 2003, Mr. Ferraro worked in Salomon Smith Barney’s Investment Bank where he was head of TMT (Technology, Media & Telecom) for Latin America. From 1994 through 2000, he was the head of the Debt Capital Markets desk for Latin America for Lehman Brothers in New York and he covered Argentina and Chile for Lehman Brothers Investment Banking as the head of their office in Buenos Aires. From 1987 through 1994, he spent time at Citibank in São Paulo, Brazil and in New York, where he was responsible for asset trading and for the coverage of Brazilian and multinational clients and later on became responsible for the debt syndicate desk for emerging markets. Mr. Ferraro received an MBA in Finance from Claremont Graduate School and a degree in Economy from Universidad Católica Argentina in Buenos Aires.

Luis María Blaquier. Mr. Blaquier was appointed as a principal member of our board of directors in July 2023. Mr. Blaquier has served on the Board of Directors of Ban100 and Alpha Group. Mr. Blaquier started his professional career in June 2016 as Analyst in Fiorito Factoring, from 2018 to 2020 worked as portfolio manager in Galileo-Copérnico, a hedge fund of US1 billion portfolio, from 2021 to 2022 was Associate Professor in Columbia Business School. Currently Mr. Blaquier is Vice President at GDA Luma. Mr. Blaquier is MBA from Columbia Business School.

José Miguel Knoell Ferrada. Mr. Knoell was appointed as a principal member of our board of directors in May 2016. Mr. Knoell serves on the Board of Directors of the following ACON fund/investment vehicle portfolio companies: AMFORA Packaging, Credifinanciera, CryoHoldco de Latinoamerica, Grupo Sala and Vetra. Mr. Knoell is also an observer on the board of NetUno. Mr. Knoell also serves on the board of Fundación Carulla, one of Colombia’s most successful early childhood development and education non-profits for underprivileged children. Foundation Carulla was funded with a portion of the proceeds from the sale of Carulla Vivero, a prior ACON fund portfolio company. Mr. Knoell previously served on the board of Carulla Vivero, Fybeca and SAE Towers, among other ACON fund/investment vehicle portfolio companies. Prior to joining ACON in 1998, Mr. Knoell was a Vice President with the Blackstone Group from 1994 to 1998, where he was responsible for the firm’s investment and advisory business in Latin America. Prior to joining Blackstone, he was an associate and founder of GBS Finanzas, a privately owned investment banking boutique based in Madrid, Spain. Mr. Knoell started his professional career as an Analyst in the mergers and acquisitions group of S.G. Warburg in Madrid, Spain. Mr. Knoell received a B.A. with honors in Economics from Harvard University.

Carlos Eduardo Meza Guarnizo. Lawyer from the Javeriana University with a Master’s Degree in Law from Columbia Law School in New York and specialization in Tax Law from the Universidad del Rosario, he also has a Professional Certificate in Financial Analysis from the University of New York. He has more than 20 years of experience, an expert in financial transactions, corporate finance and solving complex legal problems. He has participated in the closing of financial transactions for more than US$15 billion and in the design and implementation of high-impact public policies, such as subsidies to more than 3 million families and guaranteed loans for more than US$10 billion. He currently works as Legal Vice President at the National Guarantee Fund.

Juan Manuel Trujillo Sánchez. Lawyer from the Javeriana University with a Master’s Degree in Economic Law from the same University. He also has a Master’s Degree in Law and Corporate Finance from ESADE Barcelona and studied in the Executive Program in Administration at INALDE. He has more than 20 years of experience in commercial, financial, corporate, pension and corporate finance matters. Strengths in negotiation, structuring, contracting and management of financial products through extensive experience in financial regulation, the securities market and the general pension system. He currently serves as Legal Vice President and General Secretary at Colfondos S.A.

Committees

Audit Committee

We have established an audit committee which will be responsible for presenting proposals to our board of directors on structure, procedures and methodology regarding internal control, evaluating the internal control structure in place and reports from internal auditors and other control entities, presenting programs and controls to prevent fraud and other violations, overviewing the responsibilities and duties of the internal control department, monitoring our risk exposure and our mitigation procedures at least every six months, and presenting a report to our board of directors including a description of the most relevant activities of the committee and the deficiencies detected and recommendations that could affect the financial statements and annual reports.

Set forth below are the names of the main members of our audit committee as of September 30, 2023:

Name	Position	Independent
José Miguel Knoell Ferrada	Board Member	No
Juan Manuel Trujillo Sánchez	Board Member	Yes
Carlos Eduardo Mesa Guarnizo	Board Member	Yes

Other Committees

Our board of directors has established several committees, including the Risk Committee, which consists of: President, Credit Manager, Collections Manager, Credit Approvals Manager, Operations Manager and the Commercial Directors.

Principal Officer

In October 2023, Jaime Francisco Buriticá Leal joined Credivalores as Chief Executive Officer of the Company. Mr. Buriticá has more than 20 years of experience in the banking and financial sector in Colombia as Treasurer and Commercial. Mr. Buriticá holds an MBA and postgraduate studies in Economics and a Finance from Los Andes University. Mr. Buriticá leads a team of highly qualified professionals in various business areas at the Company.

Employees and Labor Relations

As of September 30, 2023, we had a total 128 employees, of which 5 were officers and 8 were managers. We have no unions.

PRINCIPAL SHAREHOLDERS

Share Ownership

The following table sets forth certain information about the ownership of our capital structure as of September 30, 2023:

Shareholders	Common Shares	Series A Preferred Shares	Series B Preferred Shares	Series C Preferred Shares	Series D Preferred Shares	Treasury Stock	Total	% of Total
Crediholding S.A.S.	1,642,120	—	—				1,642,121	20.59%
Lacrot Inversiones 2014 S.L.U.	260,325	—	923,665	563,119	1,594,984		3,342,093	41.91%
ACON Consumer Finance Holdings, S. de R.L.	118,363	835,834	—				954,197	11.96%
ACON Consumer Finance Holdings II, S.L.	17,720	—	184,167				201,887	2.53%
Treasury stock		—	—			239,640	239,640	3.01%
Davalia Gestión de Activos S.L					1,594,985			20%
Total	2,038,529	835,834	1,107,832	563,119	3,189,969	239,640	7,974,923	100.00%

Our main shareholders include international private equity firms with ample experience investing in companies in the financial sector or in middle-market companies in emerging markets. Their philosophy is to be an active investor and form partnerships with the management teams providing support and therefore maximizing growth potential.

The combined knowledge, experience and commitment of our management team and our shareholders have been crucial in determining our strategy and building new initiatives.

Shareholders

Crediholding S.A.S. – Seinjet Family

The Seinjet family owns 100% of the shares of Crediholding S.A.S. The Seinjet family has been in the sugar business since 1944 through Ingenio La Cabaña, with approximately 25,000 hectares belonging to the same family and 4,000 employees. La Cabaña currently produces approximately 250,000 tons of sugar per year of which 60% are exported. In 1998, La Cabaña began cogeneration from cane bagasse with an installed capacity of 45 MW, most of which is being sold on the national interconnected grid.

Gramercy / Lacrot Inversiones

Lacrot Inversiones 2014 S.L.U. is an investment fund managed by Gramercy Funds Managements LLC, a US$ 5.6 billion private equity firm, dedicated to emerging markets investment manager based in Greenwich, CT with offices in London, Hong Kong, Singapore and Mexico City, with a presence in Lima and Buenos Aires. The firm was founded in 1998, and it seeks to provide investors with superior risk-adjusted returns through a comprehensive approach to emerging markets supported by a transparent and robust institutional platform. Gramercy offers both, alternative and long-only strategies across all asset classes (U.S. dollar-denominated debt, local currency-denominated debt, high yield corporate debt, distressed debt, equity, private equity and special situations).

The investment professionals at Gramercy have dedicated their careers to emerging markets. Its investment team has an extensive distressed credit core competency. Due to the hands-on nature of distressed investing, Gramercy has promoted local market relationships that are not easily replicated. For nearly three decades, its investment team has cultivated these deep-rooted, unique local relationships. It believes that the combination of its pan-emerging markets expertise and local market relationships give Gramercy a distinct advantage in emerging markets.

ACON

ACON Colombia Consumer Finance Holdings, S.L. and ACON Consumer Finance Holdings II, S.L.U. are investment funds managed by ACON Investments, L.L.C., a middle-market private equity investment firm led by a team that has been investing together for nearly 20 years. ACON partners with management teams to create value through separate funds for its investors across a wide range of industries in the United States and in Latin America. ACON was founded in 1996 and is responsible for managing approximately US$ 5.4 billion of assets with a diverse portfolio of companies spanning over 65 investments.

ACON has professionals in Washington, D.C., Los Angeles, and internationally, in Mexico City, São Paulo and Bogotá. Among its success stories in Colombia are Vivero-Carulla, Vetra Energy, AMFORA Packaging in Colombia and Peru, Grupo Sala, a waste management company in North West Colombia and, more recently, it has invested in us.

GDA Luma

GDA Luma is an American investment fund, specializing in supporting companies and working collaboratively with stakeholders to carry out disciplined recapitalizations and operational transformations. The GDA Luma team has experience in investments of more than US$6 billion in North America, Europe and Latin America. The GDA Luma team has proven industry expertise to drive successful operational transformations and grow strategic partnerships and has a long-standing association with Gramercy.

Shareholding Structure

We have four types of shares: common shares, series A preferred shares, Series B preferred shares, Series C preferred shares and Series D preferred shares. Each share of Series A, Series B and Series C preferred shares entitles its holders to the same number of votes per share as the common shares.

The Series A preferred shares are (i) subordinated to our existing and future indebtedness and (ii) senior only in right of payment and upon a liquidation, bankruptcy, reorganization, dissolution or winding up of the company or a sale or distribution of all or substantially all of our assets in connection therewith, a “liquidating event”, to the common shares, and will be junior to the Series B preferred shares and the Series C preferred shares. Upon the occurrence of a liquidating event, the holders of the Series A preferred shares will be entitled to receive a liquidation preference over the holders of common shares, but will be junior to the payment of a specified liquidation preference to which the holders of Series B preferred shares and of Series C preferred shares are entitled.

The Series B preferred shares are (i) subordinated to our existing and future indebtedness and (ii) senior only in right of payment and upon a liquidating event, to the common shares and Series A preferred shares, and will be junior to the Series C preferred shares. Upon the occurrence of any liquidating event, the holders of the Series B preferred shares will be entitled to receive a liquidation preference over the holders of common shares and holders of Series A preferred shares, but will be junior to the payment of a specified liquidation preference to which the holders of Series C preferred shares are entitled.

The Series C preferred shares are (i) subordinated to our existing and future indebtedness and (ii) senior only in right of payment and upon a liquidating event, to all other equity securities we have, including Series A preferred shares and Series B preferred shares. Upon the occurrence of any liquidating event, the holders of the Series C preferred shares will be entitled to receive, in preference to the holders of common shares, holders of Series A preferred shares and holders of Series B preferred shares, a specified liquidation preference.

The Series D preferred shares are (i) subordinated to our existing and future indebtedness and (ii) Upon the occurrence of any liquidating event, the holders of the Series D preferred shares will be entitled to receive 40% of the correspondent amount in such event.

RELATED PARTY TRANSACTIONS

The following table summarizes our related party transactions from December 31, 2022 until September 30, 2023:

	As of September 2023
	(in millions of Ps.)
	Shareholders	Other Parties	Investments	Members of the Board of Directors (a)
Accounts receivable	1,815	87,428	17,266	-
Accounts payable		148,272		120
Operating expenses				160

	As of December 2022
	(in millions of Ps.)
	Shareholders	Other Parties	Investments	Members of the Board of Directors (a)
Accounts receivable	1,815	83,195	19,655	-
Accounts payable	57	148,272		112
Operating expenses				206

These transactions reflect certain disbursements that we make from time to time for the account of our shareholders, such as travel expenses to assist to shareholders or board meetings and other legal expenses, which are reimbursed to us in the short term. The table above summarizes both disbursements and reimbursements. Additional information on related party transactions is available in Note 29 to our Interim Financial Statements.

INDEPENDENT ACCOUNTANTS

The Annual Audited Financial Statements included in this statement have been audited by PwC Contadores y Auditores S.A.S., independent accountants, as stated in their report appearing herein.

Credivalores-Crediservicios S. A.

Financial Statements

For the periods ended September 30, 2023, and December 31, 2022

CREDIVALORES-CREDISERVICIOS S. A.

STATEMENT OF FINANCIAL POSITION

ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	Notes	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	6	95.629	273.052
Financial Assets at fair value measure profit or lost
Equity Instruments	7	5.205	5.698
Derivatives Instruments	15	18.641	98.861
Loan portfolio	9	-	381
Total financial assets at fair value		23.846	104.940

Financial Assets at amortized cost
Consumer loans	9	1.926.824	2.005.440
Impairment	9	(432.092)	(372.608)
Total Loan portfolio, net	9	1.494.732	1.632.832

Accounts receivable, net	10	281.052	320.129
Total Financial Assets at amortized cost		1.775.784	1.952.961

Investments in Associates and Affiliates	8	12.616	14.945
Current tax assets	20	37.972	32.012
Deferred tax assets, net	20	127.795	157.736
Property and equipment net	11	153	173
Assets for right of use	12	1.232	2.021
Intangible assets other than goodwill, net	13	36.828	39.852
Total assets		2.111.855	2.577.692

Liabilities and equity
Liabilities:
Financial Liabilities At amortized cost
Financial obligations	16	1.674.823	2.534.228
Other Lease Liabilities	12	1.468	2.179

Total Financial Liabilities At amortized cost		1.676.291	2.536.407
Employee benefits provisions	17	1.159	1.053
Other provisions	18	2.483	3.028
Accounts payable	19	122.636	51.892
Current tax liabilities	20	1.554	1.698
Other liabilities	21	33.150	40.057
Total liabilities		1.837.273	2.634.135

Equity:	22
Share capital		225.323	135.194
Treasury shares	22	(12.837)	(12.837)
Reserves treasury shares	22	12.837	12.837
Reserves	22	11.038	11.038
Additional paid-in capital		255.020	71.169
Other Comprehensive Income (OCI)	23	1.743	(49.470)
Retained earnings		(202.464)	99.995
IFRS convergence result		(21.910)	(21.910)
Net loss income for the period		5.832	(302.459)
Total equity		274.582	(56.443)
Total liabilities and equity		2.111.855	2.577.692

The accompanying notes are an integral part of the financial statements.

CREDIVALORES-CREDISERVICIOS S. A.

STATEMENT OF INCOME

PERIODS ENDED SEPTEMBER 30, 2023, AND SEPTEMBER 30, 2022

(Stated in millions of Colombian pesos)

		For the Quarter:		For the period of nine months:
	Notes	July 01, 2023 to September 30, 2023	July 01, 2022 to September 30, 2022	January 01, 2023 to September 30, 2023	January 01, 2022 to September 30, 2022
Interest Income and similar	24.1	66.552	69.100	216.793	248.599
Financial costs interest	16	(71.619)	(98.445)	(348.279)	(256.907)
Exchange rate differences	16	43.878	(40.117)	245.363	(38.590)
Revenue from contracts and other services with customers	24.2	14.304	34.718	53.860	91.209
Net Interest		53.115	(34.744)	167.737	44.311

Impairment of financial and condonation assets loan portfolio	9	(28.284)	(23.203)	(81.703)	(54.549)
Expense on accounts receivable provisions	10.4.1	(3.182)	(2.595)	(9.788)	(8.072)
Gross Financial Margin		21.649	(60.542)	76.246	(18.310)

Other Expenses
Employee Benefits		(2.765)	(3.729)	(9.707)	(10.835)
Depreciation and amortization expense	11 – 13	(1.544)	(1.552)	(4.685)	(4.649)
Depreciation right of use assets	12.1	(981)	(514)	(2.048)	(1.543)
Other	26	(17.849)	(20.459)	(59.850)	(57.042)
Total Other expenses		(23.139)	(26.254)	(76.290)	(74.069)

Net operating Income		(1.490)	(86.796)	(44)	(92.379)

Other Income	25	541	192	1.302	2.260
Financial income		1.816	2.460	6.134	4.747
Financial Income		2.357	2.652	7.436	7.007

Investment valuation al fair value	27	-	-	(3)	(9)
Financial expense		-	-	(3)	(9)
Net financial income (expense)		2.357	2.652	7.433	6.998

Net Income before income tax		867	(84.144)	7.389	(85.381)
Income tax	20	(112)	18.125	(1.557)	18.604
Net income for the period		755	(66.019)	5.832	(66.777)
Net earnings per share		107	(14.389)	842	(13.956)

CREDIVALORES-CREDISERVICIOS S. A.

STATEMENT OF OTHER COMPREHENSIVE INCOME

PERIODS ENDED SEPTEMBER 30, 2023, AND SEPTEMBER 30, 2022

(Stated in millions of Colombian pesos)

	For the quarter ended September 30		For the period ending September 30
	2023	2022	2023	2022
Net income for the period	755	(66.019)	5.832	(66.777)
Other comprehensive income
Items that may be or are reclassified to profit or loss

Shares	(2.354)	-	(2.388)	-
Unrealized gains (losses) from cash flow hedges:
Valuation of financial derivatives Forwards	-	(567)	161	(214)
Valuation of financial derivatives Cross Currency Swaps	-	4.572	17.074	(66.146)
Valuation of financial derivatives Options	(1.296)	1.330	64.751	47.438

Income tax	760	(1.867)	(28.384)	6.623
Total other comprehensive income for the period	(2.889)	3.467	51.214	(12.299)
Total other comprehensive income	(2.134)	(62.552)	57.046	(79.076)

The accompanying notes are an integral part of the financial statements.

CREDIVALORES-CREDISERVICIOS S. A.
STATEMENT OF CHANGES IN EQUITY

PERIODS ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	Share capital	Additional paid-in capital	Treasury Shares	Reserves	Other Comprehensive Income (OCI)	IFRS convergence result	Retained earnings	Earnings for the period	Total
Balance as of December 31, 2021	135.194	71.169	(12.837)	23.875	(36.874)	(54.848)	126.996	5.936	258.611
Appropriation of earnings	-	-	-	-	-	-	5.936	(5.936)	-
Increases (decrease) in other comprehensive income	-	-	-	-	(12.299)	-	-	-	(12.299)
Net income for the period	-	-	-	-	-	-	-	(66.777)	(66.777)

Balance as of September 30, 2022	135.194	71.169	(12.837)	23.875	(49.173)	(54.848)	132.932	(66.777)	179.536

Balance as of December 31, 2022	135.194	71.169	(12.837)	23.875	(49.470)	(54.848)	132.932	(302.459)	(56.444)

Appropriation of earnings-	-	-	-	-	-	-	(302.459)	302.459	-
Capitalization	90.129	183.850	-	-	-	-	-	-	273.979
Increases (decrease) in other comprehensive income	-	-	-	-	51.214	-	-	-	51.214
Net income for the period	-	-	-	-	-	-	-	5.832	5.832

Balance as of September 30, 2023	225.323	255.019	(12.837)	23.875	1.744	(54.848)	(169.527)	5.832	274.582

The accompanying notes are an integral part of the financial statements.

CREDIVALORES-CREDISERVICIOS S. A.
STATEMENT OF CASH FLOWS

PERIODS ENDED SEPTEMBER 30, 2023, AND SEPTEMBER 30, 2022

(Stated in millions of Colombian pesos)

	Notes	September 30, 2023	September 30, 2022
Cash flows from operating activities
(Loss) Profit after income tax		5.832	(66.777)
Reconciliation of (loss) profit after income tax:
Depreciation of tangible assets	11	65	212
Depreciation of assets by right of use		2.048	1.543
Amortization of Intangible Assets	13	4.620	4.447
Amortization of expenses paid in advance		2.688	4.403
Call Premium Amortization		41.188	-
Increase in Impairment for Credit Portfolio		75.058	48.141
Amortization of Transaction Costs Liabilities	29	40.582	23.782
Increase in forgiveness		6.645	6.408
Impairment Accounts Receivable		9.788	8.072
Valuation of Derivative Financial Instruments		107.347	-
Portfolio valuation measured at fair value		381	-
Exchange adjustment in investments in associates	8	(25)	(1.894)
Interest causation of financial obligations		197.030	196.635
Exchange Difference Financial Instruments		244.067	39.830
Income tax		1.557	(18.604)

Cash generated by operations

Net change in operating assets and liabilities:
Increase in the portfolio of capital and interest loans		57.973	12.387
Increase in Accounts Receivable		27.651	(79.216)
Acquisition of Intangible Assets		(1.607)	(1.927)
Increase in prepaid expenses		(2.632)	(4.319)
Loss of intangible assets		(40)	146
Increase (Decrease) of Accounts Payable		70.775	(29.294)
Employee Benefits Increase		106	179
Income tax paid		(6.103)	(3.096)
Increased Provisions	18	(545)	7.335
Increase in Other Liabilities		(6.905)	23.139
Net cash provided by operating activities		389.410	171.532
Net change in investment assets:
Increase in investments in FIC’S financial instruments		459	385
Acquisition of property and equipment		(45)	(174)
Net cash provided for investment activities		(414)	211
Net change in operating activities
Acquisition of financial obligations		173.145	733.212
Derivatives maturity payment		35.450	291.768
Payment of financial obligations		(774.338)	(888.158)
Interest payment financial obligations		(225.287)	241.935
Premium payment option Call		(48.227)	-
Capitalization		273.980	-
Payment of financial leases		(1.970)	(1.746)
Net cash used for financing activities		(567.247)	(106.859)
Increase (decrease) in cash and cash equivalents		(177.423)	64.884
Cash and cash equivalents at the beginning of the period		273.052	148.513
Cash and cash equivalents at the end of the period		95.629	213.397

The accompanying notes are an integral part of the financial statements.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 1. REPORTING COMPANY

Credivalores-Crediservicios S.A., (hereinafter “Credivalores”, the “Company” or “CVCS”), is a stock company registered for business in Bogotá - Colombia, located at Carrera. 7 No. 76-35 P 7, and a website at www.credivalores.com.co. The Company was incorporated through Public Deed No. 420 dated February 4, 2003, drawn up before the Public Notary No.1 of the Circuit of Cali. The term of duration of the Company is twenty years as of the date of the aforementioned deed.

The merger of Crediservicios S.A. and Credivalores S.A. was registered through Public Deed No. 4532 of December 12, 2008. The merger was unanimously approved by the General Meeting of Shareholders of both companies on July 31, 2008, whereby it was determined that Crediservicios S.A. (the surviving company), would continue to legally exist after taking over Credivalores S.A. which would cease to exist (being dissolved but not liquidated). In addition, the equity of Credivalores S.A. was merged with that of Crediservicios S.A. by acquiring the assets and assuming the liabilities of both companies, as agreed on by both company’s legal representatives.

This merger agreement was reported to the Colombian Superintendence of Industry and Commerce, which did not report any objections to the aforementioned process. Credivalores S.A. (the acquired company) was incorporated through Public Deed No. 1906 dated May 13, 2003, drawn up before the Public Notary No. 1 of the Circuit of Cali, and duly registered with the Chamber of Commerce of Cali on May 21, 2003, under Registry Number 3501 Book IX. Subsequently, the Company changed its name from Crediservicios S.A. to Credivalores-Crediservicios S.A.S, becoming a simplified stock corporation, by means of the Public Deed No. 529 dated February 27, 2009, drawn up before the Public Notary No. 1 of the Circuit of Cali.

Through Minutes No. 16 dated February 23, 2010, of the General Meeting of Shareholders, duly registered before the Chamber of Commerce on March 19, 2010; the Company became a simplified joint stock company with the name of Credivalores- Crediservicios S.A.S. under Registration Number 3074 of Book IX.

By public deed No. 3175 of notary No. 73 of Bogota D.C. as of June 28th, 2019, registered July 9th, 2019 under Number 02484244 Book IX, the company changed its name from CREDIVALORES - CREDISERVICIOS S. A. S. to CREDIVALORES - CREDISERVICIOS S. A. under the figure of a stock corporation.

The Company’s business purpose is to originate consumer loans, including payroll deduction loans, to private individuals or legal entities, using both its funds and other sources of funding permitted by law. In carrying out these activities, the Company may:

a)	Perform risk assessments,

b)	Service and manage loans or lines of credit, including but not limiting the collection and registration of these obligations,

c)	Purchase and sell loans, securities, and loan portfolios,

d)	Borrow funds and enter into transactions allowing the Company to obtain the funds required to perform its corporate purpose,

e)	Act as co-signer, guarantor, surety, or collateral provider to raise funds to finance its activities that may be undertaken, structured, or implemented through trust arrangements, and

Perform any other activities that are required as part of the Company’s normal course of business, such as: (i) acquiring, encumbering, limiting the domain or disposing of fixed assets (ii) acquiring and using trade names, logos, trademarks, and other industrial property rights; (iii) investing in existing companies, or creating new ones, providing that these companies have the same or similar business activities as the Company or that should relate in any way to its corporate purpose; (iv) entering into partnerships or contracts with third parties to carry out its corporate purpose; (v) guaranteeing its own and third-party obligations.

The funds used by the Company for carrying out its business activities shall be lawfully sourced and therefore the Company shall be prohibited from raising money employing large-scale or regular deposits from individuals, under current legislation. The Company is not under the supervision of the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) since it is not considered to be a financial institution under Colombian legislation, nor is it allowed to carry out brokerage of instruments registered with the Colombian National Registry of Securities and Issuers (RNVE).

The Company is prohibited from raising money through large-scale and regular deposits from individuals, complying with the stipulations in the financial and exchange regulations.

At the end of September 30, 2023, Credivalores has agencies nationwide, as follows: Bogotá, Armenia, Barranquilla, Bucaramanga, Cali, Cartagena, Cúcuta, Florencia, Ibagué, Manizales, Medellín, Monteria, Neiva, Pereira, Riohacha, Santa Marta, Sincelejo, Tunja, Valledupar and Villavicencio.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Ongoing Business

Under the provisions of Articles 218 and 457 of the Commercial Code, such as Law 2069 of 2020 in its Article 4 paragraph 1 and Decree 854 of 2021 issued by the Ministry of Industry and Commerce, Credivalores has evaluated from the following perspectives the performance of the Company in recent months:

●	Economic environment.

●	Payment of obligations with third parties: payroll, suppliers, and tax national, district, and municipal entities, financial liabilities.

●	Financial Forecasts.

●	Ability to continue offering business model products.

As stated in the conceptual framework, in paragraph 3.9 ongoing business hypothesis, financial statements are normally prepared under the assumption that a reporting entity is in operation and will continue its activity for the foreseeable future. Therefore, it is assumed that the entity does not intend or need to liquidate or cease its business. If such an intention or need would exist, financial statements may have to be prepared on a different basis. If so, the financial statements describe the basis used.

Economic overview

2023 began with a marked expectation of a global economic slowdown, where signs of recession, accompanied by persistent inflation were perceived. However, during the first half of 2023 we have seen how the inflationary cycle at the global level has subsided because of the actions implemented by the different Central Banks and economic growth has been higher than expected. So far this year, different adverse situations have been avoided, such as the failures of some banks in the USA and Europe, together with the measures adopted by central banks to deal with inflation, a situation that has had a significant impact on the purchasing power and consumption of households. To date, it could be considered that the global economy has overcome the worst possible circumstances expected for this year but without a doubt, 2023 will be a year of economic slowdown.

In line with this behavior, the Bank of the Republic has been emphatic about the need to control inflation, systematically increasing the intervention rate to 13.5%. As in other latitudes, inflation has begun to ease while the dynamics of economic growth and household consumption slowdown, which is leading us to a new equally challenging situation for the remainder of 2023 and expectations for 2024. Likewise, within the new estimates for the end of 2023, inflation is expected to close at levels close to 11.5%, an event that will allow the Bank of the Republic to start with the de-escalation of the intervention rate, at lower levels than initially expected, but with expectations that at the end of December it will approach 11.5%.

Colombia PIB growth expectations have also been reconsidered, understanding that the growth-generating sectors will be represented by public spending and service activities, where the slowdown will make its mark on the labor market and will require greater support from public finances to weigh the effect on the most vulnerable population. Likewise, the impact associated with the increase in fuel prices and the possible effects of the El Niño phenomenon will mean that inflation is not controlled at the speed previously expected, situations that may cause inflation presented in some areas to persist and remain for the remainder of 2023 and 2024.

Additionally, the measures adopted by the FED and in general the global context will determine the exchange rate levels that Colombia will reach, to the extent that the Colombian peso continues to revalue against the dollar will allow the external debt to decrease and the government can allocate more resources for the social agenda defined in the national development plan.

Payment of obligations with third parties: payroll, suppliers, and fiscal entities of national, district, and municipal order, financial obligations.

Credivalores has been complying with the payment of the different obligations resulting from the operation and business in progress such as payroll, suppliers, national, district, and municipal tax obligations, and financial obligations.

On the other hand, the company has agreed hedges for a part of its obligations in foreign currency and is managing alternatives and strategies through international intermediaries since the local market does not have the capacity to close these positions or exchange rate exposures.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Ability to continue offering business model products.

Credivalores structured additional collateralized lines for the payroll portfolio that allow the company to develop its operational activity in the remainder of 2023.

Additionally, Credivalores has an authorized amount to issue bonds in dollars and available credit lines.

NOTE 2. BASIS FOR PREPARATION OF THE FINANCIAL STATEMENTS

2.1 Basis of Presentation

The financial statements of the company Credivalores Crediservicios S.A., have been prepared in under the accounting and financial reporting standards accepted in Colombia, based on International Financial Reporting Standards (IFRS), together with their interpretations, conceptual framework, the conclusion rationale, and the application guides authorized and issued by the International Accounting Standards Board (IASB) published in Spanish until 2018), excluding IFRS 17 on Insurance Contracts; and other legal provisions defined by government surveillance entities that may differ in some aspects from those established by other State control bodies), established in Law 1314 of 2009, regulated by Single Regulatory Decree 2420 of 2015 modified by Decree 2496 of 2015. They have been prepared based on historical cost.

Law 1314 of July 13, 2009, regulated the financial reporting, accounting, and data security standards and principles accepted in Colombia and identified competent authorities, established the procedure for issuing the standards, and determined the entities responsible for monitoring compliance. This law was regulated through the following decrees:

a) 2784 of December 28, 2012

b) 1851 of August 29, 2013

c) 3023 of December 27, 2013

d) 2267 of November 11, 2014

Decree 2615 dated December 17, 2014, came into effect on January 1, 2016. Decree 2615 contains the international accounting and financial reporting standards in force as of December 31, 2013, and their corresponding amendments issued by the International Accounting Standards Board IASB in force today. With this, the regulatory technical framework contained in the annex to Decree 2784 dated December 28, 2012, and Decree 3023 dated December 27, 2013, was revoked.

Credivalores reports comparative information from the immediately previous period for all values included in the current period’s financial statements and includes comparative explanations, when necessary, to ensure the current period’s financial statements are understandable.

NOTE 3. JUDGMENTS AND CRITICAL ACCOUNTING ESTIMATES IN THE APPLICATION OF ACCOUNTING POLICIES

The preparation of the financial statements requires management to make judgments, estimates, and assumptions that affect the implementation of accounting policies and reported amounts of assets and liabilities, and income and expenses.

Credivalores S.A. will disclose the nature and amounts of changes in accounting estimates that are significant and affect the current period or are expected to affect any impact in future periods. Information on the effect in future periods will not be disclosed if the estimate of the effect is not practical.

The financial statements, the significant judgments made by the administration in the application of the accounting policies of Credivalores, and the main sources of estimation were the same as those applied to the financial statements for the year ended September 30, 2023.

3.1 IFRS 9 – FINANCIAL INSTRUMENTS

Credivalores applies IFRS 9 - Financial instruments as of January 1, 2018, according to the following models.

3.1.1 IMPAIRMENT MODEL

IFRS 9 – financial instruments, pose significant changes in the assessment of the impairment of financial instruments and, therefore, its associated risk. In particular, the standard proposes a new approach that pursues the identification of the significant increase of the risk of credit (SIRC) in an instrument before the identification of objective evidence of impairment (OEI).

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

From the above, the company has advanced in the construction of quantitative and qualitative criteria to identify the significant increase in the credit risk of an instrument. Although a quantitative criterion as the main principle is used to evaluate the (SIRC), qualitative criteria have also been developed in case it is not possible to apply the quantitative criterion or it cannot be used for specific financial assets.

Impairment-related requirements are applied to financial assets measured at amortized cost and fair value with changes in other comprehensive income (FVOCI) whose business model remains to collect (contractual cash flows) and sell.

The expected credit loss model considers the prospective nature of loss tolerances for instruments, based on expectations of future behavior.

For the calculation of the expected loss of payroll and Credit Card products, Credivalores has decided to use the Granular Amortization approach, considering the following aspects:

•	Exposure and corresponding risk parameters are calculated individually for each period.

•	Exposure and corresponding risk parameters are intended to be constant within each period but may vary between periods.

•	The calculation of the EP is individual by period.

•	Calculations of PE12m and PE in life are performed by adding the individual PEs for each respective risk horizon (one-year, whole life).

•	The frequency of payment is fixed according to its depreciation: monthly, quarterly, semi-annual, and annual, among others.

•	The granular depreciation approach captures the dynamic behaviors of risk parameters at high granularity (more detailed).

Main sources of calculation

The central concept of impairment under the new IFRS 9 impairment model is based on a dual measurement approach that takes into consideration the current level of expected impairment of each loan, compared to initial recognition, and requires recognition of impairment over the difference between expected credit losses in 12 months if no significant changes in risk have occurred since initial recognition; otherwise, a credit loss amount is recognized over the expected life of the financial instrument.

This model is complemented by stress analysis and scenarios with inputs that are not controlled by the Company, such as macroeconomic factors. To this end, the Company has developed a statistical model for the projection of PDs through neural networks in a univariate way.:

1. Search for possible associations with macroeconomic variables: From the collection of information on macroeconomic variables that were considered, we went through the Principal Components Analysis (PCA) method and the Stepwise method (STW) to find the possible associations of macroeconomic variables with each of the PD of the products, these were considered our explanatory variables.

2. Univariate projections: We project the PD and the macroeconomic variables associated, we do this in a univariate way through neural networks, in some macroeconomic variables we use classic methods such as ARIMA models. The argument of selection of the best model to make the projections of each series is the lowest value found with the root of the mean square error both in training and the validation set (test), it is also important to highlight that the models chosen are those where there is coherence in the projections. The projected PD is considered the PD of our BASE scenario, and this is precisely the target variable in multivariate scenarios. The fundamental argument for the PD to be projected in a univariate way is that by doing so we are doing it only with the information that the series keeps, that is, although we know that a series is the reflection of other variables, in principle we look for the information that only it gives us, to later observe how it is affected by macroeconomic variables.

3. Generation of scenarios: For Forward-looking models, we must generate two scenarios in our projections of macroeconomic variables, one optimistic and one pessimistic. To achieve this, we rely on descriptive measures of each of the series, in this case, the projected scenarios are given by the standard deviations that are needed to reach quartiles 25% and 75% of each of the macroeconomic series, understanding these points as critical values for both an optimistic and pessimistic scenario.

4. Multivariate adjustment: With the macroeconomic variables projected in the BASE scenario, a multivariate neural network is adjusted, understanding that the variables associated with each of the products are the explanatory variables and the response variable, that is, the PD is our explained variable. The best fit that is determined by the smallest root of the mean square error is our chosen neural network model. With this model and with the optimistic and pessimistic projections of the associated macroeconomic variables, we proceed to project each of the optimistic and pessimistic scenarios in a multivariate way.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The selected variables that determine the adjustment factor for each product are listed in the following tables:

-	Variables Crediuno

Label	Variable Description
IPC_LAG3	Consumer price index to 3 lags
PIB_LAG3	Gross Domestic Product to 3 lags
PIB_TCA	Gross Domestic Product. Annual Growth Rate
TU	Maximum Rate Allowed
IPP	Producer price index
ITCR_USA	Real exchange rate index according producer price index - US bilateral
IPEXP	Exports price index, according to foreign trade
IPIMPORTO_LAG3	Imports price index, according to foreign trade
ICCP_LAG1	Heavy construction price index to 1 lag

Table 8: Selected Variables CrediUno

-	Variables Tucredito

Label	Variable Description
ICCP	Heavy construction price index
IPC	Consumer price index IPC_
INF_ACT	Consumer price index. YTD Inflation
IPIMPORT_LAG3	Imports price index to 3 lags
ISE	Economic monitor index
ISE_EST	Economic monitor index, data affected by seasonal effect
ISE_EST_TC_AC	Economic monitor index, data affected by seasonal effect
YTD ITCR_USA	Real exchange rate index according producer price index - US bilateral
PIB_LAG1	Gross Domestic Product to 1 lag
PIB_TCA	Gross Domestic Product. Annual Growth Rate
TD	Unemployment rate
TRM_LAG1	Foreign exchange rate (COP/USD) to 1 lag
TU_LAG3	Maximum Rate Allowed to 3 lags
TU_VAR_LAG3	Maximum Rate Allowed Change to 3 lags

Table 9: Selected Variables Payroll (Tu Crédito)

3.2 Financial Assets Business Model

Credivalores assess the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

•	The expected policies and objectives for the portfolio and the actual application of them In particular whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;

•	How the performance of the portfolio is evaluated and reported to Credivalores management;

•	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and

•	The frequency, volume, and timing of sales of financial assets in prior periods, the reasons for such sales, and its expectations about future sale activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how Credivalores stated objective for managing the financial assets is achieved and how cash flows are realized.

Credivalores Crediservicios S. A. seeks to maintain various sources of financing locally and internationally from the banking and capital markets.

The assessment of whether contractual cash flows are solely payments of principal and interest (SPPI).

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

For this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, Credivalores considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition.

Credivalores Crediservicios S.A.S.’s business model is based on granting consumer loans quickly through innovative products to middle- or low-income segments that are not served by the traditional financial system.

The Company has developed a diversified platform with collection channels designed to minimize the risk of default and optimize the quality of its loan portfolio (minimize NPL), including payroll deduction loans (discounted from payroll payments), credit cards (collecting via public utility bills), and financing for insurance policy premiums (revocable insurance where the insurer returns the portion of the premium that was not used in case of default).

The business model focuses on building alliances and agreements for the origination and distribution of each one of our products, thus guaranteeing growth. The company has more than 720 agreements with employers that can issue payroll loans, exclusive agreements with public utility companies for invoicing and collecting via credit card, and alliances with third parties and insurers for the origination. The risk management systems are similar to those implemented by other Colombian financial entities and consider characteristics of the target market. These systems have been adjusted according to the experience and knowledge acquired over more than 14 years in the market.

This business model produces a portfolio of diversified products with limited geographic concentration and by loan amount.

The entity applies meaningful judgments to determine its business model to manage financial assets and to evaluate if the financial assets comply with the conditions established in the business model so they can be classified at fair value or at amortized cost. According to the aforementioned, some financial assets have been classified as investments at fair value and others at amortized cost. According to the business model, the financial assets at amortized cost can be sold only in limited circumstances, such as when there are infrequent transactions, adjustments are made to the maturity structure of its assets and liabilities, when it is necessary to finance significant capital disbursements and when there are seasonal liquidity needs.

Investments in equity instruments at fair value have been classified with adjustments through profit or loss, considering that they are strategic investments for the company and, are expected to be sold soon.

Financial Assets at fair value

According to its business model, the Company has determined that TuCrédito payroll deduction loans will be measured at fair value when they meet the following conditions:

1.	Maximum term of 90 days as of the date of origination.
2.	Highest rating based on its compliance score.

Financial Assets at amortized cost

The loan portfolio is classified at amortized cost when:

The loan portfolio is classified at amortized cost when it meets the following criteria: Credivalores Crediservicios S.A.S.’s business model is to hold these assets to collect their cash flows on specified dates, as per their contractual terms, and the contractual terms of the financial asset give rise on specified dates, to cash flows that consist of payments of principal and interest on the outstanding amount owed.

3.3 Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the company. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Variable lease payments

Some property leases contain variable payment terms that are linked to the profit generated from a specific office. For individual offices, up to 100% of lease payments are based on variable payment terms. Variable payment terms are used for a variety of reasons, including minimizing the fixed costs base for newly established offices. Variable lease payments that depend on profits are recognized in profit or loss in the period in which the condition that triggers those payments occurs.

Lease terms

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). The evaluation is reviewed if a significant event or a significant change in the circumstances affecting this evaluation occurs.

3.4 Seasonal nature of income and expenses.

The nature of the most important operations of Credivalores Crediservicios S. A is mainly related to traditional activities that are not significantly affected by seasonal factors.

3.5 Income tax

The Company evaluates the recognition of liabilities due to discrepancies that may arise with the tax authorities based on additional tax estimates that must be canceled. The amounts provided for the payment of income tax are estimated by the administration based on its interpretation of current tax regulations and the possibility of payment.

Actual liabilities may differ from the amounts provisioned resulting in a negative effect on the Company’s results and net position. When the final tax result of these situations is different from the amounts that were initially recorded, the differences impact the current income tax and deferred assets and liabilities in the period in which this fact is determined.

The Company evaluates the recoverability of deferred tax assets based on estimates of future tax results and the ability to generate sufficient results during periods in which such deferred taxes are deductible. Deferred tax liabilities are recorded according to estimates made of net assets that will not be tax-deductible in the future.

NOTE 4 - ESTIMATIONS OF FAIR VALUE

The Company may employ internally developed models for financial instruments that do not have active markets. Said models are mostly based on generally standardized valuation methods and techniques. Valuation models are primarily used to assess equity instruments not listed on the stock exchange, derivatives, debt securities, and other debt instruments for which markets were or have been inactive during the financial period. Some components of these models may not be observable in the market and are estimated from assumptions.

The output of a model is always an estimate or approximate value that cannot be determined accurately, and valuation techniques used may not fully reflect all the factors relative to Credivalores positions, therefore the valuations are adjusted if necessary to include additional factors, such as country risk, liquidity risks, and counterparty risks.

Fair value hierarchy has the following levels:

•	Level 1 entries are unadjusted prices quoted in active markets for assets or liabilities identical to those the entity can access on the measurement date.

•	Level 2 entries are entries other than the quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 entries cannot be observed for the asset or liability.

The fair value hierarchy in which the fair value measurement is fully classified is determined from the lowest level entry that is significant for fully measuring the fair value. For that, an entry’s importance is evaluated regarding the fair value measurement in its totality. Financial instruments quoted in markets considered inactive but valued per quoted market prices, quotes from price providers, or alternative price sources supported by observable entries, are classified in Level 2. A fair value measurement that uses observable entries requiring significant adjustments based on unobservable entries is a Level 3 measurement. The evaluation of a particular entry’s importance in measuring the fair value in its totality requires an opinion, considering specific factors of the asset or liability.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The determination of what constitutes “observable” requires a significant opinion from Credivalores. The Company considers observable data that market data that is already available, distributed, or updated regularly by the price provider, is reliable and verifiable, has no property rights, and is provided by independent sources that participate actively in the reference market.

4.1 Fair Value Measurement on a Recurring Basis

Level 2 input data elements include the prices quoted for similar assets or liabilities at active markets; the quoted prices for assets or liabilities that are identical or similar in markets that are not active; input data other than quoted prices that are observable for the asset or liability and input data corroborated by the market. According to the above, Credivalores values derivative financial instruments with input data from fair value level 2.

The following table analyzes assets and liabilities (by class) within the fair value hierarchy, measured at fair value as of September 30, 2023, and December 31, 2022, regularly.

	September 30,	December 31,
	2023	2022
ASSETS	Level 2	Level 2
Investments in equity instruments	5.205	5.698
Hedging derivatives
Currency forward	-	5.120
Options	18.641	103.887
Cross Currency Swap	-	(10.146)
Consumer
Payroll deduction loans	-	381
Total fair value recurring assets	23.846	104.940

4.2 Fair value determination

The methodology applicable to instruments for Credivalores is:

4.2.1	Forward valuation: The derivative’s fair value comes from an internal model. This model takes the exchange rate on the day after the valuation date and forecasts it to a future value using the devaluation curve through the maturity date. After this the new forward market rate is compared to the agreed forward rate and the difference is expressed in present value using the IBR curve to calculate the derivative’s fair value.

4.2.2	Swap Valuation: the reasonable value of the derivative comes from an internal model. The valuations of the Interest Rate Swaps (IRS) and the Cross-Currency Swaps (CCS) are performed assuming a long and a short position on a bond; including in each case the principal of the operation. For the projection and discount of the cash flows, we use current rates, to calculate the reasonable value of the derivative financial instrument.

4.2.3	Option Valuation: The reasonable value of the derivative comes from an internal model. The valuation of an option on its expiry date is the maximum between the premium and the difference between the exercise price and the spot price. For the projection and discount of the cash flows, we use the current rates, to calculate the reasonable value of the derivative financial instrument.

4.2.4	Loan portfolio valuations: Because these instruments do not have an active market, the Company has developed methodologies that employ market information for certain cases of unobservable data. The methodology seeks to maximize the use of observable data to arrive at the closest approximation of an initial price for assets and liabilities without an ample market.

The Company has implemented the following methodology to determine its loan portfolio´s Fair Value:

I.	Discount Rate: Determined by product considering the market´s appetite for such product, as well as the default risk involved.

II.	The model was built based on the following factors:

a.	Projected cash flows according to weighted average life for each product, using: Current Balance the Average term to maturity, the weighted average rate.

b.	Calculate the present value of cash flows projected as per described in a) discounted at the discount rate previously described.

c.	Present value determined as per described in b) represents the loan portfolio´s fair value.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

4.2.5	Equity instruments: Credivalores has equity investments in Agrocañas, representing less than 20% of the company equity and that in mutual funds. In general, the company is not listed on any public securities market, and therefore its fair value is determined using the adjusted net asset value method. For mutual funds fair value is determined through the valuation of investment portfolios managed by the Trust, which are subject to an active securities market.

Credivalores defined Level 3 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring assets and liabilities at recurrent fair value.

ASSETS Equity Instruments	Valuation technique	Significant inputs (1)
	Adjusted net asset value	- Current Balance - Average term to maturity - Weighted average Rate - Unit value

4.2.6 Derivative financial instruments

Derivative financial instruments and hedge accounting:

A derivative is a financial instrument in which value changes respond to changes in one or more variables denominated as an “underlying” (a specific interest rate, the price of a financial instrument, a listed commodity, a foreign currency exchange rate, etc.), that has an initial net investment smaller than would be required for other instruments that have a similar response to the mentioned variable and that is settled in a future date.

Credivalores trades in financial markets, forward contracts, future contracts, swaps, and options that fulfill the definition of a derivative.

Financial assets and liabilities from transactions with derivatives are generally not offset in the statement of financial position. However, when there is a legal and exercisable right to offset the recognized values and Credivalores intends to settle them on a net basis or to realize the assets and settle the liability simultaneously, derivatives are presented as net values in the statement of financial position.

Derivative transactions are initially recognized at fair value. Subsequent changes in the fair value are recognized in profit or loss, unless the derivative instrument is designated as a hedging instrument and, in this case, the accounting criteria will depend on the nature of the hedged item, as described below.

At the beginning of the hedging transaction, Credivalores formally documents the relationship existing between the hedging instrument and the hedged item, including the risk management objective and strategy in undertaking the hedging relationship. It also documents its assessment, both initially as well as regularly, of whether the hedging relationship is highly effective in offsetting the changes in fair value or cash flows of the hedged items.

For a fair value hedge of assets or liabilities and firm commitments, changes in the fair value of the derivative instrument are recognized in profit or loss, as well as any other change in the fair value of the asset, liability, or firm commitment attributable to the hedged risk.

For a cash flow hedge of a particular risk associated with a recognized asset or liability or a projected highly probable transaction, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income. The gain or loss relating to the portion that is not effective for hedging or that does not relate to the hedged risk is immediately recognized in profit or loss.

The values accumulated in other comprehensive income are transferred to profit or loss in the same period in which the hedged item is recognized in profit or loss.

Hedging of net investments in a foreign operation is recognized similarly to cash flow hedging: the effective portion of changes in fair value of the hedging instrument is recognized in other comprehensive income, and the ineffective portion of the changes in fair value of the derivative is recognized in profit or loss. The hedging instrument’s gains or losses accumulated in equity will be recognized in profit or loss when the net investment in foreign operations is sold in whole or proportionally if partially disposed of.

Credivalores defined Level 2 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring derivative assets and liabilities at recurrent fair value.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

ASSETS Trading Derivatives Currency Forward Debt securities Forward	Valuation technique Discounted cash flow

Significant inputs (1)

-     Underlying asset price Currency curve by the underlying asset

-     Forward exchange rates curve of the operation’s currency

-     Implicit curves of exchange rates forwards

-     Implicit volatilities matrixes and curves

LIABILITIES Derivatives held for trading Currency Forward Debt securities Forward	Discounted cash flow

-     Underlying asset price

-     Currency curve by the underlying asset

-     Forward exchange rates curve of the operation’s currency

-     Implicit curves of exchange rates forwards

-     Implicit volatilities matrixes and curves

4.3 Determination of fair value of financial assets and liabilities recorded at amortized cost.

Below are the Company’s assets and liabilities at fair value and their book value:

	September 30, 2023		December 31, 2022
Fair value	Book Value	Fair Value Estimate	Book Value	Fair Value Estimate
Assets
Loan Portfolio (Gross)
Consumer	1.926.824	1.870.150	2.005.440	1.727.703
Total	1.926.824	1.870.150	2.005.440	1.727.703
Liability
Financial obligations	1.674.823	1.700.111	2.534.228	2.527.648
Total	1.674.823	1.700.111	2.534.228	2.527.648

The book value corresponds to the value at amortized cost. The fair value estimate does not include transaction costs.

4.4 Financial Instruments

Financial Assets

The Company classifies its financial assets into equity instruments, trading instruments, amortized cost investment instruments, credit instruments, and accounts receivable.

At the time of initial recognition, a financial instrument is measured at fair value plus any directly attributable transaction costs, which are not included if the instrument is classified at fair value through changes in profit or loss. Typically, the fair value at the initial time of recognition is the price of the transaction itself, that is, the amount to be paid or received.

Credivalores recognizes loans and accounts receivable, trading and investment securities, and other assets or liabilities on their effective dates.

Purchases and sales of financial assets that are regularly carried out are recognized on the transaction date or on the date on which the Company is required to purchase or sell the asset.

Subsequently, the Company measures its financial instruments at fair value or amortized cost based on the established business model and the contractual terms of the corresponding financial asset or liability.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

i. Amortized cost

Amortized cost is the cost of acquiring a financial asset or a liability plus or minus any capital repayments, cumulative amortizations (calculated using the effective interest rate method) regarding any difference between the initial amount and the value repaid at maturity and minus any reduction for impairment.

ii. Fair value

Fair value is the amount to be received should the asset be sold or the amount to be paid for transferring a liability as part of a transaction between market participants on the date on which the measurement is made. The most objective and commonplace definition of fair value is the price that would be paid in an active, deep, and transparent market (“listed price” or “market price”).

When such values are available CVCS determines the fair value of an instrument using the prices listed on an active market for that specific instrument. A market is considered active if listed prices are readily and regularly available and represent real transactions that are performed regularly on a stand-alone basis.

Should no active market exist for a specific financial instrument CVCS determines its fair value using valuation techniques. These valuation techniques include using recent market transactions between knowledgeable, willing parties carried out on an arm’s length basis, should these exist, as well as the fair values of other financial instruments that are substantially the same, discounted cash flows, and pricing models.

The valuation technique chosen makes use, to the maximum extent possible, of information obtained directly from the market, using the least amount of data estimated by CVCS, incorporating all those factors that would normally be considered by market participants for setting the price of such financial instruments and is consistent with generally accepted pricing methodologies.

Fair value estimates obtained from financial models are adjusted to consider other factors such as uncertainty on its risk or the liquidity model. Adjustments are included when CVCS believes that another market player uses these same estimates when determining the price of a transaction.

The Company´s business model includes payroll loans at fair value with changes in profit and losses, whereby the loans originated within the 90 days before the date of the financial statements are valued at fair value. To estimate the fair value of these loans, which could be sold to financial institutions at a market price, the Company evaluates the lending rate of these loans within the reference market to evaluate the rate at which other financial institutions are considered peers and comparable to the Company will be willing to invest their resources and hold the payroll loans within their balance sheet.

Considering the results from the evaluation of the rates, the Company evaluates four variables to obtain the value of the adjusted rate applicable to the transactions to sell loan portfolio, according to internal criteria:

i)	The multiplier, which compares the Company’s rate to the market rate.

ii)	The value of the premium paid in these businesses, which results from discounting the future values of a loan originated at Credivalores’ lending rate using the market rate.

iii)	The rate is adjusted by the transaction cost associated with the loan portfolio.

iv)	The cash flows associated with the insurance policies applicable to the loan are also valued.

The methodology followed by the Company uses the last three months’ reports from the Financial Superintendence as the source of information to determine the interest rate to discount the cash flows and complete the valuation of the final selling price of the loan portfolio.

The Company has determined that the fair value of the loan portfolio registered in its financial statements is type 3 since most of the criteria are internal.

4.4.1 Loans and receivables portfolio

The Company classifies its financial assets into the following measurement categories, based on their corresponding business model:

Classification of Financial Assets:
Measurement	Terms	Features	Valuation
Fair value	0-90 days from origination	Current and best-rated loans	Market price Tucredito
Amortized cost	0 days from origination onwards	Current and past-due portfolio	Incurred loss model (equivalent indexed rate)

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

4.4.1.1 Financial Assets at Fair Value

Credivalores Crediservicios S. A. S., in line with its business model, classifies its products according to the risk inherent in its portfolio. In general, its line of credit Tucredito (payroll deduction loans) is measured at fair value, given that its market niche is focused on placing “top-rated” loans.

Classification of “Tucredito” line of credit, based on the corresponding business model
Item	Tucredito portfolio segment	Measurement	Valuation
1	Performing loans subject to sale	Fair value	Market price.
2	Best-rated loans with terms of less than a year (originated loans less than 90 days prior)	Amortized cost	(Indexed rate equivalent to amortized cost).
3	Performing loans with terms of more than one year (originated loans with terms of more than 90 days)	Amortized cost	(Indexed rate equivalent to amortized cost).
4	Past due loans	Amortized cost	Incurred loss model based on the expected loss.

The policy established by the Company for measuring its loan portfolio, per the business model classification, is:

In line with its business model the Company has decided to measure the loans comprising the “Tucredito” line of credit at fair value based on the historical trading average since its loans are not impaired (and which, from their origination, are the best-rated 0 - 90 day loans) and since the Company has the possibility of selling them in the short term because of their excellent rating.

Unsold lines of credit, which were initially measured at fair value but which after 90 days of origination were impaired, will later be measured based on an indexed rate, which converts the amortized cost rate into an amount equivalent to their fair value.

4.4.1.2 Financial Assets at amortized cost

Financial assets are classified at amortized cost only if the asset is kept within a business model whose objective is to maintain it to collect contractual cash flows and the contractual terms of the value give rise at specific dates to cash flows that are only payments of cash capital and interest on the outstanding principal capital; Interest income is recognized using the effective interest rate method.

The effective interest method is a method used to calculate the amortized cost of an asset and allocate the income or cost in interest during the relevant period. The effective interest rate is the discount rate at which the present value of estimated future cash payments or those received over the expected life of the financial instrument, or, as appropriate, in a shorter period, is equal to the net book value in the beginning.

To calculate the effective interest rate, the Company estimates the cash flows considering all the contractual terms of the financial instrument, including the transaction costs and the premiums granted minus the commissions and discounts, but without considering the future credit losses.

NOTE 5. RISK MANAGEMENT

Credivalores manages risk under the applicable regulations in the country and Credivalores’ internal policies.

Objective and general guidelines

Credivalores’ objective is to maximize returns for its investors, through proper risk management. The guiding principles of risk management of Credivalores are as follows:

a)	Make risk management a part of every institutional process.

b)	Specialization in consumer product niches.

c)	Extensive use of continuously updated scoring models to ensure quality growth of consumer loans.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

5.1 Governance structure

Board

It is up to the Board of Directors of Credivalores Crediservicios S.A.:

•	Establish and oversee the Company’s risk management structure.

•	Approve the policies, processes, and methodologies of granting, monitoring, and recovery of the company’s credits, to identify, measure and control the risks faced by the Company.

•	Approve exposures and limits to different types of risks.

•	Point out the responsibilities and powers assigned to the positions and areas responsible for managing the different types of risk, to develop an environment of culture and risk control.

•	Evaluate proposals for recommendations and correctives on management processes.

•	Approve the internal control system, as well as evaluate the reports and management of the area responsible for such control.

•	Request management, when deemed necessary, and for evaluation, reports on the credit portfolio.

Risk Committee

The responsibilities of the Risk Committee are:

•	Standardize the periodic monitoring of the company’s main risk indicators and anticipate risky situations that have the potential to lose the value of CVCS’ assets.

•	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities.

•	Proposes to the Board changes or adjustments to existing policies and methodologies to mitigate and control the level of target risk.

•	The comity of risk meets monthly and is made up of members invited, within which they are:

-	President

-	Head of Risks

-	Collections Manager

-	Director of Financial Planning

-	Director of Analytics Models and Strategy

-	Director of Operations and Technology

-	Commercial Managers

The committee not only has the permanent participation of CV Managers, but experts and external specialists who advise the decisions made by this body.

Risk Headquarters

•	Periodically present to committed risks the evolution of the different risk indicators and perform the necessary analyses for understanding and taking actions that mitigate and control the levels of risk.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

•	Manage and control compliance with approved policies and processes for risk management.

•	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities. Propose to the risk committee methodologies and adjustments to risk management policies.

•	Develop methodologies and models that allow the identification, measurement, control, and monitoring of risks.

Internal Audit

1.	Check the development of risk management under the comprehensive risk management manual

2.	Report to the audit committee and issue recommendations on the findings of the risk management process

Financial Risk Management

The Company is exposed to the following risks related to the use of financial instruments:

●	Credit Risk

●	Market Risk

●	Liquidity Risk

●	Operating Risk

The financial statements do not include all financial risk management information and disclosures required in the annual financial statements; these financial statements should be read in conjunction with Credivalores annual financial statements as of September 30, 2023. There have been no changes to the risk management department or any risk management policies since September 30, 2023. There are no significant changes related to risk objectives, the corporate structure of the risk function, and risk strategies in general compared to what was revealed in the last set of financial statements as of September 30, 2023.

5.2 Credit Risk

Credit risk is the risk of financial loss faced by Credivalores Crediservicios S.A. if a client or counterparty in a financial instrument does not meet its contractual obligations and originates mainly from the receivables to customers and the Company’s investment instruments. The business model of Credivalores Crediservicios S.A. in its portfolio of credits, differs from the rating of its products according to the inherent risk of its portfolio. During the three and nine-month period that ended September 30, 2023, there were no significant changes in policies and how Credivalores handles credit risk.

The maximum exposure to the credit risk of Credivalores, according to IFRS 7, is reflected in the book value of financial assets in the statement of financial position of Credivalores as of September 30, 2023, and December 31, 2022, as follows:

	September 30,	December 31,
	2023	2022
Cash and cash equivalents	95.629	273.052
Financial instruments, net	23.846	104.559
Loan portfolios
Consumer loans	1.926.824	2.005.440
Payroll loans at fair value	-	381
Accounts receivable, net	281.052	320.129
Total financial assets with credit risk	2.327.351	2.703.561
Off-balance-sheet credit risk at nominal value
Unpaid approved credits	774.053	530.529
Total exposure to off-balance-sheet credit risk	774.053	530.529
Total maximum exposure to credit risk	3.101.404	3.234.090

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Credit Risk Model: Loans

I. Transitions between stages

A financial asset is classified as a low credit risk asset based on the debtor’s payment habits.

The first step in the methodology consists in evaluating a significant increase in credit risk by comparing the current status against a previous status of stage recognition of the loan.

If the financial asset loses its low credit risk condition or if changes in the external environment result in a review of the condition, then this probably shows a significant increase in credit risk. Consequently, the financial asset will be analyzed to determine if there is a significant increase in credit risk (stage 2) or if the asset should be classified as stage 3.

Significant Increase in Credit Risk

When determining whether the credit risk (i.e. risk of default) of a financial instrument has increased significantly since initial recognition, Credivalores considers reasonable, and supportable information that is relevant and available without undue cost or effort, including both quantitative and qualitative information and analysis based on Credivalores historical experience, expert credit assessment, and forward-looking information.

The following criteria are used to determine if a significant increase in credit risk has occurred:

•	Comparison of the remaining lifetime probability of default (PD) at the reporting date with the lifetime PD at initial recognition of the exposure.

•	Qualitative aspects such as the rebuttable presumption of the norm and restructuring agreements are also considered.

•	Qualitative criteria from analysts are also considered based on expert and supportable information.

Credivalores has established a framework that incorporates both quantitative and qualitative information to determine whether the credit risk of a particular financial instrument has increased significantly since initial recognition. The framework is aligned with Credivalores’ internal credit risk management process.

The criteria for determining whether credit risk has increased significantly will vary by portfolio and will include a backstop based on delinquency.

In certain instances, using its expert credit judgment and, where possible relevant historical experience, Credivalores may determine that an exposure has undergone a significant increase in credit risk if particular qualitative factors indicate so and those indicators may not be fully captured by its quantitative analysis on a timely basis. As a backstop, and as required by IFRS 9, Credivalores will presumptively consider that a significant increase in credit risk occurs no later than when an asset is more than 60 days past due.

Credivalores will monitor the effectiveness of the criteria used in identifying significant increases in credit risk through regular reviews to confirm that:

•	The criteria are useful in identifying significant increases in credit risk before an exposure is in default;

•	The criteria do not align with the point in time when an asset becomes over 60 days past due;

•	The average time between the identification of a significant increase in credit risk and default appears reasonable;

•	Exposures are not generally transferred directly from 12-month ECL measurement to credit-impaired, and there is no unwarranted volatility in loss impairment from transfers between 12-month ECL and lifetime ECL measurements.

II. PI – Probability of noncompliance Term structure of PI

Credit risk grades are the primary input in the determination of the term structure of PD for exposures. Credivalores collects performance and default information about its credit risk exposures analyzed by type of product and borrower and by credit risk grade. For some portfolios, information purchased from external credit reference agencies may also be used.

Credivalores employs statistical models to analyze the data collected and generate estimates of the remaining lifetime PD of exposures and how these are expected to change because of the passage of time. This analysis includes the identification and calibration of the relation between changes in default rates as well as an in-depth analysis of the impact of certain other factors on the risk of default.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

For stage 1 the PD estimates the probability that the credit will default in the next 12 months, while the PD in stage 2 is the result of the probabilities for the remaining life of the credit. The probability in Stage 3 is defined as 100%.

To determine the PD the company used statistical models to analyze and select the variables significant in predicting whether clients would reach default during a known period that is determined by the stage of the loan. For stage 1 the PD is evaluated for the next 12 months, loans in later stages are evaluated for the remainder of the loan lifetime. To estimate lifetime probability Credivalores calculates the 12-month PD and for each successive year for the loan lifetime, the model estimates the PD conditioned to not having defaulted during previous years.

Credivalores approach to incorporating forward-looking information into this assessment is discussed below.

Forward-Looking Information

Credivalores incorporates forward-looking information into its measurement of ECLs. Credivalores formulates a ‘base case’ view of the future direction of relevant economic variables and a representative range of other possible forecast scenarios based on forecasts provided by economic experts and considering a forecast of multiple variables. This process involves developing two or more additional economic scenarios and considering the relative probabilities of each outcome.

The base case represents the most-likely outcome. It is aligned with information used by Credivalores for other purposes, such as strategic planning and budgeting. The other scenarios for Colombia represent more optimistic and more pessimistic outcomes. Credivalores has identified and documented key drivers of credit risk and credit losses for each portfolio of financial instruments and, using an analysis of historical data, has estimated relationships between macroeconomic variables and credit risk and credit losses.

The economic scenarios used as of September 30, 2023, include the following key indicators (among others) for Colombia for the periods ending on September 30, 2023 and December 31, 2022:

	2023
	Scenario A	Scenario B	Scenario C
Consumer Price Index	120,64	115,96	125,33
Consumer Price Index Full-Year Variation	6,75	5,46	8,05
Import Price Index	129,59	125,76	133,41
Economic performance Index	111,06	116,45	105,66
Economic performance Index, data affected by seasonal effect	120,84	124,46	117,22
Economic performance Index, data affected by seasonal effect Full Year Variation	5,25	6,21	4,29
Real Exchange Rate Index (ITCR), according to PPI - Bilateral with the United States	179,28	168,70	189,87
Gross domestic product*	COP279.479,81	COP288.362,79	COP270.596,82
Gross Domestic Product Annual Growth Rate	-0,24	0,73	-1,22
Unemployment rate	9,63	7,94	11,31
Foreign Exchange rate (COP/USD)	4.488,82	4.097,26	4.880,38
Usury rate	31%	29%	33%
Variation of the usury rate	0,87	0,56	1,18
Consumer Price Index	120,01	116,17	123,84
Gross domestic product*	COP268.958,06	COP275.997,44	COP261.918,67
Usury rate (Maximum interest rate)	31%	27%	35%
Producer Price Index	185,92	185,84	186,00
Export price index, according to foreign trade	192,66	192,77	192,55
Heavy Construction Price Index	106,53	106,49	106,56

•	Values expressed in millions of pesos

Credit Risk Rating

Credivalores allocates each exposure to a credit risk grade based on a variety of data intended to be predictive of the probability of default and applying experienced credit judgment. Credivalores uses these grades to identify significant increases in credit risk. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. These factors may vary depending on the nature of the exposure and the type of borrower and product.

Each exposure is assigned to a degree of credit risk at initial recognition based on available information about the borrower. Exposures are subject to continuous monitoring, which can result in an exposure being transferred to a different degree of credit risk.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Credivalores uses behavioral demographic and origination variables to estimate PD modeling them with a logistic regression that is periodically monitored to ensure its predictive capabilities and its stability. This monitoring for payroll loans and credit card models showed adequate predictive capabilities as well as stability regarding its inputs distributions (PSI). There was also a test run on average observed PD by rating of the last 2 years that ensure the actual events that are being predicted have not varied its behavior significantly and therefore concluding the models provide an adequate and reasonable prediction of DDs by rating.

Loan Portfolio

Payroll and Credit card loans
- Information collected internally about the behavior of customers.
- Demographic information of customers.
- Origination information of credits/customer.

III. PDI – Loss due to non-compliance

LGD is a measure of the potential loss if a default scenario occurs. To establish the LGD, the Credivalores methodology uses historical information to measure the recoveries of loans that reach the default stage at present value. This allows Credivalores to have an adequate estimate of the losses it will incur when credits reach the default stage. These calculations are done separately for payroll loans and credit cards to better reflect the fundamental differences in this product and therefore its LGD.

IV. ED – Exposure at Default

EAD represents the amount owed from a counterparty at the time of a possible default. For stage 2 Credivalores incorporates in the analysis of the exposure at default the probability of payments and increase or decrease in exposure during the lifetime of the credit.

These probabilities are estimated using the historical information collected by the company and are grouped by type of product. The probabilities are constantly reviewed to accurately estimate them and calibrate them.

For payroll loans, EAD will correspond to the full valuation of the assets at amortized cost. For credit cards, EAD will take into account the unused credit line when available as well as the expected amortization, which allows Credivalores to have a reliable estimate of the credit exposition at default.

V. Simplified Model

Credivalores uses a simplified roll rate model to estimate the ECL of remnants of portfolio loans that represent less than 5% of balance sheet loans and that are consistently lowering their portfolio share.

I. Roll Rate Methodology

A method that uses a transition matrix to obtain the customer moratorium. This helps forecast future risk from defaults in a given time. By using this matrix, the behavior is reflected to determine in what period the accounts will be taken. These statements are determined by the number of overdue payments as defined.

For this model, first of all, the portfolio divided into two bands is evaluated.:

Credit Portfolio other products:

✓	Portfolio less than 90 days in arrears.

✓	Portfolio greater than 90 days of default.

As part of this evaluation, the Company’s Management has designated as a deteriorated portfolio the one with a default greater than 90 days since it is recurrent that in the company’s business, there are delays, but these are regularized before 90 days for credit portfolio.

Then the monthly average of the portfolio is determined by age and the average values are weighted according to the rate of loss greater than 90 days in each case.

To calculate the PE of the impaired portfolio, the balance of the portfolio of each tranche is multiplied by the percentage of expected loss (Migration to greater than 360) determined in the previous step.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

I. ED – Exposure at default

ED represents the amount owed from a counterparty at the time of a possible default.

For payroll loans, ED will correspond to the full valuation of the assets at amortized cost. For credit cards, ED will take into account the unused credit line when available as well as the expected amortization, which allows to have a reliable estimate of the credit exposition at default.

Credit Risk Model: Other accounts receivable

Credivalores uses the simplified approach where Credivalores uses an impairment matrix to measure the ECLs of trade receivables from individual customers, which comprise a very large number of small amounts.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics like the type of product purchased.

Loss impairment

The table below shows the loss impairment balances as of September 30, 2023:

	Stage 1		Stage 2	Stage 3
	12-month		Lifetime ECL not credit-	Lifetime ECL credit-
Loan portfolio	ECL		impaired	impaired	Total
Loan consumer portfolio		31.055	15.477	385.560	432.092
Total loan portfolio	Ps.	31.055	15.477	385.560	432.092
Total loss impairment financial assets at amortized cost	Ps.	31.055	15.477	385.560	432.092
Total loss impairment	Ps.	31.055	15.477	385.560	432.092

The following table shows the balances of loss allowances as of December 31, 2022:

(1)	Credivalores has initially adopted IFRS 15 and IFRS 9 as of 1 January 2018. According to the chosen transition methods, comparative information is not re-established.

	Stage 1		Stage 2	Stage 3
	12-month		Lifetime ECL not credit-	Lifetime ECL not credit-
Loan portfolio	ECL		impaired	impaired	Total
Loan consumer portfolio		33.101	17.023	322.484	372.608
Total loan portfolio	Ps.	33.101	17.023	322.484	372.608
Total loss impairment financial assets at amortized cost	Ps.	33.101	17.023	322.484	372.608
Total loss impairment	Ps.	33.101	17.023	322.484	372.608

The table below shows for loans stage 3 individually assessed for ECL the gross amount and loss impairment balances as of September 30, 2023.

	Gross Amount Registered		Impairment Recognized
With recognized provision
Consumer	Ps.	633.363	Ps.	385.560
Total	Ps.	633.363	Ps.	385.560

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

5.2.1 Monitoring and Control Process

The Company has an information system in place that provides daily indicators of the loan portfolio status to allow proper monitoring and timely decision-making.

The credit approval processes are connected to an engine managed by the risk area, which allows real-time adjustments to policy parameters to take immediate action where required in loan origination.

Each month the Risk Committee meets to evaluate the development of each product portfolio, analyzing the performance of each yield and applying corrective measures to credit processes or policies where necessary.

As of September 30, 2023

Status	Tu Crédito	CrediUno	CrediPóliza	Total managed portfolio	On balance sheet Portfolio
CURRENT	559.450	511.576	26.575	1.097.601	1.007.254
1-30	8.878	42.650	39	51.567	51.071
31-60	4.056	13.152	12	17.220	16.943
61-90	3.293	29.548	8	32.849	32.750
91 - 180	8.223	53.736	5	61.964	61.857
181 - 360	20.284	57.820	114	78.218	78.088
> 360	121.221	190.072	7.624	318.917	316.256
Total	725.405	898.554	34.377	1.658.336	1.564.220

As of December 31, 2022

Status	Tu Crédito	CrediUno	CrediPóliza	Total managed portfolio	On balance sheet Portfolio
CURRENT	659.312	629.513	26.759	1.315.585	1.206.606
1-30	11.797	45.830	20	57.646	56.690
31-60	7.505	22.421	32	29.958	29.121
61-90	4.316	16.432	11	20.759	20.732
91 - 180	10.046	24.682	13	34.741	34.684
181 - 360	15.495	36.379	251	52.124	51.802
> 360	105.962	174.624	7.732	288.319	285.903
Total	814.433	949.881	34.818	1.799.132	1.685.538

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The following detail is due to compliance with paragraph 5 requested by the FNG, which indicates the balance of the committed and uncommitted portfolio classified by the height of arrears:

As of September 30, 2023

	Encumbered	Unencumbered
Status	Loan Portfolio	Loan Portfolio	Total
CURRENT	718.017	379.584	1.097.601
1-30	14.745	36.822	51.567
31-60	9.617	7.603	17.220
61-90	23.676	9.173	32.849
91 - 180	39.911	22.053	61.964
181 - 360	52.378	25.840	78.218
> 360	124.212	194.705	318.917
Total	982.556	675.780	1.658.336

As of December 31, 2022

	Encumbered	Unencumbered
Status	Loan Portfolio	Loan Portfolio	Total
CURRENT	977.143	338.442	1.315.585
1-30	17.335	40.311	57.646
31-60	8.581	21.377	29.958
61-90	4.536	16.223	20.759
91 - 180	10.924	23.817	34.741
181 - 360	14.735	37.389	52.124
> 360	113.642	174.677	288.319
Total	1.146.896	652.236	1.799.132

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

5.3	Creditworthiness

The following is a breakdown of banks and other financial institutions that hold our savings and checking account deposits.

		September 30,	December 31,
Entity	Type of Account	2023	2022
Banco de Bogotá	Savings/Checking	36	62
Bancolombia	Savings/Checking	8.989	9.151
Banco BBVA	Checking	-	-
Banco De Occidente	Savings/Checking	128	94
JP Morgan	Checking	7	7
Banco Santander	Checking	270	490
Disponible Patrimonios Autónomos	Savings/Checking	65.960	234.793
JP Morgan	Deposit	2	11
Banco Santander	Checking	43	479
		75.435	245.087

The following is a breakdown of creditworthiness as determined by independent credit rating agencies of all those major financial institutions in which the Company holds cash.

Long-term debt ratings are based on the following scale:

Item	Financial Institution	Short-term Rating	Rating Entity
1	Banco BBVA	AAA	Fitch Ratings
2	Banco de Bogotá	BB+	Fitch Ratings
3	Banco Colpatria	AAA Y F1+	Fitch Ratings
4	Banco de Occidente	AAA Y F1+	Fitch Ratings
5	Bancolombia	AAA Y F1+	Fitch Ratings
6	Banco Santander	AAA Y F1+	Fitch Ratings
7	Banco JP Morgan	AAA Y F1+	Fitch Ratings

Cash and cash equivalents are held with banks and financial institutions through free-standing trust funds, which have ratings between AA- and AAA BCR + 1 from BRC Standard and Poor’s.

The Company considers the credit ratings awarded to financial institutions with which it conducts treasury operations in the form of fiduciary assignments such as deposits or investments at sight which classify as cash equivalents. To establish a minimum margin risk exposure and ensure optimal resource management through periodic evaluations and measurements of the Company’s exposure.

5.4	Market Risk

The Company has been able to meet its liquidity needs acquiring working capital and lines of credit from local, foreign and multilateral entities This implies the need for follow-up when exposed to variable interest rates (financial obligations indexed to local and/or foreign variable rates such as: DTF, IBR, UVR, LIBOR, PRIME, etc.), and to exchange-rate fluctuations due to devaluation or revaluation in the local currency (USD, EUR, etc.).

Credivalores participates actively in the money, foreign exchange and capital markets, seeking to meet the needs of its clients in accordance with the policies and risk levels established. As such, it manages different financial-asset portfolios within the permitted risk levels and limits.

Market risk arises from the open positions of Credivalores investment portfolios in debt securities, derivatives and equity instruments recorded at fair value, due to adverse changes in risk factors such as interest rates and exchange rates of foreign currencies.

For analysis purposes, market risk has been broken down into price risk and/or interest and exchange-rate risk of financial obligations in the periods of capital-payment amortization, the point at which the risk materialized.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

As of September 30, 2023 and December 31, 2022, Credivalores had the following financial assets and liabilities at fair value subject to trading risk:

Financial assets and liabilities at fair value exposed to trading risk held:

	September 30, 2023	December 31, 2022
Equity Instruments	5.205	5.698
Derivatives instruments	4.555	98.861
Loan Portfolio	14.086	381
Total	23.846	104.940

The methodology used to measure risk

Market risks are quantified through value-at-risk standard models.

The company uses the standard model for the measurement, control, and management of market risk of interest rates and exchange rates at which the entity is exposed.

There are two scenarios under which Credivalores is exposed to market risks:

Interest rates

Credivalores financial obligations are exposed to this risk when financing is acquired at variable indexed rates that are subject to volatilities and may affect the Company’s financial margin.

Sensitivity Analysis

Taking into account Credivalores exposure to changes in the reference interest rate, a sensitivity analysis of the impact on financial obligations is included given the possible effect on the variable indexed interest rates in the third quarter of 2022. The following methodology was defined for the analysis:

1.	Two scenarios were evaluated whereby indexed rates are affected by 20 BPS (increasing and decreasing indexed rates), which affect the future flows of Credivalores financial obligations indexed to the variable rate. Debt repayment is implicit in these scenarios, given their contractual frequency, taking them to maturity.

2.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

3.	The present value of the monthly interest payment was calculated, using as a reference the 6-month IBR rate on an annual basis as of September 30, 2023 (12.751%).

4.	Finally, each scenario’s results were compared to the base scenario, which corresponds to the projections of interest flows using the rates as of September 30, 2023, as reference.

The results are set out below:

Scenarios	Interests
Effect of 20 BPS decrease in variable rate	1.338.946
Effect of 20 BPS increase in variable rate	1.330.247
Total Scenarios	(8.699)

Interest Rate and Exchange Rate

Rate and devaluation effect scenario (variable rate and foreign currency obligations)	Interests
Effect of revaluation and decrease, 15 BPS, variable rate	1.338.946
Effect of devaluation and increase, 15 BPS, variable rate	1.347.645
Total Scenarios	8.699

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Exchange rate

Credivalores’ financial obligations are exposed to exchange rate risk when the present value of the liability positions present volatilities due to the devaluation or revaluation of the funding acquired in another currency. This risk materializes at the moment when the payment corresponding to the amortization of principal and interest is made, due to trading in the currencies to be paid and recognition of the exchange rate difference.

Sensitivity Analysis

Considering Credivalores exposure to changes in the USD/ exchange rate, a sensitivity analysis of the impact on financial obligations is included given the possible effects of changes in the exchange rate in the period of 2023. The following methodology was used for the analysis:

1.	Two scenarios were evaluated in which the exchange spot rate is adjusted by 0.60% daily volatility (spot prices projected using Bloomberg’s curve), generating a revaluation and devaluation effect on the TRM as of September 30, 2023.

2.	The amortization of principal and payment of interest on financial obligations are implicit in these scenarios, given their contractual periodicity and taking them to maturity.

3.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

a.	The present value of the monthly interest payment was calculated, using as a reference the 6-month IBR rate on an annual basis as of September 30, 2023 (12.751%).

4.	Finally, we compared the results of each scenario with the base scenario, which corresponds to the projected flows for payment of capital and interest using as reference the rates as of September 30, 2023.

The results are set out below:

Item	Total Debt
Initial Scenario (Balance as of September 30st, 2023)	374.818
Scenario 1 (Effect of revaluation)	373.836
Scenario 2 (Effect of revaluation)	375.798
Difference Scenario 1 vs. Initial Scenario	(982)
Difference Scenario 2 vs. Initial Scenario	980

(1)	Volatility obtained from the daily average for the previous three years, including 2023.

5.5	Liquidity Risk

The liquidity Risk is represented by the potential event of being unable to meet the expected outgoing cash flows in a timely and efficient manner, without affecting the normal course of business or the company´s financial position. Liquidity risk is related to having insufficient liquid assets and therefore having to incur unusual or extra funding costs.

The company funding is based on short- and medium-term bank loans as well as bonds and commercial notes issued in the international capital markets. These funds are mainly used to leverage new loan origination according to Credivalores’ business model. On the other hand, the Company’s capacity to create positions regarding financial instruments available for sale (liquidity or loans) could be affected either by a lack of market liquidity or because of sudden changes in interest rates and asset prices.

According to the Company´s funding model the liquidity risk includes among others, the ability to get short, medium- and long- term lines of credit, to keep low liquidity assets (such as loan portfolio), and to face short-term unexpected stress situations.

To deploy a correct asset and liability management and assure the liquidity needed to operate the business, the Company has set the following guidelines to control the liquidity risk: i) In the short-term, cash flows associated with loan portfolio and liquid assets, short-term financial liabilities, and off-balance financial positions in different time frames, allowing permanent monitoring of the liquidity gap, ii) for the long-term assets and liabilities, the Company analyses its funding sources as well as the breakdown by type of source and those that are specifically associated with specific products.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Credivalores keeps at least 1.5x its operating expenses in liquid assets. The liquidity in the statement of financial position has the following components:

●	Inflows: Incoming flows associated with loan portfolio, and interest income associated with liquid assets.

●	Outflows: Outgoing flows related to i) operating expenses, ii) new loan origination, and iii) ´ principal and interest from financial liabilities.

●	Liquidity GAP: Difference between inflows and outflows according to:

o	Monthly cash flows associated with assets (liquid assets, loan portfolio).
o	Monthly projected cash flows related to financial liabilities and operating expenses

The Company determines its liquidity gap based on the above-mentioned variables and makes permanent follow up, as well as making any necessary adjustments according to the following ranges:

✓	1 to 3 months
✓	3 to 6 months
✓	6 to 12 months
✓	12 months +

Liquidity Risk Management

The company identifies its exposure to liquidity risk according to the markets where it operates, and the products and services offered to its customers. For such purpose, the Company has analyzed the processes associated with treasury to design controls and strategies to reduce the impact.

Liquidity position

Determine the minimum amount of liquid assets (cash and cash equivalents, short-term liquid investments), to avoid any lacks that may affect the capacity of the outflows. The Financial Committee calculates and monitors the liquidity position every week, considering cash flow projections for 7 and 15 days:

a)	Green: liquid assets / outflows >= 105%
b)	Yellow: liquid assets / outflows between 100 and 104%
c)	Red: liquid assets / outflows <100%

In case there are any yellow or green situations, the Financial Committee defines any actions to be taken to assure the sufficient procurement of cash to operate on a normal basis.

The liquidity level results as of September 30, 2023, are set out below:

Item	Liquidity level September 2023
7 Days	766%
15 Days	397%
30 Days	205%

As of September 30, 2023, the liquidity level in the 7 and 15 days bands is above the upper limit defined in the Company’s liquidity manual, constituting a green flag scenario and indicating that Credivalores has sufficient resources to operate normally.

Also, as is good practice, a third band is monitored, which allows for controlling the liquidity level projected to 30 days. As of September 30, 2023, a green band scenario is recorded, indicating that Credivalores has ample liquidity to support its needs for normal operation.

Exposure to liquidity Risk

The Company monitors its liquidity position to determine how likely a liquidity stress can happen.

The following is a breakdown by time range for the Liquid Assets and the LRI (Liquidity Risk Indicator) for September 30, 2023, and December 31, 2022.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	September 30, 2023
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	2	2	-
Banco de Bogotá	36	36	-	-	-
Bancolombia S. A.	8.989	8.989	-	-	-
Banco de Occidente	128	128		-	-
Banco Santander	270	270	-	-	-
Banco Santander Uruguay	45	45	-	-	-
Alianza Fiduciaria	4.520	4.520		-	-
BanCien	12.157	-	-	12.157	-
Cash at Free-Standing Trusts	66.224	66.224	-	-	-
Collective Investment Funds	555	555	-	-	-
Agrocaña	4.650	-	-	-	4.650
JP Morgan	7	7	-	-	-
Fiducolombia Free-Standing Trusts	3.251	3.251	-	-	-
Inverefectivas	12.616	-	-	-	12.616
Total liquid assets	113.450	84.027	-	12.157	17.266

	December 31, 2022
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	2	2	-	-	-
Banco de Bogotá	62	62	-	-	-
Bancolombia S. A.	9.151	9.151	-	-	-
Banco De Occidente	105	105	-	-	-
Bancomeva	-	-		-	-
Banco Santander	490	490		-	-
Banco Santander Uruguay	490	490	-	-	-
Alianza Fiduciaria	5.161	5.161		-	-
Credifinanciera	12.021	-	-	12.021	-
Cash at Free-Standing Trusts	234.793	234.793	-	-	-
Collective Investment Funds	988	988	-	-	-
Agrocaña	4.710	-	-	-	4.710
Mutual Funds – Fiduciaria and Valores Bancolombia	6	6	-	-	-
JP Morgan	7	7		-	-
TIDIS	241	-		241	-
Fiducolombia Free-Standing Trusts	10.523	10.523	-	-	-
Inverefectivas	14.945	-	-	-	14.945
Total liquid assets	293.695	261.778	-	12.262	19.655

(1)	Liquid assets correspond to the sum of existing assets at the close of each period, which can be quickly converted to cash. In calculating liquid assets, all the listed investments, without exception, are computed at their fair exchange value on the date of the valuation (fair value).
(2)	The balance corresponds to the residual value of the Company’s liquid assets on days after closing the specific period. This balance is calculated as the difference between liquid assets and liquidity requirements. In turn, the liquidity requirement is the difference between the contractual revenue flows and contractual and non-contractual outflows under the Liquidity Risk Indicator (LRI) methodology.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Measurement of exposure to liquidity risk

Measuring the likelihood of the Company running out of liquid resources for its normal operation under normal market conditions requires the use of the tools described above: balance sheet liquidity, liquidity gap, and cash flow projection, to thereby quantify the degree of stress that the company’s cash flow can bear to fulfill its normal operations without having to acquire additional resources.

Limit of liquidity risk exposure

Maximum exposure to liquidity risk is identified as the average time taken by the Company to carry out the liquidity financial operations (Guaranteed Loans, Portfolio Sales, Working Capital Loans, etc.) and generate the cash available for new loan origination.

The maximum exposure to liquidity risk is calculated weekly by the financial committee, considering projections for bands of 7 days, and 15 to 30 days.

In addition, to analyze the short- and medium-term liquidity requirements, the following indicators are considered:

1)	Net Liquidity/Credivalores + Free-standing Trust, where Net Liquidity is the sum of available cash and investments less long-term investments.

Lower limit: 5%; cannot be below the lower limit more than three times in a year.

Exposure Limit Indicator 1 Sept-23
Net Liquidity	95,629
Assets (Credivalores + Free-standing Trust) (Portfolio)	1,494,732
Indicator 1	6,4%

2)	Net Liquidity/Liabilities (Free-standing Trust + Credivalores)

Lower limit: 5%; cannot be below the lower limit more than three times in a year.

Exposure Limit Indicator 1 Sept-23
Net Liquidity	95,629
Liabilities (Credivalores + Free-standing Trust)	1,656,215
Indicator 2	5,8%

In the three-month period ending September 30, 2023, there were no significant changes in liquidity risk or in the way CVCS manages this risk. However, the second indicator is less than 5%, because CV will use all the cash to disburse and grow the portfolio. We expect it to increase above 5% in the first quarter.

Credivalores has performed an analysis of the consolidated maturities of financial assets and liabilities both derivatives and non-derivatives, showing the following remaining contractual maturities.

September 30, 2023

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	95.630	-	-	-	95.630
Equity Instruments at fair value	555	-	-	4.650	5.205
Investments in Associates and Affiliates	-	-	-	12.616	12.616
Financial Assets at amortized cost (*)	81.729	416.688	519.647	1.213.285	2.231.349
Total assets	177.914	416.688	519.647	1.230.551	2.344.800

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Liabilities	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Financial Liabilities at amortized cost (*)	111.566	375.496	261.091	1.213.371	1.961.524
Total Liabilities	111.566	375.496	261.091	1.213.371	1.961.524

(*)	This disclosure includes the calculation of projected interest.

December 31, 2022

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	273.052	-	-	-	273.052
Equity Instruments at fair value	988	-	-	4.710	5.698
Investments in Associates and Affiliates	-	-	-	14.945	14.945
Financial Assets at amortized cost (*)	78.674	395.468	479.663	1.396.714	2.350.519
Total assets	352.714	395.468	479.663	1.416.369	2.644.214

Liabilities	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Financial Liabilities at amortized cost (*)	52.301	381.775	341.562	2.356.437	3.132.075
Total Liabilities	52.301	381.775	341.562	2.356.437	3.132.075

(*)	This disclosure includes the calculation of projected interest.

NOTE 6. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash balances and demand deposits with original maturities of 90 days or less from the date of acquisition, which are subject to an insignificant risk of changes to their fair value and that are used by the Credivalores to handle short-term commitments.

Cash and cash equivalent balances encompass the following as of September 30, 2023, and December 31, 2022:

	September 30,	December 31
	2023	2022
Cash	2	2
Banks	75.435	245.087
Mutual funds (6.1)	8.035	15.701
Term Deposit (6.2)	12.157	12.021
TIDIS	-	241
	95.629	273.052

The difference, on the other hand, due to the restatement of bank accounts in foreign currency as of September 30, 2023 and 2022, is $1,296 and $1,240, respectively.

As of September 30, 2023, and December 31, 2022, there were no restrictions on bank accounts.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

6.1 Following is a breakdown of positions in money market funds (trust rights) by Credivalores and the Free-Standing Trust:

	September 30, 2023	December 31, 2022
Fiduciaria Bancolombia – Renta Liquidez	-	6
Alianza Fiduciaria – Collective Investment Fund	4.520	5.161
Fiduciaria Banco de occidente	-	11
Sub-Total	4.520	5.178

The average profitability ending September 30, 2023, is 25.26% and for December 31, 2022, it was 16.07%.

The following is the credit rating of the fund managers of Free Standing Trusts:

Manager	Sept-23	Dec-22	Rating Agency
Fiduciaria Bancolombia	AAA Y F1+	AAA	Fitch Ratings
Fiduciaria la Previsora	AAA	AAA	BRC Investor Services S. A. SCV
Fiduciaria la Occidente	AAA	AAA	BRC Investor Services S. A. SCV

Cash equivalents correspond to mutual and money market funds where the Company and the Free-Standing Trust have direct ownership of shares and rights. These funds invest in short-term paper and offer a slightly higher yield than a savings account and are classified as cash equivalents since the company can withdraw and deposit funds at any time, as funds are at sight.

6.2 Certificates of Deposit (CDs)

As of September 30, 2023, Credivalores had Certificates of Full Deposit at Banco Santander, as detailed below:

Institution	Initial Date	Maturity Date	Term (months)	Nominal value	Annual effective interest rate	Total Balance
Santander Bank	23/08/2023	23/11/2023	3	6.500	12.80%	6.585
Santander Bank	23/08/2023	23/11/2023	3	5.500	12.80%	5.572
Total				12.000		12.157

The long-term rating for Santander Bank is AAA.

NOTE 7. FINANCIAL INSTRUMENTS

The balance of investments measured at fair value is comprised of:

	September 30, 2023	December 31, 2022
Collective Investment Funds (7.1)	555	988
Equity instruments (7.2)	4.650	4.710
	5.205	5.698

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

7.1 At fair value with changes in results

Investments at fair value correspond to equity participations in money market funds that offer easy access to resources at low risk, held in trusts which are rated from AA- to AAA by local rating agencies BRC Standard and Poor’s and/or Fitch Ratings Colombia

Issuer	Type of Fund	Minimum Investment	Minimum Balance	Annual Return September 2023	Annual Return 2022	As of September 30, 2023	As of December 31, 2022
BTG Pactual I Z Class	Closed	5.000.000	2.000.000	-90,49007%	40,5056%	528	903
BTG Pactual II Z Class	Closed	5.000.000	2.000.000	0,00000%	-	-	-
Investment Fund	At sight	200.000	200.000	0,00000%	14,039%	22	21
Credicorp Capital	Collective portfolio	-	-	-	-	5	-
Open Portfolio BTG	Open	-	-	0,00000%	16,1680%	-	64
TOTAL						555	988

7.2 Equity instruments

	September 30, 2023	December 31, 2022
Agrocaña Shares	4.650	4.710
	4.650	4.710

The Company owns 5.03% of Agrocañas S.A.’s share capital, with 3,300 outstanding shares as of September 30, 2023. These are not listed on the stock exchange and are therefore measured at fair value with changes to equity.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 8. INVESTMENTS IN ASSOCIATES

The detail of the investments in associates is as follows:

	September 30, 2023	December 31, 2022
Inverefectivas S.A (a)	12.616	14.945
	12.616	14.945

(a)	Credivalores holds a 25% ownership in Inverefectivas S.A. This Company was incorporated under the legislation of Panama and has 4,000 shares issued, of which Credivalores owns 1,000 shares with an intrinsic value of FIX 3.106,97 expressed using the TRM of 4.053,76 as of October 01, 2023.

	September 30, 2023		December 31, 2022
	Share of ownership interest	Book value	Share of ownership interest	Book Value
Associates
Inverefectivas S.A.	25%	12.616	25%	14.945
		12.616		14.945

The movement of investments in the associates’ account is shown below for period ended September 30, 2023, and December 31, 2022:

	September 30,	December 31,
Associate	2023	2022
Balance at the beginning of the period	14.945	12.369
Adjustments for exchange rate differences	(2.354)	2.377
Adjustment for valuation method of participation	25	199
Period-end balance	12.616	14.945

NOTE 9. LOAN PORTFOLIO, NET

Financial assets at amortized cost on the statement of financial position are classified as consumer portfolio and microcredit. Following is a description of the portfolio of Credivalores as of September 30, 2023, and December 31, 2022:

	September 30, 2023	December 31, 2022
Consumer	1.926.824	2.005.440
Impairment	(432.092)	(372.608)
Total financial assets at amortized cost	1.494.732	1.632.832

TuCredito payroll deduction loans at fair value	—	381
Total financial assets at fair value	—	381
Total loan portfolio, net	1.494.732	1.633.213

The Financial Position Statement includes a net portfolio held in Free-standing trusts totaling 907.970 as of September 30, 2023, and 1.053.196 as of December 31, 2022. Credivalores classified portfolio by-products by the days of default.

The movement of the provision for the impairment of financial assets by loan portfolio is provided below for the period ended September 30, 2023, and December 31, 2022.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	September 30, 2023	September 30, 2022
Initial Balance	372.608	318.427
Impairment of the period charged against profit or loss	75.058	48.141
Write-offs	(15.574)	(16.980)
Closing balance	432.092	349.588

Expenditure on provisions and write-offs of the loan portfolio

	September 30,	September 30,
	2023	2022
Expenditure for the provisions period	75.058	48.141
Forgiveness	6.645	6.408
Total	81.703	54.549

Below we present a breakdown of the loan portfolio in the balance sheet with all components:

As of September 30, 2023

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.564.220	81.716	267.073	13.814	(432.091)	1.494.732
Total financial assets at amortized cost	1.564.220	81.716	267.073	13.814	(432.091)	1.494.732

As of December 31, 2022

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.685.538	100.528	205.775	13.599	(372.608)	1.632.832
Total financial assets at amortized cost	1.685.538	100.528	205.775	13.599	(372.608)	1.632.832

The distribution of maturities of Credivalores gross loan portfolio is the following:

September 30, 2023

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	161.906	682.361	314.276	768.281	1.926.824
Total Gross Loan Portfolio	161.906	682.361	314.276	768.281	1.926.824

December 31, 2022

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	262.821	674.343	326.079	742.197	2.005.440
Total Gross Loan Portfolio	262.821	674.343	326.079	742.197	2.005.440

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The distribution of maturities of Credivalores principal only loan portfolio is the following:

September 30, 2023

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	107.223	567.430	263.109	626.458	1.564.220
Total Principal-Only Loan Portfolio	107.223	567.430	263.109	626.458	1.564.220

December 31, 2022

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	206.685	571.451	289.703	617.699	1.685.538
Total Principal-Only Loan Portfolio	206.685	571.451	289.703	617.699	1.685.538

Below is the breakdown of Credivalores managed loan portfolio, which includes the loan portfolio on balance and the portfolio sold but still managed by the Company:

	As of September 30, 2023
Type	Principal Loan	Sold	Total
Consumer	1.564.220	94.116	1.658.336
Total Financial Assets at amortized cost	1.564.220	94.116	1.658.336

	As of December 31, 2022
Type	Principal Loan	Sold	Total
Consumer	1.685.538	113.594	1.799.132
Total Financial Assets at amortized cost	1.685.538	113.594	1.799.132

Overdue but not impaired

As of September 30, 2023, and December 31, 2022, a summary of the overdue portfolio by days past due is as follows:

	Consumer	Total	Consumer	Total
Performing loans	1.007.254	1.007.254	1.206.606	1.206.606
Overdue but not impaired	68.014	68.014	85.811	85.811
Non-performing loans under 360 days	172.696	172.696	107.218	107.218
Non-performing loans over 360 days	316.256	316.256	285.903	285.903
	1.564.220	1.564.220	1.685.538	1.685.538

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 10. ACCOUNTS RECEIVABLE, NET

The detailed information of accounts receivables as of September 30, 2023, and December 31, 2022, is as follows:

	September 30, 2023	December 31, 2022
Debtors (10.1)	136.351	168.909
Economically Related Parties (10.2)	18.601	43.662
Asficredito	74.593	78.156
Payments on behalf of clients (10.3)	25.043	22.559
Deposits	-	9.445
Prepayments and Advances	-	1
Others accounts receivable	33.050	3.793
Shareholders	1.815	1.815
Impairments for doubtful accounts (10.4)	(8.401)	(8.211)
	281.052	320.129

10.1 The balance of the debtors account that as of September 30, 2023 amounts to 136.351 and as of December 31, 2022 amounts to 168.909, mainly corresponds to outstanding portfolio collection balances from the free-standing trusts and utilities and claims of guarantees to FGA.

10.2 The following is the detail with economically related parties:

	September 30,	December 31,
	2023	2022
Activar Valores S.A.S	-	15.777
Ban100 S.A	1	-
Ingenio la cabaña S.A.	2.313	2.000
Finanza inversiones S.A.S	5.801	-
Inversiones Mad capital S.A.S	10.486	9.736
Brestol S.A.S	-	16.149
	18.601	43.662

The effective interest rates on interest-generating receivables were as follows:

	September 30,	December 31,
	2023	2022
Finanza Inversión	DTF + 9.41%	DTF + 9.41%
Mad Capital	DTF + 5.00%	DTF + 5.00%
Ingenio la cabaña S.A.	IBR + 8.00%	-

10.3 The following is a breakdown of payments by client account:

	September 30, 2023	December 31, 2022
Life Insurance Payroll deduction loans	11.682	9.928
Crediuno Insurance	6.522	5.976
Tigo Insurance	258	374
Credipoliza Insurance	580	582
SG Portfolio Insurance	6.001	5.699
	25.043	22.559

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

10.4 The movement in the provision for impairment of other accounts receivable is provided below:

	September 30,	December 31,
	2023	2022
Balance at the beginning of the period	(8.211)	(7.910)
Deterioration (1)	(9.788)	(11.298)
Write-off	9.598	10.997
Balance at the end of the period	(8.401)	(8.211)

(1)	The impairment analysis of other receivables is performed annually as of December 31 of each year.

10.4.1. Detail Impairment

As of September 30, 2023, the amount of the impairment provision for accounts receivable amounts to $8.401. Changes in the impairment provision of accounts receivable are described in the following table:

Third-Party	Impairment	%
Asficredito	7.587	10.2%
Staggered Collective Portfolio	814	1.4%
Total	8.401

Increases in impairment provision of receivables have been included in the “other expenses” line of the income analysis. Amounts charged to the provision account are usually written off when there is no expectation of receiving additional cash.

The Company does not maintain any guarantee as collection insurance.

NOTE 11. PROPERTY AND EQUIPMENT

The Company’s property, plant, and equipment as of September 30, 2023, and December 31, 2022, respectively, are as follows:

	September 30,	December 31,
	2023	2022
Transportation equipment	117	117
Office equipment and accessories	1.788	1.771
Computer equipment	388	388
Network and communication equipment	1.784	1.761
Assets in financial lease	4.355	4.354
Subtotal	8.432	8.391
Accumulated depreciation	(8.279)	(8.218)
Total	153	173

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The breakdown for equipment movement is shown below:

	December 31, 2022	Purchases	Write-offs	September 30, 2023
Transportation equipment	117	-	-	117
Office equipment and accessories	1.771	22	(5)	1.788
Electronic equipment	388	-	-	388
Network and communication equipment	1.761	23	-	1.784
Assets in financial lease	4.354	-	-	4.355
	8.391	45	(5)	8.432

	December 31,			September 30,			December 31,
	2021	Purchases	Write-offs	2022	Purchases	Write-offs	2022
Transportation Equipment	117	-	-	117	-	-	117
Office equipment and accessories	1.614	153	-	1.767	4	-	1.771
Electronic equipment	393	-	(5)	388	-	-	388
Network and communication equipment	1.990	21	(255)	1.756	-	(5)	1.761
Assets in financial lease	4.384	-	(30)	4.355	-	-	4.355
	8.498	174	(290)	8.382	4	(5)	8.391

The following is the depreciation movement as of September 30, 2023, and December 31, 2022, respectively:

	December 31, 2022	Depreciation	Write-offs	September 30, 2023
Transport equipment	117	-	-	117
Office equipment and accessories	1.643	44	(5)	1.682
Electronic equipment	1.279	10	-	1.289
Telecommunications equipment	826	11	-	837
Assets in financial lease	4.353	-	-	4.353
	8.218	65	(5)	8.279

	December 31,			December 31,
	2021	Depreciation	Write-offs	2022
Transport equipment	117	-	-	117
Office equipment and accessories	1.578	65	-	1.643
Electronic equipment	1.374	163	(258)	1.279
Telecommunications equipment	816	12	(2)	826
Assets in financial lease	4.384	-	(31)	4.353
	8.269	240	(291)	8.218

All equipment of Credivalores is duly protected with current insurance policies. To protect its property and equipment, the Company took out insurance policies with Beckley International Insurance Colombia and Chubb de Colombia as of September 30, 2023, and December 31, 2022, which cover the risks of theft, fire, lightning strikes, explosions, earthquakes, strikes, revolts, etc.

Property and equipment include the values of furniture, computer equipment, and improvements to rented property, which are used in the Company’s normal course of business.

The Company’s property and equipment as listed above, are not in any way encumbered nor have they been delivered as collateral to guarantee any kind of obligation. The Company has also taken out insurance policies to protect these assets.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 12. PROPERTIES BY RIGHT OF USE

Below are the plant and equipment properties that the Company has as of September 30, 2023, and December 31, 2022, respectively:

	September 30, 2023	December 31, 2022
Assets
Properties, Plant, and Equipment (Right of Use)	1.232	2.021
Deferred tax asset	83	55
Liabilities
Other financial liabilities - lease of use
Currents	(604)	(934)
Non-current	(806)	(1.245)
Net	(95)	(103)

Properties and equipment include rights to use leases, in which the Company is the tenant, whose values are shown below:

	September 30,	December 31,
	2023	2022
As of December 31, 2021
Cost	9.696	9.296
Accumulated Depreciation	(5.398)	(3.276)
Net cost	4.298	6.020

As of December 31, 2022
Balance at the beginning of the year	4.298	6.020
Additions		434
Retreats	(221)	-
Depreciation charge	(2.056)	(2.156)
Balance at the end of the year	2.021	4.298

As of December 31, 2022
Cost	9.251	9.696
Accumulated Depreciation	(7.230)	(5.398)
Net cost	2.021	4.298

As of September 30, 2023
Balance at the beginning of the year	2.021	4.298
Additions	1.965	-
Retreats	(707)	(221)
Depreciation charge	(2.048)	(2.056)
Balance at the end of the year	1.231	2.021

As of September 30, 2023
Cost	9.518	9.251
Accumulated Depreciation	(8.287)	(7.230)
Net cost	1.231	2.021

The maturities of financial leases range from 3 to 5 years.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Concerning the rights of use recorded in the property, plant, and equipment accounts, financial leasing liabilities have been recorded which are included in other financial liabilities and which as of September 30, 2023, have the following balances:

	September 30,	December 31,
Lease liabilities	2023	2022
As of December 31, 2022	2.179	4.770
Additions	1.965	-
Payments	(1.969)	(2.370)
Withdraws	(707)	(221)
As of September 30, 2023*	1.468	2.179

●	The net variation for the year corresponds to 711.

a.	Statement of Results

September 30, 2023
Depreciation fee - usage asset	2.048
Interest expense on lease liabilities	711
Variable lease expenses	612
3.371

Total cash outings for leases as of September 30, 2023, were 2.695.

Variable Leases

Credivalores determined variable leases, based on the landlord’s preponderance in the disposal and use of the asset, in this classification are the points of sale located in the chain warehouses.

NOTE 13. INTANGIBLE ASSETS

Below we present the company’s other intangible assets as of September 30, 2023 and December 31, 2022, respectively:

September 30, 2023

	Initial Balance	Additions	Amortization	Closing Balance
Software Licenses	1.441	1.607	1.707	1.341
Acquired Trademarks	7.140	-	1.785	5.355
Database	17.409	-	568	16.841
Contracts	13.054	-	560	12.494
Other	484	2.632	2.688	428
Total	39.528	4.239	7.308	36.459

December 31, 2022

	Initial Balance	Additions	Amortization	Closing Balance
Software Licenses	1.334	2.225	2.118	1.441
Acquired Trademarks	9.520	-	2.380	7.140
Database	18.166	-	757	17.409
Contracts	13.781	-	727	13.054
Other	866	4.995	5.377	484
Total	43.667	7.220	11.359	39.528

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Disputed rights, the variation corresponds to the collection of the portfolio included in this item:

	September 30,	December 31,
	2023	2022
Disputed rights	365	324
Total	365	324

The movement of amortization expenses for the period was as follows:

	September 30,	December 31,
	2023	2022
Depreciation of brands	1.785	2.380
Amortization of exclusivity contracts, databases, and licenses	2.729	3.602
Subtotal	4.514	5.982
Consultancies, free-standing trusts commissions, contributions	131	1.277
Investors	1.988	3.307
Fees	118	375
Insurance	557	418
Total	2.794	5.377

Based on the end of 2018 and 10-year projections adjusted to the performance of the business unit up to that date, the intangibles were prepared in the evaluation and valuation of intangibles through the construction of discounted cash flow projections.

By obtaining the value of the discounted projections, the flow was evaluated in an aggregate manner, and then the tangible assets on the balance sheet were deducted from the total business value, to identify the residual value against the estimated market value of the business. The difference that was obtained in the values, according to the economic and accounting literature, gave rise to the residual value of the intangibles. It was concluded that the updated projections for the base year 2022 remain within the range initially estimated in 2018 of the Base Scenario, considering results obtained at the end of 2018 to 2021 and the future commercial expectations of placement and collection, and following the dynamics of growth, margin contribution and efficiency in expenses.

Therefore, the conclusion of the Appraiser should not generate an adjustment in the initially estimated valuation, nor should an adjustment for impairment in the registered value of CREDIUNO’s intangibles be included, since it is evident that the estimated results in 2018 remained in the lower range of projection even with the effects of the pandemic, and it is expected that by meeting the economic reactivation due to the cash needs of customers in the short and medium term, it would bring rewards in terms of projected profits of the operation within the estimated and initially projected range, considering the new growth curves and efficiency in commission income along with the reduction in expenses, thus preserving the operating margins initially estimated for valuation.

NOTE 14. CREDIT QUALITY OF FINANCIAL ASSETS

The credit quality of financial assets that have not yet expired and have also not suffered impairment losses is assessed based on ratings given by external bodies or if they do not exist based on internal categorizations defined based on counterpart characteristics:

	September 30,
	2023	2022
Cash and cash equivalents
AAA	75.432	185.604
AA	3	8
Total cash and cash equivalents	75.435	185.612

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	September 30,
	2023	2022
Equity instruments (shares)
Fair value financial assets through the other comprehensive results
Financial sector	5.205	5.730
Total equity instruments	5.205	5.730

	September 30,
	2023	2022
Debt instruments
Financial assets at fair value through the statement of return AAA	12.157	12.033
Total debt instruments	12.157	12.033

NOTE 15. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGE ACCOUNTING

ASSETS	September 30, 2023	December 31, 2022
Prima Call	14.086	7.051
Hedge forward contracts (15.1)	-	5.120
Hedge Swaps (15.2)	-	(10.146)
Hedge Options (15.3)	4.555	96.836
Total	18.641	98.861

Movements for hedge accounting and investments in derivatives are provided below:

Credivalores holds derivative financial instruments to hedge foreign currency risk exposure.

Hedging Operations

Credivalores activities are exposed to financial risks including liquidity risk, foreign currency risk, and interest rate risks. Therefore, the administration and the Board of Directors have approved and implemented a financial risk management policy to mitigate the negative effects of financial market uncertainty and volatility on the company’s financial performance. The financial risk management policy establishes the use of a wide variety of financial derivatives to cover the risks inherent in exchange rate fluctuations and the interest rate of financial obligations in currencies other than Colombian Pesos.

Credivalores has developed a hedging policy against financial risks to mitigate the effects that these risks may have on the income statement. In the development of this policy, the main objective is to minimize the effects of the exchange rate on the liabilities in foreign currency that the company currently has. To achieve this objective CVCS has contracted different types of derivatives such as Exchange Rate Forward, Cross Currency Swap, Cupon Only Swap, and Options. The Management constantly monitors the results of this strategy and its effectiveness to adopt timely actions and corrective measures in favor of results. Effectiveness is measured retrospectively using the hypothetical derivative method. Equally, the methodologies for valuation at market prices have been adopted following the practices used by the Colombian financial system and international practices, with sources of information from price providers accepted by national regulators.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

15.1 Forward Contracts for Hedging

The portfolio of derivative transactions presents assets valued according to the policy implemented and the fair value and cash flow valuation.

●	Fair-value hedge accounting

	Fair value
	September 30, 2023		December 31, 2022
ASSETS	Nominal Amount USD	Fair Value COP	Nominal Amount USD	Fair Value COP
Forward Contracts for Hedging
Purchase of foreign currency	-	-	7	5.120
Total forward contracts for hedging – assets	-	-	7	5.120

Stated in USD expressed in million

15.2 Derivate Financial Instruments Options

The activities carried out by Credivalores generated significant positions in the derivatives portfolio, performing transactions for hedging purposes where the underlying assets are exchange rates and interest rates. Options are contracts between two parties, one of them has the right but not the obligation, to carry out an operation of purchase or sale according to previously agreed terms.

The company closed operations with options as derivative financial instruments to manage and mitigate the fluctuations in the fair value of the debt in the P&L. The options are measured through cash flow coverage.

The detail of derivative with options financial instruments and their accounting is as follows:

	Fair value
	September 30, 2023		December 31, 2022
ASSETS	Nominal Amount USD	Fair Value COP	Nominal Amount USD	Fair Value COP
Call spread premium option	1	4.555	20	96.836
Total forward contracts for hedging – assets	1	4.555	20	96.836

Options Contracts for Hedging

Transactions in derivative instruments with options cover the debt position of the disbursements of the PA Credivalores O’Connor and Gramercy credit for an aggregate face value of US 46.888.476.

These financial instruments are valued under the methodology and market value provided by the counterparties, the type of measurement is cash flow.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The Company will hold derivative financial instruments to hedge foreign currency risk exposure to maturity, which corresponds to the maturity of the loans with UBS OCONNOR that are being hedged under this instrument. The objective and strategy of the administration is to analyze and evaluate the appropriate method for the valuation of financial instruments, according to the type of operation and negotiation that is carried out.

By the guidelines of that policy, the following is the list of derivative instruments implemented and in force as of September 2023 to hedge foreign currency risks and interest rate risks of financial obligations denominated in foreign currency:

Type of	Credivalores	Type of	Amount Covered	Effective	Expiration	Strike Price
instrument	Position	Option	in USD	date	date	COP	Compliance
Call Option	Seller	European	3.907.372,96	15/07/2024	11/07/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/07/2024	11/07/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/08/2024	13/08/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/08/2024	13/08/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	16/09/2024	12/09/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	16/09/2024	12/09/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/10/2024	10/10/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/10/2024	10/10/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/11/2024	13/11/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/11/2024	13/11/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	16/12/2024	12/12/2024	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	16/12/2024	12/12/2024	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/01/2025	13/01/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/01/2025	13/01/2025	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	18/02/2025	13/02/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	18/02/2025	13/02/2025	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	17/03/2025	13/03/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	17/03/2025	13/03/2025	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/04/2025	11/04/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/04/2025	11/04/2025	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	15/05/2025	13/05/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	15/05/2025	13/05/2025	$5.085	Non-Delivery
Call Option	Seller	European	3.907.373,00	16/06/2025	12/06/2025	$4.585	Non-Delivery
Call Option	Buyer	European	3.907.373,00	16/06/2025	12/06/2025	$5.085	Non-Delivery

15.3 Derivate Financial Instruments Cross Currency Swap

Credivalores closed operations with financial derivative instruments to manage and mitigate fluctuations in the fair value of the debt position in the profit and loss statement. The portion of cross-currency swaps that hedges exchange rate risk is measured at market value (Fair Value Hedge) and the portion that hedges interest rate risk is measured as cash flow hedge. In the second half of 2022 and the first quarter of 2023, Credivalores carried out Unwind with these operations.

Derivative financial instruments through cross-currency swaps and their hedge accounting are the following:

	Fair value
	September 30, 2023		December 31, 2022
ASSETS	Nominal Amount USD	Fair Value COP	Nominal Amount USD	Fair Value COP
Hedging Contracts Coupon Only Swap (b)	-	-	(2)	(10.146)
Total forward contracts for hedging – assets	-	-	(2)	(10.146)

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

a.	Coupon-only swaps hedging contracts.

The coupon-only swaps that cover interest until the maturity of the disbursements of the PA Credivalores loan UBS O’Connor and Gramercy were canceled in February and March 2023 by the realization of an UNWIND.

NOTE 16. FINANCIAL OBLIGATIONS

Below, we present the balances of financial obligations as of September 30, 2023 and December 31, 2022

	September 30, 2023	December 31, 2022
144 A / Reg S Bonds	854.533	1.289.134
ECP Program Notes	128.148	192.408
Ordinary Local Bonds- FNG Partial Guarantee	95.940	95.940
Financial obligations in autonomous assets	516.564	901.280
Promissory notes national banks	104.926	48.919
Transaction costs	(43.143)	(53.924)
	1.656.968	2.473.757

The balances of Credivalores’ financial obligations and the Autonomous Assets of which he is trusting ending September 30, 2023, and December 31, 2022, correspond to obligations incurred with financial institutions in the country and obligations in the foreign capital market and financial leasing. Short-term credit obligations were canceled between December 2022 and September 2023 and credits that have a maturity after December 2023, respectively:

a)	Short-term financial obligations.

Entity	September 30, 2023	Interest rate	Maturity	December 31, 2022	Interest rate	Maturity
Banco de Bogotá	4.676	IBR+5.8%	2023	5.512	IBR+4.15%	2023
Banco de Occidente	9.556	IBR+8,00%	2023-2024	10.309	IBR+2.86%	2022-2023
Bancolombia	2.522	IBR+7.95%	2024	6.831	IBR+9.79%	2023
Coltefinanciera	-	-		1.065	14.68%EA	2023
Finanza Inversión	69.756	SORF+10%	2023	-
Finanza Inversión	6.265	20% E.A.	2023	-
Fiduciaria Coomeva S.A.	3.232	18,5% E.A.	2023	-
Total National Entities	96.007			23.717
ECP Program Notes	128.148	13.00% E.A.	2023-2024	192.408	10.63%NA	2023
Total ECP Program Notes	128.148			192.408

Entity	September 30, 2023	Maturity	Expiration	December 31, 2022	Interest rate	Maturity
Free-standing Trust Crediuno IFC	-			6.956	DTF + 5.5%	2023
Free-standing Trust Crediuno IFC	14.026	IBR+5,5%	2023 al 2024	-
TotalFree-standing Trusts	14.026			6.956
Bond Issuance
FNG Partial Guaranteed Local Ordinary Bonds	95.940	9,10% EA	2024
Total Bond Issuance	95.940
Total short-term obligations	334.121			223.081

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Credivalores has short-term financial obligations, during the periods ended September 30, 2023, and December 31, 2022 for a value of 334.121 and 223.081, respectively. The measurement of liabilities financial instruments of financial obligations is valued at low amortized cost as established by IFRS 9.

b)	Long-term obligations

The Company had long-term financial obligations during the periods ended September 30, 2023, and December 31, 2022, totaling 1.581.707 and 2.304.567, respectively. Associated costs incurred in the acquisition of loans are classified as transaction costs pending IFP amortization for the periods ended September 30, 2023, and December 31, 2022, valued at 43.143 and 53.924, respectively. The measurement of financial liability instruments for financial obligations are valued at amortized cost, as per IFRS 9.

The total balance of financial obligations for the periods ended September 30, 2023, and December 31, 2022 is 1.656.968 and 2.473.724 respectively, will be cancelled in accordance with the agreed conditions.

Entity	September 30, 2023	Interest rate	Maturity	December 31, 2022	Interest rate	Maturity
Bancolombia	12.151	IBR+11.80%	2024	26.267	IBR+10.50%	2024
Total National Entity	12.151			26.267

Entity	September 30, 2023	Interest rate	Maturity	December 31, 2022	Interest rate	Maturity
Free-standing Trust Syndicated Loan TuCrédito	176.315	IBR + 5.5%	2024 al 2027	253.004	IBR + 5.5%	2024al2027
Free-standing Trust Syndicated Loan Payroll	114.847	IBR+8%	2026-2027	169.939	IBR+8%	2027
Free-standing Trust UBS O’Connor	170.234	SOFR+9,5%	2025	421.920	SOFR+9,5%	2025
Free-standing Trust Systemgroup	37.910	18,14% EA	2025	48.363	15% EA	2025
Total Trusts	499.306			893.226

Entity	September 30, 2023	Interest rate	Maturity	December 31, 2022	Interest rate	Maturity
8.875% Bonds due February 2025 (144 A/Reg. S Bonds)	854.533	8,875% NS	2025	1.289.134	8,875% NS	2025
Domestic Bonds Guaranteed by the FNG	-			95.940	9,1% NS	2024
Total Bonds	854.533			1.385.074
Total long-term obligations	1.365.990			2.304.566
Transaction costs	(43.143)			(53.924)
Total financial obligations	1.656.968			2.473.724

●	The item for rights of use for the periods ended December 30, 2022 and December 31, 2022 correspond to 1.468 and 2.179 respectively.

On August 26, 2021, CV issued the first tranche of its inaugural domestic bond issuance of ordinary bonds with a partial guarantee from the FNG in the Colombian debt capital market.

The total amount of the issuance, authorized by the Financial Superintendence of Colombia in September 2021, is $160,000 millions pesos, and in August 2021 the Company placed the first tranche of bonds for an amount of $52,900 billion pesos with a 3-year term of 9.10% coupon.

Subsequently, on September 23, 2022, Credivalores placed the second batch of the issuance of ordinary bonds with a partial guarantee of the FNG for an amount of 43,040 million pesos maintaining the same maturity date and coupon of the issuance of the first lot. Therefore, at the end of September 2023, the total balance of ordinary bonds with a partial guarantee of the FNG issued by Credivalores was 95,940 million.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The issuance of ordinary bonds of Credivalores has an irrevocable partial guarantee from the FNG that covers 70% of the capital and interest and was rated ‘A(col)’ by Fitch Ratings Colombia in May 2023.

Obligations are stated in foreign currency.

Entity	Nominal Value as of September 30, 2023				Nominal as of Value December 31, 2022
ECP Program Notes (a)		32		128.148		40		192.408
144 A/ Reg S Bonds (b)		211		854.533		268		1.289.134
Total	USD	243	COP	982.681	USD	308	COP	1.481.542

●	Interests

Listed below:

	September 30, 2023	December 31, 2022
Bank interests	130	199
Bank Interests Free-standing Trust	1.485	2.114
Foreign currency interest foreign currency interest	1.921	4.513
Bonus coupon	10.955	45.327
Coupon ordinary bonds issued locally	819	2.952
Interest banks another Free-standing Trust	513	559
Foreign currency interest Free-standing Trust	2.032	4.839
	17.855	60.503

(a)	Euro Commercial Paper Program Notes

The Euro Commercial Paper Program (ECP Program) has a US$150,000,000 maximum outstanding amount.

In March 2023, a new note was issued under the ECP Program maturing on March 14, 2024, for an amount of US$16,612,232 and a 13% coupon with quarterly payments.

The resources of this line of financing are destined for the growth of the loan portfolio and to general uses of the company.

(b)	Notas 144A / Reg S

CVCS decided to make an issue of ordinary Notes under the 144A / Reg S format in the international capital market with a maturity date of February 7, 2025, for an amount of US300,000,000 with a coupon of 8.875% and a yield of 9%. These Notes pay interest due semi-annually on February 7 and August 7 of each year, beginning August 7, 2020. The proceeds of this issuance were used to repurchase the Notes under the repurchase offer of a previous issue, to refinance existing debt under the ECP Program, and to the company’s general-purpose surplus.

Below are the payments of the coupons of the issuance of 144A/Reg S notes with coupons 8.875% and maturity in 2025 since its issuance:

Principal	Coupon	First Coupon Payment- 07/08/2020	Second Coupon Payment- 07/02/2021	Third Coupon Payment - 07/08/2021	Fourth Coupon Payment - 27/02/2022	Fifth Coupon Payment - 27/08/2022
268.000.000	8,875%	11.892.500	11.892.500	11.892.500	11.892.500	11.892.500
	Total inUSD	11.892.500	11.892.500	11.892.500	11.892.500	11.892.500
	FX Rate	3.775,95	3.543,28	3.949,33	3.962,68	4.337,28
	Total in Million Pesos	44.905.485.375	42.138.457.400	46.967.407.025	47.126.171.900	51.581.102.400

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Principal	Coupon	Sixth Coupon Payment - 07/02/2023
268.000.000	8,875%	11.892.500
Total in USD		11.892.500
FX Rate		4.669,74
Total in Million Pesos		55.534.882.950

Principal	Coupon	Seventh Coupon Payment - 07/08/2023
210.800.0000	8,875%	9.354.250
Total in USD		9.354.250
FX Rate		4.144,79
Total in Million Pesos		38.771.401.858

Under the “Description of the notes” due in 2025 and “Offering memorandum”, the Company may redeem the Notes, in whole or in part, at any time from February 7, 2023, at the redemption prices stipulated in the Offering Memorandum, plus any additional amounts due and accrued and unpaid interest, until the redemption date. It is also possible to redeem notes before February 7, 2023, in whole or in part, at a price equal to 100% of their principal amount plus a make-all premium, in addition to any additional amounts then due plus accrued and unpaid interests, until the redemption date.

In addition, at any time through February 7, 2023, CVCS may redeem up to 35% of the Notes using proceeds from stock sales or equity offerings at a redemption price of 108.875% of its principal amount, plus any additional amounts then due plus accrued and unpaid interest, until the redemption date. In addition, in the event of certain changes in the tax treatment of withholding tax in Colombia in connection with interest payments on the Notes, CVCS may redeem them, in whole, but not in part, at a price of 100% of their principal amount, in addition to any additional amounts then due plus accrued and unpaid interest, until the redemption date. In the event of a change of control in the entity, unless the Company has elected to redeem the Notes, each holder thereof shall have the right to demand that the entity repurchase all or any part of such holder’s Notes at 101% of the total principal amount of the repurchased Notes, in addition to any amounts then due plus accrued and unpaid interest, up to the date of repurchase.

Notes due 2025 will be forward-looking and unsecured obligations and (i) will have the same priority in terms of the right to payment as all other existing and future debt obligations of the Company (subject to certain obligations whereby they are given preferential treatment under Colombia’s insolvency laws); (ii) have a higher payment priority than the Company’s existing and future subordinated debt obligations, if any; (iii) be subordinated, as to the right to payment, to all existing and future unsecured debt obligations of the Company, to the extent of the value of the assets securing such indebtedness, including any debts, liabilities, and Equity; and (iv) be structurally subordinate to all existing and future payment obligations and commercial accounts payable of any of our non-guarantor subsidiaries. The notes shall not be entitled to any redemption funds.

During April and May 2020, Credivalores carried out repurchase operations of Notes 144 A / Reg S maturing in 2025 and a coupon of 8.875% in the secondary market through a broker for a total amount of US32,000,000 of principal. The entire amount repurchased from these Notes in April and May was canceled at the end of September 2020. Likewise, in May 2023 Credivalores received and canceled notes worth US57,200,000, as a result, as of September 30, 2023, the new current amount of Notes 144 A / Reg S maturing in 2025 and coupon of 8.875% is US210,800,000.

Covenants

The Notes 144A/Reg S due 2025 prospect contains certain restrictive covenants, which among other things, limit our ability to (i) take additional debt, (ii) make dividend payments, redeem capital, and make certain investments, (iii) transfer and sell assets, (iv) enter into any type of agreement that could limit the ability of subsidiaries to pay dividends or make capital distributions, (v) create collateral or pledge assets, (vi) consolidate, merge or sell assets and (vii) transact with affiliates. The “Indenture” contract governing the Notes contains traditional default events.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

At the end of September 2023, the Company did not take on additional debt because of the financial ratios that must be measured to indicate whether or not the Company may incur additional debt.

●	IFP Financial Cost

The funds received from loans acquired from financial institutions are used for portfolio origination and to handle various lines of working capital, which helps to maintain a degree of liquidity for the Company. The loans are represented by promissory notes wherein both parties establish the payment conditions, including maximum amount, amount, interest rate, and duration.

The financial cost includes the value of the difference in exchange for restatement during the periods ended September 30, 2023 and 2022:

	September 30, 2023	September 30, 2022
Free-standing trusts	86.807	48.824
Local banks	6.493	7.143
Foreign currency obligation	30.535	19.763
Financial cost Derivatives	(134.876)	74.798
Issuance of bonds	66.793	116.426
Issuance of Local Bonds FNG Guarantee	6.406	4.482
Amortization Transaction costs	40.582	23.782
Interest for liabilities for lease and finance lease agreements	176	279
Total	102.916	295.497

Exchange rate differences included:

	September 30, 2023	September 30, 2022
Difference instead	245.363	(38.590)
Total	245.363	(38.590)

The financial obligations and Free-standing Trusts of Credivalores that are recognized in local and foreign currencies will be recognized at the beginning of the transaction at their amortized value, net of costs incurred in the transaction which are attributable at the time of issuance. The difference between funds received (net of transaction costs) and the redemption value is recognized in the Income Statement for the corresponding period, using the effective interest method.

NOTE 17. EMPLOYEE BENEFITS

Under Colombian labor law and based on labor conventions employees are entitled to short-term benefits such as wages, holidays, statutory bonuses, severance payment, and interest on severance pay.

Below is a breakdown of employee benefit payments as of September 30, 2023, and December 31, 2022:

	September 30,	December 31,
	2023	2022
Interest on severance pay	24	40
Pension funds	98	-
Salaries	56	-
legal premium	95	-
Severance pay	273	354
Holidays	613	659
Total	1.159	1.053

The current component of employee benefits must be paid within the twelve months following the reporting period.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The company within its compensation policies has no post-employment benefits.

NOTE 18. OTHER PROVISIONS

Credivalores provisions as of September 30, 2023, and December 31, 2022, respectively are provided below.

	September 30, 2023	December 31, 2022
Litigations subject to executive proceedings	1.040	801
Other provisions (a)	1.443	2.227
	2.483	3.028

a)	The third-party balance of other provisions is detailed below:

	September 30,	December 31,
	2023	2022
Villamizar Mario	6	-
Inversiones Roa	5	-
Amautas	2	-
Econtact col S. A. S.	-	192
Experian colombia sa	217	146
Activar valores S. A. S.	1.213	1.213
Rangel Chema Clemencia del Carmen	-	1
Colombiana de comercio S. A.	-	2
Pwc contadores y auditores	-	32
Recuperadora y normalizadora integral de	-	106
Americas business process services S. A.	-	260
Atento colombia S. A.	-	275
Villamizar Mario	1.443	2.227

The movement of legal and other provisions are provided below for the periods ended September 30, 2023, and December 31, 2022:

	Legal provisions	Other provisions	Total Provisions
Balance held on December 31, 2022	801	2.226	3.027
Increase in provisions during the period	238	1.170	1.408
Utilization	-	(1.952)	(1.952)
Balance held on September 30, 2023	1.039	1.444	2.483

	Legal provisions	Other provisions	Total provisions
Balance held as of December 31, 2021	705	213	918
Recovered provisions	96	2.013	2.109
Balance held as of December 31, 2022	801	2.226	3.027
Recovered provisions	238	(782)	(545)
Balance held as of September 30, 2023	1.039	1.444	2.483

Provisions correspond mainly to labor, civil and administrative processes filed by third parties against Credivalores, on which provisions were recognized as of September 30, 2023, in an amount of 1.039 and 2022, 801 it is not possible to determine a disbursement schedule for these provisions due to the diversity of processes in different instances. However, Credivalores does not expect significant changes to the amount provisions because of the outflows applicable to each proceeding. The expected time of resolution is uncertain since each proceeding is taking place in different instances.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 19. ACCOUNTS PAYABLE

Below, we detail the balance of accounts payable that Credivalores has on September 30, 2023, and December 31, 2022, respectively:

	September 30,	December 31,
	2023	2022
Leases	340	3
Suppliers	42	25
Commission and fees	7.602	523
Withholdings and labor contributions	594	1.013
Other accounts payable (19.2)	103.130	32.946
Costs and expenses payable (19.1)	10.928	17.351
	122.636	51.860

19.1 Costs and expenses payable

	September 30, 2023	December 31, 2022
Services	9.538	178
Others (19.1.1)	1.390	17.173
	10.928	17.351

19.1.1 Other

	September 30,	December 31,
	2023	2022
Call option premiums	-	3.050
Representation and public relations expenses	2	8
Maintenance	58	-
Fiduciary services	287	2.980
Technical service providers	1.043	11.136
	1.390	17.174

19.2 Other accounts payable

	September 30,	December 31,
	2023	2022
Payroll Loan Disbursement CDS	1	2.223
Account payable free standing trusts	-	1.596
MC Pending collection to apply	20	9
Crediuno Disbursements	27	46
Against Visa vrol positions	18	116
Different	45.932	122
Accounts payable Book Buybacks	946	-
TIGO Withdrawal	-	1.440
Credipoliza Withdrawals	1.696	1.644
Crediuno Refunds	3.357	2.855
Collection in favor of third parties	13.852	9.408
Payroll Loan CDS Refund	14.602	13.470
Visa C1 disbursement agreement	22.675	17
	103.130	32.946

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 20. CURRENT AND DEFERRED TAX LIABILITIES

Current and deferred income tax expenses shall be recognized in each interim accounting period on the best estimate of the tax rate expected for the annual accounting period.

For the second quarter ended September 30, 2023, Credivalores did not record an expense for current income tax, since tax losses from previous years are presented and in accordance with article 188 of the National Tax Statute, as of taxable year 2021 the percentage of presumptive income is zero (0%) of the net assets of the last day of the immediately preceding taxable year. When calculating the effective tax rate for the cut-off periods between September 30, 2023 and September 30, 2022, it was 21% and 22% respectively, presenting a decrease of 1% mainly due to non-deductible expenses.

NOTE 21. OTHER LIABILITIES

Below is the detail of other liabilities:

	September 30,	December 31,
	2023	2022
Commission commercial force	-	7
Checks pending collection	9	18
Collection to be applied SG	464	103
Portfolio collection in participation	6.842	-
Collections of managed loan portfolios	3.534	5.963
Collections pending application	7.677	13.252
Values received for third parties (21.1)	14.624	20.714
	33.150	40.057

21.1 Values received for third parties

Below is the detail of other Values received from third parties

	September 30,	December 31,
	2023	2022
Voluntary and mandatory insurance collections	298	499
FGA’s guarantees collections	1.987	3.327
Free-standing trusts collections	12.339	16.888
	14.624	20.715

NOTE 22. EQUITY

Capital

Credivalores’ objective is to safeguard its capacity to continue as a business enterprise and maintain a financial structure that optimizes the cost of capital and maximizes returns for shareholders. The Company’s capital structure encompasses and includes the subscribed capital, retained earnings, and reserves.

Capital management objectives are met by managing the portfolio as authorized by law and maintaining a consistent pace of generating profits from its structural revenue (portfolio interests and returns on investments) which results in institutional strengthening and provides the Company an opportunity to maintain its dividend distribution policy among its shareholders.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

As of June 30, 2023, the company carried out a capitalization process of COP$273,980 million (US$58.6 million) that allows the Entity’s equity for the reported period to increase by COP$333,160, thus registering positive equity of COP$276,716 million at the end of the semester.

Authorized, and Paid in Capital

As of September 30, 2023, and December 31, 2022 Credivalores authorized and paid in capital is 225.323 and 135.194 represented in 7.974.923 and 4.784.954 shares, each of a nominal value of 28.254; respectively.

Credivalores-Crediservicios S.A.

Shareholder	September 30, 2023 Number of shares	%	December 31, 2022 Number of shares	%
Acon Consumer Finance Holdings S de RL	954.197	11.96%	954.197	19.94%
Crediholding S.A.S.	1.642.121	20.59%	1.642.120	34.32%
Lacrot Inversiones 2014 SLU	3.342.093	41.91%	1.747.109	36.51%
Acon Consumer Finance Holdings II S L	201.887	2.53%	201.887	4.22%
Direcciones de Negocio S.A.S.	-	0.00%	1	0.00%
Davalia gestión de Activos S.L	1.594.985	20.00%	-	-
Treasury shares	239.640	3.01%	239.640	5.01%
Total	7.974.923	100%	4.784.954	100%

	September 30,	December 31,
	2023	2022
Number of authorized shares	7.974.923	6.469.661
Subscribed and paid shares	7.974.923	4.784.954
Nominal value	28.254	28.254
Subscribed and paid capital (nominal value)	225.323	135.194
Paid-in capital	255.020	71.170
Total capital plus premium	480.343	206.364

According to minutes 71 held on May 24, 2023, capitalization is made by 273.980 shares for a total value of $85.888 per share, of which $28,254 corresponds to the nominal value and $57.634 to the premium in the placement of shares.

The following is a breakdown of the basic earnings per share:

	September 30, 2023	December 31, 2022
Ordinary shares (a)	2.278.169	2.278.169
Preferred shares (a)	5.696.754	2.506.785
Repurchased treasury shares	239.640	239.640
Total earnings per share	842	(63.211)

(a)	The value of the shares as of September 30, 2023, and 2022 correspond to the total number of outstanding shares held by Credivalores, 7.974.923 and 4.784.954.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

As per the Company´s bylaws, both common and preferred stock have the same decision power and rights, and the preference of those shares is given by its hierarchy in the payment of dividends when declared by the Assembly and by the preferred right in the reimbursement in case of liquidation.

September 30, 2023

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Preference shares D	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	-	118.363	954.197	11,96%
Crediholding S.A.S	-	-	-	-	-	1.642.121	1.642.121	20,59%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	1.594.984	-	260.325	3.342.093	41,91%
Treasury Shares	-	-	-	-	239.640	-	239.640	3,01%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	-	17.720	201.887	2,53%
Davalia Gestión de Activos S.L	-	-	-	1.594.985	-	-	1.594.985	20,00%
Total	835.834	1.107.832	563.119	3.189.969	239.640	2.038.529	7.974.923	100,00%

December 31, 2022

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	118.363	954.197	19.94%
Crediholding S.A.S	-	-	-	-	1.642.120	1.642.120	34.32%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	-	260.325	1.747.109	36.51%
Treasury Shares	-	-	-	239.640	-	239.640	5.01%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	17.720	201.887	4.22%
Direcciones de Negocio S.A.S.					1	1	0.00%
Total	835.834	1.107.832	563.119	239.640	2.038.529	4.784.954	100.00%

Treasury shares

	September 30, 2023	December 31, 2022
Treasury Shares Reserve	12.837	12.837
(Treasury Shares)	(12.837)	(12.837)
Total	-	-

The CVCS General Shareholders’ Meeting on July 2 of 2014, decided to establish a special reserve in the amount of 12,837 for the reacquisition of 239,640 shares. This reserve is under Articles 396 and 417 of the Commercial Code.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

Reserves

Equity reserves as of September 30, 2023, and December 31, 2022 were comprised of the following:

	September 30,	December 31,
	2023	2022
Legal reserve	11.017	11.017
Reserve to repurchased treasury shares	12.837	12.837
Occasional reserves	21	21
Total Reserves	23.875	23.875

Legal reserve

The Company is obliged to appropriate as a legal reserve 10% of its annual net profits until the balance of the reserve is equivalent to 50% of the subscribed capital. The reserve is not distributable before the liquidation of the Company but may be used to absorb or reduce losses. Appropriations made by more than 50% are freely available by the general assembly.

Other reservations

The other appropriate reserves directly from the accumulated profits can be considered as reserves of free availability by the General Meeting of Shareholders.

NOTE 23. OTHER COMPREHENSIVE INCOME (OCI)

We present the detail below:

	September 30,	December 31,
	2023	2022
Tax	(1.379)	27.004
Income tax OCI	(1.379)	27.004
Other comprehensive income	3.123	(76.475)
Shares	(1.432)	955
Financial instruments	4.555	(77.430)
Financial instruments Forward	-	(161)
Financial instruments Options	4.555	(60.195)
Financial instruments Coupon Only swap	-	(17.074)
Total	1.744	(49.471)

NOTE 24. REVENUE

Below, is a detail of revenue for the three and nine-months ended September 30, 2023, and 2022:

	For the quarter ended at September 30		For the period ended at September 30
	2023	2022	2023	2022
Interests	66.552	69.129	216.793	248.662
Interest expense	-	(29)	-	(63)
Subtotal Interests (24.1)	66.552	69.100	216.793	248.599
Revenue from customer contracts (24.2)	14.304	34.718	53.860	91.209
	80.856	103.818	270.653	339.808

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

24.1 Interest

	For the quarter ended at September 30		For the period ended at September 30
	2023	2022	2023	2022
CrediUno interest	4.736	7.603	14.625	69.025
CrediPóliza interest	0	2	1	23
TuCrédito loan interest	2.978	4.360	11.957	23.355
Tigo loan interest	515	1.410	2.410	5.437
SG Free-standing Trusts loan interest	825	-	2.670	-
TuCrédito transaction costs	(5.481)	(11.830)	(14.212)	(19.318)
CrediPóliza transaction costs	-	(1)	(1)	(4)
CrediUno transaction costs	(4.167)	(3.104)	(10.663)	(10.136)
Fair value TuCrédito	-	-	(381)	-
Sub-total Consumer loans	(596)	(1.560)	6.406	68.382
CrediPóliza late payment interest	14	32	53	118
TuCrédito late payment interest	216	293	739	1.073
SG Free-standing Trusts late payment interest	180	-	567	-
Consumer loan defaults	410	325	1.359	1.191
Joint operation interest	-	355	18	1.187
Subtotal Joint operation interest	-	355	18	1.187
Financial returns	1.469	1.157	4.332	2.882
BTG Pactual Financial returns	(3.069)	566	(4.138)	6.212
Current interests, Free-standing Trust	40.312	43.144	128.578	79.667
Income from FGA Alliance	266	421	1.559	14.171
Other income, Free-standing Trust	1.782	1.988	7.865	2.062
Current interests left off-balance	22.550	17.785	64.248	41.994
Premium for portfolio sale	3.428	4.919	6.566	30.851
Other	66.738	69.980	209.010	177.839
Total Interests	66.552	69.100	216.793	248.599

24.2 Revenue from customer contracts

	For the quarter ended at September 30		For the period ended at September 30
	2023	2022	2023	2022
Internal commission	4	5	25	187
Returned commission	9	74	62	239
Administration fee - life insurance plus	245	481	900	1.498
Shared financial consultancy fees	329	667	1.196	1.826
Financial Consultancy – Returns from Debtor life insurance	250	1.034	929	3.619
Brokerage Commission	1.864	2.043	5.925	6.308
Financial Consultancy - Returns Voluntary insurance policies	686	10.373	7.028	11.186
Collection fees	4.239	5.678	11.490	13.824
Administration fee – credit card	6.678	14.363	26.305	52.522
	14.304	34.718	53.860	91.209

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 25. OTHER INCOME

At the end of each period, movements corresponded to:

	For the quarter ended at September 30		For the period ended at September 30
	2023	2022	2023	2022
Recoveries from Loan portfolio	146	168	335	1.601
Recoveries from previous exercises	157	-	715	593
Sickness Leave	26	20	29	52
Other	159	4	164	13
Profit on sale of assets	53	-	53	-
Tax refund	-	-	6	1
Total	541	192	1.302	2.260

NOTE 26. OTHER EXPENSES

At the end of each period, movements corresponded to:

	For the quarter ended at September 30		For the period ended at September 30
	2023	2022	2023	2022
Fees	5.000	6.680	14.820	17.535
Tax	4.209	3.285	12.207	9.597
Commissions	1.206	1.823	6.201	3.513
Technical assistance	462	876	4.181	2.552
Electronic data processing	1.947	2.393	4.980	7.456
Yields Invertors	1.004	1.004	3.013	3.013
Public services	892	1.086	2.788	2.938
Transport	426	723	2.124	1.820
Leases	630	773	2.094	2.058
Legal expense	3	17	1.365	125
Other	770	627	1.725	1.872
Check risk central	159	53	744	364
Janitorial and Secutiry services	190	231	688	680
Fines, penalties and awards	333	2	817	25
Insurance	192	182	671	641
Publicity and advertising	100	342	393	1.527
maintenance and repairs	210	102	484	335
Office supplies	91	112	312	390
Travel expenses	30	63	144	241
Cost of representation	(25)	70	65	221
Adaptation and installation	18	9	27	54
Publicity and advertising	-	-	5	5
Temporary Services	-	7	2	80
Total	17.849	20.459	59.850	57.042

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

NOTE 27. NET FINANCIAL INCOME

Below is the detail of financial (net) costs, for the periods ended September 30, 2023, and 2022:

	September 30, 2023	September 30, 2022
Financial performances (27.1)	6.134	4.747
Financial income (27.2)	1.302	2.260
Total Financial Income	7.436	7.007
Forwards valuation (27.3)	(3)	(9)
Total Financial Expense	(3)	(9)
Net Financial Income (expense)	7.433	6.998

27.1 Corresponds to the returns generated by investments in financial institutions in which Credivalores has invested its resources.

27.2 Mainly corresponds to the recovery of expenses of previous years and the recovery of provisioned portfolio.

27.3 Corresponds to the valuation of fixed-rate investments at fair value.

NOTE 28. CONTINGENT ASSETS AND CONTINGENT LIABILITIES

a. Commitments

Credit commitments

During ordinary business, Credivalores provides loan portfolio as guarantees to its funding sources, in which it irrevocably agrees to pay them in the event the client is unable to meet its obligations, with the same credit risk for loan portfolios.

Loan extension commitments represent unused portions of authorizations to extend credits as loans. Concernig the credit risk on commitments to extend lines of credit, Credivalores is potentially exposed to losses in an amount equal to the total unused commitments, if the unused amount were to be withdrawn in its totality; However, the amount of the loss is less than the total amount of the unused commitments because the majority of loan extension commitments are contingent once the client can maintain specific credit rating standards. Credivalores monitors the maturity dates of those credit limit commitments because long-term commitments have a higher credit risk than short-term commitments.

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

The following is a breakdown of unused lines of credit commitments and guarantees on September 30, 2023, and December 31, 2022:

	September 30, 2023	December 31, 2022
Unpaid approved credits	774.053	530.529

NOTE 29. RELATED PARTIES

The Company's Board of Directors and Senior Management, in their role as governing bodies, are fully aware of the responsibility related to managing the various risks to which the Company is exposed; likewise, they are fully aware of the Company’s processes and business structure to be able to provide support and adequate monitoring and follow-up.

The Company’s related parties are as follows:

1.	Shareholders with interests, a controlling stake or a joint stake of the Company, or significant influence over Credivalores.

2.	Members of the Board of Directors: Members of the Board of Directors (principals and alternates, along with their related parts).

3.	Key management personnel includes the Company’s CEO and other C-level Officers, who are those who participate in the planning, direction, and control of the Company.

4.	Affiliates: Companies in which Credivalores has significant influence, which is generally considered to be a share between 30% and 50% of their capital.

The most representative balances as of September 30, 2023, and December 31, 2022, with related parties are included in the following charts, with headings for definitions of the related parties recorded in the previous sections.

	Members of the Board of Directors (a) September 2023	Members of the Board of Directors (a) December 2022
Accounts payable	120	112
Operating expenses	160	206

CREDIVALORES-CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED SEPTEMBER 30, 2023, AND DECEMBER 31, 2022

(Stated in millions of Colombian pesos)

	September 2023		December 2022
	Accounts receivable	Accounts Payable	Accounts receivable	Accounts Payable
Shareholders
Lacrot Inversiones 2014 S.L.U	-	-	-	57
Crediholding S. A. S.	1.815	-	1.815	-
Accounts Receivable and Other Transactions
Ingenio la Cabaña S. A.	3.219	-	2.393	-
Inversiones Mad Capital S. A.	10.486	-	9.736	-
Finanza Inversiones S. A. S.	6.531	76.021	-	2.325
Banco Credifinanciera	187	72.251	497	6.825
Asficrédito	67.005	-	70.569	-

Stock Investments
Agrocañas	4.650	-	4.710	-
Inverefectivas S.	12.616	-	14.945	-
Total	106.509	148.272	104.665	9.207

The Compensation received by key management personnel is comprised of the following:

	September 30,
Item	2023	2022
Salaries	2.810	2.791
Short-term Employee benefits	47	70
Total	2.857	2.861

a.	Members of the Board of Directors (principals and alternates, along with their related parts) as of September 30, 2023:

Directors

No.	Director	Alternate
1	Jose Miguel Knoell Ferrada	Vacante
2	Vacante	Vacante
3	Gustavo Adrián Ferraro	Vacante
4	Luis Maria Blaquier	Maite Alba De Gandiga
5	Juan Manuel Trujillo	Vacante
6	Carlos Eduardo Meza	Vacante
7	Jose Miguel Knoell Ferrada	Vacante

Legal Representatives

No.	Representative
Manager	Jaime Francisco Buritica Leal
Alternate	Liliana Arango Salazar

NOTE 30. SUBSEQUENT EVENTS

As of the date of issuance of the current Financial Statements, there have been no situations or events that date after the closing of the financial statements that could affect the figures or information included in the disclosures.

NOTE 31. CLARIFYING NOTE

In the statement of cash flows as of September 2022, some figures were reclassified compared to those of September 2023 to improve the presentation and provide greater clarity to users of the financial statements.

Credivalores-Crediservicios S. A.

Financial Statements

For the periods ended December 31, 2022 and 2021

(Free translation from the Original in Spanish)

Statutory Auditor’s Report on the Financial Statements

(Free translation from the Original in Spanish)

To the Members of the General Shareholders’ Meeting of Credivalores Crediservicios S. A.

Opinion

I have audited the accompanying financial statements of Credivalores Crediservicios S. A., which comprise the statement of financial position as of December 31, 2022, and the statements of income, other comprehensive income, changes in equity and cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying financial statements, truly taken from the books of account, present fairly, in all material respects, the financial position of Credivalores Crediservicios S. A. as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with Accounting and Financial Reporting Standards accepted in Colombia.

Basis for Opinion

I conducted my audit in accordance with Auditing Standards on Financial Reporting accepted in Colombia. My responsibilities under those standards are further described in the Statutory Auditor’s Responsibilities for the Audit of the Financial Statements section of my report.

I am independent of Credivalores Crediservicios S. A. in accordance with the Code of Ethics for Professional Accountants of the International Ethics Standards Board for Accountants (IESBA) together with the ethical requirements applicable to my audit of the financial statements in Colombia, and I have fulfilled my other ethical responsibilities in accordance with these requirements and the IESBA Code of Ethics. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Entity will continue as a going concern. As stated in the financial statements as of December 31, 2022, the Company has suffered significant losses during the year and has a net equity deficiency for COP 46,692 million, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 – Reporting Entity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified in respect of this matter.

PwC Contadores y Auditores S.A.S., Calle 100 No. 11A-35, Piso 5, Bogotá, Colombia.

Tel: (60-1) 7431111, www.pwc.com/co

© 2024 PricewaterhouseCoopers. PwC se reﬁere a las Firmas colombianas que hacen parte de la red global de PricewaterhouseCoopers International Limited, cada una de las cuales es una entidad legal separada e independiente. Todos los derechos reservados.

(Free translation from the Original in Spanish)

To the Members of the Shareholders’ Meeting of
Credivalores Crediservicios S. A.

Key Audit Matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial statements of the year. These matters were addressed in the context of my audit of the financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

Key Audit Matter	How the Matter Was Addressed in the Audit

Provision for loan portfolio impairment losses:

As described in Notes 2, 7.2 and 11 to the financial statements, the Entity’s provision for loan impairment losses represent management’s most significant estimate of expected credit losses on loan portfolio, which consists primarily of consumer loans. As of December 31, 2022, the provision for loan portfolio impairment losses was COP 372,608 million for the total loan portfolio for COP 2,005,440 million.

This provision is determined for each of the loan portfolios, using an estimate with statistical models for expected credit loss on collectively evaluated loans.

The collective models include parameters for 12-month probability of default, probability of default over the life of the obligations, loss given default and exposure at default, with the inclusion of the prospective impact on the expected impact on the recoverability of the loan portfolio that includes assumptions about future macroeconomic conditions under plausible scenarios.

My work on the provision for loan portfolio impairment losses consisted in performing substantive audit tests, as well as evaluating audit evidence related to the formation of my opinion on the financial statements.

The aforementioned procedures also included the evaluation of the relevance of the models and methodologies used to generate the statistical estimates of credit loss for the loan portfolios and the evaluation of the key inputs and the assumptions and judgements applied for the statistical estimation of credit loss.

In evaluating the scenarios that management applied to estimate the credit loss, we assessed the reasonableness of the impact of external factors and economic events that have already occurred and may occur, but are not yet reflected in the credit loss estimate.

(Free translation from the Original in Spanish)

To the Members of the Shareholders’ Meeting of
Credivalores Crediservicios S. A.

Key Audit Matter	How the Matter Was Addressed by the Audit

Management applies its judgment in evaluating statistical estimates of credit losses, considering different scenarios, external factors and economic events that have occurred and may occur, but are not yet reflected in the loss factors.

The main premises for considering the provision for loan portfolio impairment as a key audit matter are: (i) the need for a significant level of judgment by management to determine the modeling techniques used in its statistical estimates of credit loss, which in turn entails a high level of subjectivity for the auditor, (ii) the subjectivity in the evaluation of audit evidence regarding the relevance of the different evaluated scenarios, (iii) the involvement of specialized resources to support the evaluation of such audit evidence.

I relied on staff with specialized skills to assist me in evaluating the appropriateness of the models and certain inputs to the credit loss statistical estimates.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the appropriate preparation and fair presentation of the financial statements in accordance with Accounting and Financial Reporting Standards accepted in Colombia, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing, as appropriate, matters related to the going concern principle and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

(Free translation from the Original in Spanish)

To the Members of the General Shareholders’ Meeting of
Credivalores Crediservicios S. A.

Statutory Auditor’s Responsibilities for the Audit of the Financial Statements

My objective is to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a statutory auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Auditing Standards on Financial Reporting accepted in Colombia will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Auditing Standards on Financial Reporting accepted in Colombia, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my statutory auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my statutory auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

●	Evaluate the overall presentation, structure, and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

(Free translation from the Original in Spanish)

To the Members of the General Shareholders’ Meeting of
Credivalores Crediservicios S. A.

From the matters communicated with those charged with governance, I have determined those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. I have described these matters in my auditor’s report unless law or regulations precludes public disclosure about the matter or when, in extremely rare circumstance, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on Other Legal and Regulatory Requirements

Management is also responsible for compliance with regulatory aspects in Colombia related to accounting document management, the preparation of management reports, and the timely and appropriate payment of contributions to the Colombian Comprehensive Social Security System, the implementation of the transparency and business ethics program and ensure proper compliance with the framework for Libranza (payroll deduction loan) or direct deduction in accordance with Law 1527 of 2012, as amended by Law 1902 of 2018, regulated by Chapter 54 of Decree 1074 of 2015, as amended by Decree 1008.

My responsibility as Statutory Auditor for those matters is to perform review procedures to issue a conclusion on their appropriate fulfilment.

Accordingly, I conclude that:

a)	The Entity’s accounting records during the year ended December 31, 2022, have been kept in conformity with legal regulations and accounting technique, and transactions recorded conform to the Company’s bylaws and the decisions made by the General Shareholders’ Meeting and the Board of Directors.

b)	The correspondence, account vouchers and minute book, and share registers are duly kept and safeguarded.

c)	There is consistency between the accompanying financial statements and the report prepared by management. Management stated in such a report that it did not hinder the free circulation of invoices issued by vendors or suppliers.

d)	Information contained in self-assessment returns of contributions to the Colombian Comprehensive Social Security System, in particular that related to affiliates and their income base for calculation, has been taken from the accounting records and supports. As of December 31, 2022, the Entity is not in arrears for contributions to the Colombian Comprehensive Social Security System.

e)	The Entity did not implement the transparency and business ethics program within the term set forth by the External Circular Letter 100-000011 of 2021 issued by the Colombian Superintendency of Companies. The program is in the process of implementation.

(Free translation from the Original in Spanish)

To the Members of the General Shareholders’ Meeting of
Credivalores Crediservicios S. A.

f)	In accordance with Article 2.2.2.54.8, Chapter 54 of Decree 1074 of 2015 as amended by Article 2 of Decree 1008 of 2020, the financial risk department do exist and operated adequately in the Company and the risk management and administration mechanisms were adequate, to ensure proper compliance with the regulations for the protection of the purchasers of equity rights of credit content derived from Libranza (payroll deduction loans) operations, to entities not oversight by the Colombian Superintendency of Finance referred to in Article 18 of Law 1527 of 2012, added by Article 7 of Law 1902 of 2018, regulated by Chapter 54 of Decree 1074 of 2015, as amended by Decree 1008 of 2020.

In compliance with the Statutory Auditor’s responsibilities contained in Article 209 (1) and (3) of the Colombian Commercial Code, related to the assessment on whether the acts of Credivalores Crediservicios S. A.’s management conform to the Company’s bylaws and the orders and instructions of the General Shareholders’ Meeting and on whether there are in place appropriate internal control and custody and safekeeping measures of the Company’s assets or those of third parties in its possession, I issued a separate report dated March 10, 2023.

Other Matters

The Entity’s financial statements for the year ended December 31, 2021, were audited by another Statutory Auditor, also a member of PwC Contadores y Auditores S. A. S., whose report dated March 22, 2022, expressed an unqualified opinion on those statements.

(Original in Spanish duly signed by:)

Yurany Marcela Ordoñez Cifuentes

Statutory Auditor

Colombian CPA Registration No. 234389-T
Appointed by PwC Contadores y Auditores S. A. S.
March 10, 2023

CREDIVALORES -CREDISERVICIOS S. A.
STATEMENT OF FINANCIAL POSITION
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

	Notes	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	8	273.052	148.514
Financial Assets at fair value measure profit or lost
Equity Instruments	9	5.698	6.115
Derivatives Instruments	17	98.861	355.167
Loan portfolio	11	381	16.683
Total financial assets at fair value		104.940	377.965
Financial Assets at amortized cost
Consumer loans	11	2.005.440	2.034.298
Impairment	11	(372.608)	(318.427)
Total Loan portfolio, net	11	1.632.832	1.715.871
Accounts receivable, net	12	320.129	436.872
Total Financial Assets at amortized cost		1.952.961	2.152.743
Investments in Associates and Affiliates	10	14.945	12.369
Current tax assets	22	32.012	22.245
Deferred tax assets, net	22	157.736	43.409
Property and equipment net	13	173	229
Assets for right of use	14	2.021	4.298
Intangible assets other than goodwill, net	15	39.852	44.111
Total assets		2.577.692	2.805.883
Liabilities and equity
Liabilities:
Financial Liabilities at fair value
Derivative instruments	17	-	316
Total Financial Liabilities at fair value		-	316
Financial Liabilities At amortized cost
Financial obligations	18	2.534.228	2.417.239
Other Lease Liabilities	14	2.179	4.770
Total Financial Liabilities At amortized cost		2.536.407	2.422.009
Employee benefits provisions	19	1.053	995
Other provisions	20	3.028	918
Accounts payable	21	51.892	79.065
Current tax liabilities	22	1.698	1.969
Other liabilities	23	40.057	42.000
Total liabilities		2.634.135	2.547.272
Equity:	24
Share capital		135.194	135.194
Treasury shares	24	(12.837)	(12.837)
Reserves treasury shares	24	12.837	12.837
Reserves	24	11.038	11.038
Additional paid-in capital		71.169	71.169
Other Comprehensive Income (OCI)	25	(49.470)	(36.874)
Retained earnings		99.995	94.058
IFRS convergence result		(21.910)	(21.910)
Net loss income for the period		(302.459)	5.936
Total equity		(56.443)	258.611
Total liabilities and equity		2.577.692	2.805.883

The accompanying notes are an integral part of the financial statements.

CREDIVALORES -CREDISERVICIOS S. A.
STATEMENT OF INCOME
PERIODS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

	Notes	December 31, 2022	December 31, 2021
Interest Income and similar	26.1	286.766	321.174
Financial costs interest	18	(491.269)	(235.759)
Exchange rate differences	18	(121.755)	996
Revenue from contracts and other services with customers	26.2	113.128	115.452
Net Interest		(213.130)	201.863
Impairment of financial and condonation assets loan portfolio	11	(83.739)	(81.822)
Expense on accounts receivable provisions		(11.298)	(13.860)
Gross Financial Margin		(308.167)	106.181
Other Expenses
Employee Benefits		(14.358)	(13.409)
Depreciation and amortization expense	13 – 15	(6.222)	(6.185)
Depreciation right of use assets	14.1	(2.056)	(2.156)
Other	28	(88.880)	(80.004)
Total Other expenses		(111.516)	(101.754)
Net operating Income		(419.683)	4.427
Other Income	27	2.122	940
Financial income		7.566	937
Financial Income		9.688	1.877
Investment valuation at fair value	29	(9)	(44)
Financial expense		(9)	(44)
Net financial income (expense)		9.679	1.833
Net Income before income tax		(410.004)	6.260
Income tax	22	107.545	(324)
Net income for the period		(302.459)	5.936
Net earnings per share		(63.211)	1.241

CREDIVALORES -CREDISERVICIOS S. A.

STATEMENT OF OTHER COMPREHENSIVE INCOME

PERIODS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

	December 31,
	2022	2021
Net income for the period	(302.459)	5.936
Other comprehensive income
Items that may be or are reclassified to profit or loss
Shares	-	(345)
Unrealized gains (losses) from cash flow hedges:
Valuation of financial derivatives Forwards	300	3.585
Valuation of financial derivatives Cross Currency Swaps	(40.869)	(54.322)
Valuation of financial derivatives Options	21.190	(54.186)
Income tax	6.782	34.414
Total other comprehensive income for the period	(12.597)	(70.854)
Total other comprehensive income	(315.056)	(64.919)

The accompanying notes are an integral part of the financial statements.

CREDIVALORES- CREDISERVICIOS S. A.
STATEMENT OF CHANGES IN EQUITY
PERIODS ENDED DECEMBER 31, 2022 AND 2021
(Stated in million of Colombian pesos)

	Share capital	Additional paid-in capital	Treasury Shares	Reserves	Other Comprehensive Income (OCI)	IFRS convergence result	Retained earnings	Earnings for the period	Total
Balance as of January 01, 2020	129.638	64.725	(12.837)	18.651	33.980	(54.848)	123.638	5.224	308.171
Appropriation of earnings	-	-	-	5.224	-	-	-	(5.224)	-
Capitalization	5.556	6.444							12.000
Increases (decrease) in other comprehensive income	-	-	-	-	(70.854)	-	-	-	(70.854)
Deferred tax application IFRS 9 first time	-	-	-	-	-	-	3.358	-	3.358
Net income for the period	-	-	-	-	-	-	-	5.936	5.936
Balance as of December 31, 2021	135.194	71.169	(12.837)	23.875	(36.874)	(54.848)	126.996	5.936	258.611
Appropriation of earnings	-	-	-	-	-	-	5.936	(5.936)	-
Capitalization	-	-	-	-	-				-
Increases (decrease) in other comprehensive income	-	-	-	-	(12.596)	-	-	-	(12.596)
Net income for the period	-	-	-	-	-	-	-	(302.459)	(302.459)
Balance as of December 31, 2022	135.194	71.169	(12.837)	23.875	(49.470)	(54.848)	132.932	(302.459)	(56.443)

The accompanying notes are an integral part of the financial statements.

CREDIVALORES -CREDISERVICIOS S. A.
STATEMENT OF CASH FLOWS

PERIODS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

	Notes	December 31, 2022	December 31, 2021
Cash flows from operating activities
(Loss) Profit after income tax		(302.459)	5.936
Reconciliation of (loss) profit after income tax:
Depreciation of tangible assets	13	240	405
Depreciation of assets by right of use		2.056	2.156
Amortization of Intangible Assets	15	5.982	5.780
Amortization of expenses paid in advance		5.377	11.117
Increase in Impairment for Credit Portfolio	11	75.368	67.500
Amortization of Transaction Costs Liabilities		31.875	28.308
Increase in forgiveness		8.370	14.322
Impairment Accounts Receivable		11.298	13.860
Portfolio valuation measured at fair value	12	16.302	3.332
Change in investments in associates	10	(2.576)	(1.403)
Interest causation of financial obligations		271.783	208.477
Difference in Exchange Financial Instruments		360.623	303.443
Income tax		(107.545)	324
Cash generated by operations
Net change in operating assets and liabilities:
Increase in the portfolio of capital and interest loans		(7.808)	(312.981)
Increase in Accounts Receivable		112.554	(20.312)
Acquisition of Intangible Assets		(2.226)	(2.596)
Increase in prepaid expenses		(12.046)	(3.015)
Loss of intangible assets		121	55
Increase (Decrease) of Accounts Payable		(27.202)	(14.416)
Employee Benefits Increase		58	12
Income tax paid		(10.040)	(7.461)
Increased Provisions	20	2.110	(6.452)
Increase in Other Liabilities		(1.942)	(7.568)
Net cash provided by operating activities		430.273	288.828
Net change in investment assets:
Increase in investments in FIC’S financial instruments		417	10.478
Acquisition of property and equipment		(184)	(65)
Net cash provided for investment activities		233	10.413
Net change in operating activities
Acquisition of financial obligations		895.631	437.638
Result in the maturity settlement of derivatives		292.211	(262.085)
Payment of financial obligations		(1.208.090)	(404.229)
Interest payment financial obligations		(283.350)	(196.258)
Capitalization		-	12.000
Payment of financial leases		(2.370)	(2.093)
Net cash used for financing activities		(305.968)	(415.027)
Increase (decrease) in cash and cash equivalents		124.538	(115.786)
Cash and cash equivalents at the beginning of the period		148.514	264.300
Cash and cash equivalents at the end of the period		273.052	148.514

The accompanying notes are an integral part of the financial statements.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 1. REPORTING COMPANY

Credivalores-Crediservicios S.A., (hereinafter “Credivalores”, the “Company” or “CVCS”), is a stock company registered for business in Bogotá - Colombia, located at Carrera. 7 No. 76-35 P 7, and a website at www.credivalores.com.co. The Company was incorporated by means of Public Deed No. 420 dated February 4, 2003 drawn up before the Public Notary No.1 of the Circuit of Cali. The term of duration of the Company is twenty years as of the date of the aforementioned deed.

The merger of two companies, Crediservicios S.A. and Credivalores S.A. was registered by means of Public Deed No. 4532 of December 12, 2008.

The merger was unanimously approved by the General Meeting of Shareholders of both companies on July 31, 2008, whereby it was determined that Crediservicios S.A. (the surviving company), would continue to legally exist after taking over Credivalores

S.A. which would cease to exist (being dissolved but not liquidated). In addition, the equity of Credivalores S.A. was merged with that of Crediservicios S.A. by means of acquiring the assets and assuming the liabilities of both companies, as agreed on by both company’s legal representatives,

This merger agreement was reported to the Colombian Superintendence of Industry and Commerce, which did not report any objections to the aforementioned process. Credivalores S.A. (the acquired company) was incorporated by means of Public Deed No. 1906 dated May 13, 2003, drawn up before the Public Notary No. 1 of the Circuit of Cali, and duly registered with the Chamber of Commerce of Cali on May 21, 2003, under Registry Number 3501 Book IX. Subsequently, the Company changed its name from Crediservicios S.A. to Credivalores-Crediservicios S.A.S, becoming a simplified stock corporation, by means of the Public Deed No. 529 dated February 27, 2009 drawn up before the Public Notary No. 1 of the Circuit of Cali.

By means of Minutes No. 16 dated February 23, 2010 of the General Meeting of Shareholders, duly registered before the Chamber of Commerce on March 19, 2010; the Company became a simplified joint stock company with the name of Credivalores-Crediservicios S.A.S. under Registration Number 3074 of Book IX.

By public deed No. 3175 of notary No. 73 of Bogota D.C. as of September 28th, 2019, registered July 9th, 2019 under Number 02484244 Book IX, the company changed its name from CREDIVALORES - CREDISERVICIOS S. A. S. to CREDIVALORES - CREDISERVICIOS S. A. under the figure of a stock corporation.

The Company’s business purpose is to originate consumer loans, including payroll deduction loans, to private individuals or legal entities, using both its own funds and other sources of funding permitted by law. In carrying out these activities, the Company may:

a)	Perform risk assessments,

b)	Service and manage loans or lines of credit, including but not limiting the collection and registration of these obligations,

c)	Purchase and sell loans, securities, and loan portfolios,

d)	Borrow funds and enter into transactions allowing the Company to obtain the funds required to perform its corporate purpose,

e)	Act as co-signer, guarantor, surety or collateral provider to raise funds in order to finance its activities that may be undertaken, structured or implemented through trust arrangements, and

Perform any other activities that are required as part of the Company’s normal course of business, such as: (i) acquiring, encumbering, limiting the domain or disposing of fixed assets (ii) acquiring and using trade names, logos, trademarks and other industrial property rights; (iii) investing in existing companies, or creating new ones, providing that these companies have the same or similar business activities as the Company or that should relate in any way to its own corporate purpose; (iv) entering into partnerships or contracts with third parties to carry out its corporate purpose; (v) guaranteeing its own and third-party obligations.

The funds used by the Company for carrying out its business activities shall be lawfully sourced and therefore the Company shall be prohibited from raising money by means of large scale or regular deposits from individuals, pursuant to current legislation. The Company is not under the supervision of the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) since it is not considered to be a financial institution in accordance with Colombian legislation, nor is it allowed to carry out brokerage of instruments registered with the Colombian National Registry of Securities and Issuers (RNVE).

The Company is prohibited from raising money through large-scale and regular deposits from individuals, complying with the stipulations in the financial and exchange regulations.

Credivalores has the following branches nationwide: Aguachica, Armenia, Barrancabermeja, Barranquilla, Bucaramanga, Cali, Cartagena, Cartago, Ciénaga, Cúcuta, El Paso, Florencia, Girardot, Ibagué, La Dorada, La Jagua de Ibirico, Lomas, Magangué, Manizales, Medellín, Mocoa, Montería, Neiva, Palmira, Pasto, Pereira, Popayán, Riohacha, Sahagún, San Andrés, Santa Marta, Sincelejo, Tunja, Valledupar, Villavicencio, and Yopal.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

In December 2021 the Company received 12,000 million of capital injection. The ownership of the Company after these capitalizations is as follows:

Shareholders	Ownership
Crediholding S.A.S.	34,24%
Lacrot Inversiones 2014, S.L.U	36,43%
Acon Colombia Consumer Finance Holdings, S.L.	19,90%
Acon Consumer Finance Holdings II, S.L.	4,21%
Direcciones de Negocio S.A.S.	0,0%
Treasury Shares	5,22%
Total	100,00%

The authorized capital of the company will be as follows:

Authorized capital	Number of Shares	Nominal value
182.793.801.894	6.469.661	28.254

Ongoing Business

Article 218 of the Commercial Code sets the causes for dissolution of the Company:

The commercial company shall be dissolved for the following reasons:

1)	The expiration of the term provided in the contract for its duration, if it is not validly extended before its expiration.

2)	The impossibility of developing the social enterprise, for the termination of the same or for the extinction of the thing or things whose exploitation constitutes its object.

3)	By reducing the number of associates to less than required by law for their constitution or operation, or by increasing them, exceeding the maximum limit set in the same law.

4)	The declaration of bankruptcy of the company.

5)	The causes that are specifically and clearly stipulated in the contract.

6)	By decision of the associates, adopted in accordance with the laws and the social contract.

7)	By decision of the competent authority in the cases expressly provided by law,

8)	For other reasons established in the laws, in relation to all or some of the forms of society regulated by this Code.

Article 457 of the Commercial Code indicates the causes for dissolution in the corporation: The public limited company shall be dissolved:

1)	For the reasons indicated in article 218.

1.	Repealed by art. 4 of Law 2069 of 2020

2)	When ninety-five percent or more of the subscribed shares are owned by a single shareholder.

Likewise, Article 4 of Law 2069 of 2020 establishes:

ARTICLE 4. CAUSE OF DISSOLUTION FOR NON-COMPLIANCE WITH THE ONGOING BUSINESS HYPOTHESIS. Will be

cause for the commercial company dissolution the non-compliance with the ongoing business hypothesis at the end of the year, in accordance with the provisions of current regulations.

(…)

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

PARAGRAPH 1. The references made in any rule relating to the cause of dissolution for losses shall be understood in reference to the present cause. The obligations established in this rule shall also be enforceable to branches of a foreign company.

Finally, the National Government through Act 854 of 2021 issued by the Ministry of Industry and Commerce indicated the financial ratios or criteria to establish patrimonial impairments and insolvency risks.

(…) however, administrators will use at least the following indicators as a baseline:

INDICATOR	DIMENSION	FORMULA
Negative equity position	Patrimonial detriment	Total Equity < 0
Consecutive losses in two closing periods or in several monthly periods according to the business model	Patrimonial detriment	(Profit for the financial year < 0) and (profit for the previous year < 0)
Net working capital on short-term debts (<0.5)	Insolvency Risk	(Commercial accounts receivable customers + current inventory -Commercial accounts payable) / Current Liabilities
EBIT / Total assets < Liabilities	Insolvency Risk	(Earnings before interest and taxes / Total Assets) < Total Liabilities

Credivalores has evaluated the following items according to the behavior in recent months:

●	Economic environment.

●	Payment of obligations with third parties: payroll, suppliers, and tax national, district and municipal entities, financial liabilities.

●	Financial Forecasts.

●	Ability to continue offering business model products.

●	Shareholders commitment.

As stated in the conceptual framework, in paragraph 3.9 ongoing business hypothesis, financial statements are normally prepared under the assumption that a reporting entity is in operation and will continue its activity for the foreseeable future. Therefore, it is assumed that the entity does not intend or need to liquidate or cease its business. If such an intention or need would exist, financial statements may have to be prepared on a different basis. If so, the financial statements describe the basis used.

Economic overview

In 2022, different global and local events were presented that had important effects on economic performance. Situations such as the war between Russia and Ukraine impacted the costs of oil and its derivatives, generating cost overruns in energy generation and production globally, due to the increase in the price of raw materials. Likewise, the measures implemented by China to control COVID-19 infections, together with the high uncertainty of investors due to the electoral contests in Colombia, Brazil and other political events in the region, triggered an accelerated escalation in the exchange rates of a large part of the emerging economies.

Additionally, the global economic reactivation generated greater inflationary pressures that had to be tackled by the different central banks through a restrictive monetary policy, where countries such as Colombia suffered significant increases in interest rates, which decreased liquid funds in the economy.

With this global outlook, the economic performance in Colombia was favorable within the region despite having one of the most devalued currencies during 2022, which on average was close to 20%. However, the economy is estimated to have grown close to 9% and the unemployment rate fell to 10.9% in December according to DANE´s1 statistics, approaching pre-pandemic levels again.

In terms of portfolio performance, this year we witnessed the total reactivation of the economy, which allowed portfolio origination volumes to be brought to pre-pandemic levels. However, the portfolio of the banking sector grew 3.5% in real terms, mainly in consumption mode (5.4%), growing below the level presented in 2021. According to Asobancaria, for 2023 a slowdown in the real growth of the portfolio of 2.1% is expected (consumption growing at 2.3%) due to a slowing down on the country's economic activity, lower household consumption due to high inflation, and new increase in the unemployment and interest rates in the placement of loans.

The financial´s market volatility suffered during the year led to an accelerated increase in interest rates, where the need to contain inflation led the Bank of the Republic to raise reference rates from 3% to 11% during 2022. Likewise, the situation caused the capital market´s activity in new local issues to be diminished.

[1]	Colombian Department of Statistics

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The rise in funding rates is expected to continue during the first half of 2023, a situation that will limit the possibility for a large part of the population to obtain both consumer and housing loans due to the transfer of this extra cost to placement rates and lower liquidity in the financial sector, forcing financial institutions to be more selective and moderate their credit risk appetite.

The local panorama still shows a high uncertainty facing a year of economic slowdown, where the mining sector has been protagonist by the permanent declarations of the government about the non-granting of new licenses for exploration and exploitation of hydrocarbons, the gradual dismantling of the subsidy to gasoline and the possibility that the capital destined for investment is compromised and limited by the energy transformation policy of the actual government.

The increase in the minimum wage of 16% will allow the growth of the loan portfolio due to the increase in the capacity of payment / indebtedness, where the payroll will have a fundamental role in the entire financial sector due to its growth in a natural way in the lower risk portfolios of. However, 2023 increases in a possible scenario of economic recession leaves a challenging outlook for the productive sector, which will seek to compensate for the effects of the increase in minimum wage, inflation and new tax reform through optimization and efficiency in its operational processes that will allow them to overcome the difficulties that lie ahead in the short term.

Finally, we see that the financial sector will continue to be one of the sectors that will mark the growth of the country’s total GDP, which is projected between 0.7% and 1% by 2023, being a strategic ally for the government in the control and collection of taxes, as well as a natural facilitator in the dispersion of resources associated with government social programs that will operate during de year aimed at vulnerable population.

Payment of obligations with third parties: payroll, suppliers, and fiscal entities of national, district and municipal order, financial obligations.

Credivalores, has been complying with the payment of the different obligations resulting from the operation and business in progress such as: payroll, suppliers, national, district and municipal tax obligations and financial obligations.

In several scenarios that we have consulted from other entities economic research , the normal scenario they contemplate for this year is a Foreign Exchange Rate of COP4,850 per USD1, this being the value that the company currently assumed and that was reflected in the result of its Financial Statements as of December 2022. On the other hand, the company is managing alternatives and hedging strategies through international intermediaries given that the local market does not have the capacity to close these positions or exchange rate exposures.

Ability to continue offering business model products.

Credivalores structured two additional collateralized lines for a payroll portfolio closing COP350.000 million: i) with Coomeva for COP50,000 million and ii) Alianza for COP300,000 million, which will start operating in the first half of 2023.

Shareholder commitment

During 2022, arrangements were made to add a new shareholder to the company, as well as the negotiation of all contractual terms and documentation. Once this documentation is signed, it is estimated that the shareholder is making the capitalization at the beginning of 2023.

There are important uncertainties related to events and conditions that may generate significant doubts about the ability of Credivalores to continue as an ongoing business, such as the behavior of the Exchange Rate, however, the Management and Shareholders based on the related information conclude that the ongoing business hypothesis continues to be appropriate. Therefore, Credivalores will prepare the financial statements and other reports as stipulated by regulation. Likewise, it will maintain monitoring and reporting to the market any changes that may affect its situation and may lead to a non performing situation.

Additionally, Credivalores has an authorized amount to issue bonds in dollars and available credit lines.

NOTE 2. BASIS FOR PREPARATION OF THE FINANCIAL STATEMENTS

2.1 Basis of Presentation

The financial statements of the company Credivalores Crediservicios S.A., have been prepared in accordance with the accounting and financial reporting standards accepted in Colombia, based on International Financial Reporting Standards (IFRS), together with their interpretations, conceptual framework, the conclusion rationale and the application guides authorized and issued by the International Accounting Standards Board (IASB) published in Spanish until 2018), excluding IFRS 17 on Insurance Contracts; and other legal provisions defined by government surveillance entities that may differ in some aspects from those established by other State control bodies), established in Law 1314 of 2009, regulated by Single Regulatory Decree 2420 of 2015 modified by Decree 2496 of 2015. They have been prepared based on historical cost.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Law 1314 of July 13, 2009 regulated the financial reporting, accounting and data security standards and principles accepted in Colombia and identified competent authorities, established the procedure for issuing the standards and determined the entities responsible for monitoring compliance. This law was regulated by means of the following decrees:

a)	2784 of December 28, 2012

b)	1851 of August 29, 2013

c)	3023 of December 27, 2013

d)	2267 of November 11, 2014

Decree 2615 dated December 17, 2014 came into effect on January 1, 2016. Decree 2615 contains the international accounting and financial reporting standards in force as of December 31, 2013 and their corresponding amendments issued by the International Accounting Standards Board IASB in force today. With this, the regulatory technical framework contained in the annex to Decree 2784 dated December 28, 2012 and Decree 3023 dated December 27, 2013 was revoked.

Credivalores reports comparative information from the immediately previous period for all values included in the current period's financial statements and includes comparative explanations, when necessary, to ensure the current period’s financial statements are understandable.

The financial statements were authorized for issuance by the Board of Directors in accordance with minute 251 on February 28, 2023. They can be modified and must be approved by the Shareholders.

NOTE 3. JUDGMENTS AND CRITICAL ACCOUNTING ESTIMATES IN THE APPLICATION OF ACCOUNTING POLICIES

The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the implementation of accounting policies and reported amounts of assets and liabilities, and income and expenses.

Credivalores S.A. will disclose the nature and amounts of changes in accounting estimates that are significant and affect the current period or are expected to affect any impact in future periods. Information on the effect in future periods will not be disclosed if the estimate of the effect is not practical.

The financial statements, the significant judgments made by the administration in the application of the accounting policies of Credivalores and the main sources of estimation were the same as those applied to the financial statements for the year ended December 31, 2022.

3.1 IFRS 9 – FINANCIAL INSTRUMENTS

Credivalores applies IFRS 9 - Financial instruments as of January 1, 2018, according to the following models.

3.1.1 IMPAIRMENT MODEL

IFRS 9 – financial instruments, pose significant changes in the assessment of the impairment of financial instruments and, therefore, its associated risk. In particular, the standard proposes a new approach that pursues the identification of the significant increase of the risk of credit (SIRC) in an instrument before the identification of objective evidence of impairment (OEI).

From the above, the company has advanced in the construction of quantitative and qualitative criteria to identify the significant increase in the credit risk of an instrument. Although a quantitative criterion as the main principle is used to evaluate the (SIRC), qualitative criteria have also been developed in case that it is not possible to apply the quantitative criterion or that it cannot be used for specific financial assets.

Impairment related requirements are applied to financial assets measured at amortized cost and fair value with changes in other comprehensive income (FVOCI) whose business model remains to collect (contractual cash flows) and sell.

The expected credit loss model considers the prospective nature of loss tolerances for instruments, based on expectations of future behavior.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

For the calculation of the expected loss of payroll and Credit Card products Credivalores has decided to use the Granular Amortization approach, considering the following aspects:

●	Exposure and corresponding risk parameters are calculated individually for each period.

●	Exposure and corresponding risk parameters are intended to be constant within each period, but may vary between periods of time.

●	The calculation of the EP is individual by period.

●	Calculations of PE12m and PE in life are performed by adding the individual PEs for each respective risk horizon (one- year, whole life).

●	Frequency of payment fixed according to its depreciation: monthly, quarterly, semi-annual, annual, among others.

●	The granular depreciation approach captures the dynamic behaviors of risk parameters at high granularity (more detailed).

Main sources of calculation

The central concept of impairment under the new IFRS 9 impairment model is based on a dual measurement approach that takes into consideration the current level of expected impairment of each loan, compared to initial recognition, and requires recognition of impairment over the difference between expected credit losses in 12 months, if no significant changes in risk have occurred since initial recognition; otherwise, a credit loss amount is recognized over the expected life of the financial instrument.

This model is complemented with stress analysis and scenarios with inputs that are not controlled by the Company, such as macroeconomic factors. To this end, the Company has developed a statistical model for the projection of PDs through neural networks in a univariate way.:

1. Search for possible associations with macroeconomic variables: From the collection of information on macroeconomic variables that were considered, we went through the Principal Components Analysis (PCA) method and the Stepwise method (STW) to find the possible associations of macroeconomic variables with each of the PD of the products, these were considered our explanatory variables.

2. Univariate projections: We project the PD and the macroeconomic variables associated, we do this in a univariate way through neural networks, in some macroeconomic variables we use classic methods such as ARIMA models. The argument of selection of the best model to make the projections of each series is the lowest value found with the root of the mean square error both in training and in the validation set (test), it is also important to highlight that models chosen are those where there is coherence in the projections .

The projected PD is considered as the PD of our BASE scenario, and this is precisely the target variable in multivariate scenarios. The fundamental argument for the PD to be projected in a univariate way is that by doing so we are doing it only with the information that the series keeps, that is, although we know that a series is the reflection of other variables, in principle we look for the information that only it gives us, to later observe how it is affected by macroeconomic variables.

3. Generation of scenarios: For Forward Looking models we must generate two scenarios in our projections of macroeconomic variables, one optimistic and one pessimistic. To achieve this, we rely on descriptive measures of each of the series, in this case the projected scenarios are given by the standard deviations that are needed to reach quartiles 25% and 75% of each of the macroeconomic series, understanding these points as critical values for both an optimistic and pessimistic scenario.

4. Multivariate adjustment: With the macroeconomic variables projected in the BASE scenario, a multivariate neural network is adjusted, understanding that the variables associated with each of the products are the explanatory variables and the response variable, that is, the PD is our explained variable. The best fit that is determined by the smallest root of the mean square error is our chosen neural network model. With this model and with the optimistic and pessimistic projections of the associated macroeconomic variables, we proceed to project each of the optimistic and pessimistic scenarios in a multivariate way.

3.2 Financial Assets Business Model

Credivalores makes an assessment of the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

●	The expected policies and objectives for the portfolio and the actual application of them In particular whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

●	How the performance of the portfolio is evaluated and reported to Credivalores management;

●	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and

●	The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and its expectations about future sale activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how Credivalores stated objective for managing the financial assets is achieved and how cash flows are realized.

Credivalores Crediservicios S. A. seeks to maintain various sources of financing locally and internationally from the banking and capital markets.

Assessment whether contractual cash flows are solely payments of principal and interest (SPPI).

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, Credivalores considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition.

Credivalores Crediservicios S.A.S. business model is based on granting consumer loans quickly through innovative products to middle- or low-income segments that are not served by the traditional financial system.

The Company has developed a diversified platform with collection channels designed to minimize the risk of default and optimize the quality of its loan portfolio (minimize NPL), including: payroll deduction loans (discounted from payroll payments), credit card (collecting via public utilities bills), and financing for insurance policy premiums (revocable insurance where the insurer returns the portion of the premium that was not used in case of default).

The business model focuses on building alliances and agreements for origination and distribution of each one of our products, thus guaranteeing growth. The company has more than 720 agreements with employers that can issue payroll loans, exclusive agreements with public utility companies for invoicing and collecting via credit card, and alliances with third parties and insurers for the origination of the Credipoliza product. The risk management systems are similar to those implemented by other Colombian financial entities and they take characteristics of the target market into consideration. These systems have been adjusted according to the experience and knowledge acquired over more than 14 years in the market.

This business model produces a portfolio of diversified products with limited geographic concentration and by loan amount.

The entity applies meaningful judgements to determine its business model to manage financial assets and to evaluate if the financial assets comply with the conditions established in the business model so they can be classified at fair value or at amortized cost. According to the aforementioned, some financial assets have been classified in investments at fair value and others at amortized cost. According to the business model the financial assets at amortized cost can be sold only in limited circumstances, such as when there are infrequent transactions, adjustments are made to the maturity structure of its assets and liabilities, when it is necessary to finance significant capital disbursements and when there are seasonal liquidity needs.

Investments in equity instruments at fair value have been classified with adjustments through profit or loss, considering that they are strategic investments for the company and, are expected to be sold in the near future.

Financial Assets at fair value

According to its business model the Company has determined that TuCrédito payroll deduction loans will be measured at fair value when they meet the following conditions:

1.	Maximum term of 90 days as of the date of origination.

2.	Highest rating based on its compliance score.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Financial Assets at amortized cost

The loan portfolio is classified at amortized cost when:

The loan portfolio is classified at amortized cost when it meets the following criteria: Credivalores Crediservicios S.A.S. business model is to hold these assets with the purpose of collecting their cash flows on specified dates, as per their contractual terms, and the contractual terms of the financial asset give rise on specified dates, to cash flows that consist of payments of principal and interest on the outstanding amount owed.

3.3 Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the company. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset's useful life and the lease term on a straight- line basis.

Variable lease payments

Some property leases contain variable payment terms that are linked to profit generated from a specific office. For individual offices, up to 100% of lease payments are based on variable payment terms. Variable payment terms are used for a variety of reasons, including minimizing the fixed costs base for newly established offices. Variable lease payments that depend on profits are recognized in profit or loss in the period in which the condition that triggers those payments occurs.

Lease terms

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). The evaluation is reviewed if a significant event or a significant change in the circumstances affecting this evaluation occurs.

3.4 Seasonal nature of income and expenses.

The nature of the most important operations of Credivalores Crediservicios S. A is mainly related to traditional activities that are not significantly affected by seasonal factors.

3.5 Income tax

The Company evaluates the recognition of liabilities due to discrepancies that may arise with the tax authorities on the basis of additional tax estimates that must be cancelled. The amounts provided for the payment of income tax are estimated by the administration based on its interpretation of current tax regulations and the possibility of payment.

Actual liabilities may differ from the amounts provisioned resulting in a negative effect on the Company's results and net position. When the final tax result of these situations is different from the amounts that were initially recorded, the differences impact the current income tax and deferred assets and liabilities in the period in which this fact is determined.

The Company evaluates the recoverability of deferred tax assets based on estimates of future tax results and the ability to generate sufficient results during periods in which such deferred taxes are deductible. Deferred tax liabilities are recorded according to estimates made of net assets that will not be tax-deductible in the future.

NOTE 4. SUMMARY OF THE MAIN ACCOUNTING POLICIES

The following are the significant accounting policies applied by Credivalores in the preparation of these financial statements.

4.1 Materiality

The economic facts are presented in accordance with their relative importance or materiality.

For disclosure purposes, a transaction, event or operation is material when, because of its amount or nature, or knowledge or lack of knowledge thereof, and considering the circumstances surrounding it, it affects the decisions that may be made or the assessments that users can carry out in regards of the accounting information.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Upon preparing and presenting these financial statements, the materiality of the amounts recorded is determined in terms of total assets, current and non-current assets, total liabilities, current and non-current liabilities, equity or income for the year as appropriate.

As per the assessment of materiality, Management considers as material any entry, transaction or event for which the value is equal to or greater than the percentage that results from the application of the following table and any others deemed necessary because of their nature:

Item	Percentage of fair value
Asset	0.5%
Liability	0.5%
Equity	0.5%
Revenue	0.5%
Expenses	0.5%

4.2.1 Functional and reporting currency

These financial statements are presented in Colombian pesos, which is the functional and reporting currency of Credivalores.

Items included in the Company’s financial statements are stated in the currency of the primary economic environment in which the Company operates (Colombian pesos). All figures are stated in millions of Colombian Pesos and have been rounded to the nearest unit.

4.2.2 Transactions and Balances in Foreign Currency

Foreign currency transactions are recorded at the Company’s functional currency at the exchange rate prevailing on the transaction date. Monetary assets and liabilities in foreign currency are translated into the functional currency using the prevailing exchange rate at the reporting date of the statement of financial position. Non-monetary assets and liabilities denominated in foreign currencies in terms of historical costs are measured using the exchange rate at the transaction date. Financial instruments measured at fair value are translated using the exchange rate from the date the fair value was determined.

As of December 31, 2022, and 2021, the (COP/USD) exchange rates certified by the Superintendence of Finance were 4.810,20 and 3.981,16 per U.S. $1 respectively.

4.3 Cash and cash equivalents

Represent the Company’s high liquidity assets such as: bank account balances, remittances in transit and Time Deposits. Moreover, cash is recorded for petty-cash purposes.

Credit balances in transactions with a particular entity constitute obligations to that entity and, as such, must be reflected as a liability under bank loans and other financial obligations and/or checking account overdrafts. However, they are part of the Company’s liquidity management. In the above-mentioned circumstances, such overdrafts are included as a component of cash and cash equivalents.

Investments in money market funds with positions in short term liquid assets, with maturity shorter than three months will also be classified as cash and cash equivalents. In this case, the risk of price changes is insignificant, and positions are held support short-term cash requirements rather than for investment or similar purposes.

Bank expenses and financial interests are recorded at the value reported in the corresponding bank statements. Daily financial returns are reported at the rate negotiated with the respective financial entity with adjustments made in relation to the nominal value reported in the statement at the close of each month.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

4.4 Financial Instruments
Financial instruments

A financial instrument is a contract that results in a financial asset of one entity and a financial liability or equity instrument of another entity.

Date of recognition of financial instruments

Financial assets and liabilities are recognized in the financial statement when the Company becomes part of the contractual provisions of the instrument.

4.4.1 Financial Assets

The Company classifies its financial assets into equity instruments, trading instruments, amortized cost investment instruments, credit instruments and accounts receivable.

At the time of initial recognition, a financial instrument is measured at fair value plus any direct attributable transaction costs, which are not included if the instrument is classified at fair value through changes in profit or loss. Typically, the fair value at the initial time of recognition is the price of the transaction itself, that is, the amount to be paid or received.

Credivalores recognizes loans and accounts receivable, trading and investment securities and other assets or liabilities on their effective dates.

Purchases and sales of financial assets that are regularly carried out are recognized on the transaction date or on the date on which the Company is required to purchase or sell the asset.

Subsequently, the Company measures its financial instruments at fair value or amortized cost based on the established business model and the contractual terms of the corresponding financial asset or liability.

i. Amortized cost

Amortized cost is the cost of acquiring a financial asset or a liability plus or minus any capital repayments, cumulative amortizations (calculated using the effective interest rate method) about any difference between the initial amount and the value repaid at maturity and minus any reduction for impairment.

Effective rate

The effective interest rate is a method that allows calculating the amortized cost of financial assets over the financing period.

This method consists of discounting the future value of the financial asset with the reference market rate for accounts receivable of similar characteristics (amount, term), at the date of commencement of the operation.

Additionally, interest must be recognized as a higher value of the obligation.

ii. Fair value

Fair value is the amount to be received should the asset be sold or the amount to be paid for transferring a liability as part of a transaction between market participants on the date on which the measurement is made. The most objective and commonplace definition of fair value is the price that would be paid in an active, deep and transparent market (“listed price” or “market price”).

When such values are available CVCS determines the fair value of an instrument using the prices listed on an active market for that specific instrument. A market is considered active if listed prices are readily and regularly available and represent real transactions that are performed regularly on a stand-alone basis.

Should no active market exist for a specific financial instrument CVCS determines its fair value using valuation techniques. These valuation techniques include using recent market transactions between knowledgeable, willing parties carried out on an arm’s length basis, should these exist, as well as the fair values of other financial instruments that are substantially the same, discounted cash flows and pricing models.

The valuation technique chosen makes use, to the maximum extent possible, of information obtained directly from the market, using the least amount of data estimated by CVCS, incorporating all those factors that would normally be considered by market participants for setting the price of such financial instruments and is consistent with generally accepted pricing methodologies.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Fair value estimates obtained from financial models are adjusted to consider other factors such as uncertainty on its risk or the liquidity model. Adjustments are included when CVCS believes that another market player uses these same estimates when determining the price of a transaction (See note 6).

The Company´s business model includes payroll loans at fair value with changes in profit and losses, whereby the loans originated within the 90 days prior to the date of the financial statements are valued at fair value. In order to estimate the fair value of these loans, which could be sold to financial institutions at a market price, the Company evaluates the lending rate of these loans within the reference market to evaluate the rate at which other financial institutions considered as peers and comparable to the Company will be willing to invest their resources and hold the payroll loans within their balance sheet.

Considering the results from the evaluation of the rates, the Company evaluates four variables to obtain the value of the adjusted rate applicable to the transactions to sell loan portfolio, according to internal criteria:

i)	The multiplier, which compares the Company’s rate to the market rate.

ii)	The value of the premium paid in these businesses, which results from discounting the future values of a loan originated at Credivalores’ lending rate using the market rate.

iii)	The rate is adjusted by the transaction cost associated to the loan portfolio.

iv)	The cash flows associated to the insurance policies applicable to the loan are also valued.

The methodology followed by the Company, uses the last three months reports from the Financial Superintendence as the source of information to determine the interest rate to discount the cash flows and complete the valuation of the final selling price of the loan portfolio.

The Company has determined that the fair value of the loan portfolio registered in its financial statements is type 3, since most of the criteria is internal.

4.4.2 Initial measurement of financial instruments

Financial assets and liabilities are initially measured at fair value, transaction costs that are directly attributable to the acquisition or issuance of financial assets and liabilities are aggregated or deducted from the fair value of them. For financial assets and liabilities measured at fair value with changes in results (FVPL), transaction costs directly attributable to the acquisition are immediately recognized in results.

Debt instruments held within a business model aimed at receiving contractual cash flows, whose cash flows are only capital and interest payments on the outstanding principal amount (SPPI), are subsequently measured at the amortized cost; debt instruments that are maintained within a business model whose objective is both to receive contractual cash flows and to sell debt instruments and which have contractual cash flows that are SPPI, are subsequently measured at fair value through another comprehensive result (FVOCI); all other debt instruments (e.g. debt instruments administered on a fair value basis, or held for sale) and capital investments are subsequently measured in FVPL.

4.4.2.1 Financial Assets at Fair Value

Credivalores Crediservicios S. A. S., in line with its business model, classifies its products according to the risk inherent in its portfolio. In general, its line of credit Tucredito (payroll deduction loans) is measured at fair value, given that its market niche is focused on placing “top-rated” loans.

Classification of “Tucredito” line of credit, based on the corresponding business model
Item	Tucredito portfolio segment	Measurement	Valuation
1	Performing loans subject to sale	Fair value	Market price.
2	Best rated loans with terms of less than a year (originated loans less than 90 days prior)	Amortized cost	(Indexed rate equivalent to amortized cost).
3	Performing loans with terms of more than one year (originated loans with terms of more than 90 days)	Amortized cost	(Indexed rate equivalent to amortized cost).
4	Past due loans	Amortized cost	Incurred loss model based on the expected loss.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

In line with its business model the Company has decided to measure the loans comprising the “Tucredito” line of credit at fair value based on the historical trading average since its loans are not impaired (and which, from their origination, are the best- rated 0 - 90 day loans) and since the Company has the possibility of selling them in the short term because of their excellent rating.

Unsold lines of credit, which were initially measured at fair value but which after 90 days of origination were impaired, will later be measured based on an indexed rate, which converts the amortized cost rate into an amount equivalent to their fair value.

4.4.2.2 Financial assets at amortized cost

Financial assets are classified at amortized cost only if the asset is kept within a business model whose objective is to maintain it to collect contractual cash flows and the contractual terms of the value give rise at specific dates to cash flows that are only payments of cash. capital and interest on the outstanding principal capital; Interest income is recognized using the effective interest rate method.

The effective interest method is a method used to calculate the amortized cost of an asset and allocate the income or cost in interest during the relevant period. The effective interest rate is the discount rate at which the present value of estimated future cash payments or those received over the expected life of the financial instrument, or, as appropriate, in a shorter period of time, is equal to the net book value in the beginning. To calculate the effective interest rate, the Company estimates the cash flows taking into account all the contractual terms of the financial instrument, including the transaction costs and the premiums granted minus the commissions and discounts, but without considering the future credit losses.

The Company classifies the following financial instruments at amortized cost:

Credivalores Crediservicios S.A. Business Model
Product	Measurement	Terms	Valuation	Features	Estimated % of Sales
Tucredito	Fair value	0-90 days as of date of disbursement	Market price	Current and best rated payroll loans	56,40%
	Amortized cost	> 91 days subsequent to date of disbursement	Equivalent indexed rate	Current and past-due payroll loan portfolio
Credipoliza	Amortized cost	Portfolio	Equivalent indexed rate	Financing for insurance policies	7,10%
Crediuno	Amortized cost	Portfolio	Equivalent indexed rate	Credit card	36,49%

4.4.3 Impairment

Under the guidelines of IFRS 9, in 2019 Credivalores adjusted its impairment model of loss incurred to expected loss, in line with said standard, which is established based on a classification of operations in three stages.:

●	Stage 1-assets without significant deterioration or in normal situation.

●	Stage 2-assets with a significant increase.

●	Stage 3-assets with objective evidence of impairment.

The fundamental concept of the new model is based on an approach of dual measurement, depending on the Stage of the financial instrument classification: for Stage 1 damage is equal to the credit losses expected at 12 months, to stage 2 and 3 is equal to the credit losses expected lifetime. The following figure outlines the criteria of the standard.

For loss lifetime of the asset is used the same methodology of credit loss expected for a year, but instead of covering only the first year, calculated on the expected life of the contract including extension of the instrument options.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

For the calculation of the expected loss of clearance and credit card products Credivalores has decided to use the depreciation Granular approach, considering the following aspects:

●	The exhibition and the corresponding risk parameters are calculated individually for each period.

●	Intended that the exhibition and the corresponding risk parameters are consistent within each period but may vary between periods.

●	The estimate of the EL is individual per period.

●	12 months EL and EL calculations in life, are made by adding the individual EL for each respective risk horizon (one year, lifetime).

●	Fixed according to its amortization payment frequency: monthly, quarterly, semi-annual, annual, among others.

●	The amortization approach granular capture the dynamic behavior of the parameters of risk in a high granularity (more detailed).

4.4.4 Impairment of non-financial assets

At each presentation date, Credivalores Crediservicios S.A.S. it reviews the carrying amounts of its property, plants and equipment and its intangible assets, in order to determine if there are indications of impairment and if there are any, the recoverable amount of the assets is estimated (whichever is greater between fair value and cost less the costs of disposal and the value of use). If the carrying amount exceeds the recoverable value, an adjustment is made so that the carrying amount decreases to the recoverable value, modifying the future depreciation charges in accordance with the remaining useful life.

4.5 Equity Instruments

Investments that do not represent control or a significant influence over the investee.

All equity instruments are measured at fair value. Equity instruments held for sale are measured at fair value through profit and loss.

4.5.1 Investment in associate and affiliates

Investments in companies in which the Company does not have control, but has significant influence are called “Investments in Associates”. Investments in Associates are accounted for under the equity method.

The Company exercises significant influence over another entity if it owns, directly or indirectly, 20% or more of the voting power of the investee, unless it is clearly evidenced that such influence does not exist. They are initially recognized at cost, including costs directly related to the transaction. Subsequently to initial recognition, the consolidated financial statements include the company share of the net assets, net income or loss after income tax, and other comprehensive income of the investee, if the significant influence continues.

Investments in Associates are those in which the Company has direct or indirect control; that is, when all the following conditions are met:

●	The Company has control over the entity; mainly, rights granting the Company the means of directing relevant activities that significantly affect the associate returns.

●	The Company obtains or is entitled to variable returns from the interests held in the associate.

●	The Company can use its power over the associate to influence the amount of income obtained by the former.

The Equity Method is an accounting method in which the investment is recorded initially at cost and then adjusted based on subsequent changes to the acquisition on the part of the investor in the net assets of the investee. Following this method Credivalores recognizes its equity in the associate through other comprehensive income and profit or loss for the period.

Investments available for sale

Available-for-sale investments are securities and, in general, any type of investment that is not classified as negotiable investments or as investments to hold until maturity, with respect to which there is a serious purpose and the legal, contractual, financial and operational capacity to hold them for at least one (1) year from the day they were classified in that category.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

4.6 Accounts Receivable

Credivalores recognizes accounts receivable such as interest, commissions other than premiums from loan portfolio purchases, insurance, and taxes.

For the initial measurement Credivalores will recognize an account receivable at fair value. Transaction costs directly attributable to the transaction will be directly recognized in the income accounts.

In the case of long-term (greater than one year) financial assets without explicit financing (contractually defined) the initially recognized value will be the future value discounted at the reference market rate for similar accounts receivable (amount, term) at the transaction date. Subsequently, long-term (greater than one year) financial assets without explicit financing (contractually defined) will be measured at amortized cost using the effective interest rate method. Short-term financial assets will not be subject to discounting.

In addition, interest must be recognized at a higher value in the account receivable.

The effective interest rate will be the rate corresponding to the market rate (where applicable) at the time the financing begins. If there is no market rate with similar characteristics the average internal lending rate will be used.

4.6.1 Impairment of accounts receivable

Accounts receivable other than credit portfolios are classified and impairment losses are periodically assessed in accordance with the simplified approach set out in IFRS 9.

4.7 Leases

4.7.1 Assets acquired under leases

In their initial recognition, assets acquired under leases are classified as capital or operating leases.

Lease contracts classified as capital leases appear in the statement of financial position as property, plant and equipment for the Company’s own use or as investment properties, as applicable. These are initially recorded as an asset and or a liability simultaneously at the lesser of the fair value of the asset leased or the present value of the minimum lease payments. The present value of the minimum lease payments is determined using the interest rate implicit in the lease contract or, in its absence, an average interest rate used by the Company on the market. Any direct costs associated with taking the lease are added to the amount recognized as an asset.

Subsequent to the initial recognition, these are recorded in the same way as the property, plant and equipment for the Company’s own use or investment properties account where they were initially recorded. The amount recorded as a liability is included in the financial liabilities account and is recorded in the same way.

Payments made under operating lease agreements are recognized in the income accounts on a straight-line basis during the term of lease. The lease incentives received are recognized as an integral component of the total lease expense over its term.

4.8 Property and Equipment

Property and equipment for the Company’s own use include the assets, whether property or under finance lease agreements, held by the Company for its current or future use and which are expected to be used for more than one reporting period.

They are recorded in the statement of financial position at cost of acquisition plus the costs incurred in preparing these for use, less accumulated depreciation and, if applicable, estimated impairment losses resulting from comparing the net book value of each item with their corresponding recoverable amounts.

They are subsequently measured at cost less accumulated depreciation and impairment. Depreciation is calculated on a straight-line basis for the estimated useful life of the asset. The annual depreciation rates for each asset category are:

Type of asset	Total useful life	Residual value	Depreciation method
Furniture	3 to 10 years	Zero	Straight line
Vehicles	Between 5 and 10 years of age	Up to 10%	Straight line
Office equipment	3 to 10 years	Zero	Straight line
Computer and communication equipment	3 to 7 years	Zero	Straight line

Leasehold Improvements

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Leasehold improvements are those made to rented property by means of a leasing agreement, as structured and designed to accommodate the entity's normal course of business and are recognized as property and equipment.

4.9. Intangible assets

Credivalores intangible assets correspond primarily to computer software, licenses, trademarks and insurance. Intangible assets are initially measured at cost of acquisition and subsequently at cost less any depreciation accumulated over their estimated useful life or any accumulated impairment loss. The Company analyzes whether there are external or internal signs of impairment to an intangible asset; any impairment losses or subsequent reversals are recognized in the income accounts for the period.

The following table shows the residual values, useful lives and depreciation methods for each type of asset:

Type of asset	Useful life	Residual value	Depreciation method
Software	1 to 3 years	Zero	Straight line
Licenses	1 to 3 years	Zero	Straight line
Trademarks	1 to 10 years	Zero	Straight line
Exclusive contracts	1 to 15 years	Zero	Gradient according to Income Associated with contracts
Databases	30 years	Zero	Straight line

4.10. Income taxes

Income tax expense includes current and deferred taxes. Tax expenses are recognized in the profit or loss, except for items recognized in “Other Comprehensive Income” OCI or directly in equity.

Deferred taxes are recognized based on temporary differences arising between the tax bases of assets and liabilities and the carrying amounts in the financial statements that result in amounts that are either deductible or taxable upon determining tax profits or losses corresponding to future periods when the carrying amount of the asset is recovered or liabilities are paid or settled. However, deferred tax liabilities are not recognized if they derive from the initial recognition of goodwill; nor are deferred taxes recorded if the initial recognition of an asset or liability occurs in a transaction that is not a business combination and that affects either accounting nor taxable profit or loss. Deferred tax is determined using enacted or substantively enacted tax rates at the reporting date.

Current income tax is calculated based on the Colombian prevailing Tax laws. Management periodically assesses positions taken in its tax returns about situations in which the applicable tax regulations are subject to interpretations and establish provisions when appropriate based on amounts expected to be paid to the tax authorities.

Deferred tax assets are only recognized to the extent that it is probable that future taxable income is expected to be available to offset temporary differences.

Deferred tax liabilities arise from taxable temporary differences.

Deferred tax assets and liabilities are offset when there is a legal right to offset current deferred taxes against current tax liabilities, and when deferred tax assets and liabilities are related to taxes levied by the same tax authority on a single entity or different entities when there is an intention to offset the balances on a net basis.

Due to the enactment of Law 2155 of 2021, resulting from the estimation of the future reversal of the deferred tax as of January 1, 2022, an increase in the income tax rate from 30% to 35% was identified, as mentioned in note 22. The Company adjusted the corresponding tax-deferred balances expected to reverse beginning in 2022, using the 35% income tax rate. In line with Decree 1311 of October 20, 2021, which authorizes an alternative accounting treatment for this impact on the item of retained earnings in equity. The Company opted for this alternative and recognized COP3 billions of the tax deferred adjustments for changes in the income tax rate directly on equity against retained earnings.

With Law 2277 of December 13, 2022, a tax reform was adopted, this provision introduces some modifications in terms of income tax, however, for the general income rate it is maintained at 35% for national companies and their assimilated, permanent establishments of foreign entities and foreign legal entities with or without residence in the country obliged to file the annual tax return on the Income and complementary, taking for the year 2022 this rate for the calculation of the deferred tax.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

4.11 Financial liabilities

A financial liability is any contractual obligation of the Company to deliver cash or another financial asset to another entity or person, to exchange financial assets or liabilities under conditions that are potentially unfavorable to the Company or a contract that will or may be settled using the Company’s own equity instruments. Financial liabilities are initially recorded at their transaction value, which, unless otherwise determined is similar to their fair value less transaction costs directly attributable to issuance. Subsequently, these financial liabilities are measured at amortized cost and their returns are recognized applying the effective interest rate method determined initially and charged to the income accounts as financial expenses.

Financial liabilities are only released from the statement of financial position when the obligations they generated or acquired are extinguished through either cancellation or renewed placement.

4.12 Derivative financial instruments and hedge accounting

Beginning January 2016, Credivalores adopted Hedge Accounting, and thus the impact in the Company’s financial statements of derivatives used for hedging purposes will be aligned to their accounting treatment in derivatives items (that is, payment of principal and interest of debt in foreign currency).

Credivalores mitigates foreign exchange risk of its indebtedness in foreign currency –mostly from the Notes issued under its Euro Commercial Paper Program– using financial instruments like non-delivery and delivery forwards with local financial institutions rated “AA-” or higher.

The Company aims to hedge the next interest payment due together with the principal of the Notes until their maturity, in tranches during the four weeks following the closing of the Note. Subject to a joint decision of the treasury and international funding areas, a portion of the principal may be left unhedged, but this should be hedged in a timely manner.

4.12.1 Fair-value hedge accounting

Fair value hedging: hedging exposure to changes in the fair value of recognized assets, liabilities, or firm commitments, or of an identified portion of such assets, liabilities or firm commitments which may be attributed to a particular risk and may affect the income for the period.

The exchange difference in the right valued in USD of the derivative financial instruments, forward, cross currency swap, coupon only swap and CALL options is offset by the difference in exchange of the hedged items, these are the bonds issued and notes in USD re denominated with the TCRM (Representative Market Exchange Rate) at the end of each month.

The variation in the valuation curves is recorded as another comprehensive result (ORI) in equity until the maturity of the derivative, that is, the fair value will have two effects; one to the results and the other to the ORI. Hedging effectiveness is measured retrospectively using the hypothetical derivative method.

4.12.2 Cash-flow hedge accounting

Cash-flow hedging: hedging of exposure to changes in cash flows that: (i) are attributed to a particular risk associated with an asset or liability (such as all or some of the future interest payments of a variable-rate loan), or to a highly probable forecast transaction, and; (ii) may affect the income for the period.

The net effect of market-value changes on coupon transactions will be recorded in Other Comprehensive Income (OCI); when the forward matures it will be recorded in the income accounts on the date when the coupon hedged is paid off.

4.13 Employee Benefits

Benefits for Company employees are short-term and include elements like the following, if they are to be paid in full before twelve months after the end of the annual reporting period in which employees provide related services:

(a)	wages, salaries and social security contributions.

(b)	paid leave and paid sick leave.

(c)	non-monetary benefits to current employees (such as medical care and per diem).

The Company will not need to reclassify an employee benefit to short term if the Company's expectations about the settlement calendar change temporarily. However, if the benefit characteristics change (such as a change from non-cumulative to cumulative benefit), or if a change to the settlement calendar expectations is not temporary, then the Company must determine whether the benefit still meets the definition of short term employee benefits.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

When an employee has provided services to the Company during the accounting period the amount (not discounted) of the short-term benefits to be paid for such services will be recognized:

(a)	as a liability after deducting any amount already paid. If the amount already paid exceeds the amount not discounting benefits, the Company will recognize this excess as an asset (prepayment of an expense), inasmuch as the prepayment results in a reduction of future payments or a cash reimbursement.

(b)	as an expense.

4.13.1 Short term paid leave

The Company will recognize the expected cost of short-term employee benefits as paid leave as follows:

a)	in the case of paid leave whose rights are accumulating as the employees provide the services that increase their right to paid leave in the future.

b)	in the case of non-cumulative paid leave when the leave occurs.

Short term paid leave includes:

(a)	Vacation.

(b)	Temporary illness or disability.

(c)	Maternity or paternity leave.

(d)	Jury duty.

(e)	Other short-term leave.

4.14 Provisions and contingent liabilities

Lawsuit provisions are recognized when the Company has a current obligation (legal or assumed) derived from past events. A cash outflow is likely to be needed to settle the obligation and the amount has been estimated reliably. Restructuring provisions include lease cancellation payments and employee termination payments.

Where there are a number of similar obligations the likelihood that a cash outflow will be required is determined by considering the class of obligations as a whole. A provision is recognized even if the probability of a cash outlay with regard to any item included in the same class of obligations is immaterial.

Provisions are calculated at the present value of the disbursement expected to be needed to settle the obligation using a pre- tax discount rate that reflects current market measurements of the value of money over time and the specific risks attached to the obligation. An increase in the provision due to the passing of time is recognized as a financial expense.

4.14.1 Contingent Assets

The Company will not recognize any contingent asset.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Contingent assets are not recognized in financial statements since this may result in the recognition of income that may never be realized. However, when the income is virtually certain to be realized then the related asset is not a contingent asset and should be recognized.

Contingent assets are assessed continually to ensure that developments are appropriately reflected in the financial statements. If it has become virtually certain that an inflow of economic benefits will arise the asset and the related income are recognized in the financial statements of the period when the change occurs.

4.14.2 Contingent Liabilities

The Company will not recognize any contingent liability.

Contingent liabilities shall be continually assessed to determine if a cash outflow is likely to include future economic benefits. If it is expected that an outflow of future economic resources will be probable for an item previously dealt with as a contingent liability the corresponding provision is recognized in the financial statements of the period when the change in probability occurs (except in the extremely rare circumstances where no reliable estimate can be made of said amount).

4.15 Revenues

The income recognized under IFRS 9, from ordinary activities, among which are interest, commissions, portfolio sale are the increases in economic benefits during the period, which are generated in the performance of ordinary activities and / or other income of Credivalores that increase the equity.

Revenue will be recognized:

●	To the extent that the services are provided and/or risks and benefits associated with the goods sold are transferred. When the service is provided during the same period, the degree of progress must not be recorded and instead 100% of the income will be recognized in that period.

●	When the generation of economic benefits associated with the activity is likely.

●	When it is possible to reliably determine the value of the same.

●	The value of income is normally determined, by agreement between the Company and the third party. They will be measured at the fair value of the counterparty, received or to be received, taking into account the amount of any discount, bonus or rebate that the Company may grant.

Under IFRS 15, Credivalores uses the following approach to determine the classification, recognition and measurement of income from ordinary activities:

1.	Identify contracts with customers.

2.	Identifies performance obligations associated with contracts.

3.	Determine the transaction price.

4.	Assigns the transaction price to each identified performance obligation.

5.	Recognizes revenue to the extent that Credivalores satisfies performance obligations by transferring control of the goods to the customer or providing to the satisfaction of the services promised.

According to the previous Credivalores applies IFRS 9 for all income from ordinary activities.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

4.15.1 Revenues from interest and commissions Interest income, portfolio sales, guarantees:

Interest income and items assimilated to it are recognized in the accounts based on their accrual period, by application of the effective rate method.

The effective interest rate is the rate that accurately discounts estimated future cash payments or those received over the expected life of the financial instrument or a shorter period, in the net carrying value of the financial asset or financial liability. The calculation takes into account all contractual conditions of the financial instrument (for example, prepaid options) and includes incremental fees or costs that are directly attributable to the instrument and are an integral part of the IRR, but not future credit losses.

Credit card fees or deposits, including credit card exchange fees and quarterly handling fees are recognized when the performance obligations associated with the customer contract are met.

Income from collateral and portfolio sales is recognized when the stages for the recognition of operating income are met, that is, when performance obligations related to the transfer of assets are satisfied. The following tables describe the different activities that the Company develops and the commission income it generates.

Type of transaction	Description	IFRS standard
Commissions
Financial consultancy fees	Credit study fees	IFRS 15
Insurance returns	Insurance sales commissions upon placing loans.
Chain store commissions	Brokerage and channel (chain store) commissions.
Collection and handling fees	Fees for collections processes through legal proceedings.
Internal commission	Internal commission generated by intermediation channels.
SME commission	Deferred commission on placement of loans under the Micro-Credit line
FEE	Fee for handling the credit card, advance payments and offsetting through the channels of the Crediuno credit line.
Brokerage fee	It is the brokerage fee charged in the contract signed with FGA.	IFRS 15
Management fees
Crediuno	Management and handling fees for the Crediuno line.	IFRS 15
Payroll deduction loans	Management fees and disbursement fees for the payroll credit line.
Credipoliza	Administration and handling fees for the Credipoliza line.
Plus life insurance	Management fee on the Plus life insurance policy of the Crediuno line.

4.15.2 Revenues from ordinary activities

Revenue from ordinary activities shall be measured at the fair value of the consideration received or to be received, and represent amounts to be collected for goods delivered, net of discounts and returns.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The Company recognizes revenues when the amount can be measured reliably, when future economic benefits will probably flow to the Company, and when specific criteria have been met for each activity, as described below:

4.15.2.1 Dividends

Credivalores recognizes dividends when the Company establishes the right to receive them.

When the right to receive them is established investments at fair value are credited to income accounts. For investments in associates, these are recognized using the equity method, deducting the investment amount.

4.16 Net earnings per share

To determine net earnings per share the Company divides the net income from the period attributable to shareholders, or controlling interest, between the weighted average common and preferred shares. Diluted net earnings per share is determined in the same way over net earnings, but the weighted average of outstanding shares is adjusted considering the potential diluting effect of stock options.

NOTE 5 - NEW FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS

5.1. New standards, amendments and interpretations included in the accepted accounting principles in Colombia.

In accordance with what is indicated in Decree 938 of 2021, the rules issued applicable as of January 1, 2023 are listed below. The impact of these amendments and interpretations is in the process of being evaluated by the administration of Credivalores; however, they are not expected to have a significant impact on the Financial Statements.

Modling of the Technical Annex of Financial Information for Group 1. Amend International Accounting Standards 1, 16, 37, 39 Y41, and International Financial Reporting Standards 1,3,4,7,9 and 16 of the Technical Annex to the Financial Reporting Standards for Group 1, provided for in the “Compilatory and Updated Technical Annex 1 - 2019, of the Financial Reporting Standards, Group 1” of Decree 2270 of 2019, compiled in the Single Regulatory Decree on Accounting, Financial Reporting and Information Assurance Standards, Decree 2420 of 2015, with the annex called “Technical Annex 2021, of the financial reporting standards, group 1”, which is an integral part of the Decree.

IAS 1. Classifications of Liabilities as Current or Non-Current. Paragraphs 72A, 75A, 76A, 768 and 139U are incorporated; paragraph 1390 is deleted and paragraphs 69, 73, 74 and 76 are amended. The requirement to classify a liability as current is modified, by establishing that a liability is classified as current when it does not have the right at the end of the reporting period to postpone the liquidation of the liability for at least twelve months following the date of the reporting period

IFRS 9, IFRS 7 and Accounting IAS 39. Reform of the Reference Interest Rate. Paragraphs 6.8.1 to 6.8.12 of IFRS 9 are added with respect to temporary exceptions to the application of specific hedge accounting requirements. Paragraphs 1 02A to 1 02N and 108G are incorporated, with respect to the temporary exceptions to the application of the specific requirements of IAS39 coverage accounting. Paragraphs 24H on uncertainty arising from the reform of the reference interest rate, 44DE and 44DF of IFRS 7 are incorporated.

IFRS 3. Reference to the Conceptual Framework. Modifications are made to the references to align them with the conceptual framework issued by IASB in 2018 and incorporated into Colombian legislation, in this sense the identifiable assets acquired and the liabilities assumed in a business combination, on the date of transaction, will correspond to those that meet the definition of assets and liabilities described in the conceptual framework. Paragraphs 21 A, 21 B and 21 C are incorporated with respect to exceptions to the principle of recognition for contingent liabilities and liabilities within the scope of IAS 37 and IFRIC 21. Paragraph 23A is incorporated to define a contingent asset, and to clarify that the acquirer in a business combination will not recognize a contingent asset on the date of acquisition.

Reform of the reference interest rate Phase 2, IFRS 9. Paragraphs 5.4.5 to 5.49 Changes in the basis for the determination of contractual cash flows as a result of the reform of the reference interest rate (measurement of amortized cost) are added, 6.8.13 Completion of the application of the temporary exception in hedge accounting, 6.9.1 to 6.9.13 Additional temporary exceptions arising from the reform of the reference interest rate, 7.1.10 Effective Date, and 7.2.43 to 7.2.46 Transition for Reference Interest Rate Reform Phase 2 of IFRS 9.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

IAS 39: Paragraph 102M Completion of the application of the temporary exception in hedge accounting, paragraphs 1020 to 102Z3 Additional temporary exceptions arising from the reform of the reference interest rate and 108H to 1 08K are added Effective date and transition, and new headings are added. Amendment to IFRS 7: Add paragraphs 241, 24J Additional disclosure information related to the reform of the reference interest rate, 44GG and 44HH Effective date and transition, and add new headings, Amendment to IFRS 4: Add paragraphs 20R and 20S Changes in the basis for the determination of contractual cash flows as a result of the reform of the reference, and paragraphs 50 and 51 Effective date and transition, and new headings are added. Amendment to IFRS 16: Paragraphs 104 to 106 Temporary exception arising from the reform of the reference interest rate are amended, and paragraphs C20C and C20D Reform of the reference interest rate phase 2 are added

IFRIC 23 Uncertainty regarding the Treatment of Income Taxes

IFRIC 23 was issued in May 2017, this Interpretation clarifies how to apply the recognition and measurement requirements of IAS 12 when there is uncertainty regarding the treatment of income tax. In this circumstance, an entity recognizes and measures its asset or liability for deferred or current taxes by applying the requirements of IAS 12 based on taxable profit (tax loss), tax bases, unused fiscal losses, unused tax credits and tax rates determined by applying this Interpretation.

The Company will evaluate the potential impacts of this interpretation in its financial statements, without having identified situations that may require changes in the financial statements.

Amendment to IAS 37 Provisions, Contingent Liabilities and Contingent Assets - Cost of Fulfilling a Contract

The purpose of this amendment was published in May 2020, specifying the costs that an entity includes in determining the “cost of performance” of a contract for the purpose of assessing whether a contract is onerous; clarifies that direct contract fulfillment costs include both the incremental costs of fulfilling a contract and an allocation of other costs that relate directly to contract compliance. Before recognizing a provision separated by an onerous contract, for an onerous contract, the entity must recognize impairment losses on the assets used to fulfill the contract.

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Reform of the benchmark interest rate

After the financial crisis, reform and replacement of benchmark interest rates, such as LIBOR GBP and other interbank rates (IBOR), has become a priority for global regulators. There is now uncertainty about the timing and precise nature of these changes. In order to transition existing contracts and agreements that refer to LIBOR, adjustments to time differences and credit differences may be necessary to allow the two benchmark rates to be economically equivalent in the transition

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Changes made to IFRS 9 Financial Instruments, IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures provide certain alternatives in relation to the reform of the benchmark interest rate. Alternatives relate to hedging accounting and have the effect that reforms generally should not cause hedge accounting to end. However, any coverage ineffability must continue to be recorded in the results state. Given the widespread nature of hedges involving interbank fee-based contracts (IBRs), alternatives will affect companies in all industries.

Accounting policies related to hedging accounting should be updated to reflect alternatives. Fair value disclosures may also be affected by transfers between levels of fair value hierarchy as markets become more or less liquid.

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Annual improvements to IFRS Standards cycle 2018–2020

The following improvements were completed in May 2020:

●	IFRS 9 Financial instruments: clarifies which commissions should be included in the 10% test for de-payments in financial liability accounts.

●	IFRS 16 Leases: Amends illustrative example 13 of the standard to remove the illustration of landlord payments related to improvements in leased property, to eliminate any confusion about the treatment of lease incentives.

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Conceptual Framework

The IASB has issued a revised Conceptual Framework to be used in decisions to establish rules with immediate effect. Key changes include:

●	Increase the importance of management in the purpose of financial information

●	Restoring prudence as a component of neutrality

●	Define an entity that reports, which can be a legal entity or a part of an entity

●	Review the definitions of an asset and a liability

●	Eliminate the probability threshold for recognition and add guides on account de-down

●	Add guides on different measurement bases

●	Indicate that profit or loss is the main performance indicator and that, in principle, income and expenditure on other comprehensive income should be recycled when this improves the relevance or faithful representation of financial statements.

No changes will be made to any of the current accounting rules. However, entities that rely on the Framework to determine their accounting policies for transactions, events or conditions that are not otherwise covered by accounting rules should apply the revised Framework as of January 1, 2020. These entities should consider whether their accounting policies remain appropriate under the revised Framework.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 6 - ESTIMATIONS OF FAIR VALUE

The Company may employ internally developed models for financial instruments that do not have active markets. Said models are mostly based on generally standardized valuation methods and techniques. Valuation models are primarily used to assess equity instruments not listed on the stock exchange, derivatives, debt securities and other debt instruments for which markets were or have been inactive during the financial period. Some components of these models may not be observable in the market and are estimated from assumptions.

The output of a model is always an estimate or approximate value that cannot be determined accurately, and valuation techniques used may not fully reflect all the factors relative to Credivalores positions, therefore the valuations are adjusted if necessary to include additional factors, such as country risk, liquidity risks and counterparty risks.

Fair value hierarchy has the following levels:

●	Level 1 entries are unadjusted prices quoted in active markets for assets or liabilities identical to those the entity can access on the measurement date.

●	Level 2 entries are entries other than the quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 entries cannot be observed for the asset or liability.

The fair value hierarchy in which the fair value measurement is fully classified is determined from the lowest level entry that is significant for fully measuring the fair value. For that, an entry’s importance is evaluated with regard to the fair value measurement in its totality. Financial instruments quoted in markets considered inactive but valued in accordance with quoted market prices, quotes from price providers or alternative price sources supported by observable entries, are classified in Level 2. A fair value measurement that uses observable entries requiring significant adjustments based on unobservable entries is a Level 3 measurement. The evaluation of a particular entry’s importance in measuring the fair value in its totality requires an opinion, considering specific factors of the asset or liability.

The determination of what constitutes “observable” requires a significant opinion from Credivalores. The Company considers observable data that market data that is already available, distributed or updated regularly by the price provider, is reliable and verifiable, has no property rights, and is provided by independent sources that participate actively in the reference market.

6.1 Fair Value Measurement on a Recurring Basis

Level 2 input data elements include: the prices quoted for similar assets or liabilities at active markets; the quoted prices for assets or liabilities that are identical or similar in markets which are not active; input data other than quoted prices that are observable for the asset or liability and input data corroborated by the market. According to the above, Credivalores values derivative financial instruments with input data from fair value level 2.

The following table analyzes assets and liabilities (by class) within the fair value hierarchy, measured at fair value as of December 31, 2022 and December 31, 2021, on a recurring basis.

	December 31, 2022	December 31, 2021
ASSETS	Level 2	Level 2
Investments in equity instruments	5.698	6.115
Hedging derivatives
Currency forward	5.120	8.013
Options	96.836	138.380
Cross Currency Swap	(10.146)	208.774
Prima Call	7.051
Consumer
Payroll deduction loans	381	16.683
Total fair value recurring assets	104.940	377.965
LIABILITIES
Derivative of speculation
Forward	-	316
Total fair value recurring liabilities	-	316

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

6.2 Fair value determination

The methodology applicable to instruments for Credivalores is:

6.2.1	Forward valuation: The derivative’s fair value comes from an internal model. This model takes the exchange rate on the day after the valuation date and forecasts it to a future value using the devaluation curve through maturity date. After this the new forward market rate is compared to the agreed forward rate and the difference is expressed in present value using the IBR curve to calculate the derivative’s fair value.

6.2.2	Swap Valuation: the reasonable value of the derivative comes from an internal model. The valuations of the Interest Rate Swaps (IRS) and the Cross-Currency Swaps (CCS) are performed assuming a long and a short position on a bond; including in each case the principal of the operation. For the projection and discount of the cash flows we use current rates, to calculate the reasonable value of the derivative financial instrument.

6.2.3	Option Valuation: The reasonable value of the derivative comes from an internal model. The valuation of an option on its expiry date is the maximum between the premium and the difference between the exercise price and the spot price. For the projection and discount of the cash flows we use the current rates, to calculate the reasonable value of the derivative financial instrument.

6.2.4	Loan portfolio valuations: Because these instruments do not have an active market, the Company has developed methodologies that employ market information for certain cases of unobservable data. The methodology seeks to maximize the use of observable data to arrive at the closest approximation of an initial price for assets and liabilities without an ample market.

The Company has implemented the following methodology to determine its loan portfolio´s Fair Value:

I.	Discount Rate: Determined by product considering market´s appetite for such product, as well as the default risk involved

II.	The model was built based on the following factors:

a.	Projected cash flows according to weighted average life for each product, using: Current Balance Average term to maturity, weighted average rate

b.	Calculate present value of cash flows projected as per described in a) discounted at the discount rate previously described.

c.	Present value determined as per described in b) represents the loan portfolio´s fair value.

6.2.5 Equity instruments: Credivalores has equity investments in Agrocañas, representing less than 20% of the company equity and that in mutual funds. In general, the company is not listed on any public securities market, and therefore its fair value is determined using the adjusted net asset value method. For mutual funds fair value is determined through valuation of investment portfolios managed by the Trust, which are subject to an active securities market.

Credivalores defined Level 3 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring assets and liabilities at recurrent fair value.

ASSETS Equity Instruments	Valuation technique	Significant inputs (1)
	Adjusted net asset value	- Current Balance - Average term to maturity - Weighted average Rate - Unit value

6.2.6 Derivative financial instruments

Derivative financial instruments and hedge accounting:

A derivative is a financial instrument in which value changes respond to changes in one or more variables denominated as an “underlying” (a specific interest rate, the price of a financial instrument, a listed commodity, a foreign currency exchange rate, etc.), that has an initial net investment smaller than would be required for other instruments that have a similar response to the mentioned variable and that is settled in a future date.

Credivalores trades in financial markets, forward contracts, future contracts, swaps and options that fulfil the definition of a derivative.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Financial assets and liabilities from transactions with derivatives are generally not offset in the statement of financial position. However, when there is a legal and exercisable right to offset the recognized values and Credivalores intends to be settle them on a net basis or to realize the assets and settle the liability simultaneously, derivatives are presented as net values in the statement of financial position.

Derivative transactions are initially recognized at fair value. Subsequent changes in the fair value are recognized in profit or loss, unless the derivative instrument is designated as a hedging instrument and, in this case, the accounting criteria will depend on the nature of the hedged item, as described below.

At the beginning of the hedging transaction, Credivalores formally documents the relationship existing between the hedging instrument and the hedged item, including the risk management objective and strategy in undertaking the hedging relationship. It also documents its assessment, both initially as well as on a recurring basis, of whether the hedging relationship is highly effective in offsetting the changes in fair value or cash flows of the hedged items.

For fair value hedge of assets or liabilities and firm commitments, changes in the fair value of the derivative instrument are recognized in profit or loss, as well as any other change in the fair value of the asset, liability or firm commitment attributable to the hedge risk.

For cash flow hedge of a particular risk associated with a recognized asset or liability or a projected highly probable transaction, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income. The gain or loss relating to the portion that is not effective for hedging or that does not relate to the hedged risk is immediately recognized in profit or loss.

The values accumulated in other comprehensive income are transferred to profit or loss in the same period in which the hedged item is recognized in profit or loss.

Hedging of net investments in a foreign operation is recognized similarly to cash flow hedging: the effective portion of changes in fair value of the hedging instrument is recognized in other comprehensive income, and the ineffective portion of the changes in fair value of the derivative is recognized in profit or loss. The hedging instrument’s gains or losses accumulated in equity will be recognized in profit or loss when the net investment in foreign operations is sold in whole or proportionally, if partially disposed of.

Credivalores defined Level 2 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring derivative assets and liabilities at recurrent fair value.

	Valuation technique	Significant inputs (1)
ASSETS
Trading Derivatives
Currency Forward		- Underlying asset price Currency curve by underlying asset
Debt securities Forward	Discounted cash flow	- Forward exchange rates curve of the operation’s currency
- Implicit curves of exchange rates forwards
- Implicit volatilities matrixes and curves

LIABILITIES
Derivatives held for trading
Currency Forward		- Underlying asset price
Debt securities Forward		- Currency curve by underlying asset
	Discounted cash flow	- Forward exchange rates curve of the operation’s currency
- Implicit curves of exchange rates forwards
- Implicit volatilities matrixes and curves

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

6.3 Determination of fair value of financial assets and liabilities recorded at amortized cost.

Below are the Company’s assets and liabilities at fair value and their book value:

	December 31, 2022		December 31, 2021
Fair value	Book Value	Fair Value Estimate	Book Value	Fair Value Estimate
Assets
Loan Portfolio (Gross)
Consumer	2.005.440	1.727.703	2.034.298	2.028.584
Total	2.005.440	1.727.703	2.034.298	2.028.584
Liability
Financial obligations	2.534.228	2.527.648	2.417.239	2.406.962
Total	2.534.228	2.527.648	2.417.239	2.406.962

The book value corresponds to the value at amortized cost. The fair value estimate does not include transaction costs.

6.4 Financial Instruments

Financial Assets

The Company classifies its financial assets into equity instruments, trading instruments, amortized cost investment instruments, credit instruments and accounts receivable.

At the time of initial recognition a financial instrument is measured at fair value plus any direct attributable transaction costs, which are not included if the instrument is classified at fair value through changes in profit or loss. Typically, the fair value at the initial time of recognition is the price of the transaction itself, that is, the amount to be paid or received.

Credivalores recognizes loans and accounts receivable, trading and investment securities and other assets or liabilities on their effective dates.

Purchases and sales of financial assets that are regularly carried out are recognized on the transaction date or on the date on which the Company is required to purchase or sell the asset.

Subsequently, the Company measures its financial instruments at fair value or amortized cost based on the established business model and the contractual terms of the corresponding financial asset or liability.

iii. Amortized cost

Amortized cost is the cost of acquiring a financial asset or a liability plus or minus any capital repayments, cumulative amortizations (calculated using the effective interest rate method) with regard to any difference between the initial amount and the value repaid at maturity and minus any reduction for impairment.

iv. Fair value

Fair value is the amount to be received should the asset be sold or the amount to be paid for transferring a liability as part of a transaction between market participants on the date on which the measurement is made. The most objective and commonplace definition of fair value is the price that would be paid in an active, deep and transparent market (“listed price” or “market price”).

When such values are available CVCS determines the fair value of an instrument using the prices listed on an active market for that specific instrument. A market is considered active if listed prices are readily and regularly available and represent real transactions that are performed regularly on a stand-alone basis.

Should no active market exist for a specific financial instrument CVCS determines its fair value using valuation techniques. These valuation techniques include using recent market transactions between knowledgeable, willing parties carried out on an arm’s length basis, should these exist, as well as the fair values of other financial instruments that are substantially the same, discounted cash flows and pricing models.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

The valuation technique chosen makes use, to the maximum extent possible, of information obtained directly from the market, using the least amount of data estimated by CVCS, incorporating all those factors that would normally be considered by market participants for setting the price of such financial instruments and is consistent with generally accepted pricing methodologies.

Fair value estimates obtained from financial models are adjusted to consider other factors such as uncertainty on its risk or the liquidity model. Adjustments are included when CVCS believes that another market player uses these same estimates when determining the price of a transaction.

The Company´s business model includes payroll loans at fair value with changes in profit and losses, whereby the loans originated within the 90 days prior to the date of the financial statements are valued at fair value. In order to estimate the fair value of these loans, which could be sold to financial institutions at a market price, the Company evaluates the lending rate of these loans within the reference market to evaluate the rate at which other financial institutions considered as peers and comparable to the Company will be willing to invest their resources and hold the payroll loans within their balance sheet.

Considering the results from the evaluation of the rates, the Company evaluates four variables to obtain the value of the adjusted rate applicable to the transactions to sell loan portfolio, according to internal criteria:

i)	The multiplier, which compares the Company’s rate to the market rate.

ii)	The value of the premium paid in these businesses, which results from discounting the future values of a loan originated at Credivalores’ lending rate using the market rate.

iii)	The rate is adjusted by the transaction cost associated to the loan portfolio.

iv)	The cash flows associated to the insurance policies applicable to the loan are also valued.

The methodology followed by the Company, uses the last three months reports from the Financial Superintendence as the source of information to determine the interest rate to discount the cash flows and complete the valuation of the final selling price of the loan portfolio.

The Company has determined that the fair value of the loan portfolio registered in its financial statements is type 3, since most of the criteria is internal.

6.4.1 Loans and receivables portfolio

The Company classifies its financial assets into the following measurement categories, based on their corresponding business model:

Classification of Financial Assets:
Measurement	Terms	Features	Valuation
Fair value	0-90 days from origination	Current and best rated loans	Market price Tucredito
Amortized cost	0 days from origination onwards	Current and past-due portfolio	Incurred loss model (equivalent indexed rate)

6.4.1.1 Financial Assets at Fair Value

Credivalores Crediservicios S. A. S., in line with its business model, classifies its products according to the risk inherent in its portfolio. In general, its line of credit Tucredito (payroll deduction loans) is measured at fair value, given that its market niche is focused on placing “top-rated” loans.

Classification of “Tucredito” line of credit, based on the corresponding business model
Item	Tucredito portfolio segment	Measurement	Valuation
1	Performing loans subject to sale	Fair value	Market price.
2	Best rated loans with terms of less than a year (originated loans less than 90 days prior)	Amortized cost	(Indexed rate equivalent to amortized cost).
3	Performing loans with terms of more than one year (originated loans with terms of more than 90 days)	Amortized cost	(Indexed rate equivalent to amortized cost).
4	Past due loans	Amortized cost	Incurred loss model based on the expected loss.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

The policy established by the Company for measuring its loan portfolio, per the business model classification, is:

In line with its business model the Company has decided to measure the loans comprising the “Tucredito” line of credit at fair value based on the historical trading average since its loans are not impaired (and which, from their origination, are the best- rated 0 - 90 day loans) and since the Company has the possibility of selling them in the short term because of their excellent rating.

Unsold lines of credit, which were initially measured at fair value but which after 90 days of origination were impaired, will later be measured based on an indexed rate, which converts the amortized cost rate into an amount equivalent to their fair value.

6.4.1.2 Financial assets at amortized cost

Financial assets are classified at amortized cost only if the asset is kept within a business model whose objective is to maintain it to collect contractual cash flows and the contractual terms of the value give rise at specific dates to cash flows that are only payments of cash capital and interest on the outstanding principal capital; Interest income is recognized using the effective interest rate method.

The effective interest method is a method used to calculate the amortized cost of an asset and allocate the income or cost in interest during the relevant period. The effective interest rate is the discount rate at which the present value of estimated future cash payments or those received over the expected life of the financial instrument, or, as appropriate, in a shorter period, is equal to the net book value in the beginning.

To calculate the effective interest rate, the Company estimates the cash flows considering all the contractual terms of the financial instrument, including the transaction costs and the premiums granted minus the commissions and discounts, but without considering the future credit losses.

NOTE 7. RISK MANAGEMENT

Credivalores manages risk pursuant to the applicable regulations in the country and Credivalores internal policies.

Objective and general guidelines

Credivalores objective is to maximize returns for its investors, through proper risk management. The guiding principles of risk management of Credivalores are as follows:

a)	Make risk management a part of every institutional process.

b)	Specialization in consumer product niches.

c)	Extensive use of continuously updated scoring models to ensure quality growth of consumer loans

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

7.1 Governance structure

Board

It is up to the Board of Directors of Credivalores Crediservicios S.A.:

1.	Establish and oversee the Company’s risk management structure

1.	Approve the policies, processes and methodologies of granting, monitoring and recovery of the company’s credits, in order to identify, measure and control the risks faced by the Company

●	Approve exposures and limits to different types of risks.

●	Point out the responsibilities and powers assigned to the positions and areas responsible for managing the different types of risk, in order to develop an environment of culture and risk control.

●	Evaluate proposals for recommendations and correctives on management processes.

●	Approve the internal control system, as well as evaluate the reports and management of the area responsible for such control.

●	Request management, when deemed necessary and for evaluation, reports on the credit portfolio.

Risk Committee

The responsibilities of the Risk Committee are:

●	Standardize the periodic monitoring of the company’s main risk indicators and anticipate risky situations that have the potential to lose the value of CVCS’ assets.

●	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities.

●	Proposes to the Board changes or adjustments to existing policies and methodologies to mitigate and control the level of target risk.

●	The comity of risk meets monthly and is made up of members invited, within which they are:

-	President

-	Head of Risks

-	Collections Manager

-	Director of Financial Planning

-	Director of Analytics Models and Strategy

-	Director of Operations and Technology

-	Commercial Managers

The commit not only has the permanent participation of CV Managers, but experts and external specialists who advise the decisions made by this body.

Risk Headquarters

●	Periodically present to committed risks the evolution of the different risk indicators and perform the necessary analyses for understanding and taking actions that mitigate and control the levels of risk.

●	Manage and control compliance with approved policies and processes for risk management.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

●	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities. Propose to the risk committee methodologies and adjustments to risk management policies

●	Develop methodologies and models that allow the identification, measurement, control and monitoring of risks.

Internal Audit

1.	Check the development of risk management in accordance with the comprehensive risk management manual

2.	Report to the audit committee and issue recommendations on the findings of the risk management process

Financial Risk Management

The Company is exposed to the following risks related to the use of financial instruments:

●	Credit Risk

●	Market Risk

●	Liquidity Risk

●	Operating Risk

The financial statements do not include all financial risk management information and disclosures required in the annual financial statements; these financial statements should be read in conjunction with Credivalores annual financial statements as of December 31, 2022. There have been no changes to the risk management department or any risk management policies since December 31, 2022. There are no significant changes related to risk objectives, the corporate structure of the risk function and risk strategies in general compared to what was revealed in the last set of financial statements as of December 31, 2022.

7.2 Credit Risk

Credit risk is the risk of financial loss faced by Credivalores Crediservicios S.A., if a client or counterparty in a financial instrument does not meet its contractual obligations and originates mainly from the receivables to customers and the Company’s investment instruments. The business model of Credivalores Crediservicios S.A, in its portfolio of credits differs from the rating of its products according to the inherent risk of its portfolio. During the three and six-month period ended December 31, 2022, there were no significant changes in policies and how Credivalores handles credit risk.

The maximum exposure to credit risk of Credivalores, according to IFRS 7, is reflected in the book value of financial assets in the statement of financial position of Credivalores as of December 31, 2022 and December 31, 2021 as follows:

	December 31, 2022	December 31, 2021
Cash and cash equivalents	273.052	148.514
Financial instruments net	104.559	361.282
Loan portfolios
Consumer loans	2.005.440	2.034.298
Payroll loans at fair value	381	16.683
Accounts receivable, net	320.129	436.872
Total financial assets with credit risk	2.703.561	2.997.649
Off-balance-sheet credit risk at nominal value
Unpaid approved credits	530.529	291.322
Total exposure to off-balance-sheet credit risk	530.529	291.322
Total maximum exposure to credit risk	3.234.090	3.288.971

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Credit Risk Model: Loans

I.	Transitions between stages

A financial asset is classified as a low credit risk asset based on the debtor’s payment habits.

The first step in the methodology consist in evaluating a significant increase in credit risk by comparing the current status against a previous status of stage recognition of the loan.

If the financial asset loses its low credit risk condition or if changes in external environment results in a review of the condition, then this probably shows a significant increase in credit risk. Consequently, the financial asset will be analyzed to determine if there is a significant increase of credit risk (stage 2) or if the asset should be classified as stage 3.

Significant Increase in Credit Risk

When determining whether the credit risk (i.e. risk of default) of a financial instrument has increased significantly since initial recognition, Credivalores considers reasonable and supportable information that is relevant and available without undue cost or effort, including both quantitative and qualitative information and analysis based on Credivalores historical experience, expert credit assessment and forward-looking information.

The following criteria is used to determine if a significant increase in credit risk has occurred:

●	Comparison of the remaining lifetime probability of default (PD) at the reporting date with the lifetime PD at initial recognition of the exposure.

●	Qualitative aspects such as the rebuttable presumption of the norm and restructuring agreements are also considered.

●	Qualitative criteria from analysts is also considered based on expert and supportable information.

Credivalores has established a framework that incorporates both quantitative and qualitative information to determine whether the credit risk of a particular financial instrument has increased significantly since initial recognition. The framework is aligned with Credivalores internal credit risk management process.

The criteria for determining whether credit risk has increased significantly will vary by portfolio and will include a backstop based on delinquency.

In certain instances, using its expert credit judgement and, where possible relevant historical experience, Credivalores may determine that an exposure has undergone a significant increase in credit risk if particular qualitative factors indicate so and those indicators may not be fully captured by its quantitative analysis on a timely basis. As a backstop, and as required by IFRS 9, Credivalores will presumptively consider that a significant increase in credit risk occurs no later than when an asset is more than 60 days past due.

Credivalores will monitor the effectiveness of the criteria used in identifying significant increases in credit risk through regular reviews to confirm that:

●	The criteria are useful in identifying significant increases in credit risk before an exposure is in default;

●	The criteria do not align with the point in time when an asset becomes over 60 days past due;

●	The average time between the identification of a significant increase in credit risk and default appears reasonable;

●	Exposures are not generally transferred directly from 12-month ECL measurement to credit-impaired; and there is no unwarranted volatility in loss impairment from transfers between 12 month ECL and lifetime ECL measurements.

II.	PI – Probability of noncompliance

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Term structure of PI

Credit risk grades are the primary input in the determination of the term structure of PD for exposures. Credivalores collects performance and default information about its credit risk exposures analyzed by type of product and borrower, and by credit risk grade. For some portfolios, information purchased from external credit reference agencies may also be used.

Credivalores employs statistical models to analyze the data collected and generate estimates of the remaining lifetime PD of exposures and how these are expected to change because of the passage of time. This analysis includes the identification and calibration of the relation between changes in default rates as well as an in-depth analysis of the impact of certain other factors on the risk of default.

For stage 1 the PD estimates the probability that the credit will default in the next 12 months, while the PD in stage 2 is the result of the probabilities for the remaining life of the credit. The probability in Stage 3 is defined as 100%.

To determine the PD the company used statistical models to analyze and select the variables significant in predicting whether clients would reach default during a known period of time that is determined by the stage of the loan. For stage 1 the PD are evaluated for the next 12 months, loans on later stages are evaluated for the remainder of the loan lifetime. To estimate lifetime probability Credivalores calculates the 12-month PD and for each successive year for the loan lifetime the model estimates the PD conditioned to not having defaulted during previous years.

Credivalores approach to incorporating forward-looking information into this assessment is discussed below.

Forward-Looking Information

Credivalores incorporates forward-looking information into its measurement of ECLs. Credivalores formulates a ‘base case’ view of the future direction of relevant economic variables and a representative range of other possible forecast scenarios based on forecasts provided by economic experts and considering a forecast of multiple variables. This process involves developing two or more additional economic scenarios and considering the relative probabilities of each outcome.

The base case represents a most-likely outcome. It is aligned with information used by Credivalores for other purposes, such as strategic planning and budgeting. The other scenarios for Colombia represent more optimistic and more pessimistic outcomes. Credivalores has identified and documented key drivers of credit risk and credit losses for each portfolio of financial instruments and, using an analysis of historical data, has estimated relationships between macro-economic variables and credit risk and credit losses.

The economic scenarios used as of December 31, 2022 include the following key indicators (among others) for Colombia for the years ending 31 December 2022 and December, 20212:

	2022
	Scenario A	Scenario B	Scenario C
Consumer Price Index	116,77	112,08	121,45
Consumer Price Index Full Year Variation	6,66	5,37	7,96
Import Price Index	127,83	124,01	131,66
Economic performance Index	114,85	120,24	109,46
Economic performance Index, data affected by seasonal effect	121,10	124,72	117,47
Economic performance Index, data affected by seasonal effect Full Year Variation	8,66	9,62	7,71
Real Exchange Rate Index (ITCR), according to PPI - Bilateral with the United States	173,15	162,57	183,74
Gross domestic product	243558,25	252441,24	234675,27
Gross Domestic Product Annual Growth Rate	6,46	7,43	5,48
Unemployment rate	9,81	8,13	11,50
Foreign Exchange rate (COP/USD)	4258,73	3867,18	4650,29
Usury rate	32%	31%	34%
Variation of the usury rate	3,17	2,86	3,48
Consumer Price Index	116,12	112,29	119,96
Gross domestic product	241270,98	248310,36	234231,59
Usury rate (Maximum interest rate)	33%	29%	37%
Producer Price Index	182,96	182,88	183,04
Export price index, according to foreign trade	221,01	221,12	220,90
Heavy Construction Price Index	103,47	103,44	103,50

[2]	Projections made internally by the planning area.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Credit Risk Rating

Credivalores allocates each exposure to a credit risk grade based on a variety of data intended to be predictive of the probability of default and applying experienced credit judgment. Credivalores uses these grades with the purpose identifying significant increases in credit risk. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. These factors may vary depending on the nature of the exposure and the type of borrower and product.

Credivalores uses behavioral demographic and origination variables to estimate PD modeling them with a logistic regression that is periodically monitored to ensure its predictive capabilities and its stability. This monitoring for payroll loans and credit card models showed adequate predictive capabilities as well as stability regarding its inputs distributions (PSI). There was also a test run on average observed PD by rating of the last 2 years that ensure the actual events that are being predicted have not vary its behavior significantly and therefore concluding the models provide an adequate and reasonable prediction of PDs by rating.

Loan Portfolio

Payroll and Credit card loans
- Information collected internally about the behavior of customers. - Demographic information of customers. - Origination information of credits/customer.

III.	PDI – Loss due to non-compliance

LGD is a measure of the potential loss if a default scenario occurs. To establish the LGD, Credivalores methodology uses historical information to measure the recoveries of loans that reach the default stage at present value. This allows Credivalores to have an adequate estimate of the losses it will incur when credits reach default stage. These calculations are done separately for payroll loans and credit cards to better reflect the fundamental differences in this product and therefore on its LGD.

IV.	ED – Exposure at Default

EAD represents the amount owed from a counterparty at the time of a possible default. For stage 2 Credivalores incorporates in the analysis of the exposure at default the probability of payments and increase or decrease in exposure during the lifetime of the credit.

These probabilities are estimated using the historical information collected by the company and are grouped by type of product. The probabilities are constantly reviewed in order to accurately estimate them and calibrate them.

For payroll loans EAD will correspond to the full valuation of the assets at amortized cost. For credit cards, EAD will take into account the unused credit line when available as well the expected amortization, which allows to have a reliable estimate of the credit exposition at default.

V.	Simplified Model

Credivalores uses a simplified roll rate model to estimate ECL of remnants of portfolio loans that represent less than 5% of balance sheet loans and that are consistently lowering its portfolio share.

I.	Roll Rate Methodology

A method that uses a transition matrix to obtain the customer moratorium. This helps forecast future risk from defaults in a given time. By using this matrix, the behavior is reflected in order to determine in what period of time the accounts will be taken. These statements are determined by the number of overdue payments as defined.

For this model, first of all, the portfolio divided into two bands is evaluated.:

Credit Portfolio other products:

✓	Portfolio less than 90 days in arrears.

✓	Portfolio greater than 90 days of default.

As part of this evaluation, the Company’s Management has designated as a deteriorated portfolio the one with a default greater than 90 days since it is recurrent that in the company’s business there are delays, but that these are regularized before 90 days for credit portfolio.

Then the monthly average of the portfolio is determined by age and the average values are weighted according to the rate of loss greater than 90 days in each case.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

To calculate the PE of the impaired portfolio, the balance of the portfolio of each tranche is multiplied by the percentage of expected loss (Migration to greater than 360) determined in the previous step

I.	ED – Exposure at default

ED represents the amount owed from a counterparty at the time of a possible default.

For payroll loans ED will correspond to the full valuation of the assets at amortized cost. For credit cards, ED will take into account the unused credit line when available as well the expected amortization, which allows to have a reliable estimate of the credit exposition at default.

Credit Risk Model: Other accounts receivable

Credivalores uses the simplified approach where Credivalores uses an impairment matrix to measure the ECLs of trade receivables from individual customers, which comprise a very large number of small amounts.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics like type of product purchased.

Loss impairment

The table below shows the loss impairment balances as of December 31, 2022:

	Stage 1		Stage 2	Stage 3
			Lifetime	Lifetime
			ECL not	ECL
Loan portfolio	12-month		credit-	credit-
	ECL		impaired	impaired	Total
Loan consumer portfolio		33.101	17.023	322.485	372.609
Total loan portfolio	Ps.	33.101	17.023	322.485	372.609
Total loss impairment financial assets at amortized cost	Ps.	33.101	17.023	322.485	372.609
Total loss impairment	Ps.	33.101	17.023	322.485	372.609

The following table shows the balances of loss allowances as of December 31, 2021:

(1) Credivalores has initially adopted IFRS 15 and IFRS 9 as of 1 January 2018. According to the chosen transition methods, comparative information is not re-established.

	Stage 1		Stage 2	Stage 3
Loan portfolio	12-month ECL		Lifetime ECL not credit- impaired	Lifetime ECL not credit- impaired	Total
Loan consumer portfolio		56.987	24.604	236.837	318.428
Total loan portfolio	Ps.	56.987	24.604	236.837	318.428
Total loss impairment financial assets at amortized cost	Ps.	56.987	24.604	236.837	318.428
Total loss impairment	Ps.	56.987	24.604	236.837	318.428

The table below shows for loans stage 3 individually assessed for ECL the gross amount and loss impairment balances as of December 31, 2022.

	Gross Amount Registered		Impairment Recognized
With recognized provision
Consummer	Ps.	530.628	Ps.	322.485
Total	Ps.	530.628	Ps.	322.485

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

7.2.1 Monitoring and Control Process

The Company has an information system in place that provides daily indicators on the loan portfolio status to allow proper monitoring and timely decision-making.

The credit approval processes are connected to an engine managed by the risk area, which allows real-time adjustments to policy parameters to take immediate action where required in loan origination.

Each month the Risk Committee meets to evaluate the development of each product portfolio, analyzing the performance of each yield and applying corrective measures to credit processes or policies where necessary.

As of December 31, 2022

Status	Tu Crédito	CrediUno	CrediPóliza	Total managed portfolio	On balance sheet Portfolio
CURRENT	659.312	629.513	26.759	1.315.585	1.206.606
1-30	11.797	45.830	20	57.646	56.690
31-60	7.505	22.421	32	29.958	29.121
61-90	4.316	16.432	11	20.759	20.732
91 - 180	10.046	24.682	13	34.741	34.684
181 - 360	15.495	36.379	251	52.124	51.802
> 360	105.962	174.624	7.732	288.319	285.903
Total	814.433	949.881	34.818	1.799.132	1.685.538

As of December 31, 2021

Status	Tu Crédito	CrediUno	CrediPóliza	Total managed portfolio	On balance sheet Portfolio
CURRENT	785.767	719.444	27.762	1.532.973	1.373.758
1-30	13.742	23.864	606	38.212	36.535
31-60	6.774	27.364	473	34.611	33.053
61-90	5.320	8.591	108	14.019	12.946
91 - 180	10.482	25.571	78	36.131	36.023
181 - 360	14.670	33.696	366	48.732	48.491
> 360	85.380	117.470	7.658	210.508	208.343
Total	922.135	956.000	37.051	1.915.186	1.749.149

The following detail is due to compliance with paragraph 5 requested by the FNG, which indicates the balance of the committed and uncommitted portfolio classified by height of arrears:

As of December 31, 2022

Status	Encumbered Loan Portfolio	Unencumbered Loan Portfolio	Total
CURRENT	977.143	338.442	1.315.585
1-30	17.335	40.311	57.646
31-60	8.581	21.377	29.958
61-90	4.536	16.223	20.759
91 - 180	10.924	23.817	34.741
181 - 360	14.735	37.389	52.124
> 360	113.642	174.677	288.319
Total	1.146.896	652.236	1.799.132

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

As of December 31, 2021
Status	Encumbered Loan Portfolio	Unencumbered Loan Portfolio	Total
CURRENT	509.654	1.023.319	1.532.973
1-30	9.336	28.877	38.212
31-60	1.558	33.053	34.611
61-90	1.073	12.946	14.019
91 - 180	109	36.023	36.131
181 - 360	240	48.491	48.732
> 360	2.165	208.343	210.508
Total	524.135	1.391.052	1.915.186

7.3 Credit worthiness

The following is a breakdown of banks and other financial institutions that hold our savings and checking account deposits.

Entity	Type of Account	December 31, 2022	December 31, 2021
Banco de Bogotá	Savings/Checking	62	183
Bancolombia	Savings/Checking	9.151	5.794
Red Multibanca Colpatria	Savings	-	28
Banco BBVA	Checking	-	299
Banco De Occidente	Savings/Checking	94	108
Banco Santander	Checking	490	20
JP Morgan	Checking	7	790
Available in Free-standing Trusts	Savings/Checking	234.793	85.957
JP Morgan USD	Deposit	11	3.204
Banco Santander USD	Checking	479	25.137
		245.087	121.520

The following is a breakdown of creditworthiness as determined by independent credit rating agencies of all those major financial institutions in which the Company holds cash.

Long-term debt ratings are based on the following scale:

Item	Financial Institution	Short-term Rating	Rating Entity
1	Banco BBVA	AAA	Fitch Ratings
2	Banco de Bogotá	BB+	Fitch Ratings
3	Banco Colpatria	AAA Y F1+	Fitch Ratings
4	Banco de Occidente	AAA Y F1+	Fitch Ratings
5	Bancolombia	AAA Y F1+	Fitch Ratings
6	Banco Santander	AAA y de BRC 1+	BRC Investor Services S. A. SCV
7	Banco JP Morgan	AAA and F1+	Fitch Ratings

Cash and cash equivalents are held with banks and financial institutions through free-standing trust funds, which have ratings between AA- and AAA BCR + 1 from BRC Standard and Poor’s.

The Company considers the credit ratings awarded to financial institutions with which it conducts treasury operations in the form of fiduciary assignments such as deposits or investments at sight which classify as cash equivalents. In order to establish a minimum margin risk exposure and ensure optimal resource management through periodic evaluations and measurements of the Company’s exposure.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

7.4 Market Risk

The Company has been able to meet its liquidity needs acquiring working capital and lines of credit from local, foreign and multilateral entities This implies the need for follow-up when exposed to variable interest rates (financial obligations indexed to local and/or foreign variable rates such as: DTF, IBR, UVR, LIBOR, PRIME, etc.), and to exchange-rate fluctuations due to devaluation or revaluation in the local currency (USD, EUR, etc.).

Credivalores participates actively in the money, foreign exchange and capital markets, seeking to meet the needs of its clients in accordance with the policies and risk levels established. As such, it manages different financial-asset portfolios within the permitted risk levels and limits.

Market risk arises from the open positions of Credivalores investment portfolios in debt securities, derivatives and equity instruments recorded at fair value, due to adverse changes in risk factors such as interest rates and exchange rates of foreign currencies.

For analysis purposes, market risk has been broken down into price risk and/or interest and exchange-rate risk of financial obligations in the periods of capital-payment amortization, the point at which the risk materialized.

As of December 31, 2022 and December 31, 2021, Credivalores had the following financial assets and liabilities at fair value subject to trading risk:

Financial assets and liabilities at fair value exposed to trading risk held:	December 31, 2022	December 31, 2021
Equity Instruments	5.698	6.115
Derivatives instruments	98.861	355.167
Loan Portfolio	381	16.683
Total	104.940	377.965
Financial liabilities	-	(316)
Total	-	(316)
Net Position	104.940	377.649

Methodology used to measure risk

Market risks are quantified through value at risk standard models.

The company uses the standard model for the measurement, control and management of market risk of interest rates and exchange rates at which the entity is exposed.

There are two scenarios under which Credivalores is exposed to market risks:

Interest rates

Credivalores financial obligations are exposed to this risk when financing is acquired at variable indexed rates that may be subject to volatilities and may affect the Company’s financial margin.

Sensitivity Analysis

Taking into account Credivalores exposure to changes in the reference interest rate, a sensitivity analysis of the impact on financial obligations is included given the possible effect on the variable indexed interest rates in the third quarter of 2022. The following methodology was defined for the analysis:

1.	Two scenarios were evaluated whereby indexed rates are affected by 20 BPS (increasing and decreasing indexed rates), which affect the future flows of Credivalores financial obligations indexed to the variable rate. Debt repayment is implicit in these scenarios, given their contractual frequency, taking them to maturity.

2.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

3.	The present value of the monthly interest payment was calculated, using as reference the 6-month IBR rate on an annual basis as of December 31, 2022 (12.565%).

4.	Finally, the results of each scenario were compared to the base scenario, which corresponds to the projections of interest flows using the rates as of December 31, 2022 as reference .

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

The results are set out below:

Scenarios	Interests
Effect of 20 BPS decrease in variable rate	1.835.128
Effect of 20 BPS increase in variable rate	1.823.399
Total Scenarios	(11.729)

Interest Rate and Exchange Rate

Rate and devaluation effect scenario (variable rate and foreign currency obligations)	Interests
Effect of revaluation and decrease, 15 BPS, variable rate	1.835.128
Effect of devaluation and increase, 15 BPS, variable rate	1.846.857
Total Scenarios	11.729

Exchange rate

Credivalores financial obligations are exposed to exchange rate risk when the present value of the liability positions presents volatilities due to the devaluation or revaluation of the funding acquired in another currency. This risk materializes at the moment when the payment corresponding to the amortization of principal and interest is made, due to trading in the currencies to be paid and recognition of the exchange rate difference.

Sensitivity Analysis

Considering Credivalores exposure to changes in the USD/ exchange rate, a sensitivity analysis of the impact on financial obligations is included given the possible effects of changes in the exchange rate in the third quarter of 2022. The following methodology was used for the analysis:

1.	Two scenarios were evaluated in which the exchange spot rate is adjusted by 0.60% daily volatility (spots prices projected using Bloomberg’s curve), generating revaluation and devaluation effect on the TRM as of December 31, 2022.

2.	The amortization of principal and payment of interest on financial obligations are implicit in these scenarios, given their contractual periodicity and taking them to maturity.

3.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

4.	The present value of the monthly interest payment was calculated, using as reference the 6-month IBR rate on an annual basis as of December 31, 2022 (12.565%).

5.	Finally, we compared the results of each scenario with the base scenario, which corresponds to the projected flows for payment of capital and interest using as reference the rates as of December 31, 2022.

The results are set out below:

Item	Total Debt
Initial Scenario (Balance as of December 31st, 2022)	521.526
Scenario 1 (Effect of revaluation)	520.272
Scenario 2 (Effect of revaluation)	522.777
Difference Scenario 1 vs. Initial Scenario	(1.253)
Difference Scenario 2 vs. Initial Scenario	1.251

(1)	Volatility obtained from the daily average for the previous three years, including 2021.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

7.5 Liquidity Risk

The liquidity Risk is represented by the potential event of being unable to meet the expected outgoing cash flows on a timely and efficient manner, without affecting the normal course of business or the company´s financial position. Liquidity risk is related with having insufficient liquid assets and therefore having to incur in unusual or extra funding costs.

The company funding is based on short- and medium-term bank loans as well as bonds and commercial notes issued in the international capital markets. These funds are mainly used to leverage new loan origination according to Credivalores’ business model. On the other hand, the Company’s capacity to create positions regarding financial instruments available for sale (liquidity or loans) could be affected either by lack of market liquidity or because of sudden changes in interest rates and asset prices.

According to the Company´s funding model the liquidity risk includes among others, the ability to get short, medium- and long-term lines of credit, to keep low liquidity assets (such as loan portfolio) and face short-term unexpected stress situations.

In order to deploy a correct asset and liability management and assure the liquidity needed to operate the business, the Company has set the following guidelines to control the liquidity risk: i) In the short -term, cash flows associated to loan portfolio and liquid assets, short -term financial liabilities, and off balance financial positions in different time frames, allowing a permanent monitoring of the liquidity gap, ii) for the long-term assets and liabilities, the Company analyses its funding sources as well as the breakdown by type of source and those that are specifically associated to specific products.

Credivalores keeps at least 1.5x its operating expenses in liquid assets. The liquidity in the statement of financial position has the following components:

●	Inflows: Incoming flows associated to loan portfolio, and interest income associated to liquid assets.

●	Outflows: Outgoing flows related to i) operating expenses, ii) new loan origination, and iii) ´ principal and interest from financial liabilities.

●	Liquidity GAP: Difference between inflows and outflows according to:

o	Monthly cash flows associated to assets (liquid assets, loan portfolio).

o	Monthly projected cash flows related to financial liabilities and operating expenses

The Company determines its liquidity gap based on to the above-mentioned variables, and makes permanent follow up, as well as making any necessary adjustments according to the following ranges:

✓	1 to 3 months

✓	3 to 6 months

✓	6 to 12 months

✓	12 months +

Liquidity Risk Management

The company identifies its exposure to liquidity risk according to the markets where it operates, and the products and services offered to its customers. For such purpose the Company has analyzed the processes associated to treasury in order to design controls and strategies to reduce the impact.

Liquidity position

Determine the minimum amount of liquid assets (cash and cash equivalents, short-term liquid investments), in order to avoid any lacks that may affect the capacity to the outflows. The Financial Committee calculates and monitors the liquidity position on a weekly basis, considering cash flow projections for 7 and 15 days:

a)	Green: liquid assets / outflows >= 105%

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

b)	Yellow: liquid assets / outflows between 100 and 104%

c)	Red: liquid assets / outflows <100%

In case there are any yellow or green situations, the Financial Committee defines any actions to be taken in order to assure the sufficient procurement of cash to operate on a normal basis.

The liquidity level results as of December 31, 2022 are set out below:

Item	Liquidity level December, 2022
7 Days	3.248%
15 Days	1.690%
30 Days	637%

As of December 31, 2022, the liquidity level in the 7 and 15 day bands is above the upper limit defined in the Company’s liquidity manual, constituting a green flag scenario and indicating that Credivalores has sufficient resources to operate normally.

Also, as is good practice, a third band is monitored, which allows for controlling of the liquidity level projected to 30 days. As of December 31, 2022, a green band scenario is recorded, indicating that Credivalores has ample liquidity to support its needs for normal operation.

Exposure to liquidity Risk

The Company monitors its liquidity position in order to determine how likely a liquidity stress can happen.

The following is a breakdown by time range for the Liquid Assets and the LRI (Liquidity Risk Indicator) for December 31, 2022 and December 31, 2021.

	December 31, 2022
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	2	2	-	-	-
Banco de Bogotá	62	62	-	-	-
Bancolombia S. A.	9.151	9.151	-	-	-
Banco De Occidente	105	105	-	-	-
Bancomeva	-	-		-	-
Banco Santander	490	490	-	-	-
Banco Santander Uruguay	490	490	-	-	-
Alianza Fiduciaria	5.161	5.161		-	-
Credifinanciera	12.021	-	-	12.021	-
Cash at Free-Standing Trusts	234.793	234.793	-	-	-
Collective Investment Funds	988	988	-	-	-
Agrocaña	4.710	-	-	-	4.710
Mutual Funds – Fiduciaria and Valores Bancolombia	6	6	-	-	-
JP Morgan	7	7		-	-
TIDIS	241	-		241	-
Fiducolombia Free-Standing Trusts	10.523	10.523	-	-	-
Inverefectivas	14.945	-	-	-	14.945
Total liquid assets	293.695	261.778	-	12.262	19.655

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

	December 31, 2021
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	2	2	-	-	-
Banco de Bogotá	183	183	-	-	-
Bancolombia S. A.	5.794	5.794	-	-	-
BBVA Colombia	299	299	-	-	-
Red Multibanca Colpatria S. A.	28	28	-	-	-
Banco De Occidente	108	108	-	-	-
Banco Santander	20	20	-	-	-
Banco Santander Uruguay	28.341	28.341	-	-	-
Alianza Fiduciaria	4.398	4.398		-	-
Credifinanciera	22.202	-	-	22.202	-
Cash at Free-Standing Trusts	85.984	85.984	-	-	-
Collective Investment Funds	1.406	1.406	-	-	-
Agrocaña	4.710	-	-	-	4.710
Mutual Funds – Fiduciaria and Valores Bancolombia	190	190	-	-	-
JP Morgan	790	790
TIDIS	167	-		167	-
Fiducolombia Free-Standing Trusts	8	8	-	-	-
Inverefectivas	12.369	-	-	-	12.369
Total liquid assets	166.998	127.551	-	22.369	17.079

(1)	Liquid assets correspond to the sum of existing assets at the close of each period, which can be quickly converted to cash. In calculating liquid assets, all the listed investments, without exception, are computed at their fair exchange value on the date of the valuation (fair value).

(2)	The balance corresponds to the residual value of the Company’s liquid assets on days after closing the specific period. This balance is calculated as the difference between liquid assets and liquidity requirements. In turn, the liquidity requirement is the difference between the contractual revenue flows and contractual and non-contractual outflows in accordance with the Liquidity Risk Indicator (LRI) methodology.

Measurement of exposure to liquidity risk

Measuring the likelihood of the Company running out of liquid resources for its normal operation under normal market conditions requires the use of the tools described above: balance sheet liquidity, liquidity gap, and cash flow projection, to thereby quantify the degree of stress that the company’s cash flow can bear to fulfill its normal operations without having to acquire additional resources.

Limit of liquidity risk exposure

Maximum exposure to liquidity risk is identified as the average time taken by the Company to carry out the liquidity financial operations (Guaranteed Loans, Portfolio Sales, Working Capital Loans, etc.) and generate the cash available for new loan origination.

The maximum exposure to liquidity risk is calculated weekly by the financial committee, considering projections for bands of 7 days, and 15 to 30 days.

In addition, to analyze the short- and medium-term liquidity requirements, the following indicators are considered:

1)	Net Liquidity/Credivalores + Free-standing Trust, where Net Liquidity is the sum of available cash and investments less long-term investments.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Lower limit: 5%; cannot be below the lower limit more than three times in a year

Exposure Limit Indicator 1 Dec-22
Net Liquidity	273,052
Assets (Credivalores + Free-standing Trust) (Portfolio)	1,632,832
Indicator 1	16,7%

2)	Net Liquidity/Liabilities (Free-standing Trust + Credivalores)

Lower limit: 5%; cannot be below the lower limit more than three times in a year

Exposure Limit Indicator 1 Dec-22
Net Liquidity	273,052
Liabilities (Credivalores + Free-standing Trust)	2,359,861
Indicator 2	11,6%

In the three-month period ended December 31, 2022, there were no significant changes in liquidity risk or in the way CVCS manages this risk. However, the second indicator is less than 5%, because CV will use all the cash to disburse and grow the portfolio. We expect it to increase above 5% in the first quarter.

Credivalores has performed an analysis of the consolidated maturities of financial assets and liabilities both derivatives and non-derivatives, showing the following remaining contractual maturities.

December 31, 2022

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	273.052	-	-	-	273.052
Equity Instruments at fair value	988	-	-	4.710	5.698
Investments in Associates and Affiliates	-	-	-	14.945	14.945
Financial Assets at amortized cost (*)	78.674	395.468	479.663	1.396.714	2.350.519
Total assets	352.714	395.468	479.663	1.416.369	2.644.214

Liabilities	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Financial Liabilities at amortized cost (*)	52.301	381.775	341.562	2.356.437	3.132.075
Total Liabilities	52.301	381.775	341.562	2.356.437	3.132.075

(*) This disclosure includes the calculation of projected interest.

December 31, 2021

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	148.514	-	-	-	148.514
Equity Instruments at fair value	1.405	-	-	4.710	6.115
Investments in Associates and Affiliates	-	-	-	12.369	12.369
Financial Assets at amortized cost (*)	81.731	410.091	495.635	1.386.610	2.374.066
Total assets	231.650	410.091	495.635	1.403.689	2.541.065

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

Liabilities	Less than one month	From on to six months	From six to twelve months	More than one year	Total
Financial Liabilities at amortized cost (*)	34.584	221.166	996.751	1.464.172	2.716.673
Financial Liabilities at fair value Derivatives instruments	-	-	133	183	316
Total Liabilities	34.584	221.166	996.884	1.464.355	2.716.989

(*) This disclosure includes the calculation of projected interest.

NOTE 8. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash balances and demand deposits with original maturities of 90 days or less from the date of acquisition, which are subject to an insignificant risk of changes to their fair value and that are used by the Credivalores to handle short-term commitments.

Cash and cash equivalent balances encompass the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Cash	2	2
Banks	245.087	121.520
Mutual funds (8.1)	15.701	4.623
Term Deposit (8.2)	12.021	22.202
TIDIS	241	167
	273.052	148.514

As of December 31, 2022, and December 31, 2021, there were no restrictions on bank accounts.

8.1 Following is a breakdown of positions in money market funds (trust rights) by Credivalores and the Free-Standing Trust:

	December 31, 2022	December 31, 2021
Fiduciaria Bancolombia – Renta Liquidez	6	190
Alianza Fiduciaria – Collective Investment Fund	5.161	4.399
Fiduciaria Bancolombia - Progression	-	27
Fiduciaria Banco de occidente	11	-
Sub-Total	5.178	4.616

The average profitability with cut to December 2022 is 16.07% and for 2021 it was 4.35%.

The following is the credit rating of the fund managers of Free Standing Trusts:

Manager	Dec-21	Dec-20	Rating Agency
Fiduciaria Bancolombia	AAA	AAA	Fitch Ratings
Fiduciaria la Previsora	AAA	AAA	BRC Investor Services S. A. SCV
Fiduciaria la Occidente	AAA	AAA	BRC Investor Services S. A. SCV

Cash equivalents correspond to mutual and money market funds where the Company and the Free-Standing Trust have a direct ownership of shares and rights. These funds invest in short term paper and offer a slightly higher yield than a savings account and are classified as cash equivalents since the company can withdraw and deposit funds at any time, as funds are at sight.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

8.2 Certificates of Deposit (CDs)

As of December 31, 2022, Credivalores had Certificates of Full Deposit at Banco Santander, as detailed below:

Institution	Initial Date	Maturity Date	Term (months)	Nominal value	Annual effective interest rate	Nominal rate	Total Balance
Santander Bank	23/08/2022	23/02/2023	6	6.500	14.61%	13.71%	6.517
Santander Bank	23/08/2022	23/02/2023	6	5.500	14.61%	13.71%	5.504
Total				12.000			12.021

The long-term rating for Santander Bank is AAA.

NOTE 9. FINANCIAL INSTRUMENTS

The balance of investments measured at fair value is comprised of:

	December 31, 2022	December 31, 2021
Collective Investment Funds (9.1)	988	1.405
Equity instruments (9.2)	4.710	4.710
	5.698	6.115

9.1 At fair value with changes in results

Investments at fair value correspond to equity participations in money market funds that offer easy access to resources at low risk, held in trusts which are rated from AA- to AAA by local rating agencies BRC Standard and Poor’s and/or Fitch Ratings Colombia

Issuer	Type of Fund	Minimum Investment	Minimum Balance	Annual Return 2022	Annual Return 2021	As of December 31, 2022	As of December 31, 2021
BTG Pactual I Z Class	Closed	5.000.000	2.000.000	40,5056%	71.255%	903	1.085
BTG Pactual II Z Class	Closed	5.000.000	2.000.000	0,00000%	32.995%	-	244
Fiduciaria Popular	At sight	200.000	200.000	14,039%	3.158%	21	16
Open Portfolio BTG	Open	-	-	16,1680%	3.158%	64	60
TOTAL						988	1.405

9.2 Equity instruments

	December 31, 2022	December 31, 2021
Agrocaña Shares	4.710	4.710
	4.710	4.710

The Company owns 5.03% of Agrocañas S.A. share capital, with 3,300 outstanding shares as of December 31, 2022. These are not listed on the stock exchange and are therefore measured at fair value with changes to equity.

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in millions of Colombian pesos)

NOTE 10. INVESTMENTS IN ASSOCIATES

The detail of the investments in associates is as follows:

	December 31, 2022	December 31, 2021
Inverefectivas S.A (a)	14.945	12.369
	14.945	12.369

(a)	Credivalores holds a 25% ownership in Inverefectivas S.A. This Company was incorporated in accordance with the legislation of Panama, and has 4,000 shares issued, of which Credivalores owns 1,000 shares with an intrinsic value of FIX 3. 106,97 expressed using the TRM of 4.810,20 as of January 01, 2023.

	December 31, 2022		December 31, 2021
	Share of ownership interest	Book value	Share of ownership interest	Book Value
Associates
Inverefectivas S.A.	25%	14.945	25%	12.369
		14.945		12.369

The movement of investments in the associates account is shown below for the nine months ended December 31, 2022 and December 31, 2021:

	December 31
Associate	2022	2021
Balance at the beginning of the period	12.369	10.966
Adjustments for exchange rate differences	2.377	1.573
Adjustment for valuation method of participation	199	(170)
Period-end balance	14.945	12.369

NOTE 11. LOAN PORTFOLIO, NET

Financial assets at amortized cost on the statement of financial position are classified as consumer portfolio and microcredit. Following is a description of the portfolio of Credivalores as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Consumer	2.005.440	2.034.298
Impairment	(372.608)	(318.427)
Total financial assets at amortized cost	1.632.832	1.715.871
TuCredito payroll deduction loans at fair value	381	16.683
Total financial assets at fair value	381	16.683
Total loan portfolio, net	1.633.213	1.732.554

The Financial Position Statement includes a net portfolio held in Free-standing trusts totaling 1.053.196 as of December 31, 2022 and 358.097 as of December 31, 2021. Credivalores classified portfolio by product in accordance with the days of default.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The movement of the provision for the impairment of financial assets by loan portfolio is provided below for the nine months ended December 31, 2022 and December 31, 2021.

	December 31,
	2022	2021
Initial Balance	318.427	266.972
Impairment of the period charged against to profit or loss	75.368	67.500
Write-offs	(21.187)	(16.045)
Closing balance	372.608	318.427

Expenditure on provisions and write-offs of loan portfolio

	December 31, 2022	December 31, 2021
Expenditure for the provisions period	75.369	67.500
Forgiveness	8.370	14.322
Total	83.739	81.822

Below we present a breakdown of the loan portfolio in the balance sheet with all components:

As of December 31, 2022

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.685.538	100.528	205.775	13.599	(372.608)	1.632.832
Total financial assets at amortized cost	1.685.538	100.528	205.775	13.599	(372.608)	1.632.832

At December 31, 2021

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.749.149	129.621	145.298	10.230	(318.427)	1.715.871
Total financial assets at amortized cost	1.749.149	129.621	145.298	10.230	(318.427)	1.715.871

The distribution of maturities of Credivalores gross loan portfolio is the following:

December 31, 2022
	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	262.821	674.343	326.079	742.197	2.005.440
Total Gross Loan Portfolio	262.821	674.343	326.079	742.197	2.005.440

December 31, 2021
	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	290.753	704.337	245.326	793.882	2.034.298
Total Gross Loan Portfolio	290.753	704.337	245.326	793.882	2.034.298

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The distribution of maturities of Credivalores principal only loan portfolio is the following:

December 31, 2022
	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	206.685	571.451	289.703	617.699	1.685.538
Total Principal Only Loan Portfolio	206.685	571.451	289.703	617.699	1.685.538

December 31, 2021
	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	223.620	612.807	219.836	692.886	1.749.149
Total Principal Only Loan Portfolio	223.620	612.807	219.836	692.886	1.749.149

Below is the breakdown of Credivalores managed loan portfolio, which includes the loan portfolio on balance and the portfolio sold but still managed by the Company:

	As of December 31, 2022
Type	Principal Loan	Sold	Total
Consumer	1.685.538	113.594	1.799.132
Total Financial Assets at amortized cost	1.685.538	113.594	1.799.132

	As of December 31, 2022
Type	Principal Loan	Sold	Total
Consumer	1.749.149	166.038	1.915.187
Total Financial Assets at amortized cost	1.749.149	166.038	1.915.187

CREDIVALORES-CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Overdue but not impaired

As of December 31, 2022 and December 31, 2021, a summary of the overdue portfolio by days past due is as follows:

	Consumer	Total	Consumer	Total
Performing loans	1.206.606	1.206.606	1.373.758	1.373.758
Overdue but not impaired	85.811	85.811	69.589	69.589
Non-performing loans under 360 days	107.218	107.218	97.461	97.461
Non-performing loans over 360 days	285.903	285.903	208.341	208.341
	1.685.538	1.685.538	1.749.149	1.749.149

NOTE 12. ACCOUNTS RECEIVABLE, NET

The detailed information of accounts receivables as of December 31, 2022 and December 31, 2021 is as follows:

	December 31, 2022	December 31, 2021
Debtors (12.1)	168.909	250.244
Economically Related Parties (12.2)	43.662	92.121
Asficredito	78.156	81.455
Payments on behalf of clients (12.3)	22.559	15.794
Deposits	9.445	-
Prepayments and Advances	1	977
Others accounts receivable	3.793	1.815
Shareholders	1.815	2.373
Employees	-	3
Impairments for doubtful accounts	(8.211)	(7.910)
	320.129	436.872

12.1 The balance of the debtors account that as of December 31, 2022 amounts to 168.909 and as of December 31, 2021 amounts to 250.244, mainly corresponds to outstanding portfolio collection balances from the free-standing trusts and utilities and claims of guarantees to FGA.

12.2 The following is the detail with economically related parties:

	December 31, 2022	December 31, 2021
Banco Credifinanciera	-	1
Finanza inversiones S.A.S	-	44.156
Ingenio la cabaña S.A.	2.000	-
Inversiones Mad capital S.A.S	9.736	8.894
Activar Valores S.A.S	15.777	22.321
Brestol S.A.S	16.149	16.749
	43.662	92.121

The effective interest rates on interest-generating receivables were as follows:

	December 31,
	2022	2021
Loans	DTF + 9.41% and IBR + 8%	DTF + 9.41%

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

12.3 The following is a breakdown of payments by client account:

	December 31, 2022	December 31, 2021
Life Insurance Payroll deduction loans	9.928	9.936
Crediuno Insurance	5.976	5.075
Tigo Insurance	374	186
Credipoliza Insurance	582	597
SG Portfolio Insurance	5.699	-
	22.559	15.794

12.4 The movement in the provision for impairment of other accounts receivable is provided below:

	December 31, 2022	December 31, 2021
Balance at start of period	(7.910)	(14.629)
Deterioration (1)	(11.298)	(13.860)
Write-off	10.997	20.579
Balance at end of period	(8.211)	(7.910)

(1)	The impairment analysis of other receivables is performed annually as of December 31 of each year.

12.4.1. Detail Impairment

As of December 31, 2022, the amount of the impairment provision for accounts receivable amounts to $8.211. Changes in the impairment provision of accounts receivable are described in the following table:

Third Party	Impairment	%
Asficredito	7.587	9.7%
Staggered Collective Portfolio	624	1%
Total	8.211

Increases in impairment provision of receivables have been included in the “other expenses” line of the income analysis. Amounts charged to the provision account are usually written off when there is no expectation of receiving additional cash.

The Company does not maintain any guarantee as collection insurance.

NOTE 13. PROPERTY AND EQUIPMENT

The Company’s property, plant and equipment as of December 31, 2022 and December 31, 2021, respectively, are as follows:

	December 31, 2022	December 31, 2021
Transportation equipment	117	117
Office equipment and accessories	1.771	1.614
Computer equipment	388	393
Network and communication equipment	1.761	1.990
Assets in financial lease	4.354	4.384
Subtotal	8.391	8.498
Accumulated depreciation	(8.218)	(8.269)
Total	173	229

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The breakdown for equipment movement is shown below:

	December 31, 2021	Purchases	Write-offs	December 31, 2022
Transportation equipment	117	-	-	117
Office equipment and accessories	1.614	157	-	1.771
Electronic equipment	393	3	(8)	388
Network and communication equipment	1.990	24	(253)	1.761
Assets in financial lease	4.384	-	(30)	4.354
	8.498	184	(291)	8.391

	December 31, 2020	Purchases	Write-offs	December 31, 2021
Transportation Equipment	117	-	-	117
Office equipment and accessories	1.781	28	(195)	1.614
Electronic equipment	399	31	(37)	393
Network and communication equipment	2.204	6	(220)	1.990
Machinery, plant and equipment in assembly	49	-	(49)	-
Assets in financial lease	4.865		(481)	4.384
	9.415	65	(982)	8.498

The following is the depreciation movement as of December 31, 2022 and December 31, 2021, respectively:

	December 31, 2021	Depreciation	Write-offs	December 31, 2022
Transport equipment	117	-	-	117
Office equipment and accessories	1.578	65	-	1.643
Electronic equipment	1.374	163	(258)	1.279
Telecommunications equipment	816	12	(2)	826
Assets in financial lease	4.384	-	(31)	4.353
	8.269	240	(291)	8.218

	December 31, 2020	Depreciation	Write-offs	December 31, 2021
Transport equipment	117	-	-	117
Office equipment and accessories	1.720	54	(196)	1.578
Electronic equipment	1.227	299	(152)	1.374
Telecommunications equipment	912	52	(148)	816
Assets in financial lease	4.865	-	(481)	4.384
	8.841	405	(977)	8.269

All equipment of Credivalores is duly protected with current insurance policies. To protect its property and equipment, the Company took out insurance policies with Beckley International Insurance Colombia and Chubb de Colombia as of December 31, 2022 and December 31, 2021, which cover the risks of theft, fire, lightning strikes, explosions, earthquakes, strikes, revolts, etc.

Property and equipment include the values of furniture, computer equipment and improvements to rented property, which are used in the Company’s normal course of business.

The Company’s own property and equipment as listed above, are not in any way encumbered neither have they been delivered as collateral to guarantee any kind of obligation. The Company has also taken out insurance policies to protect these assets.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 14. PROPERTIES BY RIGHT OF USE

Below is the plant and equipment properties that the Company has as of December 31,2022 and December 31, 2021, respectively:

	December 31, 2022	December 31, 2021
Assets
Properties, Plant and Equipment (Right of Use)	2.021	4.298
Deferred tax asset	55	166
Liabilities
Other financial liabilities - lease of use
Currents	(934)	(2.044)
Non-current	(1.245)	(2.726)
Net	(103)	(306)

Properties and equipment include rights to use leases, in which the Company is the tenant, whose values are shown below:

	Rights of use Premises and Offices	Total
As of December 31, 2020
Cost	9.296	9.296
Accumulated Depreciation	(3.276)	(3.276)
Net cost	6.020	6.020
As of December 31, 2021
Balance at the beginning of the year	6.020	6.020
Additions	434	434
Retreats	-	-
Transfers	-	-
Depreciation charge	(2.156)	(2.156)
Balance at the end of the year	4.298	4.298
As of December 31, 2021
Cost	9.696	9.696
Accumulated Depreciation	(5.398)	(5.398)
Net cost	4.298	4.298
As of December 31, 2022
Balance at the beginning of the year	4.298	4.298
Additions	-	-
Retreats	(221)	(221)
Transfers	-	-
Depreciation charge	(2.056)	(2.056)
Balance at the end of the year	2.021	2.021
As of December 31, 2022
Cost	9.251	9.251
Accumulated Depreciation	(7.229)	(7.229)
Net cost	2.021	2.021

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The maturities of financial leases range from 3 to 5 years.

In relation to the rights of use recorded in the property, plant and equipment accounts, financial leasing liabilities have been recorded which are included in other financial liabilities and which as of December 31, 2022, have the following balances:

Lease liabilities	December 31, 2022	December 31, 2021
As December 31, 2021	4.770	6.429
Additions	-	434
Payments	(2.370)	(2.093)
Withdraws	(221)	-
As December 31, 2022*	2.179	4.770

●	The net variation for 2021 corresponds to 566.

14.1 Statement of Results

December 31, 2022
Depreciation fee - usage asset	2.056
Interest expense on lease liabilities	221
Variable lease expenses	858
3.135

Total cash outings for leases as of December 31, 2022 were 3.491

Variable Leases

Credivalores determined variable leases, based on the landlord’s preponderance in the disposal and use of the asset, in this classification are the points of sale located in the chain warehouses.

NOTE 15. INTANGIBLE ASSETS

Below we present the company’s other intangible assets as of December 31, 2022 and December 31, 2021, respectively:

December 31, 2022

	Initial Balance	Additions	Amortization	Closing Balance
Software Licenses	1.334	2.225	2.118	1.441
Acquired Trademarks	9.520	-	2.380	7.140
Database	18.166	-	757	17.409
Contracts	13.781	-	727	13.054
Other	866	4.995	5.377	484
Total	43.667	7.220	11.359	39.528

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

December 31, 2021

	Initial Balance	Additions	Amortization	Closing Balance
Software Licenses	1.261	2.098	2.025	1.334
Acquired Trademarks	11.900	-	2.380	9.520
Database	18.923	-	757	18.166
Contracts	14.399	-	618	13.781
Other	8.469	3.514	11.117	866
Total	54.952	5.612	16.897	43.667

Disputed rights, the variation corresponds to the collection of the portfolio included in this item:

	December 31, 2022	December 31, 2021
Disputed rights	324	444
Total	324	444

The movement of amortization expenses for the period was as follows:

	December 31, 2022	December 31, 2021
Depreciation of brands	2.380	2.380
Amortization of exclusivity contracts, databases and licenses	3.602	3.400
Subtotal	5.982	5.780
Consultancies, free-standing trusts commissions, contributions	1.277	1.443
Investors	3.307	1.825
Fees	375	1.347
Insurance	418	6.502
Total	5.377	11.117

Based on the end of 2018 and 10-year projections adjusted to the performance of the business unit up to that date, the intangibles were prepared in the evaluation and valuation of intangibles through the construction of discounted cash flow projections.

By obtaining the value of the discounted projections, the flow was evaluated in an aggregate manner, and then the tangible assets on the balance sheet were deducted from the total business value, to identify the residual value against the estimated market value of the business. The difference that was obtained in the values, according to the economic and accounting literature, gave rise to the residual value of the intangibles. It was concluded that the updated projections for the base year 2022 remain within the range initially estimated in 2018 of the Base Scenario, considering results obtained at the end of 2018 to 2021 and the future commercial expectations of placement and collection, and in accordance with the dynamics of growth, margin contribution and efficiency in expenses.

Therefore, the conclusion of the Appraiser should not generate an adjustment in the initially estimated valuation, nor should an adjustment for impairment in the registered value of CREDIUNO’s intangibles be included, since it is evident that the estimated results in 2018 remained in the lower range of projection even with the effects of the pandemic, and it is expected that by meeting the economic reactivation due to the cash needs of customers in the short and medium term, it would bring rewards in terms of projected profits of the operation within the estimated and initially projected range, considering the new growth curves and efficiency in commission income along with the reduction in expenses, thus preserving the operating margins initially estimated for valuation.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 16. CREDIT QUALITY OF FINANCIAL ASSETS

The credit quality of financial assets that have not yet expired and have also not suffered impairment losses is assessed on the basis of ratings given by external bodies or if they do not exist on the basis of internal categorizations defined on the basis of counterpart characteristics:

	December 31,
	2022	2021
Cash and cash equivalents
AAA	245.087	121.492
AA	-	28
Total cash and cash equivalents	245.087	121.520

	December 31,
	2022	2021
Equity instruments (shares)
Fair value financial assets through the other comprehensive results
Financial sector	5.698	6.115
Total equity instruments	5.698	6.115

	December 31,
	2022	2021
Debt instruments
Financial assets at fair value through the statement of return
AAA	12.021	22.202
Total debt instruments	12.021	22.202

NOTE 17. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGE ACCOUNTING

Movements for hedge accounting and investments in derivatives are provided below:

	December 31, 2022	December 31, 2021
ASSETS
Prima Call	7.051	-
Hedge forward contracts (17.1)	5.120	8.013
Hedge Options (17.2)	(10.146)	138.380
Hedge Swaps (17.3)	96.836	208.774
Total	98.861	355.167
LIABILITY
Forward speculation	-	316
Total	-	316

Credivalores holds derivative financial instruments to hedge foreign currency risk exposure.

Hedging Operations

Credivalores activities are exposed to financial risks including liquidity risk, foreign currency risk and interest rate risks. Therefore, the administration and the Board of Directors have approved and implemented a financial risk management policy to mitigate the negative effects of financial market uncertainty and volatility on the company’s financial performance. The financial risk management policy establishes the use of a wide variety of financial derivatives to cover the risks inherent in exchange rate fluctuations and the interest rate of financial obligations in currencies other than Colombian Pesos.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Credivalores has developed a hedging policy against financial risks to mitigate the effects that these risks may have on the income statement. In development of this policy, the main objective to minimize the effects of the exchange rate on the liabilities in foreign currency that the company currently has. To achieve this objective CVCS has contracted different types of derivatives such as: Exchange Rate Forward, Cross Currency Swap, Cupon Only Swap and Options. The Management constantly monitors the results of this strategy and its effectiveness to adopt timely actions and corrective measures in favor of results. Effectiveness is measured retrospectively using the hypothetical derivative method. Equally, the methodologies for valuation at market prices have been adopted in accordance with the practices used by the Colombian financial system and international practices, with sources of information from price providers accepted by national regulators.

In accordance with the guidelines of this policy, the following is the list of derivative instruments implemented and in force as of September 2022 to hedge foreign currency risks and interest rate risks of financial obligations denominated in foreign currency (Notes due 2025 and credits):

	Cross Currency Swaps
	Theoretical Hedging			Annual Interest Rate
Credivalores pays	Credivalores receives USD	Credivalores pays COP	Delivery	Effective Date	Maturity Date	Credivalores receivers	Credivalores pays
Coupon Only Swap	100.000.000	341.600.000.000	Non-Delivery	7/02/2020	7/02/2025	8,88%	IBR+ 8,54%
Coupon Only Swap	50.000.000	170.750.000.000	Non-Delivery	7/02/2020	7/02/2025	8,88%	IBR+ 3,32%
Coupon Only Swap	50.000.000	170.750.000.000	Non-Delivery	7/02/2020	7/02/2025	8,88%	IBR+ 4,995%
Coupon Only Swap	40.000.000	160.660.000.000	Non-Delivery	1/06/2022	31/05/2025	9.5% + SOFR	IBR + 4.56%
Coupon Only Swap	29.388.476	135.993.995.022	Non-Delivery	7/07/2022	31/05/2025	9.5% + SOFR	IBR + 3.9%
Coupon Only Swap	18.325.152	78.706.527.453	Non-Delivery	18/07/2022	31/05/2025	9.5% + SOFR	IBR + 3.69%

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Operaciones de Cobertura Vigentes

Type of instrument	Position of Credivalores	Type of Option	Amount covered in USD	Effective date	Due date	Strike Price COP	Compliance
Call Option	Seller	European	50.000.000	7-feb-25	7-feb-25	4.000,00	Non-Delivery
Call Option	Buyer	European	50.000.000	7-feb-25	7-feb-25	3.415,00	Non-Delivery
Call Option	Seller	European	100.000.000	7-feb-25	7-feb-25	4.000,00	Non-Delivery
Call Option	Buyer	European	100.000.000	7-feb-25	7-feb-25	3.415,00	Non-Delivery
Call Option	Seller	European	18.000.000	7-feb-25	7-feb-25	4.000,00	Non-Delivery
Call Option	Buyer	European	18.000.000	7-feb-25	7-feb-25	3.415,00	Non-Delivery
Call Option	Seller	European	3.333.333	11-jul-24	11-jul-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	11-jul-24	11-jul-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-ago-24	13-ago-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-ago-24	13-ago-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	12-sep-24	12-sep-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	12-sep-24	12-sep-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	10-oct-24	10-oct-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	10-oct-24	10-oct-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-nov-24	13-nov-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-nov-24	13-nov-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	12-dic-24	12-dic-24	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	12-dic-24	12-dic-24	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-ene-25	13-ene-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-ene-25	13-ene-25	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-feb-25	13-feb-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-feb-25	13-feb-25	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-mar-25	13-mar-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-mar-25	13-mar-25	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	11-abr-25	11-abr-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	11-abr-25	11-abr-25	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	13-may-25	13-may-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	13-may-25	13-may-25	4.016,50	Non-Delivery
Call Option	Seller	European	3.333.333	12-jun-25	12-jun-25	4.516,50	Non-Delivery
Call Option	Buyer	European	3.333.333	12-jun-25	12-jun-25	4.016,50	Non-Delivery
Call Option	Seller	European	2.449.040	11-jul-24	11-jul-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	11-jul-24	11-jul-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-ago-24	13-ago-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-ago-24	13-ago-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	12-sep-24	12-sep-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	12-sep-24	12-sep-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	10-oct-24	10-oct-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	10-oct-24	10-oct-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-nov-24	13-nov-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-nov-24	13-nov-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	12-dic-24	12-dic-24	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	12-dic-24	12-dic-24	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-ene-25	13-ene-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-ene-25	13-ene-25	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-feb-25	13-feb-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-feb-25	13-feb-25	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-mar-25	13-mar-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-mar-25	13-mar-25	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	11-abr-25	11-abr-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	11-abr-25	11-abr-25	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	13-may-25	13-may-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	13-may-25	13-may-25	4.627,46	Non-Delivery
Call Option	Seller	European	2.449.040	12-jun-25	12-jun-25	5.127,46	Non-Delivery
Call Option	Buyer	European	2.449.040	12-jun-25	12-jun-25	4.627,46	Non-Delivery
Call Option	Seller	European	1.527.096	11-jul-24	11-jul-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	11-jul-24	11-jul-24	4.295,00	Non-Delivery

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Call Option	Seller	European	1.527.096	13-ago-24	13-ago-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-ago-24	13-ago-24	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	12-sep-24	12-sep-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	12-sep-24	12-sep-24	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	10-oct-24	10-oct-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	10-oct-24	10-oct-24	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	13-nov-24	13-nov-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-nov-24	13-nov-24	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	12-dic-24	12-dic-24	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	12-dic-24	12-dic-24	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	13-ene-25	13-ene-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-ene-25	13-ene-25	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	13-feb-25	13-feb-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-feb-25	13-feb-25	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	13-mar-25	13-mar-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-mar-25	13-mar-25	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	11-abr-25	11-abr-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	11-abr-25	11-abr-25	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	13-may-25	13-may-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	13-may-25	13-may-25	4.295,00	Non-Delivery
Call Option	Seller	European	1.527.096	12-jun-25	12-jun-25	4.795,00	Non-Delivery
Call Option	Buyer	European	1.527.096	12-jun-25	12-jun-25	4.295,00	Non-Delivery

17.1 Forward Contracts for Hedging

The portfolio of derivative transactions presents assets valued according to the policy implemented and the fair value and cash flow valuation.

●	Fair-value hedge accounting

	Fair value
	December 31, 2022		December 31, 2021
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Forward Contracts for Hedging
Purchase of foreign currency	7	5.120	59	8.013
Total forward contracts for hedging – assets	7	5.120	59	8.013
	Stated in USD expressed in million

17.2 Derivate Financial Instruments Options

The activities carried out by Credivalores generated significant positions in the derivatives portfolio, performing transactions for hedging purposes where the underlying assets are exchange rates and interest rates. Options are contracts between two parties, one of them has the right but not the obligation, to carry out an operation of purchase or sale according to previously agreed terms.

The company closed operations with options as derivative financial instruments to manage and mitigate the fluctuations in the fair value of the debt in the P&L. The options are measured through cash flow coverage.

Detail of derivative with options financial instruments and their accounting is as follows:

	Fair value
	December 31, 2022		December 31, 2021
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value

Call spread premium option	23	96.836	35	138.380
Total forward contracts for hedging – assets	23	96.836	35	138.380

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Options Contracts for Hedging

Transactions in derivative instruments with options cover the debt position (equity only) of the disbursements of the PA Credivalores O’Connor and Gramercy credit for an aggregate face value of US 87,713,627.

These financial instruments are valued under the methodology and market value provided by the counterparties, the type of measurement is cash flow.

The Company will maintain derivative financial instruments, to cover the foreign currency risk exposure until maturity, which corresponds to the expiration of the Notes that are being covered by this instrument. The objective and strategy of the administration is to analyze and evaluate the appropriate method for the valuation of financial instruments, depending on the type of operation and negotiation carried out.

17.3 Derivate Financial Instruments Cross Currency Swap

Credivalores, executed operations with derivative financial instruments to manage and mitigate the fluctuations in the fair value of the debt position in the P&L. The cross-currency swaps in place hedge the exposure to the risk of exchange rate, which is measured at market (fair value hedging) value, which is measured as a cash flow hedge.

Derivative financial instruments through cross currency swaps and its hedge accounting is the following:

	Fair value
	December 31, 2022		December 31, 2021
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value

Hedging Contracts Cross Currency Swaps (a)	-	-	48	191.802
Hedging Contracts Coupon Only Swap (b)	(2)	(10.146)	4	16.972
Total forward contracts for hedging – assets	(2)	(10.146)	52	208.774

a.	Cross currency swap hedging contracts

In 2022, coverage with CCS was cancelled.

b.	Coupon only swaps hedging contracts

The derivative trading through a coupon only swaps cover interest payments on Notes 144 A/Reg S due 2025 issued on February 7, 2020, with a coupon of 8.875% for an original face value of US$200,000,000. With respect to Notes 144 A / Reg S maturing in 2025 and coupon of 8.875%, in June 2020 the number of coupons covered at maturity with coupon only swaps was adjusted after completing a repurchase operation in the secondary market of these Notes for US32,000,000 principal.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

In addition, coupon only swaps cover interest until maturity of PA Credivalores UBS O’Connor and Gramercy credit disbursements with a nominal value of US 87,713,627.

The balance of the account registers negative balance because the valuation of this derivative financial instrument is showing a loss at the end of 2022.

NOTE 18. FINANCIAL OBLIGATIONS

Below, we present the balances of financial obligations as of December 31, 2022 and December 31, 2021

	December 31, 2022	December 31, 2021
144 A / Reg S Bonds	1.289.134	1.720.458
ECP Program Notes	192.408	298.587
Ordinary Local Bonds- FNG Partial Guarantee	95.940	52.900
Financial obligations in autonomous assets	901.280	252.296
Promissory notes national banks	48.919	82.721
Transaction costs	(53.924)	(61.792)
	2.473.757	2.345.170

The balances of Credivalores’ financial obligations and the Autonomous Assets of which he is trusting at court December 31, 2022 and December 31, 2021, correspond to obligations incurred with financial institutions in the country and obligations in the foreign capital market and financial leasing. Short-term credit obligations are cancelled between December 2022 and 2021 and credits that have a maturity after December 2022, respectively, are considered long-term:

a)	Short-term financial obligations.

Entity	December 31, 2022	Interest rate	Maturity	December 31, 2021	Interest rate	Maturity
Banco de Bogotá	5.512	IBR+4.15%	2023	271	IBR+1.25%	2022
Banco de Occidente	10.309	IBR+2.86%	2022-2023	10.271	IBR+2.5%	2022
Bancolombia	6.831	IBR+9.79%	2023	9.995	IBR+7.95%	2022
JP Morgan Colombia	-			36.500	10%EA	2022
Coltefinanciera	1.065	14.68%EA	2023	-
Total National Entities	23.717			57.037
ECP Program Notes	192.408	10.63%EA	2023	199.058	8,5%EA	2022
Total ECP Program Notes	192.408			199.058

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Entity	December 31, 2022	Interest rate	Maturity	December 31, 2021	Interest rate	Maturity
9.75% Bonds due July 2022 (144 A/Reg. S Bonds)	-			379.464	9.75%EA	2022
Reopening of 9.75% Bonds due July 2022 (144 A/Reg. S)	-			274.043	9.75%EA	2022
Total International Bonds	-			653.507

Entity	December 31, 2022	Maturity	Expiration	December 31, 2021	Interest rate	Maturity
Free-standing Trust Crediuno IFC	6.956	DTF + 5.5%	2023	-
TotalFree-standing Trusts	6.956			-
Total short-term obligations	223.081			909.602

Credivalores has short-term financial obligations, during the periods ended December 31, 2022 and December 31, 2021 for a value of 223,081 and 909,602, respectively. The measurement of liabilities financial instruments of financial obligations are valued at low amortized cost as established by IFRS 9.

b)	Long-term obligations

The Company had long-term financial obligations during the periods ended December 31, 2022 and December 31 2020 totaling 2.304.567 and 1.497.360, respectively. Associated costs incurred in the acquisition of loans are classified as transaction costs pending IFP amortization for the periods ended December 31, 2022 and December 31, 2021, valued at 53.924 and 61.792, respectively. The measurement of financial liability instruments for financial obligations is valued at amortized cost, as per IFRS 9.

The total balance of financial obligations for the periods ended December 31, 2022 and December 31, 2021 is 2.473.724 and 2.345.170 respectively, which will be paid off as described above.

Entity	December 31, 2022	Interest rate	Maturity	December 31, 2021	Interest rate	Maturity
Banco de Bogotá	-			5.210	IBR+5.5%	2023
Bancolombia	26.267	IBR+10.50%	2024	20.475	IBR+7.65%	2023
Total National Entity	26.267			25.685
ECP Program Notes	-			99.529	8,75%EA	2023
Total ECP Program Notes	-			99.529

Entity	December 31, 2022	Interest rate	Maturity	December 31, 2021	Interest rate	Maturity
Free-standing Trust Syndicated Loan TuCrédito	253.004	IBR + 5.5%	2024al2027	252.296	DTF- IBR+5.5%	2023 to 2025
Free-standing Trust Syndicated Loan Payroll	169.939	IBR+8%	2027	-
Free-standing Trust UBS O’Connor	421.920	SOFR+9,5%	2025	-
Free-standing Trust Systemgroup	48.363	15% EA	2025	-
Total Trusts	893.226			252.296

Entity	December 31, 2022	Interest rate	Maturity	December 31, 2021	Interest rate	Maturity
8.875% Bonds due February 2025 (144 A/Reg. S Bonds)	1.289.134	8,875% NS	2025	1.066.951	8,875% EA	2025
Domestic Bonds Guaranteed by the FNG	95.940	9,1% NS	2024	52.900	9,1%EA	2024
Total Bonds	1.385.074			1.119.851
Total long-term obligations	2.304.566			1.497.361
Transaction costs	(53.924)			(61.793)
Total financial obligations	2.473.724			2.345.170

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL

STATEMENTS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

●	The item for rights of use for the periods ended December 30, 2022 and December 31, 2021 correspond to 2,179 and 4,770 respectively

On August 26, 2021, CV issued the first tranche of its inaugural domestic bond issuance of ordinary bonds with a partial guarantee from the FNG in the Colombian debt capital market.

The total amount of the issuance, authorized by the Financial Superintendence of Colombia in September 2021, is $160,000 million pesos and in August 2021 the Company placed the first tranche of bonds for an amount of $52,900 billion pesos with a 3-year term an a 9.10% coupon.

The placement of the first tranch had an over-demand of 1.51 for the amount initially offered, which was 35,000 million pesos. Subsequently, on September 23, 2022, Credivalores placed the second tranch of the issuance of ordinary bonds with partial guarantee of the FNG for an amount of 43,040 million pesos maintaining the same maturity date and coupon of the issuance of the first lot. Therefore, at the end of September 2022, the total balance of ordinary bonds with partial guarantee of the FNG issued by Credivalores was 95.940 million.

The issuance of ordinary bonds of Credivalores has an irrevocable partial guarantee from the FNG that covers 70% of the principal and interest and was rated ‘AA (col)’ by Fitch Ratings Colombia.

The resources from the placement of the first and second tranches of Credivalores ordinary bond issuance allowed the company to support the growth of its operation in Colombia by financing the disbursements of the payroll and credit card loans.

For the last quarter of 2022, the company constituted a trust with Systemgroup for 48,363 million for the maintenance of its operation and in turn to meet the expiration of the October 2022 note.

On January 31, 2022, Credivalores closed a credit line committed to Citibank Colombia for an amount of 290,000 million pesos, which was structured through a trust without recourse to Credivalores. This line is backed by a payroll portfolio, with an initial revolving period of 24 months and subsequent amortization of the capital depending on the portfolio, to achieve a half-life of the facility of around 5.6 years. At the end of December 2022, 169,939,000 million pesos of the total committed amount of this facility had been disbursed.

The resources of this loan were used to finance the growth of the portfolio and to meet the maturity of the bonds in dollars with a coupon of 9.75% in July 2022.

Obligations stated in foreign currency.

Entity	Nominal Value as of December 31, 2022		Nominal as of Value December 31, 2021
ECP Program Notes (a)	75	192.408	75	298.587
144 A/ Reg S Bonds (b)	268	1.289.134	432	1.720.458
Total	USD 343	COP 1.481.542	USD 507	COP 2.019.045

●	Interests

Listed below:

	December 31, 2022	December 31, 2021
Bank interests	199	1.382
Bank Interests Free-standing Trust	2.114	722
Foreign currency interest foreign currency interest	4.513	3,253
Bonus coupon	45.327	65.104
Coupon ordinary bonds issued locally	2.952	1.608
Interest banks another Free-standing Trust	559	-
Foreign currency interest Free-standing Trust	4.839	-
	60.502	72.069

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

(a)	Euro Commercial Paper Program Notes

The Euro Commercial Paper Program (ECP Program) has a US$150,000,000 maximum outstanding amount.

In April 2021 CV issued a new note under the ECP Program due October 28, 2022 for an amount of US$50,000,000 and a coupon of 8.50% with quarterly interest payments. In that same month, a US$40,000,000 note with a coupon of 8.25% issued in April 2018 matured. In September 2021 CV issued a new US$25,000,000 note with a maturity in March 2023 and a coupon of 8.75%. In that same month, a US$20,000,000 note issued in June 2020 with a coupon of 8.50% matured. The resources of the last issue made in October 2022 were allocated to the growth of the company’s loan portfolio and general uses.

As a result of amortization principal and issuance of new notes under the ECP Program, the total outstanding balance as of December 31, 2022, is US$40,000,000.

(b)	Notas 144A / Reg S

On July 27, 2017, Credivalores issued its inaugural senior unsecured 144A / Reg S notes (the “Notes”) due July 27, 2022 for US$250,000,000 with a coupon of 9.75% and a yield of 10.0%. The Notes are payable semi-annually in arrears on January 27 and July 27 of each year, beginning on January 27, 2018. The proceeds from this issuance were used to refinance existing indebtedness, including mostly secured debt, and the remainder, if any, for general corporate purposes.

In addition, on February 14th, 2018, Credivalores reopened these Notes for an additional amount of US$75,000,000, bringing the total issued to US$325,000,000, taking into account the original issue. The Notes were reopened with a yield of 8.625% and a price of 104.079%. The proceeds of the reopening were used to refinance existing uncollateralized debt and the surpluses were used for the company’s general purposes.

Subsequently, on January 17, 2020, CVCS launched a Tender Offer and a Consent Solicitation for all or a portion of the principal of the 144A/Reg S Notes due July 2022 and coupon of 9.75%. The repurchase offer would be contingent on the condition of a new bond issue in the international market that would allow obtaining the resources to carry out the repurchase and the request for the elimination of covenants would materialize if more than 51% of the principal of the current Notes were repurchased. The repurchase offer was launched at a price of US$1,055 per US$1,000 of principal of these Notes applicable during the Early Tender Time extending through January 31, 2020 and at a price of US$1,005 per US$1,000 principal of the Notes applicable in the final maturity period of the repurchase offer which ran through February 14, 2020. During the early participation period , US$154,035,000 of the principal of the Notes maturing in 2022 was repurchased and then in the final maturity period, an additional US$650,000 of the principal of these notes was received. The principal repurchases of the Notes maturing 2022 in the repurchase offer corresponded to 47.6% of the US325,000,000 current as of December 31, 2019.

Once the early repurchase period concluded, CVCS decided to conduct a new issuance of ordinary notes under the 144A/Reg S format in the international capital market with a maturity date on February 7th, 2025, for an amount of US300,000,000 with a coupon of 8.875% and yield of 9%. The new Notes pay interest due semi-annually on February 7 and August 7 of each year, beginning August 7, 2020. The proceeds from this issue were used to repurchase the Notes under the repurchase offer referred to above, to refinance existing debt under the ECP Program and the surplus to company’s general-purpose. Once the fulfillment of this debt management operation was carried out on February 7, 2020, the new current principal of the Notes with a coupon of 9.75% and maturity in 2022 is US164,150,000.

After the repurchase operations in the secondary market carried out in 2020 and 2022, the amount of outstanding principal of the Notes with a coupon of 9.75% and maturity in 2022 was US$155,952,000, which was paid in full on July 27, 2022 to investors along with the corresponding interest.

Below are the payments of the coupons of the issuance of 144A/Reg S notes with coupon 9.75% and 8.875% and maturity in 2022 and 2025 since its issuance:

Principal	Coupon	First Coupon Payment – 27/01/2018	Second Coupon Payment - 27/07/2018	Third Coupon Payment - 27/01/2019	Fourth Coupon Payment - 27/07/2019	Fifth Coupon Payment - 27/01/2020
250.000.000	9,75%	12.187.500	12.187.500	12.187.500	12.187.500	12.187.500
75.000.000	9,75%	-	3.656.250	3.656.250	3.656.250	3.656.250
	Total in USD	12.187.500	15.843.750	15.843.750	15.843.750	15.843.750
	FX Rate	2.805,40	2.882,84	3.160,52	3.213,09	3.353,76
	Total in Million Pesos	34.190.812.500	45.674.996.250	50.074.488.750	50.907.394.688	53.136.135.000

Principal	Coupon	Sixth Coupon Payment - 27/07/2020	Seven Coupon Payment - 27/01/2021	Eight Coupon Payment - 27/07/2021	Nineth Coupon Payment - 27/01/2022
95.315.000	9,75%	4.646.606	4.646.606	4.646.606	4.646.606
75.000.000	9,75%	3.656.250	-	-	-
68.835.000	9,75%	-	3.355.706	3.355.706	3.355.706
	Total in USD	8.302.856	8.002.313	8.002.313	8.002.313
	FX Rate	3.660,15	3.591,48	3.904,17	3.947,83
	Total in Million Pesos	30.389.698.303	28.740.147.093	31.242.390.345	31.591.376.548

Principal	Coupon	First Coupon Payment - 07/08/2020	Second Coupon Payment - 07/02/2021	Third Coupon Payment - 07/08/2021	Fourth Coupon Payment - 27/02/2022
268.000.000	8,875%	11.892.500	11.892.500	11.892.500	11.892.500
	Total in USD	11.892.500	11.892.500	11.892.500	11.892.500
	FX Rate	3.775,95	3.543,28	3.949,33	3.962,68
	Total in Million Pesos	44.905.485.375	42.138.457.400	46.967.407.025	47.126.171.900

In accordance with the “Description of the notes” due in 2025 and “Offering memorandum”, the Company may redeem the Notes, in whole or in part, at any time from February 7, 2023, at the redemption prices stipulated in the Offering Memorandum, plus any additional amounts due and accrued and unpaid interest, until the redemption date. It is also possible to redeem notes before February 7, 2023, in whole or in part, at a price equal to 100% of their principal amount plus a make-all premium, in addition to any additional amounts then due plus accrued and unpaid interests, until the redemption date.

In addition, at any time through February 7, 2023, CVCS may redeem up to 35% of the Notes using proceeds from stock sales or equity offerings at a redemption price of 108.875% of its principal amount, plus any additional amounts then due plus accrued and unpaid interest, until the redemption date. In addition, in the event of certain changes in the tax treatment of withholding tax in Colombia in connection with interest payments on the Notes, CVCS may redeem them, in full, but not in part, at a price of 100% of their principal amount, in addition to any additional amounts then due plus accrued and unpaid interest, until the redemption date. In the event of a change of control in the entity, unless the Company has elected to redeem the Notes, each holder thereof shall have the right to demand that the entity repurchase all or any part of such holder’s Notes at 101% of the total principal amount of the repurchased Notes, in addition to any amounts then due plus accrued and unpaid interest, up to the date of repurchase.

Notes due 2025 will be forward-looking and unsecured obligations and (i) will have the same priority in terms of right to payment as all other existing and future debt obligations of the Company (subject to certain obligations whereby they are given preferential treatment under Colombia’s insolvency laws); (ii) have a higher payment priority than the Company’s existing and future subordinated debt obligations, if any; (iii) be subordinated, as to the right to payment, to all existing and future unsecured debt obligations of the Company, to the extent of the value of the assets securing such indebtedness, including any debts, liabilities and Equity; and (iv) be structurally subordinate to all existing and future payment obligations and commercial accounts payable of any of our non-guarantor subsidiaries. The notes shall not be entitled to any redemption funds.

The principal and coupons of the Notes maturing in February 2025 were hedged to pesos using cross currency swaps and call spreads at maturity of the instrument.

During April and May 2020, Credivalores carried out repurchase operations of Notes 144 A / Reg S maturing in 2025 and coupon of 8.875% in the secondary market through a broker for a total amount of US32,000,000 of principal. The entire amount repurchased from these Notes in April and May was cancelled at the end of September 2020. As a result, as of December 31, 2022, the new current number of Notes 144 A/Reg S due in 2025 and coupon of 8.875% is US$268,000,000.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Covenants

The Notes 144A/Reg S due 2025 prospect contains certain restrictive covenants, which among other things, limit our ability to (i) take additional debt, (ii) make dividend payments, redeem capital and make certain investments, (iii) transfer and sell assets, (iv) enter into any type of agreement that could limit the ability of subsidiaries to pay dividends or make capital distributions, (v) create collateral or pledge assets, (vi) consolidate, merge or sell assets and (vii) transact with affiliates. The “Indenture” contract governing the Notes contains traditional default events.

At the end of December 2022, there was an incompliance in the financial covenants related to Notes 144 A / Reg S maturing in 2025, however, they are expected to be corrected during the first half of 2023.

(a) Free-standing Trust Credivalores O’Connor y Gramercy

On May 13, 2022, Credivalores signed a new credit line committed for US$100 million with two international funds (O’Connor UBS and Gramercy), structured through a trust, which will be backed by the credit card product portfolio as credit collateral. The line has a term of 36 months with an availability period of 12 months from its signature and amortization of capital from month 24 from signature, to achieve an average life of the facility of around 2.54 years. Each of the disbursements of this credit will be covered in Colombian pesos through operations with derivative financial instruments at maturity. At the end of December 2022, US$87,713,627 million of this facility had been disbursed, which were covered in Colombian pesos through derivative financial instruments.

All the resources obtained through this loan will be used to meet the maturity of the bonds in dollars with a coupon of 9.75% in July 2022.

●	IFP Financial Cost

The funds received from loans acquired from financial institutions are used for portfolio origination and to handle various lines of working capital, which helps to maintain a degree of liquidity for the Company. The loans are represented by promissory notes wherein both parties establish the payment conditions, including maximum amount, amount, interest rate and duration. The financial cost of financial obligations for the periods ended December 31, 2022, and December 31, 2021:

	December 31, 2022	December 31, 2021
Free-standing trusts	82.431	20.318
Local banks	8.901	5.387
Finance Leasing	27.048	23.443
Foreign currency obligation	189.681	(1.432)
Financial cost Derivatives	144.315	157.554
Issuance of bonds	6.670	1.608
Amortization Transaction costs	31.875	28.307
Interest for liabilities for lease and finance lease agreements	348	574
Total	491.269	235.759

	December 31, 2022	December 31, 2021
Difference instead	121.755	(996)
Total	121.755	(996)

The financial obligations and Free-standing Trusts of Credivalores that are recognized in local and foreign currencies will be recognized at the beginning of the transaction at their amortized value, net of costs incurred in the transaction which are attributable at the time of issuance. The difference between funds received (net of transaction costs) and the redemption value is recognized in the Income Statement for the corresponding period, using the effective interest method.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 19. EMPLOYEE BENEFITS

Under Colombian labor law and based on labor conventions employees are entitled to short-term benefits such as: wages, holidays, statutory bonuses, severance payment, and interest on severance pay.

Below is a breakdown of employee benefit payments as of December 31, 2022, and December 31, 2021:

	December 31,
	2022	2021
Interest on severance pay	40	42
Severance pays	354	367
Holidays	659	586

The current component of employee benefits must be paid within the twelve months following the reporting period.

The company within its compensation policies has no post-employment benefits.

NOTE 20. OTHER PROVISIONS

Credivalores provisions as of December 31, 2022, and December 31, 2021, respectively are provided below.

	December 31, 2022	December 31, 2021
Litigations subject to executive proceedings	801	705
Other provisions (a)	2.227	213
	3.028	918

(a)	The third-party balance of other provisions is detailed below:

	December 31, 2022	December 31, 2021
Axesnet S. A. S.	-	29
Sertisoft S. A. S.	-	12
Bancolombia	-	1
Emergia customer care colombia S. A. S.	-	171
Rangel Chema Clemencia del Carmen	1	-
Colombiana de comercio S. A.	2	-
Pwc contadores y auditors	32	-
Recuperadora y normalizadora integral	106	-
Experian colombia sa	146	-
Econtact col S. A. S.	192	-
Americas business process services S. A.	260	-
Atento colombia S. A.	276	-
Activar valores S. A. S.	1.213	-
	2.227	213

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The movement of legal and other provisions are provided below for the periods ended December 31, 2022, and December 31, 2021:

	Legal provisions	Other provisions	Total Provisions
Balance held on December 31, 2021	705	213	918
Increase in provisions during the period	96	2.013	2.109
Utilization	-	-	-
Balance held on December 31, 2022	801	2.226	3.027

	Legal provisions	Other provisions	Total provisions
Balance held as of December 31, 2020	199	7.171	7.370
Recovered provisions	506	(6.957)	(6.452)
Balance held as of December 31, 2021	705	213	918
Recovered provisions	96	2.013	2.109
Balance held as of December 31, 2022	801	2.226	3.027

Provisions correspond mainly to labor, civil and administrative processes filed by third parties against Credivalores, on which provisions were recognized as of December 31, 2022, in an amount of 801 and 2021, 705 it is not possible to determine a disbursement schedule for these provisions due to the diversity of processes in different instances. However, Credivalores does not expect significant changes to the amount provisions because of the outflows applicable to each proceeding. The expected time of resolution is uncertain since each proceeding is taking place in different instances.

NOTE 21. ACCOUNTS PAYABLE

Below, we detail the balance of accounts payable has Credivalores December 31, 2022, and December 31, 2021, respectively:

	December 31, 2022	December 31, 2021
Leases	3	2
Suppliers	25	23
Commission and fees	523	5.204
Withholdings and labor contributions	1.013	1.282
Other accounts payable (21.2)	32.946	27.612
Costs and expenses payable (21.1)	17.350	44.943
	51.860	79.065

21.1 Costs and expenses payable

	December 31, 2022	December 31, 2021
Services	177	2.153
Others (21.1.1)	17.173	42.787
Financial expenses	-	3
	17.350	44.943

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

21.1.1 Other

	December 31, 2022	December 31, 2021
Technical service providers	11.135	7.763
Call option premiums	3.050	34.941
Fiduciary services	2.980	83
Representation and public relations expenses	8	-
	17.173	42.787

21.2 Other accounts payable

	December 31, 2022	December 31, 2021
Third party administrative payments	-	49
MC Pending collection to apply	9	-
Visa C1 disbursement agreement	17	-
Crediuno Disbursements	46	158
Against Visa vrol positions	116	4
Different	122	232
TIGO Withdrawal	1.440	1.184
Account payable free-standing trusts	1.596	2.263
Credipoliza Withdrawals	1.644	1.979
Payroll Loan Disbursement CDS	2.223	4.584
Crediuno Refunds	2.855	2.378
Collection in favor of third parties	9.408	4.932
Payroll Loan CDS Refund	13.470	9.849
	32.946	27.612

NOTE 22. CURRENT AND DEFERRED TAX LIABILITIES

22.1 Components of current tax asset:

Current tax assets for the years ended December 31, 2022, and December 31, 2021 is as follows:

	December 31, 2022	December 31, 2021
Income tax advance	32.000	22.224
Industry and Commerce Tax	12	21
Total current tax assets	32.012	22.245

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

22.2 Components of current tax liabilities

Current tax liabilities for the years ended December 31, 2022, and December 31, 2021 is as follows:

	December 31,
	2022	2021
Industry and Commerce Tax	1.322	1.812
VAT	376	157
	1.698	1.969

22.3 Components of income tax expense

Income tax expense for the years ended December 31, 2022, and December 31, 2021 is as follows:

	December 31,
	2022	2021
Income Tax	-	-
Subtotal - taxes from the current period	-	-
Net deferred tax from the period	(107.545)	324

In accordance with the IAS 12, current and deferred taxes are recognized as income or expense in the income statement, except to the extent that they arise from a transaction or event recognized outside profit or loss in other comprehensive income (OCI), in equity. Therefore, in the periods ended December 31, 2022, and December 31, 2021, other comprehensive income was recognized in equity.

22.4 Reconciliation of the nominal income tax rate and the effective tax rate in Colombia:

The tax provisions in force in Colombia for income and ancillary taxes applicable in 2022 and 2021, respectively, among others, are as follows:

●	With the Social Investment Law, enacted on September 14, law 2155 of 2021; which establish the income tax was increased by 35% beginning on 2022. In this way, the gradual reduction of the tariff, which is contemplated in art. 240 of the Tax Statute.

●	The income tax rate for the year 2021 was 31%, law 2010 of 2019.

●	Excess presumptive income can be offset in the following 5 fiscal periods and tax losses may be offset with ordinary net income obtained in the following 12 fiscal periods.

●	In accordance with article 188 of the National Tax Statute, as of fiscal year 2021, the percentage of presumptive income is zero (0%) of the liquid assets of the last day of the immediately preceding taxable year.

●	As of the fiscal year 2022, 100% of the industry and commerce tax and notices and boards cannot be taken as a tax discount on income tax, that is, it continues to apply the discount of 50% of the industry and commerce tax actually paid.

●	With Law 2277 of December 13, 2022, a tax reform was adopted, this provision introduces some modifications in terms of income tax, however, for the general income rate it is maintained at 35% for national companies and their assimilated, permanent establishments of foreign entities and foreign legal entities with or without residence in the country obliged to file the annual tax return on the Rent and complementary.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

●	A minimum tax is established for residents in Colombia, setting an additional tax in case the adjusted income tax with some adjustments is less than 15% of the accounting profit before taxes with certain adjustments. Thus, taxpayers must: - Determine the clear tax account of the Colombian taxpayer, or the group´s clear tax account in case it is part of a business group.

●	Determine the clear profit of the Colombian taxpayer or group as a part of a business group, and, -Determine the adjusted tax rate of Colombian taxpayer or group as a part of a business group. If the effective rate (Deputy/purified profit tax) is less than 15%, the tax to be added by the taxpayer or group must be calculated in case it is part of a business group.

●	Continues as a deductible 100% of taxes, fees and contributions actually paid in the taxable year, which are causally related to the generation of income (except income tax); 50% of the tax on financial movements (GMF) will be deductible, regardless of whether or not it has a causal relationship with the income-generating activity.

The Company performed the conciliation of the effective rate in accordance with IAS 12, the following is the detail between the total Company’s income tax expense calculated at the current tax rates and the tax expense (income) recorded in the results of the period for the year 2022 with a rate of 26% and for 2021 of 5%, as detailed below:

	2022	2021
Earnings (loss) before tax	(410.004)	6.261
Income Tax rate	35%	31%
Income Tax	(143.501)	1.941
More (less) tax impact on:
Non-deductible expense	7.471	5.269
Exchange rate differences	28.462	(6.907)
Non-deductible tax	3	10
Presumptive interest	20	11
Total income tax provisions charged to income	(107.545)	324
Effective rate	26%	5%

22.5 Deferred Tax

Differences between the book value of assets and liabilities and their tax bases result in temporary differences in deferred, calculated and recorded taxes in the periods ended December 31, 2022, and December 31, 2021, based on the tax rates in force for the years in which such temporary differences will be reversed.

In the determination of the calculation will be made with the rate of 35% of income tax and complementary, according to the measurement of expenses for deferred tax, taking into account Decree 1311 of 2021 the difference in the equity is recognized the value of the deferred tax derived from the change of the rate corresponding to 5%, only this effect for the taxable year 2021.

	December 31,
	2022	2021
Assets deferred taxes	162.450	53.324
Liabilities deferred taxes	(4.714)	(9.915)
Deferred taxes assets (liabilities), net	157.736	43.409

The net movement of deferred taxes during the period is as follows:

	December 31,
	2022	2021
Balances as of January 1	43.409	5.961
Charge (credit) to the statement of results	107.544	(324)
Charge (credit) to the other comprehensive results	6.783	34.413
Position (credit) to utilities the accumulated surplus	-	3.359
Balance as of December 31	157.736	43.409

CREDIVALORES -CREDISERVICIOS S. A.
STATEMENT OF CASH FLOWS

PERIODS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

The movements of deferred taxes assets and liabilities during the period, without regard to the compensation of balances referred to the same tax authority, have been as follows:

	Portfolio Provision	IFRS 9 Adoption	IFRS 16 Adoption	Depreciation Fixed Assets	Provision Expenses	Valuation of Financial Instruments	Financial Instruments	Tax Loss	Total
Deferred taxes assets
Balance as of January 1, 2021	13.839	14.117	127	245	33	-	-	-	28.361
Charge (credit) to income statement	(1.561)	-	15	(58)	30	-	95	1.409	(70)
Charge (credit) to other comprehensive results	-	-	-	-	-	20.318	-	-	20.318
Charge (credit) to utilities or accumulated surpluses	2.047	2.352	24	31	11	-	16	234	4.715
Balance as of December 31, 2021	14.325	16.469	166	218	74	20.318	111	1.643	53.324
Charge (credit) to income statement	(9.884)		(111)	(83)	138		(111)	112.394	102.343
Charge (credit) to other comprehensive results	-	-	-	-	-	6.783	-	-	6.783
Charge (credit) to utilities or accumulated surpluses	-	-	-	-	-	-	-	-	-
Balance as of December 31, 2022	4.441	16.469	55	135	212	27.101	-	114.037	162.450

	Valuation of Financial Instruments	Intangibles	Impairment Financial Instruments	Shares	Available in Foreign Currency	Total
Deferred taxes liabilities
Balance as of January 1, 2021	14.062	1.859	6.205	274	-	22.400
Charge (credit) to income statement		750	(1.199)	175	529	255
Charge (credit) to other comprehensive results	(14.062)	-	-	(34)	-	(14.096)
Charge (credit) to utilities or accumulated surpluses	-	435	833	-	88	1.356
Balance as of December 31, 2021	-	3.044	5.839	415	617	9.915
Charge (credit) to income statement		837	(5.706)	259	(591)	(5.202)
Charge (credit) to other comprehensive results	-	-	-	-	-	-
Charge (credit) to utilities or accumulated surpluses	-	-	-	-	-	-
Balance as of December 31, 2022	-	3.881	133	674	26	4.714

CREDIVALORES -CREDISERVICIOS S. A.
STATEMENT OF CASH FLOWS

PERIODS ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Deferred tax assets outstanding assets are recognized to the extent that the corresponding tax benefit is likely to be made through future tax benefits. The Company has recognized all deferred tax assets and liabilities.

22.6 Effect of current and deferred taxes in each component of other comprehensive income in equity:

The effects of current and deferred taxes in each component of other comprehensive income in equity are as follows:

	December 2022			December 2021
	Amount before tax	Deferred tax income (expense)	Net	Amount before tax	Deferred tax income (expense)	Net
Items that may be subsequently reclassified to income
Effect of changes in fair value on the valuation of derivative financial instruments	(19.379)	6.782	(12.597)	(104.924)	34.380	(70.544)
Shares	-	-	-	(344)	34	(310)
	(19.379)	6.782	(12.597)	(105.268)	34.414	(70.854)

22.7 Tax uncertainties

Income tax and supplementary returns that are open for review by the Tax Authorities are as follows:

Period	Declaration	Date presentation	Amount	Observations

2019	Rent		No oversight by the DIAN.
2020	Rent		No oversight by the DIAN.
2021	Rent		No oversight by the DIAN.

Of the above statements, the Tax Authority has not initiated review processes for the taxable years 2019, 2020 and 2021.

No comments and/or adjustments are expected from the process of reviewing income tax and supplementary returns by the tax authorities.

Performing deferred taxes assets

In future periods, it is expected to continue generating taxable net income against which to recover the values recognized as deferred taxes assets. Estimation of future fiscal results is based primarily on tax projections.

22.8 Annual Statement of Assets Held Abroad

Law 1739 of 2014 created an annual declaration of assets held abroad to be submitted by all those paying Income and Ancillary Taxes who are obliged to pay tax on (i) their global income; (ii) their equity held both at home and abroad; and (iii) assets held abroad.

The information required in order to identify the taxpayer as stipulated by the corresponding tax regulations is as follows:

✓	Discrimination of assets held by the Company abroad on January 1, the value of which shall exceed 3,580 TVA (Tax Value Units), the value of the taxpayer’s equity, the jurisdiction in which the assets are located and the nature and type of asset.

✓	Discrimination of assets held by the Company abroad at January 1, the value of which shall not exceed 3,580 TVA (Tax Value Units) in order to declare these in their aggregate along with the jurisdiction in which the assets are located and the nature and type of asset.

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021
 (Stated in million of Colombian pesos)

NOTE 23. OTHER LIABILITIES

Below the detail of other liabilities:

	December 31, 2022	December 31, 2021
Credit card guarantee	-	912
Commission commercial force	7	16
Checks pending collection	18	754
Collection to be applied SG	103	-
Collections of managed loan portfolios	5.963	6.973
Collections pending application	13.251	18.243
Values received for third parties (23.1)	20.715	15.102
	40.057	42.000

23.1 Values received for third parties

Below the detail of other Values received for third parties

	December 31, 2022	December 31, 2021
Retailers collections	-	22
Voluntary and mandatory insurance collections	499	2.584
FGA guarantees’ collections	3.327	12.496
Free-standing trusts collections	16.889	-
	20.715	15.102

NOTE 24. EQUITY

Capital

Credivalores objective is to safeguard its capacity to continue as a business enterprise and maintain a financial structure that optimizes the cost of capital and maximizes returns for shareholders. The Company’s capital structure encompasses and includes the subscribed capital, retained earnings and reserves.

Capital management objectives are met by managing the portfolio as authorized by law and maintaining a consistent pace of generating profits from its structural revenue (portfolio interests and returns on investments) which results in institutional strengthening and provides the Company an opportunity to maintain its dividend distribution policy among its shareholders.

For the reporting periods, Credivalores indeed complied with the required minimum capital in the relation of solvency required by legal provisions and mandatory investments.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Authorized, and Paid in Capital

As of December 31, 2022, and December 31, 2021 Credivalores authorized and paid in capital is 135.194 represented in 4.784.954 shares, each of a nominal value of 28.254; respectively.

Credivalores-Crediservicios S.A.
Shareholder	December 31, 2022 Number of shares	%	December 31, 2021 Number of shares	%
Acon Consumer Finance Holdings S de RL	954.197	19.94%	954.197	19.94%
Crediholding S.A.S.	1.642.120	34.32%	1.642.120	34.32%
Lacrot Inversiones 2014 SLU	1.747.109	36.51%	1.747.109	36.51%
Acon Consumer Finance Holdings II S L	201.887	4.22%	201.887	4.22%
Direcciones de Negocio S.A.S.	1	0.00%	1	0.00%
Treasury shares	239.640	5.01%	239.640	5.01%
Total	4.784.954	100%	4.784.954	100%

	December 31, 2022	December 31, 2021
Number of authorized shares	6.469.661	6.469.661
Subscribed and paid shares	4.784.954	4.784.954
Nominal value	28.254	28.254
Subscribed and paid capital (nominal value)	135.194	135.194
Paid-in capital	71.170	71.170
Total capital plus premium	206.364	206.364

According to minutes 64 held on December 13, 2021, capitalization is made by 196,654 shares for a total value of $61,021 per share, of which $28,254 corresponds to the nominal value and $32,767 to the premium in placement of shares.

The following is a breakdown of the basic earnings per share:

	December 31, 2022	December 31, 2021
Ordinary shares (a)	2.278.169	2.278.169
Preferred shares (a)	2.506.785	2.506.785
Repurchased treasury shares	239.640	239.640
Total earnings per share	(63.211)	1.241

(a) The value of the shares as of December 31, 2022, and December 2020 correspond to the total number of outstanding shares held by Credivalores, 4.784.954.

As per the Company´s bylaws, both common and preferred stock have the same decision power and rights, and the preference of those shares is given by its hierarchy in the payment of dividends when declared by the Assembly and by the preferred right in the reimbursement in case of liquidation.

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

December 31, 2022

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	77.079	954.197	19.94%
Crediholding S.A.S	-	-	-	-	1.571.073	1.642.120	34.32%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	-	184.736	1.747.109	36.51%
Treasury Shares	-	-	-	239.640	-	239.640	5.01%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	8.986	201.887	4.22%
Direcciones de Negocio S.A.S.					1	1	0.00%
Total	835.834	1.107.832	563.119	239.640	1.841.875	4.784.954	100.00%

December 31, 2021

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	77.079	954.197	19.94%
Crediholding S.A.S	-	-	-	-	1.571.073	1.642.120	34.32%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	-	184.736	1.747.109	36.51%
Treasury Shares	-	-	-	239.640	-	239.640	5.01%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	8.986	201.887	4.22%
Direcciones de Negocio S.A.S.					1	1	0.00%
Total	835.834	1.107.832	563.119	239.640	1.841.875	4.784.954	100.00%

Treasury shares

	December 31, 2022	December 31, 2021
Treasury Shares Reserve	12.837	12.837
(Treasury Shares)	(12.837)	(12.837)
Total	-	-

The CVCS General Shareholders’ Meeting on April 2 of 2014, decided to establish a special reserve in the amount of 12,837 for the reacquisition of 239,640 shares. This reserve is in accordance with Articles 396 and 417 of the Commercial Code.

Reserves

Equity reserves as of December 31, 2022, and December 31, 2021 were comprised of the following:

	December 31, 2022	December 31, 2021
Legal reserve	11.017	11.017
Reserve to repurchased treasury shares	12.837	12.837
Occasional reserves	21	21
Total Reserves	23.875	23.875

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

Legal reserve

The Company is obliged to appropriate as a legal reserve 10% of its annual net profits, until the balance of the reserve is equivalent to 50% of the subscribed capital. The reserve is not distributable prior to the liquidation of the Company but may be used to absorb or reduce losses. Appropriations made more than the 50% are freely available by the general assembly.

In accordance with the decision taken at the general assembly, held on April 20, 2021, it was decreed that the profits of the year 2020 will be used to increase the reserve by $5,224.

Other reservations

The other appropriate reserves directly from the accumulated profits can be considered as reserves of free availability by the General Meeting of Shareholders.

NOTE 25. OTHER COMPREHENSIVE INCOME (OCI)

We present the detail below:

	December 31, 2022	December 31, 2021
Tax	27.004	20.223
Income tax OCI	27.004	20.223
Other comprehensive income	(76.475)	(57.097)
Shares	955	955
Financial instruments	(77.430)	(58.052)
Financial instruments Forward	(161)	(461)
Financial instruments Cross Currency Swap	-	18.902
Financial instruments Options	(60.195)	(81.386)
Financial instruments Coupon Only swap	(17.074)	4.893
Total	(49.471)	(36.874)

NOTE 26. REVENUE

Below, is a detail of revenue for the three and nine-months ended December 31, 2022, and 2021:

	December 31, 2022	December 31, 2021
Interests	286.838	321.286
Interest expense	(72)	(112)
Subtotal Interests (26.1)	286.766	321.174
Revenue from customer contracts (26.2)	113.128	115.452
	399.894	436.626

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

26.1 Interest

	December 31, 2022	December 31, 2021
CrediUno interest	74.894	107.929
CrediPóliza interest	24	1.576
TuCrédito loan interest	26.407	43.709
Tigo loan interest	6.446	10.803
SG Free-standing Trusts loan interest	343	-
TuCrédito transaction costs	(39.715)	(21.926)
CrediPóliza transaction costs	(4)	(83)
CrediUno transaction costs	(13.794)	(12.096)
Fair value TuCrédito	(16.302)	(3.332)
Sub-total Consumer loans	38.299	126.580
CrediPóliza late payment interest	153	355
TuCrédito late payment interest	1.307	1.293
SG Free-standing Trusts late payment interest	139	-
Consumer loan defaults	1.599	1.648
Joint operation interest	1.386	-
Subtotal Joint operation interest	1.386	-
Financial returns	4.432	3.691
BTG Pactual Financial returns	9.831	22.993
Current interests, Free-standing Trust	124.501	53.002
Income from FGA Alliance	14.520	33.170
Other income, Free-standing Trust	5.044	360
Current interests left off-balance	61.232	21.732
Premium for portfolio sale	25.922	57.998
Sub-total Other	245.482	192.946
Total Interests	286.766	321.174

26.2 Revenue from customer contracts

	December 31, 2022	December 31, 2021
Department store income and credit card channels income	-	2
Internal commission	195	377
Returned commission	287	286
Administration fee - life insurance plus	1.889	2.048
Shared financial consultancy fees	2.381	1.667
Financial Consultancy – Returns from Debtor life insurance	4.236	4.122
Brokerage Commission	8.208	7.813
Financial Consultancy- Returns Voluntary insurance policies	11.523	1.497
Collection fees	18.995	14.289
Administration fee – credit card	65.414	83.351
	113.128	115.452

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 27. OTHER INCOME

At the end of each period, movements corresponded to:

	December 31, 2022	December 31, 2021
Recoveries from Loan portfolio	1.461	649
Recoveries from previous exercises	593	223
Sickness Leave	54	10
Other	13	23
Tax refund	1	5
Other income recoveries	-	19
Refund insurance	-	11
	2.122	940

NOTE 28. OTHER EXPENSES

At the end of each period, movements corresponded to:

	December 31, 2022	December 31, 2021
Fees	27.524	27.223
Tax	16.919	12.194
Electronic data processing	9.884	10.149
Commissions	7.978	3.269
Technical assistance	4.049	4.990
Yields Invertors	4.018	3.158
Public services	3.959	3.645
Leases	2.840	2.424
Other	2.483	3.529
Transport	2.279	2.159
Publicity and advertising	1.918	1.215
Janitorial and Security services	904	839
Fines, penalties and awards	815	659
Insurance	763	1.466
Check risk central	552	803
Office supplies	495	402
maintenance and repairs	480	1.148
Travel expenses	434	180
Cost of representation	271	112
Legal expense	158	241
Temporary Services	82	161
Adaptation and installation	70	17
Publicity and advertising	4	6
Donations	-	15
	88.880	80.004

CREDIVALORES- CREDISERVICIOS S. A.

DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 29. NET FINANCIAL INCOME

Below is the detail of financial (net) costs, for the periods for three and nine months ended December 31, 2022, and 2021:

	December 31, 2022	December 31, 2021
Financial performances (29.1)	7.566	937
Financial income (29.2)	2.122	940
Total Financial Income	9.688	1.877
Forwards valuation (29.3)	(9)	(44)
Total Financial Expense	(9)	(44)
Net Financial Income (expense)	9.679	1.833

29.1 Corresponds to the returns generated by investments in financial institutions in which Credivalores has invested its resources.

29.2 Mainly corresponds to recovery of expenses of previous years and recovery of punished portfolio.

29.3 Corresponds to the valuation of fixed-rate investments at fair value.

NOTE 30. CONTINGENT ASSETS AND CONTINGENT LIABILITIES

a. Commitments Credit commitments

During ordinary business, Credivalores provides loan portfolio as guarantees to its funding sources, in which it irrevocably agrees to pay them in the event the client is unable to meet its obligations, with the same credit risk for loan portfolios.

Loan extension commitments represent unused portions of authorizations to extend credits as loans. With regard to the credit risk on commitments to extend lines of credit, Credivalores is potentially exposed to losses in an amount equal to the total unused commitments, if the unused amount were to be withdrawn in its totality; However, the amount of the loss is less than the total amount of the unused commitments because the majority of loan extension commitments are contingent once the client can maintain specific credit rating standards. Credivalores monitors the maturity dates of those credit limit commitments because long-term commitments have a higher credit risk than short-term commitments.

The following is a breakdown of unused lines of credit commitments and guarantees on December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Unpaid approved credits	530.529	291.322

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2022 AND 2021

(Stated in million of Colombian pesos)

NOTE 31. RELATED PARTIES

The Company’s Board of Directors and Senior Management, in their role as governing bodies, are fully aware of the responsibility related to managing the various risks to which the Company is exposed; likewise, they are fully aware of the Company’s processes and business structure so as to be able to provide support and adequate monitoring and follow-up.

The Company’s related parties are as follows:

1.	Shareholders with interests, a controlling stake or a joint stake of the Company, or significant influence over Credivalores.

2.	Members of the Board of Directors: Members of the Board of Directors (principals and alternates, along with their related parts).

3.	Key management personnel include the Company CEO and other C-level Officers, who are those who participate in the planning, direction and control of the Company.

4.	Affiliates: Companies in which Credivalores has significant influence, which is generally considered to be a share between 30% and 50% of their capital.

The most representative balances as of December 31, 2022, and December 31, 2021 with related parties are included in the following charts, with headings for definitions of the related parties recorded in the previous sections.

	Members of the Board of Directors (a) December 2022	Members of the Board of Directors (a) December 2021
Accounts payable	112	39
Operating expenses	206	202

	December 2022		December 2021
	Accounts receivable	Accounts Payable	Accounts receivable	Accounts Payable
Shareholders
Lacrot Inversiones 2014 S.L.U.	-	57	-	57
Crediholding S. A. S.	1.815	-	1.815	-

Accounts Receivable and Other Transactions
Ingenio la Cabaña S. A.	2.393	-	-	-
Inversiones Mad Capital S. A.	9.736	-	9.001	-
Finanza Inversiones S. A. S.	-	2.325	71.890	-
Banco Credifinanciera	497	6.825	11.436	6.942
Asficrédito	70.569	-	73.546	-

Stock Investments
Agrocañas	4.710	-	4.710	-
Inverefectivas S.	14.945	-	14.945	-
Total	104.665	9.208	187.343	6.999

CREDIVALORES- CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS

ENDED DECEMBER 31, 2022 AND 2021
(Stated in million of Colombian pesos)

Compensation received by key management personnel is comprised of the following:

	December 31,
Item	2022	2021
Salaries	3.798	3.507
Short-term employee benefits	344	222
Total	4.142	3.729

a. Members of the Board of Directors (principals and alternates, along with their related parts) as of December 31, 2022:

Directors

No.	Director	Alternate
1	Jose Miguel Knoell Ferrada	Cristiano Mathias Boccia
2	Maria Patricia Moreno Moyano	Liliana Arango Salazar
3	Vacant	Marcelo Jimenez
4	Rony Doron Seinjet	Vacant
5	Vacant	Vacant
6	Gustavo Adrián Ferraro	Carlos Manuel Ramon
7	Juan Camilo Ocampo	Vacant

Legal Representatives

No.	Representative
Manager	Eliana Andrea Erazo Restrepo
Alternate	Liliana Arango Salazar

32.	SUBJECT MATTER THAT QUALIFIES INTERNAL CONTROL

In accordance with the company´s statutes , the audit committee must be held quarterly and due to the resignation of two (2) members of this, it was not carried out in the last quarter of the year of 2022.

The administration will constantly maintain offers to interest parties to reduce times in case of unexpected resignations and to fill the vacancies in less time.

33.	SUBSEQUENT EVENTS

At the date of approval of the report, there are no known economic situations or events that may affect the figures and information presented here.

Credivalores Crediservicios S. A.

Financial Statements

For the periods ended December 31, 2020 and 2019

Report of the Auditor on the financial statements

To the Members of the Shareholders’ Assembly of
Credivalores Crediservicios S. A.

Opinion

I have audited the attached financial statements of Credivalores Crediservicios S.A., which include the statement of financial position as of December 31, 2020 and the statements of income, comprehensive income, changes in equity and cash flows for the year ended that date, and the notes to the financial statements that include a summary of significant accounting policies.

In my opinion, the accompanying financial statements, faithfully taken from the books, present fairly, in all material respects, the financial position of Credivalores Crediservicios S.A. as of December 31, 2020 and the results of its operations and its cash flows for the year ended on that date, in accordance with the Accounting and Financial Reporting Standards Accepted in Colombia.

Basis for the opinion

I carried out my audit in accordance with the Financial Information Auditing Standards Accepted in Colombia. My responsibilities under those standards are described below in the Responsibilities of the Auditor in relation to the audit of the financial statements section of this report.

I am independent of Credivalores Crediservicios S.A. in accordance with the Code of Ethics for Professional Accountants of the International Ethics Standards Board for Accountants (IESBA) together with the ethical requirements that are applicable to my audit of the financial statements in Colombia and have complied the other ethical responsibilities in accordance with these requirements and with the IESBA Code of Ethics.

I believe that the audit evidence I obtained is sufficient and appropriate to provide a basis for my audit opinion.

Responsibilities of the administration and those in charge of managing the Entity regarding the financial statements

Management is responsible for the adequate preparation and fair presentation of the attached financial statements, in accordance with the Accounting and Financial Reporting Standards Accepted in Colombia, and for the internal control that management considers necessary for the preparation of these financial statements. is free from material misstatement due to fraud or error.

In preparing the financial statements, management is responsible for evaluating the Entity’s ability to continue as a going concern, disclosing, as appropriate, matters related to the going concern basis and using the going concern basis of accounting. ongoing, unless the administration intends to liquidate the Entity or cease its operations, or there is no other more realistic alternative to doing so.

Those in charge of managing the Entity are responsible for supervising the Entity’s financial information reporting process.

Responsibilities of the Auditor in relation to the audit of the financial statements

My objective is to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an audit report containing my opinion. Reasonable assurance is a high degree of assurance, but it does not guarantee that an audit conducted in accordance with the Financial Reporting Auditing Standards Accepted in Colombia will always detect a material error when it exists.

Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of the financial statements.

As part of an audit in accordance with the Financial Reporting Auditing Standards Accepted in Colombia, I apply my professional judgment and maintain an attitude of professional skepticism throughout the audit. Also:

●	I identify and assess the risks of material misstatement in the financial statements, due to fraud or error; I design and apply audit procedures to respond to said risks; and obtain sufficient appropriate audit evidence to provide a basis for my opinion. The risk of not detecting a material misstatement due to fraud is higher than that of a material misstatement due to error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	I obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

●	I evaluate the suitability of the accounting policies applied and the reasonableness of the accounting estimates and the corresponding disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern accounting principle and, based on the audit evidence obtained, conclude on whether or not a material uncertainty exists related to events or conditions that may cast significant doubt on the the Entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my audit report to the relevant disclosures in the financial statements or, if such disclosures are inadequate, to express a modified opinion. My conclusions are based on the audit evidence obtained up to the date of my audit report. However, future events or conditions may cause the Entity to cease to be a going concern.

●	I evaluate the overall presentation, structure and content of the financial statements, including the information disclosed, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

I communicate to those charged with management of the Entity, among other matters, the planned scope and timing of the audit and the significant findings of the audit, as well as any significant deficiencies in internal control that I identify during the course of the audit.

Report on other legal and regulatory requirements

The administration is also responsible for compliance with regulatory aspects in Colombia related to accounting document management, the preparation of management reports, the timely and adequate payment of contributions to the Comprehensive Social Security System. My responsibility as Auditor in these matters is to carry out review procedures to issue a conclusion on their adequate compliance.

Based on the above, I conclude that:

a)	The accounting of the Entity during the year ended December 31, 2020 has been carried out in accordance with legal standards and accounting techniques and the recorded operations comply with the statutes and the decisions of the Shareholders’ Assembly and the Board of Directors.

b)	Correspondence, account receipts, minutes and Share register books are properly maintained and preserved.

c)	There is agreement between the accompanying financial statements and the management report prepared by the administrators. The administrators in the management report write down that they did not obstruct the free circulation of invoices issued by sellers or suppliers.

d)	The information contained in the self-assessment declarations of contributions to the Comprehensive Social Security System, particularly that relating to the affiliates and their contribution base income, has been taken from the records and accounting supports. As of December 31, 2020, the Entity is not in arrears for contributions to the Comprehensive Social Security System.

In compliance with the responsibilities of the auditor contained in Sections 1 and 3 of the Article 209 of the Commercial Code, related to the evaluation of whether the acts of the administrators of Credivalores Crediservicios S.A. conform to the statutes and the orders and the instructions of the Shareholders’ Assembly and whether there are and are adequate internal control measures, conservation and custody of the assets of the Company or of third parties that are in its possession, I issued a separate report dated April 2, 2021.

Andrés Leonardo Nova Martínez
Auditor
Professional Card No. 133.670-T
Designated by PwC Contadores y Auditores S.A.S.
2 de abril de 2021

CREDIVALORES CREDISERVICIOS S. A.
STATEMENT OF FINANCIAL POSITION
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

	Notes	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	8	264.299	163.851
Financial Assets at fair value through profit or lost
Equity Instruments	9	16.938	8.715
Derivatives Instruments	17	243.444	210.830
Loan portfolio	11	20.015	19.324
Total financial assets at fair value		280.397	238.869
Financial Assets at amortized cost
Consumer loans		1.747.353	1.424.958
Microcredit loans		5.772	5.863
Impairment	11	(266.972)	(192.847)
Total Loan portfolio, net	11	1.486.153	1.237.974
Accounts receivable, net	12	428.978	386.189
Total Financial Assets at amortized cost		1.915.131	1.624.163
Investments in Associates and Affiliates	10	10.966	10.963
Current tax assets		14.858	13.542
Deferred tax assets, net		5.961	11.053
Property, plant and equipment	13	575	1.159
Assets for right of use	14	6.020	5.902
Intangible assets other than goodwill, net	15	55.452	53.892
Total assets		2.553.659	2.123.394
Liabilities and equity
Liabilities:
Financial Liabilities at fair value
Derivative instruments	17	16.791	32.188
Total Financial Liabilities at fair value		16.791	32.188
Financial Liabilities At amortized cost
Financial obligations	18	2.008.973	1.637.320
Other Lease Liabilities	18	6.429	6.258
Total Financial Liabilities At amortized cost		2.015.402	1.643.578
Employee benefits provisions	19	983	1.105
Other provisions	20	7.370	476
Accounts payable	21	153.330	100.273
Current tax liabilities	22.2	2.043	1.244
Other liabilities	23	49.568	61.833
Total liabilities		2.245.487	1.840.697
Equity:	24
Share capital		129.638	129.638
Treasury shares	24	(12.837)	(12.837)
Reserves treasury shares	24	12.837	12.837
Reserves	24	5.814	5.814
Additional paid-in capital		64.726	64.726
Other Comprehensive Income (OCI)	25	33.980	13.727
Retained earnings		90.700	85.650
IFRS convergence result		(21.910)	(21.910)
Net Income for the period		5.224	5.052
Total equity		308.172	282.697
Total liabilities and equity		2.553.659	2.123.394

The accompanying notes are an integral part of the financial statements.

CREDIVALORES CREDISERVICIOS S. A.
STATEMENT OF INCOME
PERIODS ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

	Notes	December 31, 2020	December 31, 2019
Interest Income and similar	26.1	290.980	275.186
Financial costs interest	18	(194.008)	(191.824)
Revenue from contracts with customers	26.2	85.550	97.003
Net Interest		182.522	180.365
Impairment of financial assets loan portfolio	12	(101.444)	(63.321)
Expense on accounts receivable provisions		(174)	(6.495)
Gross Financial Margin		80.904	110.549
Other Expenses
Employee Benefits		(13.839)	(15.953)
Depreciation and amortization expense	13 – 15	(5.915)	(6.774)
Depreciation right of use assets	14.1	(1.954)	(1.694)
Other	28	(68.878)	(76.871)
Total Other expenses		(90.586)	(101.292)
Net operating Income		(9.682)	9.257
Other Income	27	2.678	2.357
Financial income		3.535	478
Exchange rate differences	29	4.041	412
Financial Income		10.254	3.247
Derivative instrument valuation	29	6.971	(4.240)
Financial expense		6.971	(4.240)
Net financial income (expense)		17.225	(993)
Net Income before income tax		7.543	8.264
Income tax	22.3	(2.319)	(3.212)
Net income for the period		5.224	5.052
Net earnings per share		1.139	1.101

The accompanying notes are an integral part of the financial statements.

CREDIVALORES CREDISERVICIOS S. A.
TATEMENT OF OTHER COMPREHENSIVE INCOME
PERIODS ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

	December 31,
	2020	2019
Net income for the period	5.224	5.052
Other comprehensive income
Items that may be or are reclassified to profit or loss
Shares	(499)	526
Unrealized gains (losses) from cash flow hedges:
Valuation of financial derivatives Forwards	5.480	2.817
Valuation of financial derivatives Cross Currency Swaps	56.306	9.996
Valuation of financial derivatives Options	(32.214)	8.392
Income tax	(8.822)	(5.763)
Total other comprehensive income for the period	20.251	15.968
Total other comprehensive income	25.475	21.020

The accompanying notes are an integral part of the financial statements.

CREDIVALORES CREDISERVICIOS S. A.
STATEMENT OF CHANGES IN EQUITY
PERIODS ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

	Share capital	Additional paid-in capital	Treasury Shares	Reserves	Other Comprehensive Income (OCI)	IFRS convergence result	Retained earnings	Earnings for the period	Total
Balance as of January 01, 2018	120.899	58.442	(12.837)	18.651	(20.165)	(21.910)	78.298	809	254.317
Appropriation of earnings	-	-	-	-	-		7.352	(7.352)	-
Capitalization	5.716	6.284	-	-	-		-	-	12.000
Increases (decrease) in other comprehensive income	-	-	-	-	15.968		-	-	15.968
Net income for the period	-	-	-	-	-		-	5.052	5.052
Balance as of December 31, 2019	129.638	64.726	(12.837)	18.651	13.727	(21.910)	85.650	5.052	282.697
Appropriation of earnings	-	-	-	-	-	-	5.050	(5.050)	-
Capitalization	-	-	-	-	-	-	-	-	-
Increases (decrease) in other comprehensive income	-	-	-	-	21.180	-	-	-	21.180
Net income for the period	-	-	-	-	-	-	-	5.224	5.224
Balance as of December 31, 2020	129.638	64.726	(12.837)	18.651	34.907	(21.910)	90.700	5.226	309.101

The accompanying notes are an integral part of the financial statements.

CREDIVALORES CREDISERVICIOS S. A.
STATEMENT OF CASH FLOWS
PERIODS ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

	Notes	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net income before taxes		5.224	5.052
Reconciliation of net income before taxes and net cash provided by (used in) operating activities:
Depreciation of tangible assets	13	618	647
Depreciation of assets for rights of use		1.954	1.694
Amortization of intangible assets	15	23.349	11.652
Amortization of Call premium options	17.2	16.883	5.502
Allowance for impairment of loan portfolio	12	80.581	45.301
Impairment Accounts Receivable		174	6.495
Portfolio valuation measured at fair value	12	(691)	(987)
Fair value adjustments to financial assets	10	(3)	(597)
Income tax		(2.319)	(3.212)
Cash generated by trades
Income tax paid		(1.928)	(1.607)
Changes in operating assets and liabilities:
Increase (decrease) in loans		(328.760)	(140.750)
Decrease (increase) in accounts receivables		(42.962)	(62.034)
Increase (decrease) in accounts payable		53.054	4.377
Decrease (increase) in employee benefit		(122)	9
Decrease in provisions	20	6.894	133
Increase (decrease) in other liabilities		(12.265)	15.534
Net cash provided by (used in) operating activities		(200.317)	(112.791)
Cash flows from investing activities:
Net flow of investments in financial instruments		(8.722)	11.844
Net flow of property, plant and equipment		(36)	(1.019)
Acquisition of intangible assets		(24.910)	(10.286)
Net cash used in investing activities		(33.668)	539
Cash flows from financing activities:
Acquisition of financial obligations		1.940.403	597.156
Payment due on derivatives		(36.434)	11.584
Payment of financial obligations		(1.498.478)	(538.354)
Payment premium call options		(69.158)	-
Capitalization		-	12.000
Pay financial leases		(1.900)	(1.339)
Net cash provided by financing activities		334.432	81.046
(Decrease) Increase in cash and cash equivalents		100.448	(31.206)
Cash and cash equivalents at beginning of year		163.851	195.057
Cash and cash equivalents at end of year		264.299	163.851

The accompanying notes are an integral part of the financial statements.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

NOTE 1. REPORTING COMPANY

Credivalores Crediservicios S.A., (hereinafter “Credivalores”, the “Company” or “CVCS”), is a stock company registered for business in Bogotá - Colombia, located at Carrera. 7 No. 76-35 P 7, and a website at www.credivalores.com.co. The Company was incorporated by means of Public Deed No. 420 dated February 4, 2003 drawn up before the Public Notary No.1 of the Circuit of Cali. The term of duration of the Company is twenty years as of the date of the aforementioned deed.

The merger of two companies, Crediservicios S.A. and Credivalores S.A. was registered by means of Public Deed No. 4532 of December 12, 2008.

The merger was unanimously approved by the General Meeting of Shareholders of both companies on July 31, 2008, whereby it was determined that Crediservicios S.A. (the surviving company), would continue to legally exist after taking over Credivalores S.A. which would cease to exist (being dissolved but not liquidated). In addition, the equity of Credivalores S.A. was merged with that of Crediservicios S.A. by means of acquiring the assets and assuming the liabilities of both companies, as agreed on by both company’s legal representatives,

This merger agreement was reported to the Colombian Superintendence of Industry and Commerce, which did not report any objections to the aforementioned process. Credivalores S.A. (the acquired company) was incorporated by means of Public Deed No. 1906 dated May 13, 2003, drawn up before the Public Notary No. 1 of the Circuit of Cali, and duly registered with the Chamber of Commerce of Cali on May 21, 2003, under Registry Number 3501 Book IX. Subsequently, the Company changed its name from Crediservicios S.A. to Credivalores- Crediservicios S.A.S, becoming a simplified stock corporation, by means of the Public Deed No. 529 dated February 27, 2009 drawn up before the Public Notary No. 1 of the Circuit of Cali.

By means of Minutes No. 16 dated February 23, 2010 of the General Meeting of Shareholders, duly registered before the Chamber of Commerce on March 19, 2010; the Company became a simplified joint stock company with the name of Credivalores-Crediservicios S.A.S. under Registration Number 3074 of Book IX.

By public deed No. 3175 of notary No. 73 of Bogota D.C. as of September 28th, 2019, registered July 9th, 2019 under Number 02484244 Book IX, the company changed its name from CREDIVALORES - CREDISERVICIOS S. A. S. to CREDIVALORES - CREDISERVICIOS S. A. and its social reason to Sociedad Anonima.

The Company’s business purpose is to originate consumer loans, including payroll deduction loans, to private individuals or legal entities, using both its own funds and other sources of funding permitted by law. In carrying out these activities, the Company may:

a)	Perform risk assessments,

b)	Service and manage loans or lines of credit, including but not limiting the collection and registration of these obligations,

c)	Purchase and sell loans, securities, and loan portfolios,

d)	Borrow funds and enter into transactions allowing the Company to obtain the funds required to perform its corporate purpose,

e)	Act as co-signer, guarantor, surety or collateral provider to raise funds in order to finance its activities that may be undertaken, structured or implemented through trust arrangements, and

Perform any other activities that are required as part of the Company’s normal course of business, such as: (i) acquiring, encumbering, limiting the domain or disposing of fixed assets (ii) acquiring and using trade names, logos, trademarks and other industrial property rights; (iii) investing in existing companies, or creating new ones, providing that these companies have the same or similar business activities as the Company or that should relate in any way to its own corporate purpose; (iv) entering into partnerships or contracts with third parties to carry out its corporate purpose; (v) guaranteeing its own and third-party obligations.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

The funds used by the Company for carrying out its business activities shall be lawfully sourced and therefore the Company shall be prohibited from raising money by means of large scale or regular deposits from individuals, pursuant to current legislation. The Company is not under the supervision of the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) since it is not considered to be a financial institution in accordance with Colombian legislation, nor is it allowed to carry out brokerage of instruments registered with the Colombian National Registry of Securities and Issuers (RNVE).

The Company is prohibited from raising money through large-scale and regular deposits from individuals, complying with the stipulations in the financial and exchange regulations.

Credivalores has the following branches nationwide: Aguachica, Armenia, Barrancabermeja, Barranquilla, Bucaramanga, Cali, Cartagena, Cartago, Ciénaga, Cúcuta, El Paso, Florencia, Girardot, Ibagué, La Dorada, La Jagua de Ibirico, Lomas, Magangué, Manizales, Medellín, Mocoa, Montería, Neiva, Palmira, Pasto, Pereira, Popayán, Riohacha, Sahagún, San Andrés, Santa Marta, Sincelejo, Tunja, Valledupar, Villavicencio, and Yopal.

In June 2019, a 12,000 million capitalization was completed. The ownership of the Company after this capitalization is as follows:

Shareholders	Ownership
Crediholding S.A.S.	34,24%
Lacrot Inversiones 2014, S.L.U	36,43%
Acon Colombia Consumer Finance Holdings, S.L.	19,90%
Acon Consumer Finance Holdings II, S.L.	4,21%
Direcciones de Negocio S.A.S.	0,01%
Treasury Shares	5,21%
Total	100,00%

Covid-19 impacts

Since the first months of 2020, Coronavirus (COVID-19) has spread around the world, leading to the closure of production and supply chains and disrupting international trade, which could lead to a global economic slowdown and adversely affect various industries. Global authorities including Colombian authorities have had to take, among other measures, the temporary closure of establishments and the quarantine of persons in various areas, implying that employees, suppliers, and customers are unable to carry out their activities for an indefinite period of time. This situation could have adverse material effects on the results of the Company’s operations, financial situation and liquidity, which are being evaluated daily by the administration to take all appropriate measures to minimize the negative impacts that may arise from this situation. The impacts that have been generated by this situation have been recognized in the financial statements.

The main impacts observed on the Company’s financial situation and operations are described below.

Impairment of financial instruments

Financial instruments within the scope of IFRS 9’s expected credit loss model (PCE) (loans, trading accounts and other receivables, unmeasured debt instruments at fair value with changes in results, contractual assets, lease receivables, financial guarantees and loan commitments) have been assessed considering COVID-19 impacts on the PCE.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Impacts have been generated mainly by the following two aspects:

●	The PCE’s own estimate that it considers to be:

Credit risk (risk of non-compliance), which has increased in relation to debtors’ businesses, has been adversely affected and which has increased THE PCE’s percentages by 36.2%;

The amount at risk (default exposure), taking into account that affected debtors have resorted to unused credit quotas for approximately $323,608, and a two (2) months increase

In addition, in considering forward-looking information (including macroeconomic information) there has been a significant increase in the credit risk considered to measure expected credit losses; and additional negative scenarios have been included to the scenarios previously had in the entity’s expected credit loss model.

This led to an increase in impairment provisions of financial assets measured at the amortized cost of $80.58 3as of December 31,2020.

Fair values - Financial Instruments

Market price volatility as a result of the spread of COVID-19 affected the fair values of assets and liabilities that are measured for accounting purposes at fair value at the date of submission of financial information. However, the entity measures its principal assets and liabilities at amortized cost with hedging strategies that mitigated much of these effects.

Fair values - Non-financial assets

The fair value of properties, plant and equipment measured by revalued cost and investment properties is determined by external and independent property appraisers, who have recognized professional qualifications and recent experience in the location and category of the property being valued.

During 2020, losses in investment properties worth$517 were recognized in the statement of comprehensive income.

Measuring financial instruments - Leases

Landlords and tenants have conducted renegotiation processes of the terms of their lease agreements, a result of which landlords have granted tenants concessions of some kind in connection with lease payments. The entity has considered in the role of tenant the posting of these concessions as if they were not modifications which has involved the recognition of profits in the income statement worth$278.

Other issues

Results worth$6 were charged in connection with the depreciation of properties, plant and equipment and intangibles that are determined based on straight-line methods despite not being being used for a few months. The establishment of passive provisions was assessed as of December 31, 2020 without decisions involving the emergence of present obligations that have a high likelihood of exit of resources.

Business on the move

The outbreak of the COVID-19 pandemic and the measures taken by the Colombian government to mitigate the spread of the pandemic have significantly impacted the economy. These measures forced the Company to curb its activities in several locations for periods of three to six months during the year. This has negatively impacted the Company’s financial performance over the run of the year, however, its liquidity situation was positive thanks to the US$300 issue, before starting pandemic.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

There is still great uncertainty about how the outbreak will affect the Company’s business and customer demand for its products in future periods. Therefore, management has modeled scenarios considering a period of 12 months from the date of authorization of these financial statements. The assumptions modeled are based on the estimated potential impact of COVID-19 restrictions and regulations and the responses proposed by management. The base case scenario includes the benefits of actions already taken by management to mitigate the impacts caused by COVID-19. It is assumed that there may be new business closures for additional weeks. In this base scenario, the Company is expected to continue to have sufficient leeway with the support of available funding.

The most severe downstage, which is considered prudent but plausible, would have a significant adverse impact on the Company’s businesses, including its cash flows. In response, management has the ability to take the following mitigation actions to reduce costs, optimize cash flow, and preserve liquidity:

●	Reduce, defer or cancel discretionary spending; And

●	Freezing non-essential hires.

Based on the Company’s liquidity position at the date of authorization of these financial statements, and in light of the uncertainty surrounding the future development of the outbreak, management continues to have a reasonable expectation that it will have adequate resources to continue in operation for at least the next 12 months and that the operating company’s accounting base remains adequate.

These financial statements have been prepared on a running business basis and do not include any adjustment to book values and classification of reported assets, liabilities and expenses that might otherwise be required if the on-going business base were not appropriate.

NOTE 2. BASIS FOR PREPARATION OF THE FINANCIAL STATEMENTS AND SUMMARY OF THE MAIN ACCOUNTING POLICIES

2.1	Basis of Presentation

The financial statements as of December 31, 2020 and December 31, 2019 were prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Council (IASB).

These financial statements were authorized by the Company’s Management on March 31, 2021.

The Financial Statements of Credivalores have been prepared in line with the Financial Reporting and Accounting Standards accepted in Colombia FRAS - IFRS established by Law 1314 of 2009, regulated by Regulatory Decree 2420 of 2015, modified by Decree 2496 of 2015. These Financial Reporting and Accounting Standards correspond to the International Financial Reporting Standards (IFRS), officially translated and authorized by the International Accounting Standards Board (IASB) on December 31, 2016.

Law 1314 of July 13, 2009 regulated the financial reporting, accounting and data security standards and principles accepted in Colombia and identified competent authorities, established the procedure for issuing the standards and determined the entities responsible for monitoring compliance. This law was regulated by means of the following decrees:

a)	2784 of December 28, 2012
b)	1851 of August 29, 2013
c)	3023 of December 27, 2013
d)	2267 of November 11, 2014

Decree 2615 dated December 17, 2014 came into effect on January 1, 2016. Decree 2615 contains the international accounting and financial reporting standards in force as of December 31, 2013 and their corresponding amendments issued by the International Accounting Standards Board IASB in force today. With this, the regulatory technical framework contained in the annex to Decree 2784 dated December 28, 2012 and Decree 3023 dated December 27, 2013 was revoked.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Credivalores reports comparative information from the immediately previous period for all values included in the current period’s financial statements and includes comparative explanations, when necessary, to ensure the current period’s financial statements are understandable.

Leases

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

●	Fixed payments (including substantial fixed payments), minus any lease incentives receivable

●	Variable lease payment based on an index or rate

●	Amounts that the tenant is expected to pay under residual value guarantees

●	The exercise price of a purchase option if the tenant is reasonably sure to exercise that option, and

●	Payments of fines for terminating the lease, if the condition of the lease reflects that the tenant exercised that option.

Lease payments are deducted using the implied interest rate on the lease, if such rate can be determined, or the incremental indebtedness rate.

Right of Use Assets are cost-measured and include the following:

●	The amount of the initial measurement of the lease liability

●	Any lease payments made on or before the start date

●	Any direct initial costs, and

●	Restoration costs

Payments associated with short-term leases and low-value asset leases are recognized under the linear method as an expense in the income statement. Short term leases have a term of 12 months or less. Low-value assets include computer equipment and small items in office furniture.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

2.2	Changes in accounting policies

LEASINGS- IFRS 16

In accordance with the provisions of the standard, the leases shall apply paragraph 46, whereas the modifications of the contracts, are contemplated by IFRS 16 so that the company assesses the practical solution. For the application of this:

The impact from the effects of the COVID -19 pandemic and the application of the practical resource are presented as of December 31, 2020:

●	Adjustment by valuation: 383

●	Depreciation adjustment: 191

●	Adjustment by financial cost: (54)

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

NOTE 3. JUDGMENTS AND CRITICAL ACCOUNTING ESTIMATES IN THE APPLICATION OF ACCOUNTING POLICIES

The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the implementation of accounting policies and reported amounts of assets and liabilities, and income and expenses.

Credivalores S.A. will disclose the nature and amounts of changes in accounting estimates that are significant and affect the current period or are expected to affect any impact in future periods. Information on the effect in future periods will not be disclosed if the estimate of the effect is not practical.

The financial statements, the significant judgments made by the administration in the application of the accounting policies of Credivalores and the main sources of uncertainty estimation were the same as those applied to the financial statements for the year ended December 31, 2019.

3.1	IFRS 9 – FINANCIAL INSTRUMENTS

IFRS 9 - financial instruments in lieu of the IAS 39 - financial instruments: recognition and measurement for the annual periods subsequent to January 1, 2018.

The company did not restate comparative information for 2017 for those financial instruments under the scope of IFRS 9. Therefore, comparative information for 2017 is reported according to IAS 39 and is not comparable to the information presented for 2018. The differences arising from the adoption of IFRS 9 – financial instruments have been recognized directly in earnings accumulated to 1 January 2018.

3.1.1	IMPAIRMENT MODEL

IFRS 9 – financial instruments, pose significant changes in the assessment of the impairment of financial instruments and, therefore, its associated risk. In particular, the standard proposes a new approach that pursues the identification of the significant increase of the risk of credit (SIRC) in an instrument before the identification of objective evidence of impairment (OEI).

From the above, the company has advanced in the construction of quantitative and qualitative criteria to identify the significant increase in the credit risk of an instrument. Although a quantitative criterion as the main principle is used to evaluate the (SIRC), qualitative criteria have also been developed in case that it is not possible to apply the quantitative criterion or that it cannot be used for specific financial assets.

Impairment related requirements are applied to financial assets measured at amortized cost and fair value with changes in other comprehensive income (FVOCI) whose business model remains to collect (contractual cash flows) and sell.

The expected credit loss model considers the prospective nature of loss tolerances for instruments, based on expectations of future behavior.

For the calculation of the expected loss of payroll and Credit Card products Credivalores has decided to use the Granular Amortization approach, considering the following aspects:

●	Exposure and corresponding risk parameters are calculated individually for each period.

●	Exposure and corresponding risk parameters are intended to be constant within each period, but may vary between periods of time.

●	The calculation of the EP is individual by period.

●	Calculations of PE12m and PE in life are performed by adding the individual PEs for each respective risk horizon (one-year, whole life).

●	Frequency of payment fixed according to its depreciation: monthly, quarterly, semi-annual, annual, among others.

●	The granular depreciation approach captures the dynamic behaviors of risk parameters at high granularity (more detailed).

Main sources of uncertainty

The central concept of impairment under the new IFRS 9 impairment model is based on a dual measurement approach that takes into consideration the current level of expected impairment of each loan, compared to initial recognition, and requires recognition of impairment over the difference between expected credit losses in 12 months, if no significant changes in risk have occurred since initial recognition; otherwise, a credit loss amount is recognized over the expected life of the financial instrument.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

This model is complemented with stress analysis and scenarios with variables that are not controlled by the Company, such as macroeconomic factors. To this end, the Company has developed a non-lineal statistical model (log–log model) that associates the level of overdue payments of the loan portfolio of Credivalores products with a set of available macroeconomic variables. The model indicates that the macroeconomic variables most closely correlated with performance of the Credivalores portfolio are the unemployment rate, the maximum allowable interest rate, the change in the CPI and the change in GDP.

The resulting model enables us to incorporate forecasts on the expected future behavior of these macroeconomic variables in order to calculate expected loan portfolio losses. Such effect has been quantified and included in the provisions recorded by the Company. It also enables performing sensitivity analysis on the performance of these variables, in face of uncertainty, on the performance of our portfolio. This information is presented below:

Sensitivity analysis under two assumed scenarios:

●	Pessimistic scenario: All the macroeconomic variables that are correlated with the portfolio move in a negative direction by one standard deviation.

●	Optimistic scenario: All the macroeconomic variables that are correlated with the portfolio move in a positive direction by one standard deviation.

3.2	Financial Assets Business Model

Credivalores makes an assessment of the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

●	The expected policies and objectives for the portfolio and the actual application of them In particular whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;

●	How the performance of the portfolio is evaluated and reported to Credivalores management;

●	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and

●	The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and its expectations about future sale activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how Credivalores stated objective for managing the financial assets is achieved and how cash flows are realized.

Assessment whether contractual cash flows are solely payments of principal and interest (SPPI).

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, Credivalores considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition.

Credivalores Crediservicios S.A.S. business model is based on granting consumer loans quickly through innovative products to middle- or low-income segments that are not served by the traditional financial system.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

The Company has developed a diversified platform with collection channels designed to minimize the risk of default and optimize the quality of its loan portfolio (minimize NPL), including: payroll deduction loans (discounted from payroll payments), credit card (collecting via public utilities bills), and financing for insurance policy premiums (revocable insurance where the insurer returns the portion of the premium that was not used in case of default).

The business model focuses on building alliances and agreements for origination and distribution of each one of our products, thus guaranteeing growth. The company has more than 720 agreements with employers that can issue payroll loans, exclusive agreements with public utility companies for invoicing and collecting via credit card, and alliances with third parties and insurers for the origination of the Credipoliza product.

The risk management systems are similar to those implemented by other Colombian financial entities and they take characteristics of the target market into consideration. These systems have been adjusted according to the experience and knowledge acquired over more than 14 years in the market.

Credivalores Crediservicios S.A.S. seeks to maintain various sources of funding on the local and international level from banking and capital markets.

This business model produces a portfolio of diversified products with limited geographic concentration and by loan amount.

The entity applies meaningful judgements to determine its business model to manage financial assets and to evaluate if the financial assets comply with the conditions established in the business model so they can be classified at fair value or at amortized cost. According to the aforementioned, some financial assets have been classified in investments at fair value and others at amortized cost. According to the business model the financial assets at amortized cost can be sold only in limited circumstances, such as when there are infrequent transactions, adjustments are made to the maturity structure of its assets and liabilities, when it is necessary to finance significant capital disbursements and when there are seasonal liquidity needs.

Investments in equity instruments at fair value have been classified with adjustments through profit or loss, considering that they are strategic investments for the company and, are expected to be sold in the near future.

Financial Assets at fair value

According to its business model the Company has determined that Tu credito payroll deduction loans will be measured at fair value when they meet the following conditions:

1.	Maximum term of 90 days as of the date of origination.

2.	Highest rating based on its compliance score.

Financial Assets at amortized cost (*)

The loan portfolio is classified at amortized cost when it meets the following criteria: Credivalores Crediservicios

S.A.S. business model is to hold these assets with the purpose of collecting their cash flows on specified dates, as per their contractual terms, and the contractual terms of the financial asset give rise on specified dates, to cash flows that consist of payments of principal and interest on the outstanding amount owed.

3.3	Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the company. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Variable lease payments

Some property leases contain variable payment terms that are linked to profit generated from a specific office. For individual offices, up to 100% of lease payments are on the basis of variable payment terms. Variable payment terms are used for a variety of reasons, including minimizing the fixed costs base for newly established offices. Variable lease payments that depend on profits are recognized in profit or loss in the period in which the condition that triggers those payments occurs.

Lease terms

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). The evaluation is reviewed if a significant event or a significant change in the circumstances affecting this evaluation occurs.

3.4	Seasonal nature of income and expenses.

The nature of the most important operations of Credivalores Crediservicios S. A is mainly related to traditional activities that are not significantly affected by seasonal factors.

NOTE 4. SUMMARY OF THE MAIN ACCOUNTING POLICIES

The following are the significant accounting policies applied by Credivalores in the preparation of these financial statements.

4.1	Materiality

The economic facts are presented in accordance with their relative importance or materiality.

For disclosure purposes, a transaction, event or operation is material when, because of its amount or nature, or knowledge or lack of knowledge thereof, and considering the circumstances surrounding it, it affects the decisions that may be made or the assessments that users can carry out in regards of the accounting information.

Upon preparing and presenting these financial statements, the materiality of the amounts recorded is determined in terms of total assets, current and non-current assets, total liabilities, current and non-current liabilities, equity or income for the year as appropriate.

As per the assessment of materiality, Management considers as material any entry, transaction or event for which the value is equal to or greater than the percentage that results from the application of the following table and any others deemed necessary because of their nature:

Item	Percentage of fair value
Asset	0.5%
Liability	0.5%
Equity	0.5%
Revenue	0.5%
Expenses	0.5%

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

4.2.1	Functional and reporting currency

These financial statements are presented in Colombian pesos, which is the functional and reporting currency of Credivalores.

Items included in the Company’s financial statements are stated in the currency of the primary economic environment in which the Company operates (Colombian pesos). All figures are stated in millions of Colombian Pesos and have been rounded to the nearest unit.

4.2.2	Transactions and Balances in Foreign Currency

Foreign currency transactions are recorded at the Company’s functional currency at the exchange rate prevailing on the transaction date. Monetary assets and liabilities in foreign currency are translated into the functional currency using the prevailing exchange rate at the reporting date of the statement of financial position. Non-monetary assets and liabilities denominated in foreign currencies in terms of historical costs are measured using the exchange rate at the transaction date. Financial instruments measured at fair value are translated using the exchange rate from the date the fair value was determined.

As of December 31, 2020, and 2019, the (COP/USD) exchange rates certified by the Superintendence of Finance were 3,432.50 and 3,277.14 per U.S. $1 respectively.

4.3	Cash and cash equivalents

Represent the Company’s high liquidity assets such as: bank account balances, remittances in transit and Time Deposits. Moreover, cash is recorded for petty-cash purposes.

Credit balances in transactions with a particular entity constitute obligations to that entity and, as such, must be reflected as a liability under bank loans and other financial obligations and/or checking account overdrafts. However, they are part of the Company’s liquidity management. In the above-mentioned circumstances, such overdrafts are included as a component of cash and cash equivalents.

Investments in money market funds with positions in short term liquid assets, with maturity shorter than three months will also be classified as cash and cash equivalents. In this case, the risk of price changes is insignificant and positions are held support short-term cash requirements rather than for investment or similar purposes.

Bank expenses and financial interests are recorded at the value reported in the corresponding bank statements. Daily financial returns are reported at the rate negotiated with the respective financial entity with adjustments made in relation to the nominal value reported in the statement at the close of each month.

4.4	Financial Instruments

Financial instruments

A financial instrument is a contract that results in a financial asset of one entity and a financial liability or equity instrument of another entity.

Date of recognition of financial instruments

Financial assets and liabilities are recognized in the financial statement when the Company becomes part of the contractual provisions of the instrument.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

4.4.1	Financial Assets

The Company classifies its financial assets into equity instruments, trading instruments, amortized cost investment instruments, credit instruments and accounts receivable.

At the time of initial recognition, a financial instrument is measured at fair value plus any direct attributable transaction costs, which are not included if the instrument is classified at fair value through changes in profit or loss. Typically, the fair value at the initial time of recognition is the price of the transaction itself, that is, the amount to be paid or received.

Credivalores recognizes loans and accounts receivable, trading and investment securities and other assets or liabilities on their effective dates.

Purchases and sales of financial assets that are regularly carried out are recognized on the transaction date or on the date on which the Company is required to purchase or sell the asset.

Subsequently, the Company measures its financial instruments at fair value or amortized cost based on the established business model and the contractual terms of the corresponding financial asset or liability.

i.	Amortized cost

Amortized cost is the cost of acquiring a financial asset or a liability plus or minus any capital repayments, cumulative amortizations (calculated using the effective interest rate method) with regard to any difference between the initial amount and the value repaid at maturity and minus any reduction for impairment.

ii.	Fair value

Fair value is the amount to be received should the asset be sold or the amount to be paid for transferring a liability as part of a transaction between market participants on the date on which the measurement is made. The most objective and commonplace definition of fair value is the price that would be paid in an active, deep and transparent market (“listed price” or “market price”).

When such values are available CVCS determines the fair value of an instrument using the prices listed on an active market for that specific instrument. A market is considered active if listed prices are readily and regularly available and represent real transactions that are performed regularly on a stand-alone basis.

Should no active market exist for a specific financial instrument CVCS determines its fair value using valuation techniques. These valuation techniques include using recent market transactions between knowledgeable, willing parties carried out on an arm’s length basis, should these exist, as well as the fair values of other financial instruments that are substantially the same, discounted cash flows and pricing models.

The valuation technique chosen makes use, to the maximum extent possible, of information obtained directly from the market, using the least amount of data estimated by CVCS, incorporating all those factors that would normally be considered by market participants for setting the price of such financial instruments and is consistent with generally accepted pricing methodologies.

Fair value estimates obtained from financial models are adjusted to consider other factors such as uncertainty on its risk or the liquidity model. Adjustments are included when CVCS believes that another market player uses these same estimates when determining the price of a transaction (See note 6).

The Company´s business model includes payroll loans at fair value with changes in profit and losses, whereby the loans originated within the 90 days prior to the date of the financial statements are valued at fair value. In order to estimate the fair value of these loans, which could be sold to financial institutions at a market price, the Company evaluates the lending rate of these loans within the reference market to evaluate the rate at which other financial institutions considered as peers and comparable to the Company will be willing to invest their resources and hold the payroll loans within their balance sheet.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Considering the results from the evaluation of the rates, the Company evaluates four variables to obtain the value of the adjusted rate applicable to the transactions to sell loan portfolio, according to internal criteria:

i)	The multiplier, which compares the Company’s rate to the market rate.

ii)	The value of the premium paid in these businesses, which results from discounting the future values of a loan originated at Credivalores’ lending rate using the market rate.

iii)	The rate is adjusted by the transaction cost associated to the loan portfolio.

iv)	The cash flows associated to the insurance policies applicable to the loan are also valued.

The methodology followed by the Company, uses the last three months reports from the Financial Superintendence as the source of information to determine the interest rate to discount the cash flows and complete the valuation of the final selling price of the loan portfolio.

The Company has determined that the fair value of the loan portfolio registered in its financial statements is type 3, since most of the criteria is internal.

4.4.2	Initial measurement of financial instruments

Financial assets and liabilities are initially measured at fair value, transaction costs that are directly attributable to the acquisition or issuance of financial assets and liabilities are aggregated or deducted from the fair value of them. For financial assets and liabilities measured at fair value with changes in results (FVPL), transaction costs directly attributable to the acquisition are immediately recognized in results.

Debt instruments held within a business model aimed at receiving contractual cash flows, whose cash flows are only capital and interest payments on the outstanding principal amount (SPPI), are subsequently measured at the amortized cost; debt instruments that are maintained within a business model whose objective is both to receive contractual cash flows and to sell debt instruments and which have contractual cash flows that are SPPI, are subsequently measured at fair value through another comprehensive result (FVOCI); all other debt instruments (e.g. debt instruments administered on a fair value basis, or held for sale) and capital investments are subsequently measured in FVPL.

4.4.2.1	Financial Assets at Fair Value

Credivalores Crediservicios S. A. S., in line with its business model, classifies its products according to the risk inherent in its portfolio. In general, its line of credit Tucredito (payroll deduction loans) is measured at fair value, given that its market niche is focused on placing “top-rated” loans.

Classification of “Tucredito” line of credit, based on the corresponding business model
Item	Tucredito portfolio segment	Measurement	Valuation
1	Performing loans subject to sale	Fair value	Market price.
2	Best rated loans with terms of less than a year (originated loans less than 90 days prior)	Amortized cost	(Indexed rate equivalent to amortized cost).
3	Performing loans with terms of more than one year (originated loans with terms of more than 90 days)	Amortized cost	(Indexed rate equivalent to amortized cost).
4	Past due loans	Amortized cost	Incurred loss model based on the expected loss.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

The policy established by the Company for measuring its loan portfolio, per the business model classification, is:

In line with its business model the Company has decided to measure the loans comprising the “Tucredito” line of credit at fair value based on the historical trading average since its loans are not impaired (and which, from their origination, are the best-rated 0 - 90 day loans) and since the Company has the possibility of selling them in the short term because of their excellent rating.

Unsold lines of credit, which were initially measured at fair value but which after 90 days of origination were impaired, will later be measured based on an indexed rate, which converts the amortized cost rate into an amount equivalent to their fair value.

4.4.2.2	Financial assets at amortized cost

Financial assets are classified at amortized cost only if the asset is kept within a business model whose objective is to maintain it to collect contractual cash flows and the contractual terms of the value give rise at specific dates to cash flows that are only payments of cash. capital and interest on the outstanding principal capital; Interest income is recognized using the effective interest rate method.

The effective interest method is a method used to calculate the amortized cost of an asset and allocate the income or cost in interest during the relevant period. The effective interest rate is the discount rate at which the present value of estimated future cash payments or those received over the expected life of the financial instrument, or, as appropriate, in a shorter period of time, is equal to the net book value in the beginning. To calculate the effective interest rate, the Company estimates the cash flows taking into account all the contractual terms of the financial instrument, including the transaction costs and the premiums granted minus the commissions and discounts, but without considering the future credit losses.

The Company classifies the following financial instruments at amortized cost:

Credivalores Crediservicios S.A. business model
Product	Measurement	Terms	Valuation	Features	Estimated % of Sales
Tucredito	Fair value	0-90 days as of date of disbursement	Market price	Current and best rated payroll loans	56,40%
	Amortized cost	> 91 days subsequent to date of disbursement	Equivalent indexed rate	Current and past-due payroll loan portfolio
Credipoliza	Amortized cost	Portfolio	Equivalent indexed rate	Financing for insurance policies	7,10%
Crediuno	Amortized cost	Portfolio	Equivalent indexed rate	Credit card	36,49%

4.4.3	Impairment

Under the guidelines of the accounting standard IFRS 9, Credivalores was changing its model of impairment loss incurred to expected loss, which is set based on a classification of operations in three stages:

●	Stage 1-assets without significant deterioration or in normal situation.

●	Stage 2-assets with a significant increase.

●	Stage 3-assets with objective evidence of impairment.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

The fundamental concept of the new model is based on an approach of dual measurement, depending on the Stage of the financial instrument classification: for Stage 1 damage is equal to the credit losses expected at 12 months, to stage 2 and 3 is equal to the credit losses expected lifetime. The following figure outlines the criteria of the standard.

For loss lifetime of the asset is used the same methodology of credit loss expected for a year, but instead of covering only the first year, calculated on the expected life of the contract including extension of the instrument options.

For the calculation of the expected loss of clearance and credit card products Credivalores has decided to use the depreciation Granular approach, considering the following aspects:

●	The exhibition and the corresponding risk parameters are calculated individually for each period.

●	Intended that the exhibition and the corresponding risk parameters are consistent within each period but may vary between periods.

●	The estimate of the EL is individual per period.

●	12 months EL and EL calculations in life, are made by adding the individual EL for each respective risk horizon (one year, lifetime).

●	Fixed according to its amortization payment frequency: monthly, quarterly, semi-annual, annual, among others.

●	The amortization approach granular capture the dynamic behavior of the parameters of risk in a high granularity (more detailed).

4.4.4	Impairment of non-financial assets

At each presentation date, Credivalores Crediservicios S.A.S. it reviews the carrying amounts of its property, plants and equipment and its intangible assets, in order to determine if there are indications of impairment and if there are any, the recoverable amount of the assets is estimated (whichever is greater between fair value and cost less the costs of disposal and the value of use). If the carrying amount exceeds the recoverable value, an adjustment is made so that the carrying amount decreases to the recoverable value, modifying the future depreciation charges in accordance with the remaining useful life

4.5	Equity Instruments

Investments that do not represent control or a significant influence over the investee.

All equity instruments are measured at fair value. Equity instruments held for sale are measured at fair value through profit and loss.

4.5.1	Investment in associate and affiliates

Investments in companies in which the Company does not have control, but has significant influence are called “Investments in Associates”. Investments in Associates are accounted for under the equity method.

The Company exercises significant influence over another entity if it owns, directly or indirectly, 20% or more of the voting power of the investee, unless it is clearly evidenced that such influence does not exist. They are initially recognized at cost, including costs directly related to the transaction. Subsequently to initial recognition, the consolidated financial statements include the company share of the net assets, net income or loss after income tax, and other comprehensive income of the investee, as long as the significant influence continues.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Investments in Associates are those in which the Company has direct or indirect control; that is, when all of the following conditions are met:

●	The Company has control over the entity; mainly, rights granting the Company the means of directing relevant activities that significantly affect the associate returns.

●	The Company obtains or is entitled to variable returns from the interests held in the associate.

●	The Company can use its power over the associate to influence the amount of income obtained by the former.

The Equity Method is an accounting method in which the investment is recorded initially at cost and then adjusted based on subsequent changes to the acquisition on the part of the investor in the net assets of the investee. Following this method Credivalores recognizes its equity in the associate through other comprehensive income and profit or loss for the period.

4.6	Accounts Receivable

Credivalores recognizes accounts receivable such as interest, commissions other than premiums from loan portfolio purchases, insurance and taxes.

For the initial measurement Credivalores will recognize an account receivable at fair value. Transaction costs directly attributable to the transaction will be directly recognized in the income accounts.

In the case of long-term (greater than one year) financial assets without explicit financing (contractually defined) the initially recognized value will be the future value discounted at the reference market rate for similar accounts receivable (amount, term) at the transaction date. Subsequently, long-term (greater than one year) financial assets without explicit financing (contractually defined) will be measured at amortized cost using the effective interest rate method. Short-term financial assets will not be subject to discounting.

In addition, interest must be recognized at a higher value in the account receivable.

The effective interest rate will be the rate corresponding to the market rate (where applicable) at the time the financing begins. If there is no market rate with similar characteristics the average internal lending rate will be used.

4.7	Leases

4.7.1	Assets acquired under leases

In their initial recognition, assets acquired under leases are classified as capital or operating leases.

Lease contracts classified as capital leases appear in the statement of financial position as property, plant and equipment for the Company’s own use or as investment properties, as applicable. These are initially recorded as an asset and or a liability simultaneously at the lesser of the fair value of the asset leased or the present value of the minimum lease payments. The present value of the minimum lease payments is determined using the interest rate implicit in the lease contract or, in its absence, an average interest rate used by the Company on the market. Any direct costs associated with taking the lease are added to the amount recognized as an asset.

Subsequent to the initial recognition, these are recorded in the same way as the property, plant and equipment for the Company’s own use or investment properties account where they were initially recorded. The amount recorded as a liability is included in the financial liabilities account and is recorded in the same way.

Payments made under operating lease agreements are recognized in the income accounts on a straight-line basis during the term of lease. The lease incentives received are recognized as an integral component of the total lease expense over its term.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

4.8	Property and Equipment

Property, plant and equipment for the Company’s own use include the assets, whether property or under finance lease agreements, held by the Company for its current or future use and which are expected to be used for more than one reporting period.

They are recorded in the statement of financial position at cost of acquisition plus the costs incurred in preparing these for use, less accumulated depreciation and, if applicable, estimated impairment losses resulting from comparing the net book value of each item with their corresponding recoverable amounts.

They are subsequently measured at cost less accumulated depreciation and impairment. Depreciation is calculated on a straight-line basis for the estimated useful life of the asset. The annual depreciation rates for each asset category are:

Type of asset	Total useful life	Residual value	Depreciation method
Furniture	3 to 10 years	Zero	Straight line
Vehicles	Between 5 and 10 years of age	Up to 10%	Straight line
Office equipment	3 to 10 years	Zero	Straight line
Computer and communication equipment	3 to 7 years	Zero	Straight line

Leasehold Improvements

Leasehold improvements are those made to rented property by means of a leasing agreement, as structured and designed to accommodate the entity’s normal course of business and are recognized as property and equipment.

4.9.	Intangible assets

Credivalores intangible assets correspond primarily to computer software, licenses, trademarks and insurance. Intangible assets are initially measured at cost of acquisition and subsequently at cost less any depreciation accumulated over their estimated useful life or any accumulated impairment loss. The Company analyzes whether there are external or internal signs of impairment to an intangible asset; any impairment losses or subsequent reversals are recognized in the income accounts for the period.

The following table shows the residual values, useful lives and depreciation methods for each type of asset:

Type of asset	Useful life	Residual value	Depreciation method
Software	1 to 3 years	Zero	Straight line
Licenses	1 to 3 years	Zero	Straight line
Trademarks	1 to 10 years	Zero	Straight line
Exclusive contracts	1 to 15 years	Zero	Gradient according to Income Associated with contracts
Databases	30 years	Zero	Straight line

4.10.	Income taxes

Income tax expense includes current and deferred taxes. Tax expenses are recognized in the profit or loss, except for items recognized in “Other Comprehensive Income” OCI or directly in equity.

Deferred taxes are recognized based on temporary differences arising between the tax bases of assets and liabilities and the carrying amounts in the financial statements that result in amounts that are either deductible or taxable upon determining tax profits or losses corresponding to future periods when the carrying amount of the asset is recovered or liabilities are paid or settled. However, deferred tax liabilities are not recognized if they derive from the initial recognition of goodwill; nor are deferred taxes recorded if the initial recognition of an asset or liability occurs in a transaction that is not a business combination and that affects either accounting nor taxable profit or loss. Deferred tax is determined using enacted or substantively enacted tax rates at the reporting date.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

Current income tax is calculated on the basis of the Colombian prevailing Tax laws. Management periodically assesses positions taken in its tax returns with regard to situations in which the applicable tax regulations are subject to interpretations and establish provisions when appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax assets are only recognized to the extent that it is probable that future taxable income is expected to be available to offset temporary differences.

Deferred tax liabilities arise from taxable temporary differences.

Deferred tax assets and liabilities are offset when there is a legal right to offset current deferred taxes against current tax liabilities, and when deferred tax assets and liabilities are related to taxes levied by the same tax authority on a single entity or different entities when there is an intention to offset the balances on a net basis.

4.11	Financial liabilities

A financial liability is any contractual obligation of the Company to deliver cash or another financial asset to another entity or person, to exchange financial assets or liabilities under conditions that are potentially unfavorable to the Company or a contract that will or may be settled using the Company’s own equity instruments. Financial liabilities are initially recorded at their transaction value, which, unless otherwise determined is similar to their fair value less transaction costs directly attributable to issuance. Subsequently, these financial liabilities are measured at amortized cost and their returns are recognized applying the effective interest rate method determined initially and charged to the income accounts as financial expenses.

Financial liabilities are only released from the statement of financial position when the obligations they generated or acquired are extinguished through either cancellation or renewed placement.

4.12	Derivative financial instruments and hedge accounting

Beginning January 2016, Credivalores adopted Hedge Accounting, and thus the impact in the Company’s financial statements of derivatives used for hedging purposes will be aligned to their accounting treatment in derivatives items (that is, payment of principal and interest of debt in foreign currency).

Credivalores mitigates foreign exchange risk of its indebtedness in foreign currency –mostly from the Notes issued under its Euro Commercial Paper Program– using financial instruments like non-delivery and delivery forwards with local financial institutions rated “AA-” or higher.

The Company aims to hedge the next interest payment due together with the principal of the Notes until their maturity, in tranches during the four weeks following the closing of the Note. Subject to a joint decision of the treasury and international funding areas, a portion of the principal may be left unhedged, but this should be hedged in a timely manner.

4.12.1	Fair-value hedge accounting

Fair value hedging: hedging exposure to changes in the fair value of recognized assets, liabilities, or firm commitments, or of an identified portion of such assets, liabilities or firm commitments which may be attributed to a particular risk and may affect the income for the period.

Changes in the forward contract debt due to exchange-rate differences are offset by changes in the forward contract price associated with the change in the market rate (TRM). The forward points will be recorded in Other Comprehensive Income (OCI) until the maturity date. That is, the fair value will have an effect on both income accounts and on OCI.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

4.12.2	Cash-flow hedge accounting

Cash-flow hedging: hedging of exposure to changes in cash flows that: (i) are attributed to a particular risk associated with an asset or liability (such as all or some of the future interest payments of a variable-rate loan), or to a highly probable forecast transaction, and; (ii) may affect the income for the period.

The net effect of market-value changes on coupon transactions will be recorded in Other Comprehensive Income (OCI); when the forward matures it will be recorded in the income accounts on the date when the coupon hedged is paid off.

4.13	Employee Benefits

Benefits for Company employees are short-term and include elements like the following, if they are to be paid in full before twelve months after the end of the annual reporting period in which employees provide related services:

(a)	wages, salaries and social security contributions.

(b)	paid leave and paid sick leave;

(c)	non-monetary benefits to current employees (such as medical care and per diem).

The Company will not need to reclassify an employee benefit to short term if the Company’s expectations about the settlement calendar change temporarily. However, if the benefit characteristics change (such as a change from non-cumulative to cumulative benefit), or if a change to the settlement calendar expectations is not temporary, then the Company must determine whether the benefit still meets the definition of short term employee benefits.

When an employee has provided services to the Company during the accounting period the amount (not discounted) of the short-term benefits to be paid for such services will be recognized:

(a)	as a liability after deducting any amount already paid. If the amount already paid exceeds the amount not discounting benefits, the Company will recognize this excess as an asset (prepayment of an expense), inasmuch as the prepayment results in a reduction of future payments or a cash reimbursement.

(b)	as an expense.

4.13.1	Short term paid leave

The Company will recognize the expected cost of short-term employee benefits as paid leave as follows:

a)	in the case of paid leave whose rights are accumulating as the employees provide the services that increase their right to paid leave in the future.

b)	in the case of non-cumulative paid leave when the leave occurs.

Short term paid leave includes:

(a)	Vacation.

(b)	Temporary illness or disability.

(c)	Maternity or paternity leave.

(d)	Jury duty.

(e)	Other short-term leave.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

4.14	Provisions and contingent liabilities

Lawsuit provisions are recognized when the Company has a current obligation (legal or assumed) derived from past events. A cash outflow is likely to be needed to settle the obligation and the amount has been estimated reliably. Restructuring provisions include lease cancellation payments and employee termination payments.

Where there are a number of similar obligations the likelihood that a cash outflow will be required is determined by considering the class of obligations as a whole. A provision is recognized even if the probability of a cash outlay with regard to any item included in the same class of obligations is immaterial.

Provisions are calculated at the present value of the disbursement expected to be needed to settle the obligation using a pre-tax discount rate that reflects current market measurements of the value of money over time and the specific risks attached to the obligation. An increase in the provision due to the passing of time is recognized as a financial expense.

4.14.1	Contingent Assets

The Company will not recognize any contingent asset. Contingent assets are not recognized in financial statements since this may result in the recognition of income that may never be realized. However, when the income is virtually certain to be realized then the related asset is not a contingent asset and should be recognized.

Contingent assets are assessed continually to ensure that developments are appropriately reflected in the financial statements. If it has become virtually certain that an inflow of economic benefits will arise the asset and the related income are recognized in the financial statements of the period when the change occurs.

4.14.2	Contingent Liabilities

The Company will not recognize any contingent liability. Contingent liabilities shall be continually assessed to determine if a cash outflow is likely to include future economic benefits. If it is expected that an outflow of future economic resources will be probable for an item previously dealt with as a contingent liability the corresponding provision is recognized in the financial statements of the period when the change in probability occurs (except in the extremely rare circumstances where no reliable estimate can be made of said amount).

4.15	Revenues

4.15.1	Revenues from interest and commissions

Revenues from ordinary activities are increases in economic benefits during a period that are generated through performance of ordinary activities and/or other revenues of Credivalores that increase equity.

Revenues are recognized:

●	When services have been provided and/or when the risks and benefits associated with the sold goods have been transferred. When the service is provided within the same reporting period, it is not necessary to record the level of progress, and instead 100% of the revenues are recorded in the same period.

●	When it is probable that economic benefits associated with the activity will be received.

●	When it is possible to reliably establish their amount.

●	The value of revenues is normally determined by means of an agreement between the Company and a third party. They are measured at the fair value of the consideration received or receivable, taking into account any discount, bonus or rebate provided by the Company.

Revenue from contracts with customers (other than interest income) policy applicable from January 1, 2018 IFRS 15 establishes a comprehensive framework to determine how much and when income is recognized, it replaced IAS 18, IAS 11 and other policies related to its interpretations, IFRIC 13, IFRIC 18 and SIC 31

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

●	Contract assets

A contract asset is Credivalores right to consideration in exchange for goods or services that Credivalores has transferred to a customer when that right is conditional on something other than the passage of time (for example, invoicing or delivery of other elements of the contracts).

Contract costs eligible for capitalization as incremental costs of obtaining a contract are recognized as a contract asset. Contract costs are capitalized when are incurred if Credivalores expects to recover those costs. Contract contracts are amortized on a systematic basis that is consistent with the transfer to the customer of the services when the related revenues are recognized. Contract costs capitalized are impaired if the customer is retired or if the asset’s carrying amount exceeds projected discounted cash flows relating to the contract.

●	Contract liabilities

Contract liabilities comprise Credivalores obligation to transfer goods or services to a customer for which Credivalores has received consideration from the end customer or the amount is due. Additionally, it includes deferred income relating to goods or services that will be delivered in the future, which are charged to a customer in advance but not yet due.

As set forth in IFRS 15, Credivalores uses the following approach to establish the classification, recognition and measurement of revenues from ordinary activities:

1.	Identify the contracts with customers.

2.	Identify the performance obligations associated with the contracts.

3.	Establish the transaction price.

4.	Assign the transaction price to each performance obligation identified.

5.	Recognize revenues when Credivalores satisfies the performance obligations by means of transfer to the client of control over the goods and the services or the supply to satisfaction of the promised services.

Credivalores satisfies a performance obligation and recognizes revenue over time, if one of the following criteria is met:

a)	Credivalores performance does not create an asset with an alternate use to Credivalores, and Credivalores has as an enforceable right to payment for performance completed to date.

b)	Credivalores performance creates or enhances an asset that the customer controls as the asset is created or enhanced.

c)	The customer simultaneously receives and realizes the benefits provided by Credivalores.

For performance obligations where one of the above conditions are not met, revenue is recognized at the point in time at which the performance obligation is satisfied.

When Credivalores satisfies a performance obligation by delivering the promised goods or services it creates a contract asset on the amount of consideration earned by the performance. Where the amount of consideration received from a customer exceeds the amount of revenue recognized this gives rise to a contract liability.

Revenue is measured based on consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Credivalores recognizes revenue when it transfers control over a good or service to a customer. Revenue is presented net of value added tax (VAT), rebates and discounts and after eliminating intra-group sales.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

The following tables show the different activities that the Company carries out:

Type of transaction	Description	IFRS standard
Commissions
Financial consultancy fees	Credit study fees	IFRS 15
Insurance returns	Insurance sales commissions upon placing loans.
Chain store commissions	Brokerage and channel (chain store) commissions.
Collection and handling fees	Fees for collections processes through legal proceedings.
Internal commission	Internal commission generated by intermediation channels.
SME commission	Deferred commission on placement of loans under the Micro-Credit line
FEE	Fee for handling the credit card, advance payments and offsetting through the channels of the Crediuno credit line.
Brokerage fee	It is the brokerage fee charged in the contract signed with FGA.	IFRS 15
Management fees
Crediuno	Management and handling fees for the Crediuno line.	IFRS 15
Payroll deduction loans	Management fees and disbursement fees for the Payroll credit line.
Credipoliza	Administration and handling fees for the Credipoliza line.
Plus life insurance	Management fee on the Plus life insurance policy of the Crediuno line.

Credivalores often enter into contracts that cover a number of different services. Such contracts might contain components within, and components outside, the scope of IFRS 15. Therefore, Credivalores only applies the guidance in IFRS 15 where it has contracts that are all or partly outside the scope of IFRS 9.

Main revenue streams earned by the Company from contracts with customers are the following:

●	Credit cards: Interchange fees, Annual-quarterly-monthly fees

There are contracts that create enforceable rights and obligations between Credivalores and the cardholders or merchants under which the Credivalores will provide services, sometimes in exchange for annual and other fees. The following are some of the services that might exist in a contract with a cardholder:

●	Payment processing service;

●	Insurance where Credivalores is not the insurer;

●	Fraud protection; and

●	Processing of certain transactions, such as purchases in a foreign currency and cash withdrawals.

The transaction price is allocated to each performance obligation based on the relative stand-alone selling prices of the goods or services being provided to the customer. The allocation of the transaction price to each of the separate performance obligations will not necessarily be required where there is more than one performance obligation, but the performance obligations are all satisfied at the same time or evenly over the period.

Performance obligations are fulfilled over time, taking into account that customers receive benefits as time goes on. Because the entity’s efforts or resources are expended evenly throughout the performance period, income is recognized on a linear basis during the period defined under the credit card conditions. The costs of plastic or security elements are capitalized as contract signing costs.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019
(Stated in millions of Colombian pesos)

●	Commissions:

Credivalores receive insurance commissions for introducing new clients to third party insurers, where the Credivalores does not underwrite the insurance policy itself. These commissions are usually paid periodically (for example, monthly) to Credivalores based on the volume of new policies (and/or renewal of existing policies) originating from clients introduced by the Credivalores. The transaction price might include an element of consideration that is variable or contingent on the outcome of future events, such as policy cancellations, which is estimated and included in the transaction price based on the most likely amount and it is included in the transaction price only when it is highly probable that the resolution of the uncertainty will not result in a significant reversal of revenue.

Performance obligations are fulfilled over time, taking into account that customers (insurers) receive benefits as time goes on. Where the commission calculation is made on a monthly basis or in a lower period, the total amount of the commission is recognized in the results when its determination is made. If the settlement of commissions is defined in periods higher than a monthly basis, the expected income to recognize revenues is estimated as time goes on.

Loan commitment fees are within the scope of IFRS 15 where it is unlikely that a specific lending arrangement will be entered into and the loan commitment is not measured at FVTPL. Loan syndication fees received by a Credivalores that arranges a loan and retains no part of the loan package for itself (or retains a part at the same Effective Interest Rate “EIR” for comparable risk as other participants) are within the scope of IFRS 15.

Income from performance obligations to provide such services, which are met at a point in time, are recognized when the particular event defined in the contracts occurs (e.g., approval of the syndicated loan). The obligations met over time are recognized during the period of the commitment; if they are received in advance, they are deferred for their periodic amortization; or if they are received upon expiration, they are estimated periodically.

4.15.2	Revenues from ordinary activities

Revenue from ordinary activities shall be measured at the fair value of the consideration received or to be received, and represent amounts to be collected for goods delivered, net of discounts and returns.

The Company recognizes revenues when the amount can be measured reliably, when future economic benefits will probably flow to the Company, and when specific criteria have been met for each activity, as described below:

4.15.2.1	Dividends

Credivalores recognizes dividends when the Company establishes the right to receive them.

When the right to receive them is established investments at fair value are credited to income accounts. For investments in associates, these are recognized using the equity method, deducting the investment amount.

4.16	Net earnings per share

To determine net earnings per share the Company divides the net income from the period attributable to shareholders, or controlling interest, between the weighted average common and preferred shares. Diluted net earnings per share is determined in the same way over net earnings, but the weighted average of outstanding shares is adjusted considering the potential diluting effect of stock options.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 5 - NEW FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS

5.1. New standards, amendments and interpretations included in the accepted accounting principles in Colombia

IFRIC 23 Uncertainty regarding the Treatment of Income Taxes

IFRIC 23 was issued in May 2017, this Interpretation clarifies how to apply the recognition and measurement requirements of IAS 12 when there is uncertainty regarding the treatment of income tax. In this circumstance, an entity recognizes and measures its asset or liability for deferred or current taxes by applying the requirements of IAS 12 based on taxable profit (tax loss), tax bases, unused fiscal losses, unused tax credits and tax rates determined by applying this Interpretation.

The Company will evaluate the potential impacts of this interpretation in its financial statements, without having identified situations that may require changes in the financial statements.

Amendment to IAS 37 Provisions, Contingent Liabilities and Contingent Assets - Cost of Fulfilling a Contract

The purpose of this amendment was published in May 2020, specifying the costs that an entity includes in determining the “cost of performance” of a contract for the purpose of assessing whether a contract is onerous; clarifies that direct contract fulfillment costs include both the incremental costs of fulfilling a contract and an allocation of other costs that relate directly to contract compliance. Before recognizing a provision separated by a onerous contract, for a onerous contract, the entity must recognize impairment losses on the assets used to fulfill the contract.

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Reform of the benchmark interest rate

After the financial crisis, reform and replacement of benchmark interest rates, such as LIBOR GBP and other interbank rates (IBOR), has become a priority for global regulators. There is now uncertainty about the timing and precise nature of these changes. In order to transition existing contracts and agreements that refer to LIBOR, adjustments to time differences and credit differences may be necessary to allow the two benchmark rates to be economically equivalent in the transition

Changes made to IFRS 9 Financial Instruments, IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures provide certain alternatives in relation to the reform of the benchmark interest rate. Alternatives relate to hedging accounting and have the effect that reforms generally should not cause hedge accounting to end. However, any coverage ineffability must continue to be recorded in the results state. Given the widespread nature of hedges involving interbank fee-based contracts (IBRs), alternatives will affect companies in all industries.

Accounting policies related to hedging accounting should be updated to reflect alternatives. Fair value disclosures may also be affected by transfers between levels of fair value hierarchy as markets become more or less liquid.

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Annual improvements to IFRS Standards cycle 2018–2020 The following improvements were completed in May 2020:

●	IFRS 9 Financial instruments: clarifies which commissions should be included in the 10% test for de-payments in financial liability accounts.

●	IFRS 16 Leases: Amends illustrative example 13 of the standard to remove the illustration of landlord payments related to improvements in leased property, to eliminate any confusion about the treatment of lease incentives.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The Company does not expect significant impacts from this modification, in any case it is evaluating the impact that these could have on the financial statements.

Conceptual Framework

The IASB has issued a revised Conceptual Framework to be used in decisions to establish rules with immediate effect. Key changes include:

●	Increase the importance of management in the purpose of financial information

●	Restoring prudence as a component of neutrality

●	Define an entity that reports, which can be a legal entity or a part of an entity

●	Review the definitions of an asset and a liability

●	Eliminate the probability threshold for recognition and add guides on account de-down

●	Add guides on different measurement bases

●	Indicate that profit or loss is the main performance indicator and that, in principle, income and expenditure on other comprehensive income should be recycled when this improves the relevance or faithful representation of financial statements.

No changes will be made to any of the current accounting rules. However, entities that rely on the Framework to determine their accounting policies for transactions, events or conditions that are not otherwise covered by accounting rules should apply the revised Framework as of January 1, 2020. These entities should consider whether their accounting policies remain appropriate under the revised Framework.

NOTE 6 - ESTIMATIONS OF FAIR VALUE

The Company may employ internally developed models for financial instruments that do not have active markets. Said models are mostly based on generally standardized valuation methods and techniques. Valuation models are primarily used to assess equity instruments not listed on the stock exchange, derivatives, debt securities and other debt instruments for which markets were or have been inactive during the financial period. Some components of these models may not be observable in the market and are estimated from assumptions.

The output of a model is always an estimate or approximate value that cannot be determined accurately, and valuation techniques used may not fully reflect all the factors relative to Credivalores positions, therefore the valuations are adjusted if necessary to include additional factors, such as country risk, liquidity risks and counterparty risks.

Fair value hierarchy has the following levels:

●	Level 1 entries are unadjusted prices quoted in active markets for assets or liabilities identical to those the entity can access on the measurement date.

●	Level 2 entries are entries other than the quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 entries cannot be observed for the asset or liability.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The fair value hierarchy in which the fair value measurement is fully classified is determined from the lowest level entry that is significant for fully measuring the fair value. For that, an entry’s importance is evaluated with regard to the fair value measurement in its totality. Financial instruments quoted in markets considered inactive but valued in accordance with quoted market prices, quotes from price providers or alternative price sources supported by observable entries, are classified in Level 2.

A fair value measurement that uses observable entries requiring significant adjustments based on unobservable entries is a Level 3 measurement. The evaluation of a particular entry’s importance in measuring the fair value in its totality requires an opinion, considering specific factors of the asset or liability.

The determination of what constitutes “observable” requires a significant opinion from Credivalores. The Company considers observable data that market data that is already available, distributed or updated regularly by the price provider, is reliable and verifiable, has no property rights, and is provided by independent sources that participate actively in the reference market.

6.1 Fair Value Measurement on a Recurring Basis

Level 2 input data elements include: the prices quoted for similar assets or liabilities at active markets; the quoted prices for assets or liabilities that are identical or similar in markets which are not active; input data other than quoted prices that are observable for the asset or liability and input data corroborated by the market. According to the above, Credivalores values derivative financial instruments with input data from fair value level 2.

The following table analyzes assets and liabilities (by class) within the fair value hierarchy, measured at fair value as of December 31, 2020 and December 31, 2019, on a recurring basis.

	December 31, 2020	December 31, 2019
	Level 2	Level 2
ASSETS
Investments in equity instruments	16.938	8.715
Hedging derivatives
Currency forward	7.108	10.771
Options	87.470	85.426
Cross Currency Swap	148.866	114.633
Consumer
Payroll deduction loans	20.015	19.324
Total fair value recurring assets	280.397	238.869

LIABILITIES
Hedging derivatives
Forward	16.791	103
Options	-	32.085
Total fair value recurring liabilities	16.791	32.188

6.2 Fair value determination

The methodology applicable to instruments for Credivalores is:

6.2.1	Forward valuation: The derivative’s fair value comes from an internal model. This model takes the exchange rate on the day after the valuation date and forecasts it to a future value using the devaluation curve through maturity date. After this the new forward market rate is compared to the agreed forward rate and the difference is expressed in present value using the IBR curve to calculate the derivative’s fair value.

6.2.2	Swap Valuation: the reasonable value of the derivative comes from an internal model. The valuations of the Interest Rate Swaps (IRS) and the Cross-Currency Swaps (CCS) are performed assuming a long and a short position on a bond; including in each case the principal of the operation. For the projection and discount of the cash flows we use current rates, to calculate the reasonable value of the derivative financial instrument.

6.2.3	Option Valuation: The reasonable value of the derivative comes from an internal model. The valuation of an option on its expiry date is the maximum between the premium and the difference between the exercise price and the spot price. For the projection and discount of the cash flows we use the current rates, to calculate the reasonable value of the derivative financial instrument.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

6.2.4	Loan portfolio valuations: Because these instruments do not have an active market, the Company has developed methodologies that employ market information for certain cases of unobservable data. The methodology seeks to maximize the use of observable data to arrive at the closest approximation of an initial price for assets and liabilities without an ample market.

The Company has implemented the following methodology to determine its loan portfolio´s Fair Value:

I.	Discount Rate: Determined by product considering market´s appetite for such product, as well as the default risk involved

II.	The model was built based on the following factors:

a.	Projected cash flows according to weighted average life for each product, using: Current Balance Average term to maturity, weighted average Rate

b.	Calculate present value of cash flows projected as per described in a) discounted at the discount rate previously described.

c.	Present value determined as per described in b) represents the loan portfolio´s fair value.

6.2.5	Equity instruments: Credivalores has equity investments in Agrocañas, representing less than 20% of the company equity and that in mutual funds. In general, the company is not listed on any public securities market, and therefore its fair value is determined using the adjusted net asset value method. For mutual funds fair value is determined through valuation of investment portfolios managed by the Trust, which are subject to an active securities market.

Credivalores defined Level 3 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring assets and liabilities at recurrent fair value.

ASSETS Equity Instruments	Valuation technique	Significant inputs (1)
	Adjusted net asset value	- Current Balance - Average term to maturity - Weighted average Rate - Unit value

6.2.6	Derivative financial instruments

Derivative financial instruments and hedge accounting:

A derivative is a financial instrument in which value changes respond to changes in one or more variables denominated as an “underlying” (a specific interest rate, the price of a financial instrument, a listed commodity, a foreign currency exchange rate, etc.), that has an initial net investment smaller than would be required for other instruments that have a similar response to the mentioned variable and that is settled in a future date.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Credivalores trades in financial markets, forward contracts, future contracts, swaps and options that fulfil the definition of a derivative.

Financial assets and liabilities from transactions with derivatives are generally not offset in the statement of financial position. However, when there is a legal and exercisable right to offset the recognized values and Credivalores intends to be settle them on a net basis or to realize the assets and settle the liability simultaneously, derivatives are presented as net values in the statement of financial position.

Derivative transactions are initially recognized at fair value. Subsequent changes in the fair value are recognized in profit or loss, unless the derivative instrument is designated as a hedging instrument and, in this case, the accounting criteria will depend on the nature of the hedged item, as described below.

At the beginning of the hedging transaction, Credivalores formally documents the relationship existing between the hedging instrument and the hedged item, including the risk management objective and strategy in undertaking the hedging relationship. It also documents its assessment, both initially as well as on a recurring basis, of whether the hedging relationship is highly effective in offsetting the changes in fair value or cash flows of the hedged items.

For fair value hedge of assets or liabilities and firm commitments, changes in the fair value of the derivative instrument are recognized in profit or loss, as well as any other change in the fair value of the asset, liability or firm commitment attributable to the hedge risk.

For cash flow hedge of a particular risk associated with a recognized asset or liability or a projected highly probable transaction, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income. The gain or loss relating to the portion that is not effective for hedging or that does not relate to the hedged risk is immediately recognized in profit or loss.

The values accumulated in other comprehensive income are transferred to profit or loss in the same period in which the hedged item is recognized in profit or loss.

Hedging of net investments in a foreign operation is recognized similarly to cash flow hedging: the effective portion of changes in fair value of the hedging instrument is recognized in other comprehensive income, and the ineffective portion of the changes in fair value of the derivative is recognized in profit or loss. The hedging instrument’s gains or losses accumulated in equity will be recognized in profit or loss when the net investment in foreign operations is sold in whole or proportionally, if partially disposed of.

Credivalores defined Level 2 financial instruments as those not traded in an active market, the following table provides information about valuation techniques and significant unobservable inputs when measuring derivative assets and liabilities at recurrent fair value.

	Valuation technique	Significant inputs (1)
ASSETS
Trading Derivatives
Currency Forward

- Underlying asset price Currency curve by underlying asset

- Forward exchange rates curve of the operation’s currency

- Implicit curves of exchange rates forwards

- Implicit volatilities matrixes and curves

Debt securities Forward	Discounted cash flow
LIABILITIES	Discounted cash flow

- Underlying asset price

- Currency curve by underlying asset

- Forward exchange rates curve of the operation’s currency

- Implicit curves of exchange rates forwards

- Implicit volatilities matrixes and curves

Derivatives held for trading
Currency Forward
Debt securities Forward

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

6.3 Determination of fair value of financial assets and liabilities recorded at amortized cost.

Below are the Company’s assets and liabilities at fair value and their book value:

	December 31, 2020		December 31, 2019
Fair value	Book Value	Fair Value Estimate	Book Value	Fair Value Estimate
Assets
Loan Portfolio (Gross)
Consumer	1.747.353	1.795.341	1.424.958	1.433.358
Microcredit	5.772	5.964	5.863	6.053
Total	1.753.125	1.801.305	1.430.821	1.439.411
Liability
Financial obligations	2.015.402	2.092.655	1.643.578	1.689.025
Total	2.015.402	2.092.655	1.643.578	1.689.025

The book value corresponds to the value at amortized cost. The fair value estimate does not include transaction costs.

6.4 Financial Instruments Financial Assets

The Company classifies its financial assets into equity instruments, trading instruments, amortized cost investment instruments, credit instruments and accounts receivable.

At the time of initial recognition a financial instrument is measured at fair value plus any direct attributable transaction costs, which are not included if the instrument is classified at fair value through changes in profit or loss. Typically, the fair value at the initial time of recognition is the price of the transaction itself, that is, the amount to be paid or received.

Credivalores recognizes loans and accounts receivable, trading and investment securities and other assets or liabilities on their effective dates.

Purchases and sales of financial assets that are regularly carried out are recognized on the transaction date or on the date on which the Company is required to purchase or sell the asset.

Subsequently, the Company measures its financial instruments at fair value or amortized cost based on the established business model and the contractual terms of the corresponding financial asset or liability.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

iii. Amortized cost

Amortized cost is the cost of acquiring a financial asset or a liability plus or minus any capital repayments, cumulative amortizations (calculated using the effective interest rate method) with regard to any difference between the initial amount and the value repaid at maturity and minus any reduction for impairment.

iv. Fair value

Fair value is the amount to be received should the asset be sold or the amount to be paid for transferring a liability as part of a transaction between market participants on the date on which the measurement is made. The most objective and commonplace definition of fair value is the price that would be paid in an active, deep and transparent market (“listed price” or “market price”).

When such values are available CVCS determines the fair value of an instrument using the prices listed on an active market for that specific instrument. A market is considered active if listed prices are readily and regularly available and represent real transactions that are performed regularly on a stand-alone basis.

Should no active market exist for a specific financial instrument CVCS determines its fair value using valuation techniques. These valuation techniques include using recent market transactions between knowledgeable, willing parties carried out on an arm’s length basis, should these exist, as well as the fair values of other financial instruments that are substantially the same, discounted cash flows and pricing models.

The valuation technique chosen makes use, to the maximum extent possible, of information obtained directly from the market, using the least amount of data estimated by CVCS, incorporating all those factors that would normally be considered by market participants for setting the price of such financial instruments and is consistent with generally accepted pricing methodologies.

Fair value estimates obtained from financial models are adjusted to consider other factors such as uncertainty on its risk or the liquidity model. Adjustments are included when CVCS believes that another market player uses these same estimates when determining the price of a transaction.

The Company´s business model includes payroll loans at fair value with changes in profit and losses, whereby the loans originated within the 90 days prior to the date of the financial statements are valued at fair value. In order to estimate the fair value of these loans, which could be sold to financial institutions at a market price, the Company evaluates the lending rate of these loans within the reference market to evaluate the rate at which other financial institutions considered as peers and comparable to the Company will be willing to invest their resources and hold the payroll loans within their balance sheet.

Considering the results from the evaluation of the rates, the Company evaluates four variables to obtain the value of the adjusted rate applicable to the transactions to sell loan portfolio, according to internal criteria:

i)	The multiplier, which compares the Company’s rate to the market rate.

ii)	The value of the premium paid in these businesses, which results from discounting the future values of a loan originated at Credivalores’ lending rate using the market rate.

iii)	The rate is adjusted by the transaction cost associated to the loan portfolio.

iv)	The cash flows associated to the insurance policies applicable to the loan are also valued.

The methodology followed by the Company, uses the last three months reports from the Financial Superintendence as the source of information to determine the interest rate to discount the cash flows and complete the valuation of the final selling price of the loan portfolio.

The Company has determined that the fair value of the loan portfolio registered in its financial statements is type 3, since most of the criteria is internal.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

6.4.1 Loans and receivables portfolio

The Company classifies its financial assets into the following measurement categories, based on their corresponding business model:

Classification of Financial Assets:
Measurement	Terms	Features	Valuation
Fair value	0-90 days from origination	Current and best rated loans	Market price Tucredito
Amortized cost	0 days from origination onwards	Current and past-due portfolio	Incurred loss model (equivalent indexed rate)

6.4.1.1 Financial Assets at Fair Value

Credivalores Crediservicios S. A. S., in line with its business model, classifies its products according to the risk inherent in its portfolio. In general, its line of credit Tu credito (payroll deduction loans) is measured at fair value, given that its market niche is focused on placing “top-rated” loans.

Classification of “Tu credito” line of credit, based on the corresponding business model
Item	Tu credito portfolio segment	Measurement	Valuation
1	Performing loans subject to sale	Fair value	Market price.
2	Best rated loans with terms of less than a year (originated loans less than 90 days prior)	Amortized cost	(Indexed rate equivalent to amortized cost).
3	Performing loans with terms of more than one year (originated loans with terms of more than 90 days)	Amortized cost	(Indexed rate equivalent to amortized cost).
4	Past due loans	Amortized cost	Incurred loss model based on the expected loss.

The policy established by the Company for measuring its loan portfolio, per the business model classification, is:

In line with its business model the Company has decided to measure the loans comprising the “Tu credito” line of credit at fair value based on the historical trading average since its loans are not impaired (and which, from their origination, are the best-rated 0 - 90 day loans) and since the Company has the possibility of selling them in the short term because of their excellent rating.

Unsold lines of credit, which were initially measured at fair value but which after 90 days of origination were impaired, will later be measured based on an indexed rate, which converts the amortized cost rate into an amount equivalent to their fair value.

6.4.1.2 Financial assets at amortized cost

Financial assets are classified at amortized cost only if the asset is kept within a business model whose objective is to maintain it to collect contractual cash flows and the contractual terms of the value give rise at specific dates to cash flows that are only payments of cash capital and interest on the outstanding principal capital; Interest income is recognized using the effective interest rate method.

The effective interest method is a method used to calculate the amortized cost of an asset and allocate the income or cost in interest during the relevant period. The effective interest rate is the discount rate at which the present value of estimated future cash payments or those received over the expected life of the financial instrument, or, as appropriate, in a shorter period, is equal to the net book value in the beginning. To calculate the effective interest rate, the Company estimates the cash flows considering all the contractual terms of the financial instrument, including the transaction costs and the premiums granted minus the commissions and discounts, but without considering the future credit losses.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 7. RISK MANAGEMENT

Credivalores manages risk pursuant to the applicable regulations in the country and Credivalores internal policies.

Objective and general guidelines

Credivalores objective is to maximize returns for its investors, through proper risk management. The guiding principles of risk management of Credivalores are as follows:

a)	Make risk management a part of every institutional process.

b)	Specialization in consumer product niches.

c)	Extensive use of continuously updated scoring models to ensure quality growth of consumer loans

7.1 Governance structure

Board

It is up to the Board of Directors of Credivalores Crediservicios S.A.:

1. Establish and oversee the Company’s risk management structure

1. Approve the policies, processes and methodologies of granting, monitoring and recovery of the company’s credits, in order to identify, measure and control the risks faced by the Company

●	Approve exposures and limits to different types of risks.

●	Point out the responsibilities and powers assigned to the positions and areas responsible for managing the different types of risk, in order to develop an environment of culture and risk control.

●	Evaluate proposals for recommendations and correctives on management processes.

●	Approve the internal control system, as well as evaluate the reports and management of the area responsible for such control.

●	Request management, when deemed necessary and for evaluation, reports on the credit portfolio.

Risk Committee

The responsibilities of the Risk Committee are:

●	Standardize the periodic monitoring of the company’s main risk indicators and anticipate risky situations that have the potential to lose the value of CVCS’ assets.

●	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities.

●	Proposes to the Board changes or adjustments to existing policies and methodologies to mitigate and control the level of target risk.

●	The comity of risk meets monthly and is made up of members invited, within which they are:

-	President

-	Head of Risks

-	Collections Manager

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

-	Director of Financial Planning

-	Director of Analytics Models and Strategy

-	Director of Operations and Technology

-	Commercial Managers

The commit not only has the permanent participation of CV Managers, but experts and external specialists who advise the decisions made by this body.

Risk Headquarters

●	Periodically present to committed risks the evolution of the different risk indicators and perform the necessary analyses for understanding and taking actions that mitigate and control the levels of risk.

●	Manage and control compliance with approved policies and processes for risk management.

●	Regularly review risk management policies and systems to reflect changes in market conditions and CVCS activities.

Propose to the risk committee methodologies and adjustments to risk management policies

●	Develop methodologies and models that allow the identification, measurement, control and monitoring of risks.

Internal Audit

1.	Check the development of risk management in accordance with the comprehensive risk management manual

2.	Report to the audit committee and issue recommendations on the findings of the risk management process

Financial Risk Management

The Company is exposed to the following risks related to the use of financial instruments:

●	Credit Risk

●	Market Risk

●	Liquidity Risk

●	Operating Risk

The financial statements do not include all financial risk management information and disclosures required in the annual financial statements; these financial statements should be read in conjunction with Credivalores annual financial statements as of December 31, 2019. There have been no changes to the risk management department or any risk management policies since December 31, 2019. There are no significant changes related to risk objectives, the corporate structure of the risk function and risk strategies in general compared to what was revealed in the last set of financial statements as of December 31, 2019.

7.2 Credit Risk

Credit risk is the risk of financial loss faced by Credivalores Crediservicios S.A., if a client or counterparty in a financial instrument does not meet its contractual obligations and originates mainly from the receivables to customers and the Company’s investment instruments.

The business model of Credivalores Crediservicios S.A, in its portfolio of credits differs from the rating of its products according to the inherent risk of its portfolio.

During the three and six-month period ended December 31, 2020, there were no significant changes in policies and how Credivalores handles credit risk.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The maximum exposure to credit risk of Credivalores, according to IFRS 7, is reflected in the book value of financial assets in the statement of financial position of Credivalores as of December 31, 2020 and December 31, 2019 as follows:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	264.299	163.851
Financial instruments net	260.382	219.545
Loan portfolios
Consumer loans	1.747.353	1.424.958
Microcredit portfolio	5.772	5.863
Payroll loans at fair value	20.015	19.324
Accounts receivable, net	428.978	386.189
Total financial assets with credit risk	2.726.799	2.219.730
Off-balance-sheet credit risk at nominal value
Unpaid approved credits	385.960	495.551
Total exposure to off-balance-sheet credit risk	385.960	495.551
Total maximum exposure to credit risk	3.112.759	2.715.281

Credit Risk Model: Loans

I. Transitions between stages

A financial asset is classified as a low credit risk asset based on the debtor’s payment habits.

The first step in the methodology consist in evaluating a significant increase in credit risk by comparing the current status against a previous status of stage recognition of the loan.

If the financial asset loses its low credit risk condition or if changes in external environment results in a review of the condition, then this probably shows a significant increase in credit risk. Consequently, the financial asset will be analyzed to determine if there is a significant increase of credit risk (stage 2) or if the asset should be classified as stage 3.

Significant Increase in Credit Risk

When determining whether the credit risk (i.e. risk of default) of a financial instrument has increased significantly since initial recognition, Credivalores considers reasonable and supportable information that is relevant and available without undue cost or effort, including both quantitative and qualitative information and analysis based on Credivalores historical experience, expert credit assessment and forward-looking information.

The following criteria is used to determine if a significant increase in credit risk has occurred:

●	Comparison of the remaining lifetime probability of default (PD) at the reporting date with the lifetime PD at initial recognition of the exposure.

●	Qualitative aspects such as the rebuttable presumption of the norm and restructuring agreements are also considered.

●	Qualitative criteria from analysts is also considered based on expert and supportable information.

Credivalores has established a framework that incorporates both quantitative and qualitative information to determine whether the credit risk of a particular financial instrument has increased significantly since initial recognition. The framework is aligned with Credivalores internal credit risk management process.

The criteria for determining whether credit risk has increased significantly will vary by portfolio and will include a backstop based on delinquency.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

In certain instances, using its expert credit judgement and, where possible relevant historical experience, Credivalores may determine that an exposure has undergone a significant increase in credit risk if particular qualitative factors indicate so and those indicators may not be fully captured by its quantitative analysis on a timely basis. As a backstop, and as required by IFRS 9, Credivalores will presumptively consider that a significant increase in credit risk occurs no later than when an asset is more than 60 days past due.

Credivalores will monitor the effectiveness of the criteria used in identifying significant increases in credit risk through regular reviews to confirm that:

●	The criteria are useful in identifying significant increases in credit risk before an exposure is in default;

●	The criteria do not align with the point in time when an asset becomes over 60 days past due;

●	The average time between the identification of a significant increase in credit risk and default appears reasonable;

●	Exposures are not generally transferred directly from 12-month ECL measurement to credit-impaired; and there is no unwarranted volatility in loss impairment from transfers between 12 month ECL and lifetime ECL measurements.

II. PD – Probability of Default

Term structure of PD

Credit risk grades are the primary input in the determination of the term structure of PD for exposures. Credivalores collects performance and default information about its credit risk exposures analyzed by type of product and borrower, and by credit risk grade. For some portfolios, information purchased from external credit reference agencies may also be used.

Credivalores employs statistical models to analyze the data collected and generate estimates of the remaining lifetime PD of exposures and how these are expected to change as a result of the passage of time.

This analysis includes the identification and calibration of the relation between changes in default rates as well as an in-depth analysis of the impact of certain other factors on the risk of default.

For stage 1 the PD estimates the probability that the credit will default in the next 12 months, while the PD in stage 2 is the result of the probabilities for the remaining life of the credit. The probability in Stage 3 is defined as 100%.

To determine the PD the company used statistical models to analyze and select the variables significant in predicting whether clients would reach default during a known period of time that is determined by the stage of the loan. For stage 1 the PD are evaluated for the next 12 months, loans on later stages are evaluated for the remainder of the loan lifetime.

To estimate lifetime probability Credivalores calculates the 12-month PD and for each successive year for the loan lifetime the model estimates the PD conditioned to not having defaulted during previous years.

Credivalores uses behavioral demographic and origination variables to estimate PD modeling them with a logistic regression that is periodically monitored to ensure its predictive capabilities and its stability. This monitoring for payroll loans and credit card models showed adequate predictive capabilities as well as stability regarding its inputs distributions (PSI). There was also a test run on average observed PD by rating of the last 2 years that ensure the actual events that are being predicted have not vary its behavior significantly and therefore concluding the models provide an adequate and reasonable prediction of PDs by rating.

Credivalores approach to incorporating forward-looking information into this assessment is discussed below.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Forward-Looking Information

Credivalores incorporates forward-looking information into its measurement of ECLs. Credivalores formulates a ‘base case’ view of the future direction of relevant economic variables and a representative range of other possible forecast scenarios based on forecasts provided by economic experts and considering a forecast of multiple variables. This process involves developing two or more additional economic scenarios and considering the relative probabilities of each outcome.

The base case represents a most-likely outcome. It is aligned with information used by Credivalores for other purposes, such as strategic planning and budgeting. The other scenarios for Colombia represent more optimistic and more pessimistic outcomes.

Credivalores has identified and documented key drivers of credit risk and credit losses for each portfolio of financial instruments and, using an analysis of historical data, has estimated relationships between macro-economic variables and credit risk and credit losses.

The economic scenarios used as of December 31, 2020 include the following key indicators (among others) for Colombia for the years ending 31 December 2020 and December, 20191:

	2019-2020
	Scenario A	Scenario B	Scenario C
Usury rate	28,0%	27,7%	27,1%
Economic Tracking Indicator	112,83	110,70	108,57
CPI Variation	40%	39%	38%

Credit Risk Rating

Credivalores allocates each exposure to a credit risk grade based on a variety of data intended to be predictive of the probability of default and applying experienced credit judgment. Credivalores uses these grades with the purpose identifying significant increases in credit risk. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. These factors may vary depending on the nature of the exposure and the type of borrower and product.

Each exposure is allocated to a credit risk grade at initial recognition based on available information about the borrower. Exposures are subject to ongoing monitoring, which may result in an exposure being moved to a different credit risk grade.

Loan Portfolio

Payroll and Credit card loans
- Information collected internally about the behavior of customers. - Demographic information of customers. - Origination information of credits/customer.

III. LGD – Loss Given Default

LGD is a measure of the potential loss if a default scenario occurs. To establish the LGD, Credivalores methodology uses historical information to measure the recoveries of loans that reach the default stage at present value. This allows Credivalores to have an adequate estimate of the losses it will incur when credits reach default stage. These calculations is done separately for payroll loans and credit cards to better reflect the fundamental differences in this product and therefore on its LGD.

[1]	Projections made internally by the planning area.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

IV. EAD – Exposure at Default

EAD represents the amount owed from a counterparty at the time of a possible default. For stage 2 Credivalores incorporates in the analysis of the exposure at default the probability of payments and increase or decrease in exposure during the lifetime of the credit.

These probabilities are estimated using the historical information collected by the company and are grouped by type of product. The probabilities are constantly reviewed in order to accurately estimate them and calibrate them.

For payroll loans EAD will correspond to the full valuation of the assets at amortized cost. For credit cards, EAD will take into account the unused credit line when available as well the expected amortization, which allows to have a reliable estimate of the credit exposition at default.

V. Simplified Model

Credivalores uses a simplified roll rate model to estimate ECL of remnants of portfolio loans that represent less than 5% of balance sheet loans and that are consistently lowering its portfolio share.

I. Transition between stages

A financial asset is classified as a low credit risk asset based on the debtors payment habits.

The first step in the methodology consist in evaluating a significant increase in credit risk by comparing the current status against a previous status of stage recognition of the loan.

If the financial asset loses its low credit risk condition or if changes in external environment results in a review of the condition, then this probably shows a significant increase in credit risk. Consequently, the financial asset will be analyzed to determine if there is a significant increase of credit risk (stage 2) or if the asset should be classified as stage 3.

II. PD – Probability of default

To determine the PD the company used statistical models to analyze and select the variables significant in predicting whether clients would reach default during a known period of time that is determined by the stage of the loan. For stage 1 the PD are evaluated for the next 12 months, loans on later stages are evaluated for the remainder of the loan lifetime.

To estimate lifetime probability Credivalores calculates the 12-month PD and for each successive year for the loan lifetime the model estimates the PD conditioned to not having defaulted during previous years.

Credivalores uses behavioral demographic and origination variables to estimate PD modeling them with a logistic regression that is periodically monitored to ensure its predictive capabilities and its stability. This monitoring for payroll loans and credit card models showed adequate predictive capabilities as well as stability regarding its inputs distributions (PSI). There was also a test run on average observed PD by rating of the last 2 years that ensure the actual events that are being predicted have not vary its behavior significantly and therefore concluding the models provide an adequate and reasonable prediction of PDs by rating.

PD depends of the external credit rating of the issuance, issuer or counterparty. Credit rating information is published by international credit rating corporations, such as Standard & Poor’s, Moody’s and Fitch Ratings, or national credit rating corporations, such as Fitch Ratings Colombia S.A. or BRC. In any case, international ratings have priority over national ratings.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Credit ratings from S&P have priority over other rating corporations. If the issuance, issuer or counterparty is not rated by S&P, credit ratings from Moody’s or Fitch Ratings can be used but they must be translated to the S&P rating scale. The order of priority in credit rating corporations is as follows: S&P in first place, Moody’s in second place and Fitch Ratings in the third one.

The reason for choosing this hierarchy is to avoid discretion at the time of assigning a rating. National credit rating corporations can be used only if international credit ratings are not available, and the translation condition to the S&P rating scale must be followed as well.

For financial assets classified as stage 1, PD correspond to the probability of default for the next 12 months established in accordance to “Cumulative Default Rates by Rating Modifiers” for both sovereign and corporate issuers, expressed at an annual basis. In order to avoid an empty value of impairment as a consequence of a PD equal to zero, methodology allows PD increase from 0% to 0.01%. If the remaining life of the assets is less than 12 months, the resulting PD will correspond to the weighted 12 months-PD with the remaining life of the financial asset.

For financial assets classified as stage 2, lifetime PD must be used and computed using the “Cumulative Default Rates by Rating Modifiers” for both sovereign and corporate issuers, expressed at an annual basis and according to the term of each flow.

For financial assets classified as stage 3, lifetime PD will equal 100% for any issuance, issuer or counterparty.

Forward-Looking Information

Credivalores incorporates forward-looking information into its assessment of whether the credit risk of an instrument has increased significantly since initial recognition and its measurement of ECL. This information will directly affect the PD and the stage classification.

III. LGD – Loss given default

LGD is a measure of the potential loss if a default scenario occurs. To establish the LGD, Credivalores methodology uses historical information to measure the recoveries of loans that reach the default stage at present value. This allows Credivalores to have an adequate estimate of the losses it will incur when credits reach default stage. This calculation is done separately for payroll loans and credit cards to better reflect the fundamental differences in this product and therefore on its LGD.

IV. EAD – Exposure at default

EAD represents the amount owed from a counterparty at the time of a possible default.

For payroll loans EAD will correspond to the full valuation of the assets at amortized cost. For credit cards, EAD will take into account the unused credit line when available as well the expected amortization, which allows to have a reliable estimate of the credit exposition at default.

Credit Risk Model: Other accounts receivable

Credivalores uses the simplified approach where Credivalores uses an impairment matrix to measure the ECLs of trade receivables from individual customers, which comprise a very large number of small amounts.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics like type of product purchased.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Loss impairment

The table below shows the loss impairment balances as of December 31, 2020:

	Stage 1		Stage 2	Stage 3
	12-month ECL		Lifetime ECL not credit- impaired	Lifetime ECL credit- impaired	Total
Loan portfolio Loan consumer portfolio		56,459	15,323	189,353	261,135
Loan micro credit portfolio		-	-	5,837	5,837
Total loan portfolio	Ps.	56,459	15,323	195,190	266,972
Total loss impairment financial assets at amortized cost	Ps.	56,459	15,323	195,190	266,972
Total loss impairment	Ps.	56,459	15,323	195,190	266,972

(1)	Credivalores has initially adopted IFRS 15 and IFRS 9 as of January 1, 2018. According to the transition methods chosen, comparative information is not restated. See Note 2.

The table below shows for loans stage 3 individually assessed for ECL the gross amount and loss impairment balances as of December 31, 2020.

	December 31, 2020 Gross Amount Registered		Impairment Recognized
With recognized provision
Consummer	Ps.	312,015	Ps.	189,353
Microcredit		5,837		5,837
Total	Ps.	317,852	Ps.	195,190

7.2.1 Monitoring and Control Process

The Company has an information system in place that provides daily indicators on the loan portfolio status to allow proper monitoring and timely decision-making.

The credit approval processes are connected to an engine managed by the risk area, which allows real-time adjustments to policy parameters to take immediate action where required in loan origination.

Each month the Risk Committee meets to evaluate the development of each product portfolio, analyzing the performance of each yield and applying corrective measures to credit processes or policies where necessary.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

As of December 31, 2020

Status	Tu Crédito	CrediUno	CrediPóliza	Microcredito	Total managed portfolio	On balance sheet Portfolio
CURRENT	807.326	572.052	49.344	-	1.428.721	1.224.357
1-30	7.145	34.922	4.843	-	46.910	45.289
31-60	8.399	17.518	1.204	-	27.120	25.989
61-90	4.032	25.397	187	-	29.616	29.423
91 - 180	13.341	12.957	539	-	26.837	26.578
181 - 360	9.806	6.369	496	13	16.685	16.120
> 360	74.888	76.510	7.223	4.163	162.785	151.115
Totals	924.937	745.725	63.836	4.176	1.738.674	1.518.871

As of December 31, 2019

Status	Tu Crédito	CrediUno	CrediPóliza	Microcredito	Total managed portfolio	On balance sheet Portfolio
CURRENT	844.030	470.313	54.888	28	1.369.260	1.050.198
1-30	13.443	12.238	5.376	13	31.070	28.737
31-60	4.389	9.601	1.071	10	15.070	13.608
61-90	5.747	8.302	343	4	14.397	12.906
91 - 180	12.002	14.629	999	20	27.649	25.939
181- 360	9.640	15.996	2.173	15	27.823	26.697
> 360	48.573	46.305	4.829	4.176	103.883	93.759
Totals	937.824	577.384	69.679	4.266	1.589.152	1.251.844

7.3 Credit worthiness

The following is a breakdown of banks and other financial institutions that hold our savings and checking account deposits.

Entity	Type of Account	December 31, 2020	December 31, 2019
Banco de Bogotá	Checking	1.211	517
Bancolombia	Checking	8.660	12.182
Red Multibanca Colpatria	Savings	104	87
Banco BBVA	Checking	211	303
Banco De Occidente	Checking	138	102
Bancomeva	Checking	-	8
Banco Santander	Checking	384	30.614
Available in Free-standing Trusts	Savings/Checking	6.032	9.689
JP Morgan	Deposit	2.771	458
		19.511	53.960

The following is a breakdown of creditworthiness as determined by independent credit rating agencies of all those major financial institutions in which the Company holds cash.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Long-term debt ratings are based on the following scale:

Item	Financial Institution	Long-term Rating	Short-term Rating	Description
1	Banco BBVA	AAA	AAA (col) y F1+(col)	AAA is the highest rating awarded, indicating that the entity has an extremely
2	Banco de Bogotá	AAA	AAA
3	Banco Colpatria	AA	AAA y AA+
4	Banco de Occidente	AAA	AAA y de BRC 1+	robust capacity to safeguard its capital and limit its exposure to the risk of loss due to credit-related factors.
5	Banco Corpbanca	AAA
6	Bancolombia	AAA	AAA y de BRC 1+
7	Banco Santander	AAA	AAA y de BRC 1+
8	GNB Sudameris	AA+	AA+	An AA rating indicates that the capacity of either the issuer or issue to meet its financial obligations is very strong. However, issuers or issues that are awarded this rating may be more vulnerable to adverse events compared to those rated in the highest category.

Cash and cash equivalents are held with banks and financial institutions through free-standing trust funds, which have ratings between AA- and AAA BCR + 1 from BRC Standard and Poor’s.

The Company considers the credit ratings awarded to financial institutions with which it conducts treasury operations in the form of fiduciary assignments such as deposits or investments at sight which classify as cash equivalents. In order to establish a minimum margin risk exposure and ensure optimal resource management through periodic evaluations and measurements of the Company’s exposure.

7.4 Market Risk

The Company has been able to meet its liquidity needs acquiring working capital and lines of credit from local, foreign and multilateral entities This implies the need for follow-up when exposed to variable interest rates (financial obligations indexed to local and/or foreign variable rates such as: DTF, IBR, UVR, LIBOR, PRIME, etc.), and to exchange-rate fluctuations due to devaluation or revaluation in the local currency (USD, EUR, etc.).

Credivalores participates actively in the money, foreign exchange and capital markets, seeking to meet the needs of its clients in accordance with the policies and risk levels established. As such, it manages different financial-asset portfolios within the permitted risk levels and limits.

Market risk arises from the open positions of Credivalores’s investment portfolios in debt securities, derivatives and equity instruments recorded at fair value, due to adverse changes in risk factors such as interest rates and exchange rates of foreign currencies.

For analysis purposes, market risk has been broken down into price risk and/or interest and exchange-rate risk of financial obligations in the periods of capital-payment amortization, the point at which the risk materialized.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

As of December 31, 2020 and December 31, 2019, Credivalores had the following financial assets and liabilities at fair value subject to trading risk:

Financial assets and liabilities at fair value exposed to trading risk held:	December 31, 2020	December 31, 2019
Equity Instruments	16.938	8.715
Derivatives instruments	243.444	210.830
Loan Portfolio	20.015	19.324
Total	280.397	238.869
Financial liabilities	(16.791)	(32.188)
Total	(16.791)	(32.188)
Net Position	263.606	206.681

Methodology used to measure risk

Market risks are quantified through value at risk standard models.

The company uses the standard model for the measurement, control and management of market risk of interest rates and exchange rates at which the entity is exposed.

There are two scenarios under which Credivalores is exposed to market risks:

Interest rates

Credivalores financial obligations are exposed to this risk when financing is acquired at variable indexed rates that may be subject to volatilities and may affect the Company’s financial margin.

Sensitivity Analysis

Taking into account Credivalores exposure to changes in the reference interest rate, a sensitivity analysis of the impact on financial obligations is included given the possible effect on the variable indexed interest rates in the third quarter of 2019. The following methodology was defined for the analysis:

1.	Two scenarios were evaluated whereby indexed rates are affected by 20 BPS (increasing and decreasing indexed rates), which affect the future flows of Credivalores financial obligations indexed to the variable rate. Debt repayment is implicit in these scenarios, given their contractual frequency, taking them to maturity.

2.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

3.	The present value of the monthly interest payment was calculated, using as reference the 6-month IBR rate on an annual basis as of December 31, 2020 (1.711%).

4.	Finally, the results of each scenario were compared to the base scenario, which corresponds to the projections of interest flows using the rates as of December 31, 2020 as reference .

The results are set out below:

Scenarios	Interests
Effect of 20 BPS decrease in variable rate	(356.522)
Effect of 20 BPS increase in variable rate	355.888
Total Scenarios	(634)

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Interest Rate and Exchange Rate

Rate and devaluation effect scenario (variable rate and foreign currency obligations)	Interests
Effect of revaluation and decrease, 15 BPS, variable rate	(356.522)
Effect of devaluation and increase, 15 BPS, variable rate	357.155
Total Scenarios	633

Exchange rate

Credivalores financial obligations are exposed to exchange rate risk when the present value of the liability positions presents volatilities due to the devaluation or revaluation of the funding acquired in another currency. This risk materializes at the moment when the payment corresponding to the amortization of principal and interest is made, due to trading in the currencies to be paid and recognition of the exchange rate difference.

Sensitivity Analysis

Considering Credivalores exposure to changes in the USD/ exchange rate, a sensitivity analysis of the impact on financial obligations is included given the possible effects of changes in the exchange rate in the third quarter of 2019. The following methodology was used for the analysis:

1.	Two scenarios were evaluated in which the exchange spot rate is adjusted by 0.60% daily volatility (spots prices projected using Bloomberg’s curve), generating revaluation and devaluation effect on the TRM as of December 31, 2020.

2.	The amortization of principal and payment of interest on financial obligations are implicit in these scenarios, given their contractual periodicity and taking them to maturity.

3.	The flows corresponding to interest payment (accrual) were evaluated using equivalent rates.

4.	The present value of the monthly interest payment was calculated, using as reference the 6-month IBR rate on an annual basis as of December 31, 2020 (1.711%).

5.	Finally, we compared the results of each scenario with the base scenario, which corresponds to the projected flows for payment of capital and interest using as reference the rates as of December 31, 2020.

The results are set out below:

Item	Total Debt
Initial Scenario (Balance as of December 31st, 2020)	1.213.142
Scenario 1 (Effect of revaluation)	1.205.650
Scenario 2 (Effect of revaluation)	1.220.635
Difference Scenario 1 vs. Initial Scenario	(7.493)
Difference Scenario 2 vs. Initial Scenario	7.493

(1) Volatility obtained from the daily average for the previous three years, including the first nine months of 2020.

7.5 Liquidity Risk

The liquidity Risk is represented by the potential event of being unable to meet the expected outgoing cash flows on a timely and efficient manner, without affecting the normal course of business or the company´s financial position. Liquidity risk is related with having insufficient liquid assets and therefore having to incur in unusual or extra funding costs.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The company funding is based on short- and medium-term bank loans as well as bonds and commercial notes issued in the international capital markets. These funds are mainly used to leverage new loan origination according to Credivalores’ business model. On the other hand, the Company’s capacity to create positions regarding financial instruments available for sale (liquidity or loans) could be affected either by lack of market liquidity or because of sudden changes in interest rates and asset prices

According to the Company´s funding model the liquidity risk includes among others, the ability to get short, medium-and long-term lines of credit, to keep low liquidity assets (such as loan portfolio) and face short-term unexpected stress situations.

In order to deploy a correct asset and liability management and assure the liquidity needed to operate the business, the Company has set the following guidelines to control the liquidity risk: i) In the short -term, cash flows associated to loan portfolio and liquid assets, short -term financial liabilities, and off balance financial positions in different time frames, allowing a permanent monitoring of the liquidity gap, ii) for the long-term assets and liabilities, the Company analyses its funding sources as well as the breakdown by type of source and those that are specifically associated to specific products.

Credivalores keeps at least 1.5x its operating expenses in liquid assets. The liquidity in the statement of financial position has the following components:

●	Inflows: Incoming flows associated to loan portfolio, and interest income associated to liquid assets.

●	Outflows: Outgoing flows related to i) operating expenses, ii) new loan origination, and iii) ´ principal and interest from financial liabilities.

●	Liquidity GAP: Difference between inflows and outflows according to:

o	Monthly cash flows associated to assets (liquid assets, loan portfolio).

o	Monthly projected cash flows related to financial liabilities and operating expenses

The Company determines its liquidity gap based on to the above-mentioned variables, and makes permanent follow up, as well as making any necessary adjustments according to the following ranges:

ü	1 to 3 months

ü	3 to 6 months

ü	6 to 12 months

ü	12 months +

Liquidity Risk Management

The company identifies its exposure to liquidity risk according to the markets where it operates, and the products and services offered to its customers. For such purpose the Company has analyzed the processes associated to treasury in order to design controls and strategies to reduce the impact.

Liquidity position

Determine the minimum amount of liquid assets (cash and cash equivalents, short-term liquid investments), in order to avoid any lacks that may affect the capacity to the outflows. The Financial Committee calculates and monitors the liquidity position on a weekly basis, considering cash flow projections for 7 and 15 days:

a)	Green: liquid assets / outflows >= 105%

b)	Yellow: liquid assets / outflows between 100 and 104%

c)	Red: liquid assets / outflows <100%

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

In case there are any yellow or green situations, the Financial Committee defines any actions to be taken in order to assure the sufficient procurement of cash to operate on a normal basis.

The liquidity level results as of December 31, 2020 are set out below:

Item	Liquidity level December, 2020
7 Days	1.154%
15 Days	585%
30 Days	259%

As of December 31, 2020, the liquidity level in the 7 and 15 day bands is above the upper limit defined in the Company’s liquidity manual, constituting a green flag scenario and indicating that Credivalores has sufficient resources to operate normally.

Also, as is good practice, a third band is monitored, which allows for controlling of the liquidity level projected to 30 days. As of December 31, 2020, a green band scenario is recorded, indicating that Credivalores has ample liquidity to support its needs for normal operation.

Exposure to liquidity Risk

The Company monitors its liquidity position in order to determine how likely a liquidity stress can happen.

The following is a breakdown by time range for the Liquid Assets and the LRI (Liquidity Risk Indicator) for December 31, 2020 and December 31, 2019.

	December 31, 2020
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	18	18	-	-	-
Banco de Bogotá	1.211	1.211	-	-	-
Bancolombia S. A.	8.660	8.660	-	-	-
Banco GNB Sudameris Colombia	-	-	-	-	-
BBVA Colombia	211	211	-	-	-
Red Multibanca Colpatria S. A.	104	104	-	-	-
Banco De Occidente	138	138	-	-	-
Bancoomeva	-	-	-	-	-
Banco Santander	72	72	-	-	-
Banco Santander Uruguay	3.082	3.082	-	-	-
Alianza Fiduciaria	95.956	95.956
Credifinanciera	32.564	-	-	32.564	-
Cash at Free-Standing Trusts	7.171	7.171	-	-	-
Collective Investment Funds	12.232	12.232	-	-	-
Agrocaña	4.705	-	-	-	4.075
Asficredito	-	-		-	-
Mutual Funds – Fiduciaria and Valores Bancolombia	3.534	3.534	-	-	-
Scotiabank	-	-		-	-
TIDIS	124	-		124	-
Fiducolombia Free-Standing			-	-	-
Trusts	111.455	111.455
Inverefectivas	10.966	-	-	-	10.966
Total liquid assets	292.203	243.844	-	32.688	15.671

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

	December 31, 2019
	Subsequent Net Balances Available
Description	Liquid Assets Available at the End of the Period (1)	From 1 to 7 days (2)	From 8 to 15 subsequent days (2)	From 16 to 30 subsequent days (2)	From 31 to 90 subsequent days (2)
Cash	18	18	-	-	-
Banco de Bogotá	517	517	-	-	-
Bancolombia S.A.	13.657	13.657	-	-	-
Banco GNB Sudameris Colombia	-	-	-	-	-
BBVA Colombia	303	303	-	-	-
Red Multibanca Colpatria S.A.	87	87	-	-	-
Banco De Occidente	102	102	-	-	-
Bancoomeva	9	9	-	-	-
Banco Santander	75	75	-	-	-
Alianza Fiduciaria	30.997	30.997	-	-	-
Credifinanciera	8.546	8.546
Cash at Free-standing Trusts	12.066	-	-	12.066	-
Collective Investment Funds	10.832	10.832	-	-	-
Agrocaña	4.028	4.028	-	-	-
Valores Bancolombia	4.686	-	-	-	4.686
Scotiabank	1.837	1.837	-	-	-
Fiducolombia Free-standing	84.807	84.807	-	-	-
Inverefectivas	10.963	-	-	-	10.963
Total liquid assets	183.530	155.815	-	12.066	15.649

(1)	Liquid assets correspond to the sum of existing assets at the close of each period, which can be quickly converted to cash. In calculating liquid assets, all the listed investments, without exception, are computed at their fair exchange value on the date of the valuation (fair value).

(2)	The balance corresponds to the residual value of the Company’s liquid assets on days after closing the specific period. This balance is calculated as the difference between liquid assets and liquidity requirements. In turn, the liquidity requirement is the difference between the contractual revenue flows and contractual and non-contractual outflows in accordance with the Liquidity Risk Indicator (LRI) methodology.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Measurement of exposure to liquidity risk

Measuring the likelihood of the Company running out of liquid resources for its normal operation under normal market conditions requires the use of the tools described above: balance sheet liquidity, liquidity gap, and cash flow projection, to thereby quantify the degree of stress that the company’s cash flow can bear to fulfill its normal operations without having to acquire additional resources.

Limit of liquidity risk exposure

Maximum exposure to liquidity risk is identified as the average time taken by the Company to carry out the liquidity financial operations (Guaranteed Loans, Portfolio Sales, Working Capital Loans, etc.) and generate the cash available for new loan origination.

The maximum exposure to liquidity risk is calculated weekly by the financial committee, taking into account projections for bands of 7 days, and 15 to 30 days.

In addition, to analyze the short- and medium-term liquidity requirements, the following indicators are taken into account:

1)	Net Liquidity/Credivalores + Free-standing Trust, where Net Liquidity is the sum of available cash and investments less long-term investments.

Lower limit: 8%; cannot be below the lower limit more than three times in a year

Exposure Limit Indicator 1 Dec-20
Net Liquidity	264.299
Assets (Credivalores + Free-standing Trust) (Portfolio)	1.753.125
Indicator 1	15,1%

2)	Net Liquidity/Liabilities (Free-standing Trust + Credivalores)

Lower limit: 10%; cannot be below the lower limit more than three times in a year

Exposure Limit Indicator 1 Dec-20
Net Liquidity	264.299
Liabilities (Credivalores + Free-standing Trust)	1.785.363
Indicator 2	14,8%

In the three-month period ended December 31, 2020 there were no significant changes in the liquidity risk or in the manner in which Credivalores manages this risk.

Credivalores has performed an analysis of the consolidated maturities of financial assets and liabilities both derivatives and non-derivatives, showing the following remaining contractual maturities.

December 31, 2020

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	259.594	-	-	-	259.594
Equity Instruments at fair value	16.938	-	-	4.705	21.643
Investments in Associates and Affiliates	-	-	-	10.966	10.963
Financial Assets at amortized cost (*)	68.717	345.265	418.373	1.242.029	2.074.384
Total assets	345.249	345.265	418.373	1.257.700	2.366.587

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Liabilities	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Financial Liabilities at amortized cost (*)	37.336	374.928	257.189	1.884.033	2.553.486
Financial Liabilities at fair value Derivatives instruments	-	1.821	662	14.308	16.791
Total Liabilities	37.336	376.749	257.851	1.898.341	2.570.277

(*) This disclosure includes the calculation of projected interest.

December 31, 2019

Assets	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Cash due from banks and equivalents	163.851	-	-	-	163.851
Equity Instruments at fair value	4.028	-	-	4.686	8.714
Investments in Associates and Affiliates	-	-	-	10.963	10.366
Financial Assets at amortized cost (*)	60.434	301.163	356.477	1.068.680	1.786.754
Total assets	228.313	301.163	356.477	1.084.329	1.970.282

Liabilities	Less than one month	From one to six months	From six to twelve months	More than one year	Total
Financial Liabilities At amortized cost (*)	33.013	278.940	165.414	1.532.572	2.009.939
Financial Liabilities at fair value - Derivatives instruments	-	2.715	-	29.473	32.188
Total Liabilities	33.013	281.655	165.414	1.562.045	2.042.127

(*) This disclosure includes the calculation of projected interest.

NOTE 8. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash balances and demand deposits with original maturities of 90 days or less from the date of acquisition, which are subject to an insignificant risk of changes to their fair value and that are used by the Credivalores to handle short-term commitments.

Cash and cash equivalent balances encompass the following as of December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Cash	18	18
Banks	19.511	53.960
Mutual funds (8.1)	212.082	97.807
Term Deposit (8.2)	32.688	12.066
	264.299	163.851

As of December 31, 2020, and December 31, 2019, there were no restrictions on bank accounts.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

8.1 Following is a breakdown of positions in money market funds (trust rights) by Credivalores and the Free-Standing Trust:

	December 31, 2020	December 31, 2019
Fiduciaria Bancolombia – Renta Liquidez	3.526	1.837
Alianza Fiduciaria - FIC	95.956	8.546
Fiduciaria Bancolombia - Credinvest	1.119	1.119
Fiduciaria Bancolombia - Factoring	-	15.207
Fiduciaria Bancolombia - Economic rights	-	14
Fiduciaria Bancolombia - Progression	20	9
Ownership	7	-
Sub-Total	100.628	26.732

Entity	December 31, 2020	December 31, 2019
Fiduciaria Bancolombia - Collective Investment Funds Participation	111.454	71.075
Sub-Total	111.454	71.075
Collective investment funds	212.082	97.807

The following is the credit rating of the fund managers of Free Standing Trusts:

Manager	Dec-20	Dec-19	Rating Agency
Fiduciaria Bancolombia	AAA/F1 +(col)	S1/AAA(col)	Fitch Ratings Colombia S. A. S.
Fiduciaria GNB Sudameris_Servitrusts	F-AAA	F-AAA	Value and Risk Rating S.AS Credivalores (2016 - 2017) BRC Standard & Poor´s (2015)
Fiduciaria la Previsora	AAA	S1/AAA(col)	Fitch Ratings Colombia S. A. S. CVCS
Fiduciaria Popular	AAA	FAAA/2	Value and Risk Rating S.A. Sociedad Calificadora de Valores

Cash equivalents correspond to mutual and money market funds where the Company and the Free Standing Trust have a direct ownership of shares and rights. These funds invest in short term paper and offer a slightly higher yield than a savings account, and are classified as cash equivalents since the company can withdraw and deposit funds at any time, as funds are at sight.

8.2 CDT deposit certificates

As of December 31, 2020, Credivalores had Certificates of Full Deposit (CDT) at Banco Santander and Banco Credifinanciera. Which are detailed below:

Number ID	Date	Payment date	Term	Nominal value	Annual effective interest rate	Nominal rate	Total Balance Dec, 2020
Credifinanciera Bank	13/04/2020	13/01/2021	6	10.149	5,35%	5,22%	10.350
Credifinanciera Bank	7/04/2020	04/02/2021	6	10.000	4,89%	4,78%	10.149
Santander Bank	22/08/2019	22/08/2021	24	6.500	5,30%	5,18%	6.536
Santander Bank	23/08/2019	23/08/2021	24	5.500	5,30%	5,18%	5.529
Total				32.149			32.564

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 9. FINANCIAL INSTRUMENTS

The balance of investments measured at fair value is comprised of:

	December 31, 2020	December 31, 2019
Equity instruments (9.1)	12.234	4.028
Shares instruments (9.2)	4.704	4.686
	16.938	8.715

9.1 At fair value with changes in results

Investments at fair value correspond to equity participations in money market funds that offer easy access to resources at low risk, held in trusts which are rated from AA- to AAA by local rating agencies BRC Standard and Poor’s and/or Fitch Ratings Colombia

Issuer	Type of Fund	Minimum Investment	Minimum Balance	Annual Return 2020	Annual Return 2019	As of December 31, 2020	As of December 31, 2019
BTG Pactual I Z Class	Closed	5.000.000	2.000.000	0,500%	58.21%	1.519	1.792
BTG Pactual II Z Class	Closed	5.000.000	2.000.000	0.500%	96.81%	561	763
Fiduciaria Popular	At sight	200.000	200.000	0.750%	3.98%	17	649
Open Portfolio BTG	Abierto	-	-	1.80%	5.01%	10.137	824
TOTAL						12.234	4.028

9.2 Equity instruments

	December 31, 2020	December 31, 2019
Agrocaña Shares	4.704	4.686
	4.704	4.686

The Company owns 5.03% of Agrocañas S.A. share capital, with 3,300 outstanding shares as of December 31, 2020. These are not listed on the stock exchange and are therefore measured at fair value with changes to equity.

NOTE 10. INVESTMENTS IN ASSOCIATES

The detail of the investments in associates is as follows:

	December 31, 2020	December 31, 2019
Inverefectivas S.A (a)	10.966	10.963
	10.966	10.963

(a)	Credivalores holds a 25% ownership in Inverefectivas S.A. This Company was incorporated in accordance with the legislation of Panama, and has 4,000 shares issued, of which Credivalores owns 1,000 shares with an intrinsic value of FIX 3.345,21 expressed using the TRM of 3.277,14 as of January 01, 2021.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

	December 31, 2020		December 31, 2019
	Share of ownership interest	Book value	Share of ownership interest	Book Value
Associates
Inverefectivas S.A.	25%	10.966	25%	10.963
		10.966		10.963

The movement of investments in the associates account is shown below for the nine months ended December 31, 2020 and December 31, 2019:

	December 31
Associate	2020	2019
Balance at the beginning of the period	10.963	10.366
Adjustments for exchange rate differences	3	597
Period-end balance	10.966	10.963

NOTE 11. LOAN PORTFOLIO, NET

Financial assets at amortized cost on the statement of financial position are classified as consumer portfolio and microcredit. Following is a description of the portfolio of Credivalores as of December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Consumer	1.747.353	1.424.958
Microcredit	5.772	5.863
Impairment	(266.972)	(192.847)
Total financial assets at amortized cost	1.486.153	1.237.974
TuCrédito payroll deduction loans at fair value	20.015	19.324
	20.015	19.324
Total loan portfolio, net	1.506.168	1.257.298

The Financial Position Statement includes a net portfolio held in Free-standing trusts totaling 293.707 as of December 31, 2020 and 251.165 as of December 31, 2019. Credivalores classified portfolio by product in accordance with the days of default.

The movement of the provision for the impairment of financial assets by loan portfolio is provided below for the nine months ended December 31, 2020 and December 31, 2019.

	December 31,
	2020	2019
Initial Balance	192.847	163.413
Impairment of the period charged against to profit or loss	80.582	45.299
Write-offs	(6.457)	(15.865)
Closing balance	266.972	192.847

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Below we present a breakdown of the loan portfolio in the balance sheet with all components:

As of December 31, 2020

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.514.693	108.675	115.850	8.070	(261.136)	1.486.152
Microcredit	4.178	-	1.594	65	(5.836)	1
Total financial assets at amortized cost	1.518.871	108.675	117.444	8.135	(266.972)	1.486.153

At December 31, 2019

Type	Principal	Transaction costs	Accrued Interest	Commissions	Impairment	Total
Consumer loans	1.247.579	78.331	91.021	7.960	(186.909)	1.237.982
Microcredit	4.266	2	1.597	65	(5.938)	(8)
Total financial assets at amortized cost	1.251.845	78.333	92.618	8.025	(192.847)	1.237.974

The distribution of maturities of Credivalores gross loan portfolio is the following:

December 31, 2020

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	254.992	579.171	218.030	646.458	1.698.651
Microcredit	5.829	8	-	-	5.837
Total Gross Loan Portfolio	260.821	579.179	218.030	646.458	1.704.488

December 31, 2019

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	240.207	421.879	240.925	521.947	1.424.958
Microcredit	5.827	36	-	-	5.863
Total Gross Loan Portfolio	246.034	421.915	240.925	521.947	1.430.821

The distribution of maturities of Credivalores principal only loan portfolio is the following:

December 31, 2020

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	212.410	513.280	197.302	591.701	1.514.693
Microcredit	4.171	7	-	-	4.178
Total Principal Only Loan Portfolio	216.581	513.287	197.302	591.701	1.518.871

December 31, 2019

	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Consumer	201.546	360.115	210.334	210.334	1.247.579
Microcredit	4.231	35	-	-	4.266
Total Principal Only Loan Portfolio	205.777	360.150	210.334	210.334	1.251.845

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL
STATEMENTS ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Below is the breakdown of Credivalores managed loan portfolio, which includes the loan portfolio on balance and the portfolio sold but still managed by the Company:

	As of December 31, 2020
Type	Principal Loan	Sold	Total
Consumer	1.514.693	219.802	1.734.495
Microcredit	4.178	-	4.178
Total Financial Assets at amortized cost	1.518.871	219.802	1.738.673

	As of December 31, 2019
Type	Principal Loan	Sold	Total
Consumer	1.247.579	337.309	1.584.888
Microcredit	4.266	-	4.266
Total Financial Assets at amortized cost	1.251.845	337.309	1.589.154

Overdue but not impaired

As of December 31, 2020 and December 31, 2019, a summary of the overdue portfolio by days past due is as follows:

	As of December 31, 2020			As of December 31, 2019
	Consumer	Microcredit	Total	Consumer	Microcredit	Total
Performing loans	1.224.357	-	1.224.357	1.050.170	28	1.050.198
Overdue but not impaired	71.278	-	71.278	42.322	23	42.345
Non-performing loans under 360 days	72.107	14	72.121	65.503	39	65.542
Non-performing loans over 360 days	146.951	4.164	151.115	89.584	4.176	93.760
	1.514.693	4.178	1.518.871	1.247.579	4.266	1.251.845

NOTE 12. ACCOUNTS RECEIVABLE, NET

The detailed information of accounts receivables as of December 31, 2020 and December 31, 2019 is as follows:

	December 31, 2019	December 31, 2018
Debtors (12.1)	240.574	250.145
Asficredito	82.755	70.513
Economically Related Parties (12.2)	100.725	66.650
Shareholders	1.815	1.815
Prepayments and Advances	3.071	968
Payments on behalf of clients (12.3)	13.214	9.411
Employees	2	51
Others accounts receivable	1.451	1.427
Impairments for doubtful accounts (12.4)	(14.629)	(14.791)
	428.978	386.189

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

12.1 The balance of the debtors account that as of December 31, 2020 amounts to 240.574 and as of December 31, 2019 amounts to 250.145, mainly corresponds to outstanding portfolio collection balances from the free-standing trusts to Credivalores.

12.2 The following is the detail with economically related parties:

	December 31, 2020	December 31, 2019
Asficor S.A.S	-	243
Inversiones Dana S.A.	73	146
Agro el arado S. A	146	147
Mad Capital S.A.	221	221
Ingenio la Cabaña S.A.	2.000	-
Agroindustriales del Cauca	8.600	8.600
Inversiones Mad capital S.A.S	8.601	8.122
Brestol S.A.S	18.771	21.462
Finanza inversiones S.A.S	30.575	27.709
Activar Valores S.A.S	31.738	-
	100.725	66.650

The effective interest rates on interest-generating receivables were as follows

	December 31,
	2020	2019
Loans	DTF + 9.41%	DTF + 9.41%

12.3 The following is a breakdown of payments by client account:

	December 31, 2020	December 31, 2019
Life Insurance Payroll deduction loans	9.182	6.643
Crediuno Insurance	3.387	2.335
Tigo Insurance	184	152
Credipoliza Insurance	461	281
	13.214	9.411

12.4 The movement in the provision for impairment of other accounts receivable is provided below:

	December 31, 2020	December 31, 2019
Balance at start of period	(14.454)	(8.295)
Provision charged to income statement (1)	(175)	(6.496)
Balance at end of period	(14.629)	(14.791)

(1)	The impairment analysis of other receivables is performed annually as of December 31 of each year.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

12.4.1. Detail Impairment

Below is a breakdown of the provisioned items applying the simplified approach under IFRS 9 as of December 31, 2020:

Third Party	Impairment	%
Mad Capital S.A.	221	100,0%
Agrointegrales del Cauca	8.600	100,0%
Asficredito	5.808	7,02%
Total	14.629

Gross amount of accounts receivable	334.891	2.831	337.722
Impairment provision
Balance as of January 1, 2019	(6.612)	(2.831)	(9.443)
Movements from the statement of results		(6.496)	(6.496)
Transfers between states	(6.496)	6.496	-
New accounts receivable	52.829		52.829
	374.612	-	374.612
Movements with no effect on the state of results
Transfers between states	1.148	-	1.148
Balance as of December 31, 2019	375.759	-	375.759
Gross amount of accounts receivable	381.223	9.327	390.550
Impairment provision balance 2019	(5.464)	(9.327)	(14.791)
Movements from the statement of results		(101)	(101)
Transfers between states	(101)	101	-
New accounts receivable	36.771		36.771
	412.429	-	412.429
Movements with no effect on the state of results
Transfers between states	263	-	263
Balance as of December 31, 2020	412.692	-	412.692

Increases in impairment provision of receivables have been included in the “other expenses” line of the income analysis. Amounts charged to the provision account are usually written off when there is no expectation of receiving additional cash.

The Company does not maintain any guarantee as collection insurance.

NOTE 13. PROPERTY AND EQUIPMENT

The Company’s property, plant and equipment as of December 31, 2020 and December 31, 2019, respectively, are as follows:

	December 31, 2020	December 31, 2019
Transportation equipment	117	117
Office equipment and accessories	1.782	1.861
Computer equipment	399	405
Network and communication equipment	2.205	2.262
Machinery, plant and equipment in assembly	49	49
Goods received on finance lease agreements	4.865	4.966
Subtotal	9.417	9.660
Accumulated depreciation	(8.842)	(8.501)
Total	575	1.159

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The breakdown for equipment movement is shown below:

	December 31, 2019	Additions	Lows	December 31, 2020
Transportation equipment	117	-	-	117
Office equipment and accessories	1.861	5	(84)	1.782
Electronic equipment	405	3	(9)	399
Network and communication equipment	2.262	28	(85)	2.205
Machinery, plant and equipment in assembly	49	-	-	49
Goods received on finance lease agreements	4.966	-	(101)	4.865
	9.660	36	(279)	9.417

	December 31, 2018	Purchases	Adjustment (*)	December 31, 2019
Transportation Equipment	117	-	-	117
Office equipment and accessories	1.740	123	(2)	1.861
Electronic equipment	316	91	(2)	405
Network and communication equipment	1.679	804	(221)	2.262
Machinery, plant and equipment in assembly	49	-	-	49
Goods received on finance lease agreements	4.966	-	-	4.966
	8.867	1.018	(225)	9.660

(*) The adjustments correspond to the unification of useful life of assets according to the established policy. The following is the depreciation movement as of December 31, 2020 and December 31, 2019, respectively:

	December 31, 2019	Depreciación	Bajas	December 31, 2020
Transport equipment	117	-	-	117
Office equipment and accessories	1.755	50	(84)	1.721
Electronic equipment	945	289	(9)	1.227
Telecommunications equipment	727	270	(85)	912
Assets in financial lease	4.957	9	(101)	4.865
	8.501	618	(279)	8.842

All equipment of Credivalores is duly protected with current insurance policies. To protect its property and equipment, the Company took out insurance policies with Beckley International Insurance Colombia and Chubb de Colombia as of December 31, 2020 and December 31, 2019, which cover the risks of theft, fire, lightning strikes, explosions, earthquakes, strikes, revolts, etc.

Property and equipment include the values of furniture, computer equipment and improvements to rented property, which are used in the Company’s normal course of business.

The Company’s own property and equipment as listed above, are not in any way encumbered neither have they been delivered as collateral to guarantee any kind of obligation. The Company has also taken out insurance policies to protect these assets.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 14. PROPERTIES BY RIGHT OF USE

Below is the plant and equipment properties that the Company has as of December 31, 2020 and December 31, 2019, respectively:

	December 31, 2020	December 31, 2019
Assets
Properties, Plant and Equipment (Right of Use)	6.020	5.902
Deferred tax asset	-	114
Liabilities
Other financial liabilities - lease of use
Currents	(2.143)	(757)
Non-current	(4.286)	(5.501)
Net	(409)	(242)

Properties and equipment include rights to use leases, in which the Company is the tenant, whose values are shown below:

	Rights of use Premises and Offices	Total
As of December 31, 2019
Balance at the beginning of the year	-	-
Additions	7.597	7.597
Retreats	-	-
Transfers	-	-
Depreciation charge	(1.694)	(1.694)
Balance at the end of the year	5.903	5.903
As of December 31, 2019
Cost	7.597	7.597
Accumulated Depreciation	(1.694)	(1.694)
Net cost	5.903	5.903
As of December 31, 2020
Balance at the beginning of the year	5.903	5.903
Additions	3.958	3.958
Retreats	(1.887)	(1.887)
Transfers	-	-
Depreciation charge	(1.954)	(1.954)
Balance at the end of the year	6.020	6.020
As of December 31, 2020
Cost	9.296	9.296
Accumulated Depreciation	(3.276)	(3.276)
Net cost	6.020	6.020

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The maturities of financial leases range from 3 to 5 years.

In relation to the rights of use recorded in the property, plant and equipment accounts, financial leasing liabilities have been recorded which are included in other financial liabilities and which as of December 31, 2020 have the following balances:

Lease liabilities	December 31, 2020	December 31, 2019
As December 31	6.258	-
Currents	3.958	7.597
Pay	(1.900)	(1.339)
Non-current	(1.887)	-
As December 31*	6.429	6.258

●	The net variation for 2020 corresponds to 171.

14.1 Statement of Results

December 31, 2020
Depreciation fee - usage asset	1.954
Interest expense on lease liabilities	660
Short-term lease expenses	10
Low-value lease expenses	177
Variable lease expenses	697
3.498

Total cash outings for leases as of December 31, 2020 were 4.465

Incorporation of Assets

According to paragraph 53(f) below, the incorporation of assets for rights of use is detailed:

●	Contract with Fiduciaria Corficolombiana S.A with NIT 800.140.887, with monthly lease fee 92 million per month including VAT.

Variable Leases

Credivalores determined variable leases, based on the landlord’s preponderance in the disposal and use of the asset, in this classification are the points of sale located in the chain warehouses.

Low Value Assets

The company considers as low-value assets leases whose underlying assets have a value equal to or less than 0.5% of the value of the Company’s Property, Plant and Equipment excluding assets that are under lease.

By 2020 the calculation of materiality on assets is carried out with the following information:

●	The total value of fixed assets 4,550 multiplied by 0.5%, the materiality for the year 2020 is 23.

According to the analysis carried out on each of the contracts the low value applies to 20 leases of premises and offices.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Health Emergency Impact - COVID 19

In accordance with regulatory decree 1432 of November 5, 2020, amending IFRS 16 contained in the technical and compilation annex in 2019, of the Single Regulatory Decree on Financial Reporting and Information Assurance Standards, Decree 2420 of 2015, Leases: Reductions in Rent related to COVID 19, where:

1.	The technical annex covered by Article 1 above, which is an integral part of the decree, shall apply to general purpose financial statements, where voluntary application is allowed in a comprehensive and advance manner for financial statements covering periods initiated from 1 January 2020.

According to the above, COVID-19-related rent reductions apply to tenants:

“C20A: A tenant will apply COVID-19-related rent reductions (see paragraph C1A) retroactively, recognizing the cumulative effect of the initial application of that modification as an adjustment to the initial balance of accumulated earnings (or other component of equity, as appropriate) at the beginning of the annual period reported in the tenant to apply the modification for the first time.”

Credivalores in 2020 had 64 leases of which 38 are recognized under IFRS 16; with the impact of COVID -19, the company was forced to close the following offices:

The Health Emergency presented in Credivalores below details the offices where discounts were presented:

CITY	DIRECTION	LEASE VALUE	OBSERVATION
BOGOTÁ	CL 28 No. 13 - 22 LC 32	9	Property Delivery on August 30
BOGOTÁ	CL 44 No. 59 - 52	6	Property Delivery on May 30
BOGOTÁ	CRA14 # 27A - 30	0	Property Delivery on April 30
MEDELLIN	CR 49 No. 52-17 LC 107	3	Property Delivery on May 30
BARRANQUILLA	CL 45 No.39 - 63 LC 8	2	Property Delivery on July
CARTAGENA	SHOPING CENTER CL71 #29-236	7	Property Delivery on July 15
CIENAGA	CALLE 8A No.10B-21 LC 2	1	Property Delivery on May 30
SANTA MARTA	CARRERA 3 No. 17 - 27 LC 6	2	Property Delivery on July 30
MEDELLIN	COOPENESSA	3	Property Delivery on May 30
TOTAL		33

Figures in millions of pesos

The following contracts submitted amendments to the lease fee through OTHER – YES:

NAME	SIGNING DATE	CITY
MORA MORALES JOSE SANTOS	18/05/2020	VILLAVICENCIO
PATERNINA VILLAREAL ROGER AUGUTO	2/04/2020	SINCELEJO
INMOBILIARIA ESTTEBAN RIOS LIMITADA	9/06/2020	BUCARAMANGA
INMOBILIARIA TONCHALA LIMITADA	30/06/2020	CUCUTA
ARQUITECTURA & DISEÑOS SIN LIMITES S.A.S	5/06/2020	MONTARIA
GOMEZ GOMEZ RICARDO LEON	5/06/2020	CARTAGENA
INMOBILIARIA INGENIERIA ARANA &CIA	30/04/2020	BARRANQUILLA
VIVE DE LUJO VALLEDUPAR SAS	1/05/2020	VALLEDUPAR
CUERVO GOMEZ DANIEL GUSTAVO	27/05/2020	NEIVA

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 15. OTHER INTANGIBLE ASSETS

Below is the company’s other intangible assets as of December 31, 2020 and December 31, 2019, respectively:

	MARKS	DATABASES	CONTRACTS	LICENSES	PROJECTS	OTHER	TOTAL
As of January 1, 2019
Cost	23.800	22.707	16.044	1.992	3.021	7.387	74.951
Accumulated depreciation	(7.135)	(2.271)	(733)	(660)	(983)	(3.135)	(14.917)
Net cost	16.665	20.436	15.311	1.332	2.038	4.252	60.034
Year ended December 31, 2019
Balance at the beginning of the year	16.665	20.436	15.311	1.332	2.038	4.252	60.034
Additions	-	-	-	3.276	1.563	8.230	13.070
Retreats	-	-	-	-	-	-	-
Transfers	-	-	-	-	-	-	-
Depreciation fee	(2.385)	(760)	(406)	(3.596)	(2.678)	(9.594)	(19.419)
Balance at the end of the year	14.280	19.676	14.905	1.011	924	2.888	53.685
As of December 31, 2019
Cost	23.800	22.707	16.044	5.268	4.584	15.617	88.021
Depreciation fee	(9.520)	(3.031)	(1.139)	(4.257)	(3.661)	(12.729)	(34.336)
Net cost	14.280	19.676	14.905	1.011	924	2.888	53.685
Year ended December 31, 2020
Balance at the beginning of the year	14.280	19.676	14.905	1.011	924	2.888	53.685
Additions	-	-	-	1.974	5.917	17.088	24.979
Retreats	-	-	-	-	-	-	-
Transfers	-	-	-	-	-	-	-
Depreciation fee	(2.380)	(757)	(506)	(1.723)	(713)	(17.633)	(23.712)
Balance at the end of the year	11.900	18.919	14.399	1.261	6.127	2.344	54.951
As of December 31, 2020
Cost	23.800	22.707	16.044	7.242	10.501	32.706	113.000
Depreciation fee	(11.900)	(3.788)	(1.645)	(5.980)	(4.374)	(30.362)	(58.048)
Net cost	11.900	18.919	14.399	1.261	6.127	2.344	54.951
Litigation rights	-	-	-	-	-	501	501
Total	-	-	-	-	-	2.845	55.452

NOTE 16. CREDIT QUALITY OF FINANCIAL ASSETS

The credit quality of financial assets that have not yet expired and have also not suffered impairment losses is assessed on the basis of ratings given by external bodies or if they do not exist on the basis of internal categorizations defined on the basis of counterpart characteristics:

	December 31,
	2020	2019
Cash and cash equivalents
AAA	19.407	53.873
AA	104	87
Total cash and cash equivalents	19.511	53.960

	December 31,
	2020	2019
Equity instruments (shares)
Fair value financial assets through the other comprehensive results
Financial sector	16.938	8.715
Total equity instruments	16.938	8.715

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

	December 31,
	2020	2019
Debt instruments
Financial assets at fair value through the statement of return
AAA	12.065	12.066
A	20.499	-
Total debt instruments	32.564	12.066

NOTE 17. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGE ACCOUNTING

Movements for hedge accounting and investments in derivatives are provided below:

	December 31, 2020	December 31, 2019
ASSETS
Hedge forward contracts (17.1)	7.108	10.771
Hedge Options (17.2)	87.470	68.543
Hedge Swaps (17.3)	148.866	114.633
Sub-Total	243.444	193.947
Call Premium	-	16.883
Total	243.444	210.830
LIABILITY
Forward Coverage (17.1)	16.791
Hedge Negotiation (17.1)	-	32.188
Sub-Total	16.791	32.188

Credivalores maintains the derivative financial instrument to cover exposure to risk in foreign currency.

Hedging Operations

Credivalores activities are exposed to financial risks including liquidity risk, foreign currency risk and interest rate risks. Therefore, the administration and the Board of Directors have approved and implemented a financial risk management policy to mitigate the negative effects of financial market uncertainty and volatility on the company’s financial performance. The financial risk management policy establishes the use of a wide variety of financial derivatives to cover the risks inherent in exchange rate fluctuations and the interest rate of financial obligations in currencies other than Colombian Pesos in the company’s financial statements.

Credivalores used a Cross Currency Swap on principal and interest payments from the 9.75% Coupon Notes issued in July 2017 maturing in 2022 in the amount of $250,000,000 and a Coupon Only Swap and a Call Spread, which corresponds to a combination of options positions, to cover interest payments and the principal of the reopening of the Notes for US$75,000,000 held in February 2018. Subsequently, the Company executed several hedging operations to hedge the FX risk on the 8.875% Notes issued on February 7, 2020 and due in 2025, including a Cross Currency Swap on the principal and interests at maturity on US$100,000,000, a coupon only swap for US$200,000,000 to hedge interest payments at maturity and a call spread on the principal for US$200,000,000. Options are derivatives contracts through which the buyer acquires the right to buy or sell a financial asset or an underlying asset at a set strike price, at a specific date and periods. Under the option contract, the buyer pays the premium by acquiring a right to exercise the option and the seller receives the premium, acquiring an obligation to the buyer of the option.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

In accordance with the guidelines of this policy, the following is the list of derivative instruments implemented and outstanding as of September 2020 to hedge the foreign currency and interest rate risks on the Notes maturing in 2022 and 2025:

Cross Currency Swaps

Theoretical Hedging				Annual Interest Rate
Credivalores pays	Credivalores receives USD	Credivalores pays COP	Delivery	Effective Date	Maturity Date	Credivalores receivers	Credivalores pays
Principal and Coupon	95.315.000	265.274.035.950	Non-Delivery	27/01/2018	27/07/2022	9,75%	IBR+ 8,89%
Coupon	75.000.000	213.675.750.000	Non-Delivery	27/01/2018	27/07/2022	9,75%	IBR+ 5,12%
Principal and Coupon	100.000.000	341.600.000.000	Non-Delivery	7/02/2020	7/02/2025	8,875%	IBR+ 8,54%
Coupon	68.000.000	232.288.000.000	Non-Delivery	7/02/2020	7/02/2025	8,875%	IBR+ 5,10%
Coupon	50.000.000	170.750.000.000	Non-Delivery	7/02/2020	7/02/2025	8,875%	IBR+ 5,15%
Coupon	50.000.000	170.750.000.000	Non-Delivery	7/02/2020	7/02/2025	8,875%	IBR+ 4,995%

Type of Instrument	Credivalores’ Position	Type of Option	Hedged amount USD	Effective Date	Maturity Date	Strike Price COP	Delivery
Call Option	Buyer	European	37.500.000	22-mar-18	25-jul-22	$2.849,01	Non - Delivery
Call Option	Buyer	European	37.500.000	22-mar-18	25-jul-22	$2.849,01	Non - Delivery
Call Option	Seller	European	37.500.000	22-mar-18	25-jul-22	$3.500,01	Non - Delivery
Call Option	Seller	European	37.500.000	22-mar-18	25-jul-22	$3.500,01	Non - Delivery
Call Option	Buyer	European	75.000.000	13-sep-19	25-jul-22	$3.500,00	Non - Delivery
Call Option	Seller	European	75.000.000	13-sep-19	25-jul-22	$3.750,00	Non - Delivery
Call Option	Buyer	European	75.000.000	31-mar-20	25-jul-22	$3.750,00	Non - Delivery
Call Option	Seller	European	75.000.000	31-mar-20	25-jul-22	$4.300,0	Non - Delivery
Call Option	Buyer	European	18.000.000	7-feb-20	7-feb-25	$3.415,000	Non - Delivery
Call Option	Seller	European	18.000.000	7-feb-20	7-feb-25	$4.000,00	Non - Delivery
Call Option	Buyer	European	50.000.000	7-feb-20	7-feb-25	$3.415,000	Non - Delivery
Call Option	Seller	European	50.000.000	7-feb-20	7-feb-25	$4.000,00	Non - Delivery
Call Option	Buyer	European	100.000.000	7-feb-20	7-feb-25	$3.415,000	Non - Delivery
Call Option	Seller	European	100.000.000	7-feb-20	7-feb-25	$4.000,00	Non - Delivery
Call Option	Buyer	European	168.000.000	27-mar-20	7-feb-25	$4.000,00	Non - Delivery
Call Option	Seller	European	168.000.000	27-mar-20	7-feb-25	$4.500,00	Non - Delivery

17.1 Forward Contracts for Hedging

The portfolio of derivative transactions presents assets valued according to the policy implemented and the fair value and cash flow valuation.

●	Fair-value hedge accounting

	Fair value
	December 31, 2020		December 31, 2019
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Forward Contracts for Hedging
Purchase of foreign currency	21	7.108	75	10.771
Total forward contracts for hedging – assets	21	7.108	75	10.771

Stated in USD expressed in millions

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

	December 31, 2020		December 31, 2019
Liabilities	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Forward coverage contracts
Buying foreign currency	47	16.791	6	103
Total forward derivatives of passive hedging	47	16.791	6	103

17.2 Derivate Financial Instruments Options

The activities carried out by Credivalores generated significant positions in the derivatives portfolio, performing transactions for hedging purposes where the underlying assets are exchange rates and interest rates. Options are contracts between two parties, one of them has the right but not the obligation, to carry out an operation of purchase or sale according to previously agreed terms.

The company closed operations with options as derivative financial instruments to manage and mitigate the fluctuations in the fair value of the debt in the P&L. The options are measured through cash flow coverage.

Detail of derivative with options financial instruments and their accounting is as follows:

	Fair value
	December 31, 2020		December 31, 2019
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Call spread premium option	243	87.470	75	68.543
Total forward contracts for hedging – assets	243	87.470	75	68.543

	Fair value
	December 31, 2020		December 31, 2019
LIABILITIES	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Call spread premium option	-	-	75	32.188
Total forward contracts for hedging – Liabilities	-	-	75	32.188

Options Contracts for Hedging

Trading derivative instruments with options covers the debt (capital only) position of the 144 A/Reg S ratio with a coupon of 9.75% and 8.875% with maturity in 2022 and 20 25 and issued on February 14, 2018 and February 07, 2020 for a face value of US$ 75,000,000 and US$ 168,000,000. These financial instruments are valued under the methodology and market value provided by counterparties, the type of measurement is cash flow.

The Company will maintain derivative financial instruments, to cover the foreign currency risk exposure until maturity, which corresponds to the expiration of the Notes that are being covered by this instrument. The objective and strategy of the administration is to analyze and evaluate the appropriate method for the valuation of financial instruments, depending on the type of operation and negotiation carried out.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Call Premium

The premium Call option is the payment to lock the right to the option contract at the beginning of the operation with the counterparties Nomura and JP Morgan. Premium Calls have the same expiration dates as bond flows and the amortization is registered in the company’s results at the end of each period.

Below call premium movement:

	December 31, 2020	December 31, 2019
Balance at start of period	16.883	17.886
Agreed Premium	-	4.499
Call premium amortization	(16.883)	(5.502)
Total	-	16.883

17.3 Derivate Financial Instruments Cross Currency Swap

Credivalores, executed operations with derivative financial instruments to manage and mitigate the fluctuations in the fair value of the debt position in the P&L. The cross currency swaps in place hedge the exposure to the risk of exchange rate, which is measured at market (fair value hedging) value, which is measured as a cash flow hedge.

Derivative financial instruments through cross currency swaps and its hedge accounting is the following:

	Fair value
	December 31, 2020		December 31, 2019
ASSETS	Nominal Amount USD	Fair Value	Nominal Amount USD	Fair Value
Hedging Contracts Cross Currency Swaps (a)	195	92.808	250	103.071
Hedging Contracts Coupon Only Swap (b)	243	56.058	75	11.562
Total forward contracts for hedging – assets	438	148.866	325	114.633

Credivalores will keep the cross currency swaps, to hedge the exposure to foreign currency and interest rate risk until maturity, in line with the maturity of the Notes hedged.

a.	Cross currency swap hedging contracts

Trading derivative instruments through cross currency swaps covers the debt (capital and interest) position of Notes 144 A/Reg S issued on July 27, 2018 due in 2022 for a face value of US$ 250,000,000 with a coupon rate of 9.75% and Notes 144 A/Reg S issued on February 7, 2020 due in 2025 for a face value of US$100,000,000 with a coupon rate of 8,875%. With respect to Notes 144 A/Reg S due in 2022 and coupon of 9.75%, in February 2020 the amount of principal and coupons covered at maturity with coupon only swaps was adjusted after a repurchase transaction (“Tender Offer”) of these Notes was completed for US$154,685,000 principal.

b.	Coupon only swaps hedging contracts

The derivatives transaction through a coupon only swaps covers interest payments from the reopening of Notes 144 A/ Reg S due in 2022 made on February 14, 2018 with coupon of 9.75% for a face value US$75.000,000 and Notes 144 A /Reg S due in 2025 made on February 7, 2020 with coupon of 8,875% for a face value of US$200,000,000. With respect to Notes 144 A/Reg S due in 2025 and coupon of 8.875%, in June 2020 the amount of coupons covered at maturity with coupon only swaps was adjusted after a repurchase trade on the secondary market of these Notes was completed for US$32,000,000 principal.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 18. FINANCIAL OBLIGATIONS

Below, we present the balances of financial obligations as of December 31, 2020 and December 31, 2019

	December 31, 2020	December 31, 2019
Issuance of bonds	1.483.355	1.065.071
Foreign banks	257.438	294.943
Financial obligations in free standing trusts	294.674	230.678
Promissory notes – Local banks	50.760	92.278
Finance lease agreements	-	12
Other financial obligations	-	6
Transaction cost	6.429	6.258
Other Lease Liabilities	(77.254)	(45.668)
	2.015.402	1.643.578

The balances of Credivalores’ financial obligations and the Autonomous Assets of which he is trusting at court December 31, 2020 and December 31, 2019, correspond to obligations incurred with financial institutions in the country and obligations in the foreign capital market and financial leasing. Short-term credit obligations are considered to be cancelled between December 2020 and 2021 and credits that have a maturity after January 2022, respectively, are considered long-term:

a)	Short-term financial obligations.

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

Banco de Bogotá	1.969	IBR + 4.3%	2021	2.938	IBR + 5.3%	2020
Banco Colpatria	-			25.417	9.8% EA	2020
Banco de Occidente	10.000	IBR + 3.7%	2021	9.950	IBR + 4.3%	2020
Bancolombia	10.000	IBR + 7.9%	2021	16.125	DTF + 7.4%	2020
Banco Santander	2.875	IBR + 6%	2021	-
Total National Entity	24.844			54.430
Notas Internacionales (Programa ECP)	257.438	8.4% EA	2021	114.700	8.3% EA	2020
Total Foreign Entity	257.438			114.700
Total Own obligations	282.282			169.130

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

Leasing Bancolombia	-			12	8.4% EA	2020
Total Leasing Financial	-			12
Overdraft	-			6
Total Overdraft	-			6
Total Leasing y Overdraft	-			18

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

PA Crediuno IFC	2.329	12.4% EA	2021	6.222	11.11% EA	2020
Total PA	2.329			6.222

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Entidad	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

Leases	2.143	10.6% EA	2021	757	10.6% EA	2020
Total Leases	2.143			757
Total short-term obligations	286.754			176.127

Credivalores had short-term financial obligations during the periods ended December 31, 2020 and December 31, 2019 totaling 286.754 and 176.127, respectively. The measurement of financial liability instruments for financial obligations is valued at amortized cost, as per IFRS 9.

b)	Long-term obligations

The Company had long-term financial obligations during the periods ended December 31, 2020 and December 31 2018 totaling 1.827.063 and 1.513.119, respectively. Associated costs incurred in the acquisition of loans are classified as transaction costs pending IFP amortization for the periods ended December 31, 2020 and December 31, 2019, valued at 77.253 and 45.668, respectively. The measurement of financial liability instruments for financial obligations is valued at amortized cost, as per NIIF 9.

The total balance of financial obligations for the periods ended December 31, 2020 and December 31, 2019 is 2.036.564 and 1.643.577 respectively, which will be paid off as described above.

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

Banco de Bogotá	5.148	IBR+6.3%	2022	9.391	IBR+6.3%	2021
Bancolombia	20.767	IBR + 7.7%	2022	18.682	IBR + 6.9%	2021 y 2022
Banco Santander	-			9.775	IBR + 6%	2021
Total National Entity	25.915			37.848
Notas Internacionales (Programa ECP)	-			180.243	8.4% EA	2021
Total Foreign Entity	-			180.243
Total National and Foreign Entity	25.915			218.091

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

PA CrediUno IFC	-			11.646	12.2% EA	2021
PA TuCrédito Sindicado	292.345	DTF - IBR + 5.5%	2023 y 2025	212.810	DTF + 5.5%	2023 y 2024
Total PA	292.345			224.456

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration

Other leases liabilities	4.286	10.06% EA	2023	5.501	10.06% EA	2023
Total Leasing y other leases	4.286			5.501

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Entity	December 31, 2020	Interest rate	Expiration	December 31, 2019	Interest rate	Expiration
Notas internacionales 144 A/Reg. S	327.168	9,75% EA	2022	819.285	9,75% EA	2022
Notas internacionales 144 A/Reg. S Retap	257.438	9.75% EA	2022	245.786	9,75% EA	2022
Notas 144 A/Reg. S con 8.875% con vencimiento en 2025	919.910	8.875% EA	2025	-
Total international bonds issued	1.504.516			1.065.071

Total obligaciones a largo plazo	1.827.066			1.513.876

Costo de Transacción por Amortizar IFP	(77.253)			(45.668)
Total financial obligations	2.036.563			1.643.578

Total Fair Value financial obligations	2.113.816			1.689.245

Obligations stated in foreign currency

	Nominal Value as of December 31,				Nominal as of Value December 31,
Entity	2019				31, 2018
ECP Program Notes (a)		75		257.438		90		294.943
International Finance Corporation (IFC)		1		2.329		6		17.868
Issuance of bonds 144 A/ Reg S (b)		438		1.483.355		325		1.065.071
Total	USD	514	COP	1.743.122	USD	421	COP	1.377.882

(a)	Euro Commercial Paper Program Notes

Pursuant to Item 8 of the Pricing Term Sheet dated March 17, 2017, in connection with Tranche X issued under our US$150,000,000 Euro Commercial Paper Program (“ECP Program”), Credivalores decided to exercise the right of optional redemption at par of US$55,000,000 of principal of these notes on March 22, 2018 using the proceeds of the reopening of the 9.75% Notes due July 2022.

Later, on April 19, 2018 Credivalores issued a new note under the ECP Program for US$40,000,000 due on April 19, 2021 with a coupon rate of 8.25%.

In addition, Credivalores decided to exercise the right of optional redemption at par of US$12,000,000 outstanding of Tranche X on September 22, 2018 using additional resources from the reopening of the 9.75% Notes due July 2022.

In December 2019, CVCS issued a new note under the ECP Program due June 13, 2021 for $15,000,000 and a 8.50% coupon with quarterly payments. The resources of this issue will be dedicated to the growth of the credit portfolio and general uses of the company.

In June 2020, CVCS issued a new note under the ECP Program due September 5, 2021 for $20,000,000 and a 8.50% coupon with quarterly payments. The resources of this issue will be dedicated to the growth of the credit portfolio and general uses of the company.

As a result of early redemptions, capital maturities and new issues under the ECP Program, the total balance under the ECP Program as of December 31, 2020 is US$75,000,000.

(b)	Issuance of bonds

On July 27, 2017 Credivalores issued its inaugural senior unsecured 144A / Reg S notes (the “Notes”) due July 27, 2022 for US$250,000,000 with a coupon of 9.75% and a yield of 10.0%. The Notes are payable semi-annually in arrears on January 27 and July 27 of each year, beginning on January 27, 2018. The proceeds from this issuance were used to refinance existing indebtedness, including mostly secured debt, and the remainder, if any, for general corporate purposes.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

According to the “Description of the Notes” of the Offering Memorandum, the Company may redeem the Notes, in whole or in part, at any time on or after July 27, 2020, at the applicable redemption prices set forth in the Offering Memorandum, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of redemption. Prior to July 27, 2020, we may also redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of redemption. In addition, at any time on or prior to July 27, 2020, Credivalores may redeem up to 35% of the Notes using the proceeds of certain equity offerings at a redemption price equal to 109.750% of their principal amount, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of redemption. In addition, in the event of certain changes in the Colombian withholding tax treatment relating to payments of interest on the Notes, Credivalores may redeem the Notes, in whole but not in part, at 100% of their principal amount, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of redemption. If a change in control occurs with respect to us, unless the Company has exercised the option to redeem the Notes, each holder of the Notes will have the right to require us to repurchase all or any part of that holder’s Notes at 101% of the aggregate principal amount of Notes repurchased, plus any additional amounts then due and accrued and unpaid interest to, but excluding, the date of repurchase.

The Notes will be senior unsecured general obligations and will (i) rank equally in right of payment with all of the Company’s other existing and future senior indebtedness (subject to certain obligations for which preferential treatment is given under Colombian insolvency laws); (ii) rank senior in right of payment to the Company’s existing and future subordinated indebtedness, if any; (iii) be effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including all indebtedness and other liabilities of any free-standing trusts (patrimonies autonomous); and (iv) be structurally subordinated to all existing and future indebtedness and trade payables of any of our subsidiaries that are not guarantors. The notes will not be entitled to any sinking fund.

No public market currently exists for the Notes. The Notes have been registered in Singapore Exchange Securities Trading Limited (the “SGX-ST”). The Notes were not and will not be registered in the Colombian National Register of Securities and Issuers (or the “RNVE”), therefore, they will not be offered to the public in the Republic of Colombia (“Colombia”). Notes will not be listed on the Colombian Stock Exchange. The Notes may be offered to persons in Colombia through private placement. The offer is not subject to review or authorization by the Financial Superintendency of Colombia.

In addition, on February 14, 2018 Credivalores reopened these Notes for an additional amount of US$75,000,000, bringing the total issued to US$ 325,000,000, taking into account the original issue. The Notes were reopened with a yield of 8.625% and a price of 104.079%. Reopening resources were used to refinance existing non-collateralized indebtedness and surpluses were used for the company’s general purposes.

Following we present past coupons payments of the 144A / Reg S notes, since its issuance:

Principal	Coupon	First Coupon Payment - 27/01/2018	Second Coupon Payment - 27/07/2018	Third Coupon Payment - 27/01/2019	Fourth Coupon Payment - 27/07/2019	Fifth Coupon Payment - 27/01/2020	Sixth Coupon Payment - 27/07/2020
250.000.000	9,75%	12.187.500	12.187.500	12.187.500	12.187.500	12.187.500	4.646.606
75.000.000	9,75%		3.656.250	3.656.250	3.656.250	3.656.250	3.656.250
	Total in USD	12.187.500	15.843.750	15.843.750	15.843.750	15.843.750	8.302.856
	FX Rate	2.805,40	2.882,84	3.160,52	3.213,09	3.213,09	3.660,15
Total in Millions Pesos		34.190.812.500	45.674.996.250	50.074.488.750	50.907.394.688	50.907.394.688	30.389.699.303

Principal	Coupon	First Coupon Payment - 07/08/2020
280.000.000	8,875%	11.892.500
	Total in USD	11.892.500
	FX Rate	3.775,95
Total in Millions Pesos		44.905.485.375

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

On January 17, 2020, CVCS launched a repurchase offer (Tender Offer) and a request to remove covenants (“Consent Solicitation”) for all or a portion of the principal of the 9.75% 144A / Reg S Notes due in July 2022. The repurchase offer was contingent on the fulfilment of the condition of a new issuance of bonds in the international capital market. The elimination of covenants would materialize if more than 51% of the principal of the outstanding Notes were tendered. The repurchase offer was launched with an initial price of $1,055 for every $1,000 principal of the 9.75% Notes due 2022 applicable during the early period of participation (“Early Tender Time”) that ran until January 31, 2020 and then the price would fall to $1,005 for every $1,000 principal of the Notes during the late tender period that lasted until February 14, 2020. During the early tender period a total of US$154,035,000 of principal were tendered and repurchased and then during the late tender period an additional US$650,000 were tendered and repurchased. The principal amount repurchased on the 9.75% Notes due 2022 Notes accounted for 47.6% of the US$325,000,000 outstanding as of the end of September 30, 2019. Therefore, the covenants applicable under the Description of the Notes (“Description of the Notes”) of the Offering Memorandum of the 9.75% Notes due 2022 remain in effect without modification.

Once the early tender period concluded, CVCS launched a new 144A / Reg S Note in the international capital market for a total amount of US$300,000,000, a coupon of 8.875% and yield of 9% and a final maturity on February 7th, 2025. The 8.875% Notes pay interests on a semiannual basis on February 7 and August 7 of each year, starting August 7, 2020. The use of proceeds from this issuance was to repurchase the 9.75% Notes due 2022 tendered under the repurchase offer referred to above, to refinance existing debt under the ECP Program and for general corporate purposes. Once this liability management transaction was completed on February 7, 2020, the new outstanding principal of the 9.75% Notes due 2022 is US$170,315,000.

In accordance with the “Description of the Notes” of the Offering Memorandum of the 8.875% Notes due 2025, the Company may redeem the Notes, in whole or in part, at any time from February 7, 2023, at the redemption prices stipulated in the Offering Memorandum, plus any additional amounts then owed and interest accrued and unpaid, until the date of redemption. It is also possible to redeem the notes before February 7, 2023, in whole or in part, at a price equal to 100% of your capital amount plus a make-whole premium, in addition to any additional amount then owed plus accrued and unpaid interest, up to the date of redemption. In addition, at any time until February 7, 2023, CVCS may redeem up to 35% of the Notes using resources from stock sales or equity offers at a redemption price of 108.875% of its capital amount, plus any additional amount then owed plus accrued and unpaid interest, up to the date of redemption. Moreover, in the event of certain changes in the tax treatment of withholding tax in Colombia in relation to interest payments on the Notes, CVCS may redeem them, in full, but not in part, at a price of 100% of their capital amount, in addition to any additional amount then owed plus interest accrued and unpaid, until the date of redemption. In the event of a change of control in the entity, unless the Company has chosen to redeem the Notes, each holder of the Notes will have the right to require that the Company purchase all or a portion (in minimum principal amounts of US$200,000 and integral multiples of US$1,000 in excess thereof) of the holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and any Additional Amounts, if any, to, but excluding, the date of purchase.

The Notes due in 2025 will be future and unsecured obligations and (i) will have the same priority as to the right of payment as all other existing and future debt obligations of the Company (subject to certain obligations under which they are given preferential treatment in accordance with Colombia’s insolvency laws); (ii) shall have a higher payment priority than the Company’s existing and future subordinated debt obligations, if any; (iii) shall be subject, as regards the right of payment, to all existing and future indebtedness obligations, without guarantee, of the Company, to the extent of the value of the assets guaranteeing such indebtedness, including any debt, liabilities and autonomous assets; and (iv) shall be structurally subordinate to all existing and future payment obligations and to the commercial payable accounts of any of our non-guarantor subsidiaries. Notes shall not be entitled to any depreciation fund.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The principal and coupons of the 8.875% Notes due in February 2025 were hedged by using cross currency swaps and call spreads at maturity.

During April and May 2020, Credivalores engaged in Open Market Repurchases (“OMR”)of the 8.875% Notes due 2025 through a broker. The total principal amount of the 8.875% Notes due 2025 repurchased through OMRs reached US$32,000,000 and the Notes repurchased were cancelled on September 30th, 2020. Consequently, as of September 30, 2020 the new outstanding amount of the 8.875% Notes due 2025 was US$268.000.000.

Covenants

The package leaflet for Notes 144A / Reg S contains certain restrictive covenants, which within other things, limit our ability to (i) incur additional debt, (ii) make dividend payments, redeem capital and make some investments, (iii) transfer and sell assets, (iv) sign any type of agreement that could limit the ability of subsidiaries to pay dividends or make capital distributions, (v) create collateral or pledge assets, (vi) conduct consolidation, merger or sale of assets, and (vii) transact with affiliates. The “Indenture” contract governing the Notes contains traditional default events.

These same Indenture covenants and conditions were reflected in the documentation in Notes 144 A/Reg S due in 2025 for US$300,000,000.

Additionally, in December 2012 the company signed a peso indexed credit with the IFC amounting to US$25,000,000, which was amended in May 2015 to increase the amount to US$45,000,000. This facility includes several covenants within which the most relevant are: a risk-weighted solvency ratio (not less than 12%) for 2019 of 14% and 13.5% by December 2020, an equity ratio (not less than 12%) for 2019 of 13% and 12.07% by December 2020, an economic group exposure ratio (not more than 7%) for 2019 of 0.3% and 0.3% by December 2020, a ratio of exposure to related parties (no more than 12%) for 2019 of 0.64% and 0.59% by December 2020, fixed assets on equity (no more than 35%) for 2019 of 0.41% and 0.19% by December 2020, an aggregate exchange rate risk ratio (not more than 25%) by 2019 of 3.70% and 3.73% by December 2020, an aggregate interest rate risk ratio (not less than -10% and not more than 10%) 2019 of -1.50% and -1.84% by December 2020 and a liquidity ratio (not less than 8%) 8.99% for 2019 and 11.87% by December 2020.

During 2019 and as of December 31, 2020 Credivalores complied with the covenants set forth above.

●	IFP Financial Cost

The funds received from loans acquired from financial institutions are used for portfolio origination and to handle various lines of working capital, which helps to maintain a degree of liquidity for the Company. The loans are represented by promissory notes wherein both parties establish the payment conditions, including maximum amount, amount, interest rate and duration. The financial cost of financial obligations for the periods ended December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Free-standing trusts	17.477	21.115
Local banks	7.025	11.194
Finance Leasing	-	17
Foreign currency obligation	24.766	20.557
Financial cost Derivatives	19.230	21.114
Issuance of bonds	92.544	101.607
Amortization Transaction costs	32.299	15.5707
Interest for liabilities for lease and finance lease agreements	660	650
Total	194.001	191.824

The financial obligations and Free-standing Trusts of Credivalores that are recognized in local and foreign currencies will be recognized at the beginning of the transaction at their amortized value, net of costs incurred in the transaction which are attributable at the time of issuance. The difference between funds received (net of transaction costs) and the redemption value is recognized in the Income Statement for the corresponding period, using the effective interest method.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 19. EMPLOYEE BENEFITS

Under Colombian labor law and based on labor conventions employees are entitled to short-term benefits such as: wages, holidays, statutory bonuses, severance payment, and interest on severance pay.

Below is a breakdown of employee benefit payments as of December 31, 2020 and December 31, 2019:

	December 31,
	2020	2019
Interest on severance pay	48	51
Severance pay	407	451
Holidays	528	603
	983	1.105

The current component of employee benefits must be paid within the twelve months following the reporting period.

The company within its compensation policies has no post-employment benefits.

NOTE 120. OTHER PROVISIONS

Credivalores provisions at December 31, 2020 and December 31, 2019, respectively are provided below.

	December 31, 2020	December 31, 2019
Litigations subject to executive proceedings	199	226
Other provisions	7.171	250
	7.370	476

The movement of legal and other provisions are provided below for the periods ended December 31, 2020 and December 31, 2019:

	Legal provisions	Other provisions	Total provisions
Balance held at December 31, 2019	226	250	476
Increase in provisions during the period	(27)	6.921	6.894
Balance held at December 31, 2020	199	(*)7.171	7.370

	Legal provisions	Other provisions	Total provisions
Balance held at December 31, 2018	108	235	343
Recovered provisions	118	15	133
Balance held at December 31, 2019	226	250	476
Recovered provisions	(27)	6.921	6.894
Balance held at December 31, 2020	199	7.171	7.370

(*) As of December 31, 2020, other provisions are made up of the following:

	December 31, 2020	December 31, 2019
Fees	199	87
Others	7.171	3.832
	7.370	3.919

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Provisions correspond mainly to labor, civil and administrative processes filed by third parties against Credivalores, on which provisions were recognized as of December 31, 2019 in an amount of 64 it is not possible to determine a disbursement schedule for these provisions due to the diversity of processes in different instances.

However, Credivalores does not expect significant changes to the amounts provisions as a consequence of the outflows applicable to each proceeding. The expected time of resolution is uncertain since each proceeding is taking place in different instances.

NOTE 21. ACCOUNTS PAYABLE

Below, we detail the balance of accounts payable has Credivalores December 31, 2020 and December 31, 2019, respectively:

	December 31, 2020	December 31, 2019
Leases	4	5
Suppliers	32	95
Withholdings and labor contributions	1.813	733
Commissions and fees	5.623	3.998
Other accounts payable (21.2)	28.410	19.771
Costs and expenses payable (21.1)	117.448	75.671
	153.330	100.273

21.1	Costs and expenses payable

	December 31, 2020	December 31, 2019
Services	1.708	6.407
Others	55.890	19.272
Financial expenses	59.850	49.992
	117.448	75.671

21.2	Other accounts payable

	December 31, 2020	December 31, 2019
Third-party administrative payments	69	-
CXP Pound Portfolio Buybacks	72	-
Tigo disbursements	112	-
Different	121	62
Wallet your credit	143	143
VISA C1 disbursements convention	379	1.722
TIGO withdrawal	1.083	843
Credipoliza withdrawals	1.645	1.256
Crediuno withdrawals	1.741	937
Account payable (trusts)	2.177	1.840
Third Parties	3.217	2.806
Credipoliza disbursements	3.817	3.940
Payroll loans CDs	5.715	1.989
Payroll Loans CDs disbursement	8.119	4.233
	28.410	19.770

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 22. CURRENT AND DEFERRED TAX LIABILITIES

22.1	Components of current tax asset:

Current tax assets for the years ended December 31, 2020 and December 31, 2019 is as follows:

	December 31, 2020	December 31, 2019
Income tax advance	14.841	13.537
Sales tax withheld	1	-
Advance other taxes	16	5
Total current tax assets	14.858	13.542

22.2	Components of current tax liabilities

Current tax liabilities for the years ended December 31, 2020 and December 31, 2019 is as follows:

	December 31,
	2020	2019
Tax on industry and Commerce	1.725	1.189
Sales tax	318	55
	2.043	1.244

22.3	Components of income tax expense

Income tax expense for the years ended December 31, 2020 and December 31, 2019 is as follows:

	December 31,
	2020	2019
Income Tax	6.049	5.596
Subtotal - taxes from the current period	6.049	5.596
Net deferred tax from the period	(3.730)	(2.384)
Total	2.319	3.212

In accordance with the IAS 12, current and deferred taxes are recognized as income or expense in the income statement, except to the extent that they arise from a transaction or event recognized outside profit or loss in other comprehensive income (OCI), in equity. Therefore, in the periods ended December 31, 2020 and December 31, 2019, other comprehensive income was recognized in equity.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

22.4	Reconciliation of the nominal income tax rate and the effective tax rate in Colombia:

The tax provisions in force in Colombia for income and ancillary taxes applicable in 2020 and 2019, respectively, among others, are as follows:

●	The income tax rate for 2020 is 32%.

●	With the Economic Growth Act 2010 of 2019, the income tax rate for the years 2020, 2021, 2022 and following is 32%, 31% and 30%, respectively.

●	Economic Growth Act 2010 of 2019 reduces presumptive income to 0.5% of liquid assets on the last day of the taxable year immediately before 2020, and to 0% from 2021 and following.

●	The Economic Growth Act 2010 of 2019 maintains the possibility of taking as a tax discount on income tax 50% of the industry tax and trade notices and boards actually paid in the taxable year or period, which from 2022 will be 100%. By 2020 this tax has the treatment of deduction in income tax.

●	The occasional gain tax is taxed at the 10% rate.

●	Excess presumptive income may be offset in the following 5 taxable periods.

The Company reconciled the total effective rate without deferred tax, which was 31% for 2020 and 31% for 2019, as detailed below:

	2020	2019
Earnings (loss) before tax	7.544	8.264
Income Tax rate	32%	33%
Income Tax	2.414	2.727
More (less) tax impact on:
Non-deductible expense	1.040	777
Exchange rate differences	(1.163)	(323)
Non-deductible tax	3	4
Presumptive interest	26	27
Total income tax provisions charged to income	2.320	3.212
Effective rate	31%	39%

22.5	Deferred Tax

Differences between the book value of assets and liabilities and their tax bases result in temporary differences in deferred, calculated and recorded taxes in the periods ended December 31, 2020 and December 31, 2019, based on the tax rates in force for the years in which such temporary differences will be reversed.

	December 31,
	2020	2019
Assets deferred taxes	28.361	23.775
Liabilities deferred taxes	(22.400)	(12.722)
Deferred taxes assets (passive), net	5.961	11.053

The net movement of deferred taxes during the period is as follows:

	December 31,
	2020	2019
Balances as of January 1	11.053	14.432
Charge (credit) to the statement of results	3.730	2.384
Charge (credit) to the other comprehensive results	(8.822)	(5.763)
Balance as of December 31	5.961	11.053

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

The movements of deferred taxes active and passive during the period, without regard to the compensation of balances referred to the same tax authority, have been as follows:

	Expenses paid in advance	Portfolio Provision	IFRS Adoption 9	IFRS Adoption 16	Depreciation Fixed Assets	Provision of Expenses	Total
Assets deferred taxes
Balance as of January 1, 2019	1.988	4.582	14.117	-	218	-	20.905
Charge (credit) to the statement of results	-1.988	4.725		114	19		2.870
Charge (credit) to the other comprehensive results	-	-	-	-	-	-	-
Balance as of December 31, 2019	-	9.307	14.117	114	237	-	23.775
Charge (credit) to the statement of results	-	4.532		13	8	33	4.586
Charge (credit) to the other comprehensive results	-	-					-
Balance as of December 31, 2020	-	13.839	14.117	127	245	33	28.361

	Valuation Financial Instruments	Intangibles	Impairment Financial Instruments	Shares	Total
Liabilities deferred taxes
Balance as of January 1, 2019	-	-	6.052	421	6.473
Charge (credit) to the statement of results	-	1.075	132	(721)	486
Charge (credit) to the other comprehensive results	5.190	-	-	573	5.763
Balance as of December 31, 2019	5.190	1.075	6.184	273	12.722
Charge (credit) to the statement of results	-	784	21	51	856
Charge (credit) to the other comprehensive results	8.872	-	-	(50)	8.822
Balance as of December 31, 2020	14.062	1.859	6.205	274	22.400

Deferred tax assets outstanding assets are recognized to the extent that the corresponding tax benefit is likely to be made through future tax benefits. The Company has recognized all deferred tax assets and liabilities.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

22.6	Effect of current and deferred taxes in each component of other comprehensive income in equity:

The effects of current and deferred taxes in each component of other comprehensive income in equity are as follows:

	December 2020			December 2019
	Amount before tax	Deferred tax income (expense)	Net	Amount before tax	Deferred tax income (expense)	Net
Items that may be subsequently reclassified to income
Effect of changes in fair value on the valuation of derivative financial instruments	29.572	(8.872)	20.700	21.206	(5.190)	16.016
Shares	(499)	50	(449)	525	(573)	(48)
	29.073	(8.822)	20.251	21.731	(5.763)	15.968

22.7	Tax uncertainties

Income tax and supplementary returns that are open for review by the Tax Authorities are as follows:

Period	Declaration	Date presentation	Amount	Observations
2017	Rent			Balance in Favor offset by income statement taxable year 2018.
2018	Rent			Balance in Favor offset by income statement taxable year 2019.
2019	Rent			No DIAN audit.

Of the above statements, the Tax Authority has not initiated review processes for the taxable years 2017, 2018 and 2019.

No comments and/or adjustments are expected from the process of reviewing income tax and supplementary returns by the tax authorities.

22.8	Annual Statement of Assets Held Abroad

Law 1739 of 2014 created an annual declaration of assets held abroad to be submitted by all those paying Income and Ancillary Taxes who are obliged to pay tax on (i) their global income; (ii) their equity held both at home and abroad; and (iii) assets held abroad.

The information required in order to identify the taxpayer as stipulated by the corresponding tax regulations is as follows:

✓	Discrimination of assets held by the Company abroad at January 1, 2019, the value of which shall exceed 3,580 TVA (Tax Value Units), the value of the taxpayer's equity, the jurisdiction in which the assets are located and the nature and type of asset.

✓	Discrimination of assets held by the Company abroad at January 1, 2019, the value of which shall not exceed 3,580 TVA (Tax Value Units) in order to declare these in their aggregate along with the jurisdiction in which the assets are located and the nature and type of asset

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 23. OTHER LIABILITIES

Below the detail of other liabilities:

	December 31,	December 31,
	2020	2019
Collections pending application	-	5.141
Values received for third parties (23.1)	171	119
Bond premium at issuance	1.210	416
Collection of managed loan portfolios	7.201	8.252
Checks pending collection	18.382	19.620
Credit card guarantee	22.604	28.285
Total	49.568	61.833

23.1 Values received for third parties

Below the detail of other Values received for third parties

	December 31, 2020	December 31, 2019
Retailers collections	21	19
Free-standing trusts collections	1.628	2.172
Voluntary and mandatory insurance collections	3.026	1.388
FGA guarantees’ collections (a)	13.707	16.041
Total Values received for third parties	18.382	19.620

(a) This value corresponds to the security claim pending payment to the FGA and to compensate with claims.

NOTE 24. EQUITY

Capital

Credivalores objective is to safeguard its capacity to continue as a business enterprise and maintain a financial structure that optimizes the cost of capital and maximizes returns for shareholders. The Company’s capital structure encompasses and includes the subscribed capital, retained earnings and reserves.

Capital management objectives are met by managing the portfolio as authorized by law and maintaining a consistent pace of generating profits from its structural revenue (portfolio interests and returns on investments) which results in institutional strengthening and provides the Company an opportunity to maintain its dividend distribution policy among its shareholders.

For the reporting periods, Credivalores indeed complied with the required minimum capital in the relation of solvency required by legal provisions and mandatory investments.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Authorized, and Paid in Capital

As of December 31, 2020 and December 31, 2019 Credivalores authorized and paid in capital is 129.638 and 123.992 represented in 4.588.300 and 4.385.998 shares, each of a nominal value of 28.254; respectively.

Credivalores Crediservicios S.A.
Shareholder	December 31, 2020 Number of shares	%	December 31, 2019 Number of shares	%
Acon Consumer Finance Holdings S de RL	912.913	19.89%	912.913	19.89%
Crediholding S.A.S.	1.571.073	34.24%	1.571.073	34.24%
Lacrot Inversiones 2014 SLU	1.671.520	36.43%	1.671.520	36.43%
Acon Consumer Finance Holdings II S L	193.153	4.21%	193.153	4.21%
Direcciones de Negocio S.A.S.	1	0.00%	1	0.00%
Treasury shares	239.640	5.22%	239.640	5.22%
Total	4.588.300	100%	4.588.300	100%

	December 31, 2020	December 31, 2019
Number of authorized shares	4.700.000	4.700.000
Subscribed and paid shares	4.588.300	4.588.300
Nominal value	28.254	28.254
Subscribed and paid capital (nominal value)	129.638	129.638
Paid-in capital	64.727	64.727
Total capital plus premium	194.365	194.365

The following is a breakdown of the basic earnings per share:

	December 31, 2020	December 31, 2019
Ordinary shares (a)	2.081.515	1.532.597
Preferred shares (a)	2.506.785	2.506.785
Repurchased treasury shares	239.640	239.640
Total earnings per share	1.139	1.101

(a)	The value of the shares as of December 31, 2020 and December 2019 correspond to the total number of outstanding shares held by Credivalores, 4.588.300.

As per the Company´s bylaws, both common and preferred stock have the same decision power and rights, and the preference of those shares is given by its hierarchy in the payment of dividends when declared by the Assembly and by the preferred right in the reimbursement in case of liquidation.

December 31, 2020

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	77.079	912.913	19.90%
Crediholding S.A.S	-	-	-	-	1.571.073	1.571.073	34.24%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	-	184.736	1.671.520	36.43%
Treasury Shares	-	-	-	239.640	-	239.640	5.22%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	8.986	193.153	4.21%
Direcciones de Negocio S.A.S.					1	1	0.00%
Total	835.834	1.107.832	563.119	239.640	1.841.875	4.588.300	100.00%

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

December 31, 2019

Share capital
Name of Entity	Preference shares A	Preference shares B	Preference shares C	Treasury Shares	Common Shares	Total	%
Acon Consumer Finance Holdings S de R.L.	835.834	-	-	-	77.079	912.913	19.90%
Crediholding S.A.S	-	-	-	-	1.571.073	1.571.073	34.24%
Lacrot Inversiones 2014 S.L.U.	-	923.665	563.119	-	184.736	1.671.520	36.43%
Treasury Shares	-	-	-	239.640	-	239.640	5.22%
Acon Consumer Finance Holdings II, S.L.	-	184.167	-	-	8,986	193.153	4.21%
Direcciones de Negocio S.A.S.					1	1	0.00%
Total	835.834	1.107.832	563.119	239.640	1.841.875	4.588.300	100.00%

Treasury shares

	December 31, 2020	December 31, 2019
Treasury Shares Reserve	12.837	12.837
(Treasury Shares)	(12.837)	(12.837)
Total	-	-

The CVCS General Shareholders’ Meeting on April 2 of 2014, decided to establish a special reserve in the amount of 12,837 for the reacquisition of 239,640 shares. This reserve is in accordance with Articles 396 and 417 of the Commercial Code.

Reserves

Equity reserves as of December 31, 2020 and December 31, 2019 were comprised of the following:

	December 31, 2020	December 31, 2019
Legal reserve	5.793	5.793
Reserve to repurchased treasury shares	12.837	12.837
Occasional reserves:	21	21
Total Reserves	18.651	18.651

NOTE 25. OTHER COMPREHENSIVE INCOME (OCI)

We present the detail below:

	December 31, 2020	December 31, 2019
Tax	(14.191)	(5.370)
Income tax OCI	(14.191)	(5.370)
Other comprehensive income	48.171	19.096
Shares	1.300	1.798
Financial instruments	46.871	17.298
Financial instruments Forward	(4.046)	(9.526)
Financial instruments Cross Currency Swap	30.523	11.971
Financial instruments Options	(27.200)	5.013
Financial instruments Coupon Only swap	47.594	9.840
Total	33.980	13.726

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 26. REVENUE

Below, is a detail of revenue for the three and nine-months ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Interests	291.203	275.415
Interest expense	(223)	(229)
Subtotal Interests (26.1)	290.980	275.186
Revenue from customer contracts (26.2)	85.550	97.003
	376.530	372.189

26.1	Interest

	December 31, 2020	December 31, 2019
CrediUno interest	71.546	48.898
CrediPóliza interest	6.161	10.417
TuCrédito interest	52.948	53.962
Tigo interest	12.744	9.571
TuCrédito transaction costs	(15.964)	(8.574)
CrediPóliza transaction costs	(304)	(324)
CrediUno transaction costs	(8.895)	(5.818)
TuCrédito fair value	691	987
Sub-total Consumer loans	118.927	109.119
Microcredit interest	12	58
Microcredit loans transaction costs	(2)	(35)
Sub-total Microcredit	10	23
Factoring	35	278
Subtotal Factoring	35	278
CrediUno late payment interest	-	849
CrediPóliza late payment interest	581	669
TuCrédito late payment interest	653	480
Tigo late payment interest	-	345
Consumer loan defaults	1.234	2.343
CrediYa late payment interest	-	92
Microcredit loan defaults	-	92
Financial returns	4.026	5.071
BTG Pactual financial returns	30.428	43.971
Current interests, Free-standing Trust	48.957	46.039
Income from FGA Alliance	23.713	20.640
Other income, Free-standing Trust	1.411	3.435
Write – off	24.642	18.168
Other loan interest	37.597	26.008
Other	170.774	163.332
Total Interests	290.980	275.186

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

26.2	Revenue from customer contracts

	December 31, 2020	December 31, 2019
Administration fee – credit card	59.190	56.221
Collection fees	9.766	15.497
Brokerage Commission	6.402	6.738
Financial Consultancy – Returns from Debtor life insurance	3.517	3.965
Financial Consultancy- Returns Voluntary insurance policies	2.823	3.142
Shared financial consultancy fees	1.909	2.365
Internal commission	1.330	1.464
Certifications	394	676
Returned commission	215	446
Department store income and credit card channels income	4	8
Administration fee - life insurance plus	-	6.480
Microcredit SME’s loan fees	-	1
	85.550	97.003

NOTE 27. OTHER INCOME

At the end of each period, movements corresponded to:

	December 31, 2020	December 31, 2019
Other	1.961	697
Recovery of portfolio written-off	537	705
Recoveries from previous exercises	67	632
Sickness Leave	48	161
Reimbursement of expenses from previous years	43	6
Refund insurance	17	19
Tax refund	5	5
Other income recoveries	-	132
	2.678	2.357

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

NOTE 28. OTHER EXPENSES

At the end of each period, movements corresponded to:

	December 31, 2020	December 31, 2019
Fees	19.680	25.350
Taxes	11.157	9.654
Temporary Services	9.195	3.754
Operating leases	3.943	4.464
Technical assistance	3.815	8.640
Electronic data processing	3.430	2.168
Commissions	2.991	2.677
Publicity and advertising	2.751	2.499
Transport	2.565	2.000
Public services	1.998	4.537
Returns to investors	1.537	1.590
Consultation with Credit Bureau	1.303	2.235
Cost of representation	961	1.604
Travel expenses	910	820
Remodeling of facilities	832	727
Publications and subscriptions	485	514
Office supplies	451	802
Concierge and security services	324	880
Fines, penalties and awards	196	565
Maintenance	126	453
Insurance	120	590
Legal expense	89	295
Donations	12	32
Other	7	22
	68.878	76.872

NOTE 29. NET FINANCIAL INCOME

Below is the detail of financial (net) costs, for the periods for three and nine months ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Financial performances	3.535	478
Financial income	2.678	2.357
Exchange rate differences	4.041	412
Total Financial Income	10.254	3.247

Forwards valuation	6.971	(4.240)
Total Financial Expense	6.971	(4.240)
Net Financial Income (expense)	17.225	(993)

29.1 During the first months of 2020 due to the issuance of the 8.875% Bonds due 2025, there was a high liquidity balance that was invested in financial institutions to obtain a return.

29.2 It mainly corresponds to charges for the Bizagi platform administration of $1,753, and portfolio recovery written off $537.

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

29.3 Corresponds to the change in the exchange rate of derivative financial instruments and re-expression of balance sheet accounts in USD, such as bank accounts, investments and accounts payable.

29.4 Corresponds to the net result generated by the liquidation of derivative financial instruments as a result of repurchases of the 8.875% Bonds due 2025.

NOTE 30. CONTINGENT ASSETS AND CONTINGENT LIABILITIES

a. Commitments

Credit commitments

In the course of ordinary business, Credivalores provides loan portfolio as guarantees to its funding sources, in which it irrevocably agrees to pay them in the event the client is unable to meet its obligations, with the same credit risk for loan portfolios.

Loan extension commitments represent unused portions of authorizations to extend credits as loans. With regard to the credit risk on commitments to extend lines of credit, Credivalores is potentially exposed to losses in an amount equal to the total unused commitments, if the unused amount were to be withdrawn in its totality; However, the amount of the loss is less than the total amount of the unused commitments because the majority of loan extension commitments are contingent once the client can maintain specific credit rating standards. Credivalores monitors the maturity dates of those credit limit commitments because long-term commitments have a higher credit risk than short-term commitments.

The following is a breakdown of unused lines of credit commitments and guarantees at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2018
Unpaid approved credits	385.960	495.551

NOTE 31. RELATED PARTIES

The Company’s Board of Directors and Senior Management, in their role as governing bodies, are fully aware of the responsibility related to managing the various risks to which the Company is exposed; likewise, they are fully aware of the Company’s processes and business structure so as to be able to provide support and adequate monitoring and follow-up.

The Company’s related parties are as follows:

1.	Shareholders with interests, a controlling stake or a joint stake of the Company, or significant influence over Credivalores.

2.	Members of the Board of Directors: Members of the Board of Directors (principals and alternates, along with their related parts).

3.	Key management personnel includes the Company CEO and other C-level Officers, who are those who participate in the planning, direction and control of the Company.

4.	Affiliates: Companies in which Credivalores has significant influence, which is generally considered to be a share between 20% and 50% of their capital.

The most representative balances as of December 31, 2020 and December 31, 2019 with related parties are included in the following charts, with headings for definitions of the related parties recorded in the previous sections.

	December 31, 2020		December 31, 2019
	Shareholders	Members of the Board of Directors (a)	Shareholders	Members of the Board of Directors (a)
Accounts receivable	1.815	-	1.815	-
Accounts payable	-	93	-	78
Operating expenses	-	286	-	186

CREDIVALORES CREDISERVICIOS S. A.
DISCLOSURES TO THE FINANCIAL STATEMENTS
ENDED DECEMBER 31, 2020 AND 2019

(Stated in millions of Colombian pesos)

Compensation received by key management personnel is comprised of the following:

	December 31,
Item	2020	2019
Salaries	2.977	3.870
Short-term employee benefits	947	957
Total	3.924	4.827

a.	Members of the Board of Directors (principals and alternates, along with their related parts) as of December 31, 2020:

Directors

No.	Director	Alternate
1	José Miguel Knoell Ferrada	Mathias Boccia Cristiano
2	Juan Carlos Restrepo Acuña	Liliana Arango Salazar
3	Lorena Margarita Cárdenas Costas	Diana Esperanza Montero
4	Rony Doron Seinjet	Andrea Cañón Rincon
5	Maria Marcela Caicedo Pachón	Vacant
6	Adrián Gustavo Ferrado	Carlos Manuel Ramón
7	Juan Camilo Ocampo Lalinde	Maria Patricia Moreno

Legal Representatives

No.	Representative
Manager	Eliana Andrea Erazo Restrepo
Alternate	Liliana Arango Salazar

NOTE 32. SUBSECUENT EVENTS

There are no subsequent facts that occurred after December 31, 2020 and after the filing of these financial statements that could significantly affect the Company’s results and assets.

The financial statements were approved by the shareholder’s general assembly on March 31, 2021.

Credivalores – Crediservicios S.A.

Offer to Exchange any and all of its outstanding 8.875% Senior Notes due 2025 for its Senior Secured Step-up Notes

Solicitation of Consents to Proposed Amendments to Related Indenture

Disclosure Statement for Solicitation of Votes on a Prepackaged Plan of Reorganization

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

March 7, 2024

Dealer Manager

BCP Securities, Inc.